Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. THIS RESTRUCTURING SUPPORT AGREEMENT IS CONFIDENTIAL AND IS SUBJECT TO THE CONFIDENTIALITY AGREEMENTS ENTERED INTO AND BY THE RECIPIENTS OF THIS RESTRUCTURING SUPPORT AGREEMENT AND THE COMPANY ENTITIES, AND MAY NOT BE SHARED WITH ANY THIRD PARTY OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENTS. NO NON-EXECUTED DRAFT OF THIS RESTRUCTURING SUPPORT AGREEMENT WILL BE CONTAINED IN ANY CLEANSING MATERIALS IN CONNECTION WITH ANY SUCH CONFIDENTIALITY AGREEMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated August 20, 2025, is entered into by and among:

(a)    ModivCare Inc. (“ModivCare”) and certain of its direct and indirect subsidiaries listed on Annex 1 to the Restructuring Term Sheet (as defined below) (collectively, the “Company Entities” and, each, a “Company Entity”);

(b)    the undersigned holders of approximately $805 million in aggregate principal amount outstanding of first lien loans pursuant to that certain Credit Agreement, dated as of February 3, 2022 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, including by that certain Amendment No. 5 to the Credit Agreement, dated as of January 9, 2025, the “First Lien Credit Agreement”), by and among ModivCare, as borrower, certain subsidiaries of ModivCare, as guarantors, the lenders party thereto (whether or not party to this Agreement, the “First Lien Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (the “First Lien Agent”), comprising: (i) $325,000,000 of outstanding revolving loans and LC Exposure (the “First Lien RCF”); (ii) $78,750,000 in unpaid principal amount of term loans, plus accrued and unpaid interest, fees, costs, and expenses due January 2026 (the “First Lien Incremental”); and (iii) $522,239,938 in unpaid principal amount of term loans, plus accrued and unpaid interest, fees, costs, and expenses due July 2031 (the “First Lien Term Loans”), and all Claims relating to the First Lien RCF (the “First Lien RCF Claims”), the First Lien Incremental (the “First Lien Incremental Claims”), and the First Lien Term Loans (the “First Lien Term Loan Claims,” together with the First Lien RCF Claims and the First Lien Incremental Claims, the “First Lien Claims,” and such undersigned holders of First Lien Claims, solely in their capacity as First Lien Lenders, the “Initial Consenting First Lien Lenders” and, together with any First Lien Lender that subsequently becomes a party to this Agreement solely in its capacity as First Lien Lender, the “Consenting First Lien Lenders”);

(c)    the undersigned holders of approximately $223 million in aggregate principal amount of second lien notes outstanding under that certain Second Lien Senior Secured PIK Toggle Notes Indenture, dated as of February 25, 2025 (“Second Lien Indenture”), by and between ModivCare, as issuer, certain subsidiaries of ModivCare, as guarantors, and Ankura Trust Company, LLC, as trustee (the “Second Lien Trustee”), governing ModivCare’s $316,223,250 aggregate principal amount of Second Lien Senior Secured PIK Toggle Notes due 2029 (the “Second Lien Notes”), plus accrued and unpaid interest, fees, costs, and expenses, and all Claims relating to the Second Lien Notes (the “Second Lien Claims”, and such undersigned holders of the Second Lien Claims, solely in their capacity as Second Lien Noteholders, the “Initial Consenting Second Lien Noteholders” and, together with any Second Lien Noteholder that subsequently becomes a party to this Agreement solely in its capacity as Second Lien Noteholder, the “Consenting Second Lien Noteholders” and, the Consenting Second Lien Noteholders together with the Consenting First Lien Lenders, the “Consenting Creditors”).

The Company Entities and each of the Consenting Creditors, and any subsequent Person that becomes a party hereto in accordance with the terms hereof are collectively referred to herein as the “Parties” and each, individually, as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet. The Restructuring Term Sheet is hereby incorporated by reference and made part of this Agreement as if fully set forth herein.

RECITALS

WHEREAS, the Parties have negotiated in good faith at arm’s-length and agreed to enter into certain restructuring and recapitalization transactions with respect to the Company Entities’ capital structure on the terms set forth in this Agreement and in the term sheet attached hereto as Exhibit A (the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, and related transactions or steps to be taken in connection therewith, the “Restructuring”);

WHEREAS, the Company Entities intend to implement the Restructuring through commencement by the Company Entities of voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code in the Bankruptcy Court;

WHEREAS, as of the date hereof, the Initial Consenting First Lien Lenders, in the aggregate, hold, own, or control approximately 90% of the aggregate outstanding principal amount of First Lien Claims;

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WHEREAS, as of the date hereof, the Initial Consenting Second Lien Noteholders, in the aggregate, hold, own, or control approximately 70% of the aggregate outstanding principal amount of Second Lien Claims;

WHEREAS, the Parties have agreed to support the Restructuring subject to and in accordance with the terms of this Agreement and desire to work together to complete the negotiation of the terms of the documents and each of the actions necessary or desirable to effectuate the Restructuring in accordance with the terms in this Agreement and the Restructuring Term Sheet; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, on a several but not joint basis, agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“Agreement” has the meaning set forth in the preamble to this Agreement (for the avoidance of doubt, this “Agreement” includes all of the exhibits, including the Restructuring Term Sheet).

“Alternative Restructuring” means any reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of all or any material portion of assets, financing (debt or equity), plan proposal, recapitalization, restructuring of the Company Entities, or other transaction of similar effect, other than the Restructuring; provided that any Alternative Restructuring that is implemented pursuant to a valid amendment of this Agreement shall not be an Alternative Restructuring.

“Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid or recover a transfer of property or an obligation incurred by the Company Entities arising under chapter 5 of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code and applicable non-bankruptcy law.

“Backstop Parties” has the meaning set forth in the Restructuring Term Sheet.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any local rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

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“Business Day” means any day, other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

“Cash” means the legal tender of the United States of America.

“Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, proceeding demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), choate, inchoate, reduced to judgment or otherwise whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). Causes of Action also includes: (i) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (ii) the right to object to Claims against, or Interests in, a Company Entity; (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (iv) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (v) any state law fraudulent transfer claim; and (vi) any Avoidance Actions.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Company Entities’ Advisors” means Company Entities’ Counsel, Moelis & Company LLC, and FTI Consulting, Inc.

“Company Entities’ Counsel” means Latham & Watkins LLP, as legal advisors to the Company Entities.

“Company Entity” or “Company Entities” has the meaning set forth in the preamble to this Agreement.

“Company Entity Termination Event” has the meaning set forth in Section 7.04.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information, in connection with a potential Restructuring, and between any Company Entity and any Consenting Creditor, First Lien Agent and Consenting Creditor Advisors, or any holder of any Claims or Interests against the Company Entities.

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“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code (if previously approved) and (ii) confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, and if not previously approved, approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code.

“Consenting Claims” means all Claims against any Company Entity held by or on behalf of or in the control of Consenting Creditors from time to time.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting First Lien Lender Termination Event” has the meaning set forth in Section 7.02.

“Consenting First Lien Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Second Lien Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Second Lien Noteholder Termination Event” has the meaning set forth in Section 7.03.

“Definitive Documents” means, each consistent with this Agreement: (i) the Plan and the Plan Supplement; (ii) the Disclosure Statement, the Solicitation Materials, and any motion seeking approval of, and any notices related to, the foregoing; (iii) the Solicitation Procedures Order; (iv) the Confirmation Order; (v) the DIP Documents; (vi) the First Day Pleadings and the First Day Orders; (vii) the New Common Interest Documents, and (viii) any other agreement, document, instrument, pleading and/or order entered or entered into, or utilized, in connection with or to implement the Restructuring (together with any exhibit, amendment, modification or supplement thereto); provided that, notwithstanding any Definitive Documents listed herein, any monthly or quarterly operating reports, retention applications, fee applications, fee statements, and declarations in support thereof or related thereto shall not constitute Definitive Documents under this Agreement.

“DIP Backstop Commitment Letters” means those certain backstop commitment letters to be entered into by the Company Entities and the Backstop Parties, which shall be in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities and consistent with the DIP Facility Term Sheet.

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“DIP Credit Agreement” means that certain Superpriority Secured Debtor-in-Possession Credit Agreement to be entered by and among ModivCare, as borrower, the guarantors party thereto, the administrative agent and the collateral agent, and lenders party thereto (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms) in respect of the DIP Facility, in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities and consistent with the DIP Facility Term Sheet.

“DIP Documents” means the DIP Credit Agreement, the other “Credit Documents” as defined in the DIP Credit Agreement, the DIP Backstop Commitment Letters, the DIP Motion, the DIP Orders, and any other agreement, document and/or instrument entered or entered into in connection with any of the foregoing, each in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities.

“DIP Facility” means a secured, multi-draw, first lien debtor-in-possession financing facility in the aggregate principal amount not to exceed $100 million under the DIP Credit Agreement and subject to the terms and conditions thereof and under the DIP Documents.

“DIP Facility Term Sheet” means the term sheet attached as Annex 2 to the Restructuring Term Sheet describing the material terms of the DIP Facility in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities.

“DIP Motion” means the motion seeking approval by the Bankruptcy Court of the DIP Facility and entry of the DIP Orders, including any declarations, notices, exhibits and/or annexes thereto (as amended, modified or supplemented from time to time) in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means the disclosure statement in respect of the Plan, in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities, including all exhibits, schedules, supplements, modifications, amendments, annexes and attachments thereto, as approved or ratified by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Effective Date” means, with respect to the Plan, the date that is a Business Day on which all conditions precedent to the effectiveness or consummation of the Plan have been satisfied or waived in accordance with the terms of the Plan and this Agreement.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Rights Offering” has the meaning set forth in the Restructuring Term Sheet.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiduciary Out Determination” means the board of directors, board of managers, or such similar governing body (including any special committee) of any Company Entity reasonably determines in good faith after consultation with outside counsel that proceeding with the Restructuring, any part thereof, or any of the Company Entities’ obligations hereunder, would be inconsistent with the exercise of its fiduciary duties under applicable law.

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“Final DIP Order” means the order entered by the Bankruptcy Court authorizing the Company Entities to enter into the DIP Credit Agreement and approving, among other things, the DIP Facility and the Company Entities’ use of Cash Collateral (as defined in the DIP Orders), and the parties’ rights with respect thereto on a final basis (as may be amended, supplemented or modified from time to time), which shall be in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities.

“Final Order” means as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which (i) has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, reconsideration or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, reconsideration or rehearing has been timely taken, or (ii) as to which any appeal that has been taken or any petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, reconsideration or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

“First Day Orders” means any interim or final order of the Bankruptcy Court granting the relief requested in the First Day Pleadings (as may be amended, supplemented or modified from time to time).

“First Day Pleadings” means all material motions, applications, notices and/or other pleadings that the Company Entities file or propose to file in connection with the commencement of the Chapter 11 Cases and all orders sought thereby (any of the foregoing as amended, supplemented or modified from time to time), including the First Day Orders.

“First Lien Agent and Consenting Creditor Advisors” means, collectively, Paul Hastings LLP and Lazard Freres & Co. LLC as, respectively, legal advisor, financial advisor, and investment banker, to the First Lien Agent acting at the direction of the Consenting Creditors.

“First Lien Agent” has the meaning set forth in the preamble to this Agreement and any successor thereto.

“First Lien Agent and Consenting Creditor Counsel” means Paul Hastings LLP.

“First Lien Claims” has the meaning set forth in the preamble to this Agreement.

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“First Lien Credit Agreement” has the meaning set forth in the preamble to this Agreement.

“First Lien Credit Documents” means the First Lien Credit Agreement together with all other related documents, instruments, and agreements, in each case, as supplemented, amended, restated, amended and restated, or otherwise modified from time to time.

“First Lien Incremental” has the meaning set forth in the preamble to this Agreement.

“First Lien Incremental Claims” has the meaning set forth in the preamble to this Agreement.

“First Lien Lenders” has the meaning set forth in the preamble to this Agreement.

“First Lien RCF” has the meaning set forth in the preamble to this Agreement.

“First Lien RCF Claims” has the meaning set forth in the preamble to this Agreement.

“First Lien Term Loans” has the meaning set forth in the preamble to this Agreement.

“First Lien Term Loan Claims” has the meaning set forth in the preamble to this Agreement.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Initial Consenting First Lien Lenders” has the meaning set forth in the preamble to this Agreement.

“Initial Consenting Second Lien Noteholders” has the meaning set forth in the preamble to this Agreement.

“Interests” means any equity interest in a Company Entity, including all ordinary shares, units, common stock, preferred stock, membership interest, partnership interest, or other instruments evidencing an ownership interest, or equity security (as defined in section 101(16) of the Bankruptcy Code) in any of the Company Entities, whether or not transferable, and any option, warrant or right, contractual or otherwise, including equity-based employee incentives, grants, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units, incentive awards, or other instruments issued to employees of the Company Entities, to acquire any such interests in a Company Entity that existed immediately before the Effective Date (in each case whether or not arising under or in connection with any employment agreement); provided that the foregoing shall not apply to any entitlement to participate in or receive any Interests of the Reorganized Company Entities on or following the Effective Date.

“Interim DIP Order” means the order, in the form attached hereto as Exhibit D, entered by the Bankruptcy Court authorizing the Company Entities to enter into the DIP Credit Agreement and approving, among other things, the DIP Backstop Commitment Letters, the DIP Facility, the DIP Commitments, the DIP Loans (as each term is defined therein), the Company Entities’ use of Cash Collateral, and the parties’ rights with respect thereto on an interim basis (as may be amended, supplemented or modified from time to time), which shall be in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities.

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“Joinder Agreement” has the meaning set forth in Section 4.02.

“Loaned Claims” has the meaning set forth in Section 10.02(b).

“Milestones” means the “Milestones” set forth in Exhibit C hereto (as may be amended, modified, or supplemented in accordance with the terms of this Agreement).

“ModivCare” has the meaning set forth in the preamble to this Agreement.

“New Common Interests” means a single class of new common equity interests of Reorganized Parent to be issued (i) on the Effective Date or (ii) as otherwise permitted pursuant to the Plan, the New Corporate Governance Documents and the New Common Interests Documents.

“New Common Interests Documents” means any and all documents required to implement, issue, or distribute the New Common Interests.

“New Corporate Governance Documents” means all documents, agreements, and disclosures concerning, or relating to the formation, capitalization, administration or governance of, the Reorganized Company Entities, any of their respective subsidiaries, which may include any form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, shareholders’ agreement, trust agreement, and such other applicable formation, capitalization, organizational, administrative, and governance document, which shall be in form and substance acceptable to the Required Consenting First Lien Lenders.

“Notice Period” has the meaning set forth in Section 7.01(b).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” has the meaning set forth in Section 4.02(b).

“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit, or other Entity.

“Petition Date” means the date on which the Company Entities commence the Chapter 11 Cases by filing petitions with the Bankruptcy Court.

“Plan” means the Company Entities’ prearranged joint chapter 11 plan of reorganization including all appendices, exhibits, schedules, and supplements thereto (including any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Plan and this Agreement, which shall incorporate the terms of, and shall be consistent with, this Agreement (including the Restructuring Term Sheet) and shall be in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities.

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“Plan Supplement” means any supplemental appendix to the Plan, in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities, containing certain documents and forms of documents, schedules, and exhibits relevant to the implementation of the Plan, as may be amended modified or supplemented from time to time in accordance with the terms of the Plan and this Agreement, and the Bankruptcy Code and the Bankruptcy Rules, which shall include, but shall not be limited to: (i) the New Corporate Governance Documents; (ii) the New Common Interests Documents; (iii) the Exit Facilities; (iv)  the schedule of rejected contracts; and (v) any disclosures required under section 1129(a)(5) of the Bankruptcy Code (including, to the extent known and determined, a document disclosing the identity of the directors and officers of the Reorganized Company Entities).

“Prepetition Funded Debt Documents” means, collectively, the First Lien Credit Documents, and the Second Lien Notes Documents, and the Unsecured Notes Indenture.

“Qualified Marketmaker” means an Entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Consenting Claims (including debt securities or other debt), or enter with customers into long and/or short positions in Consenting Claims (including debt securities or other debt), in its capacity as a dealer or market maker in such Consenting Claims (including debt securities or other debt) and (ii) is in fact regularly in the business of making a market in claims, interest, or securities of issuers or borrowers.

“Qualified Marketmaker Joinder Date” has the meaning set forth in Section 4.02(c).

“Reorganized Company Entities” means a Company Entity, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Parent.

“Reorganized Parent” means from and after the Effective Date, ModivCare or such other Entity, as may be determined by the Company Entities and the Required Consenting First Lien Lenders, to be the Company Entities’ new corporate parent, as reorganized pursuant to the Plan or as otherwise agreed between the Company Entities and the Required Consenting First Lien Lenders.

“Required Consenting Creditors” means, collectively, the Required Consenting First Lien Lenders and the Required Consenting Second Lien Noteholders.

“Required Consenting First Lien Lenders” means, as of any date of determination, the Consenting First Lien Lenders holding at least 50.1% in aggregate principal amount outstanding of the First Lien Claims held, beneficially owned, or managed by all of the Consenting First Lien Lenders as of such date.

“Required Consenting Second Lien Noteholders” means, as of any date of determination, the Consenting Second Lien Noteholders holding at least 50.1% in aggregate principal amount outstanding of the Second Lien Claims held, beneficially owned, or managed by all of the Consenting Second Lien Noteholders as of such date.

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“Restructuring” has the meaning set forth in the recitals to this Agreement.

“Restructuring Fees and Expenses” means all reasonable and documented fees, costs, and expenses of each of the First Lien Agent and Consenting Creditor Advisors (including First Lien Agent and Consenting Creditor Counsel), in each case: (a) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement, the Plan, the other Definitive Documents, the Restructuring, and the transactions contemplated hereby and thereby; and (b) as otherwise provided under the First Lien Credit Documents, or engagement letters or fee reimbursement letters entered into between the applicable Company Entities, on the one hand, and any First Lien Agent and Consenting Creditor Advisor, on the other hand, with respect to the fees, costs, and expenses of any First Lien Agent and Consenting Creditor Advisor.

“Restructuring Proceeding” means, other than the Chapter 11 Cases or any other action or proceeding taken in furtherance of or in connection with the Restructuring with the consent of the Company Entities and the Required Consenting First Lien Lenders, the appointment of an administrator, liquidator, provisional liquidator, bankruptcy or proposal trustee, receiver, administrative receiver, or similar officer in respect of any Company Entity or any subsidiary of any Company Entity, or the winding up, liquidation, provisional liquidation, dissolution, administration, reorganization, composition, compromise, or arrangement of or with any Company Entity or any subsidiary of any Company Entity, or any equivalent or analogous appointment or proceedings under the law of any other jurisdiction.

“Restructuring Term Sheet” means the restructuring term sheet, attached hereto as Exhibit A and incorporated herein as if fully set forth herein (including any schedules, annexes and exhibit attached thereto, each as may be modified in accordance with the terms of this Agreement), which shall be in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities.

“SEC” has the meaning set forth in Section 10.01(c).

“Second Lien Claims” has the meaning set forth in the preamble to this Agreement.

“Second Lien Indenture” has the meaning set forth in the preamble to this Agreement.

“Second Lien Notes” has the meaning set forth in the preamble to this Agreement.

“Second Lien Noteholders” means the holders of the Second Lien Notes.

“Second Lien Notes Documents” means the Second Lien Indenture together with all other related documents, instruments, and agreements, in each case, as supplemented, amended, restated, amended and restated, or otherwise modified from time to time.

“Second Lien Trustee” has the meaning set forth in the preamble to this Agreement.

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“Securities Act” means the U.S. Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and any rules and regulations promulgated thereby.

“Solicitation” means the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

“Solicitation Materials” means any materials used in connection with the solicitation of votes on the Plan, including the Disclosure Statement and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Plan pursuant to the Solicitation Procedures Order, each of which shall be in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities.

“Solicitation Procedures Order” means the order of the Bankruptcy Court approving the Solicitation procedures and scheduling the Confirmation Hearing, which shall be in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities.

“Support Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered by (i) the Company Entities, (ii) each of the Initial Consenting First Lien Lenders so long as they collectively hold at least 66.67% of the aggregate outstanding principal amount of First Lien Claims, and (iii) each of the Initial Consenting Second Lien Noteholders so long as they collectively hold at least 66.67% of the aggregate outstanding principal amount of Second Lien Claims.

“Support Period” means the period commencing on the Support Effective Date and ending on the Termination Date, and in the case that the Termination Date is the Effective Date, the Support Period shall include the Termination Date.

“Termination Date” means the date on which termination of this Agreement is effective as to a Party in accordance with Article 7 of this Agreement.

“Transfer” has the meaning set forth in Section 4.02.

“Unsecured Notes” means the notes issued under the Unsecured Notes Indenture.

“Unsecured Notes Indenture” means that certain Senior Notes Indenture, dated as of August 24, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and between ModivCare, as issuer, and Wilmington Saving Fund Society, FSB, as trustee, governing ModivCare’s $228,835,000 aggregate principal amount of 5.00% Senior Notes due 2029.

2.       Passage of Time. With respect to any Milestone or other reference of time herein, if the last day of such period falls on a Saturday, Sunday, or a “legal holiday,” as defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure, such Milestone or other reference of time shall be extended to the next such day that is not a Saturday, Sunday, or a “legal holiday,” as defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure; provided, for the avoidance of doubt, that any Milestone with respect to a hearing date shall be subject to the Bankruptcy Court’s availability.

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3.	Restructuring.

Section 3.01    Confirmation of the Plan. Subject to the terms of this Agreement, the Parties will use their commercially reasonable efforts to obtain confirmation of the Plan as soon as reasonably practicable after the Petition Date, and by no later than the applicable Milestone, in accordance with the Bankruptcy Code and on terms consistent with this Agreement. Each Party shall use its commercially reasonable efforts to cooperate fully and coordinate amongst each other and with the Company Entities in connection therewith. Further, each of the Parties shall take such action (including executing and delivering any other agreements) as may be reasonably necessary or as may be required by order of the Bankruptcy Court, to carry out the purpose and intent of this Agreement (including to provide any information reasonably necessary, or information requested from federal, state, or local regulators, to obtain required regulatory approvals necessary for confirmation of the Plan or consummation of the Restructuring).

Section 3.02    Definitive Documents. The documents related to or otherwise utilized to implement or effectuate the Restructuring shall include, among others, the Definitive Documents, each of which shall be consistent in all respects with the terms and conditions of this Agreement, including the Restructuring Term Sheet, and, in each case, shall be in form and substance acceptable to the Parties that have consent rights with respect to the applicable Definitive Documents.

4.	Agreements of the Consenting Creditors.

Section 4.01    Support. Subject to the terms of this Agreement and the applicable Definitive Documents, each Consenting Creditor, with respect to each of its respective Consenting Claims, hereby covenants and agrees, severally and not jointly, during the Support Period, that it shall:

(a)    timely vote or cause to be voted, following commencement of the Solicitation and by the applicable deadline set forth in the Solicitation Materials, all of its Claims (or Claims under its control), including all Claims that are impaired under the Plan, to accept the Plan and not change or withdraw (or cause to be changed or withdrawn) any such vote; provided that each Consenting Creditor, effective immediately upon written notice to the Company Entities (with email among counsel being sufficient), may withhold, change, or withdraw (or cause to be withheld, changed, or withdrawn) its vote (and, upon such withdrawal be deemed void ab initio) at any time following termination of this Agreement in accordance with its terms with respect to such Consenting Creditor, other than on account of a breach by such Consenting Creditor;

(b)    (i) consent, and to be deemed to have consented, to the incurrence of the DIP Facility on the terms set forth in the DIP Facility Term Sheet and the DIP Documents; (ii) consent, and, if necessary, direct any administrative agent, collateral agent, or indenture trustee (as applicable) to consent, to the Company Entities’ use of their Cash Collateral pursuant to the DIP Orders; and (iii) if necessary, give any notice, order, instruction, or direction to the applicable administrative agent, collateral agent, or indenture trustee necessary to give effect to the foregoing;

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(c)    give any notice, order, instruction, or direction to the applicable administrative agent, collateral agent, or indenture trustee necessary to give effect to the Restructuring;

(d)    not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement or the Plan, and if any applicable administrative agent or collateral agent takes any action inconsistent with such Consenting Creditor’s obligations under this Agreement or the Plan, such Consenting Creditor will use its reasonable efforts to direct such administrative agent, collateral agent, or indenture trustee to cease, desist, and refrain from taking any such action, and to take such action as may be necessary to effect the Restructuring;

(e)    act in good faith to negotiate, complete, enter into, execute, effectuate, and implement the Definitive Documents (as applicable) and any other necessary filings, documents, pleadings, agreements, contracts and requests for regulatory approvals to which it is a party within the timeframes contemplated herein;

(f)    act in good faith to support, not object to, and take all reasonable actions (to the extent practicable and consistent with the terms of this Agreement and/or the Definitive Documents) reasonably necessary or reasonably requested by the Company Entities to facilitate the Solicitation, approval of and entry of orders regarding the Definitive Documents, and confirmation and consummation of the Plan and the Restructuring contemplated herein;

(g)    if applicable, use commercially reasonable efforts to obtain, or assist the Company Entities in obtaining, any and all required governmental, regulatory and/or third-party approvals to effectuate the Restructuring on the terms contemplated by this Agreement, including the Restructuring Term Sheet, and the Plan;

(h)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Company Entities and the other Consenting Creditors in good faith with respect to additional or alternative provisions to address any such legal or structuring impediment to the Restructuring;

(i)    with respect to the Consenting First Lien Lenders that are Backstop Parties, fund the DIP Facility in accordance with the DIP Documents and the other Definitive Documents;

(j)    to the extent it is permitted to elect whether to (i) opt out of the releases set forth in the Plan, or (ii) if the Bankruptcy Court requires opting in to give effect to the releases set forth in the Plan, not elect to opt out of, or elect to opt in to (as applicable), the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(k)    provide, within two (2) Business Days of the Support Effective Date, its current holdings of Claims to the Company Entities’ Advisors, provided, that such information will be held on a confidential basis by the Company Entities and the Company Entities’ Advisors;

(l)    immediately notify each of the other Parties hereto of any breach of which such Consenting Creditor has knowledge in respect of any of its or another Consenting Creditor’s obligations, representations, warranties, or covenants set forth in this Agreement by furnishing written notice to the other Parties within two (2) Business Days of knowledge of such breach; and

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(m)    not directly or indirectly:

(i)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring;

(ii)    propose, file, support, or vote for any Alternative Restructuring;

(iii)    seek to modify the Definitive Documents, in whole or in part, in a manner that is not consistent with this Agreement and the Restructuring Term Sheet;

(iv)    exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any of its or any other Person’s Claims or Interest against the Company Entities other than in accordance with this Agreement and the Definitive Documents;

(v)    file any motion, objection, pleading, or other document with the Bankruptcy Court or any other court that, in whole or in part, is not consistent with this Agreement and the Restructuring Term Sheet (nor directly or indirectly cause or instruct any other Person to make such a filing);

(vi)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Definitive Documents, or the Restructuring contemplated herein against the Company Entities or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement (nor directly or indirectly cause or instruct any other Person to initiate such litigation or proceeding);

(vii)    object to, delay, impede, or take any other action to interfere with the Company Entities’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code (nor directly or indirectly cause or instruct any other Person to take such action); or

(viii)    exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any of its or any other Person’s Claims or Interests other than in accordance with this Agreement and the Definitive Documents (nor directly or indirectly cause or instruct any other Person to take or exercise such right or remedy).

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Section 4.02    Transfers.

(a)    Each Consenting Creditor agrees that, during the Support Period, it shall not sell, assign, loan, issue, pledge, hypothecate, transfer, participate, or otherwise dispose of (“Transfer”), directly or indirectly, in whole or in part, any Claims against or Interest in the Company Entities, option thereon, or right or interest therein (including any beneficial ownership as defined in Rule 13d-3 under the Exchange Act, or by granting any proxies, depositing any Claims or Interest into a voting trust or entering into a voting agreement with respect to such Claims), and any purported Transfer shall be void ab initio and without effect unless the transferee thereof either:

(i)    is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Claims and/or Interests transferred) to Company Entities’ Counsel and the First Lien Agent and Consenting Creditor Counsel within three (3) Business Days following the consummation of such Transfer; or

(ii)    before such Transfer, agrees in writing for the benefit of the Parties to become, effective upon the consummation of such Transfer, a Consenting Creditor for all purposes hereunder and to be bound by all of the terms of this Agreement applicable to a Consenting Creditor (including with respect to any and all Claims against and Interests in the Company Entities it already may hold before such Transfer) by executing a joinder agreement in the form attached hereto as Exhibit B (a “Joinder Agreement”) and delivering an executed copy of such Joinder Agreement to Company Entities’ Counsel and the First Lien Agent and Consenting Creditor Counsel within one (1) Business Day of the consummation of such Transfer. Upon compliance with the foregoing, the transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Each Consenting Creditor agrees that any Transfer of any Claim against the Company Entities that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer.

(b)    Notwithstanding anything to the contrary in this Agreement, a Consenting Creditor may Transfer Claims against the Company Entities to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become an Entity identified in Section 4.02(a) hereof (a “Permitted Transferee”); provided that (i) any such Qualified Marketmaker may only subsequently Transfer the right, title or interest to such Claims to a transferee that is or becomes a Permitted Transferee at the time of such Transfer, (ii) any transferee satisfies Section 4.02(a) of this Agreement, (iii) such transferor shall be solely responsible for the Qualified Marketmaker’s failure to comply with the requirements of this Section 4.02(b), and (iv) the Transfer documentation between such Consenting Creditor and such Qualified Marketmaker shall contain a covenant providing for the requirements of this Section 4.02(b). To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in the Claims against or Interest in the Company Entities that the Qualified Marketmaker acquires from a holder of the such Claims or Interest who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee.

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(c)    If at the time of a proposed Transfer of any Claims against the Company Entities to a Qualified Marketmaker, such Claims: (i) may be voted or consent solicited with respect to the Restructuring, then the proposed transferor must first vote or consent such Claims in accordance with Section 4.01, or (ii) have not yet been and may yet be voted or consent solicited with respect to the Plan and/or the Restructuring and such Qualified Marketmaker does not Transfer such Claims to a Permitted Transferee before the third (3rd) Business Day before the expiration of an applicable voting or consent deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation between the applicable Consenting Creditor and such Qualified Marketmaker shall provide that such Qualified Marketmaker shall), on the first Business Day immediately after the Qualified Marketmaker Joinder Date, become a Consenting Creditor with respect to such Claims in accordance with the terms hereof; provided, further, that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Creditor with respect to such Claim at such time as such Claim has been Transferred by such Qualified Marketmaker to a transferee that is a Permitted Transferee in accordance with this Agreement.

Section 4.03    Additional Claims. This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Claims or Transferring Claims in accordance with this Article 4, and each Consenting Creditor agrees that to the extent any Consenting Creditor (i) acquires additional Claims against the Company Entities entitled to vote on the Plan or (ii) Transfers any Claims against the Company Entities in accordance with this Article 4, then, in each case, each such Consenting Creditor shall promptly notify Company Entities’ Counsel and the First Lien Agent and Consenting Creditor Counsel, and each such Consenting Creditor hereby agrees that such additional Claims shall be subject to this Agreement, and that, for the duration of the Support Period, it shall vote (or cause to be voted) any such additional Claims to accept the Plan and not change or withdraw (or cause to be changed or withdrawn) any such vote.

Section 4.04    The covenants and agreements of the Consenting Creditors in this Article 4 are several and not joint.

Section 4.05    The Company Entities understand that the Consenting Creditors are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, each Company Entity acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Creditors that manage and/or supervise each Consenting Creditor’s investment in or Claim against the Company Entities and shall not apply to any other trading desk or business group of the Consenting Creditor, so long as it is not acting at the direction or for the benefit of such Consenting Creditor or unless it becomes party hereto. It is further understood and agreed that the covenants, representations, and warranties in this Agreement by a Consenting Creditor that is the nominee, investment advisor, sub-advisor, or manager to funds and/or accounts that hold or beneficially hold Claims are made with respect to, and on behalf of, such funds and/or managed accounts and not such nominee, investment advisor, or manager in its individual capacity or any other affiliate of such nominee, investment advisor, or manager and, if applicable, are made severally (and not jointly) with respect to the funds and/or accounts managed by it.

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Section 4.06    Nothing in this Agreement shall (i) prohibit any Consenting Creditor from taking any action that is not in violation of this Agreement, (ii) prevent any Consenting Creditor from enforcing this Agreement or any Definitive Document or contesting whether any matter, fact or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document, (iii) be construed to limit any Consenting Creditor’s rights under any applicable note, other loan document, instrument, and/or applicable law, including the right to purchase, sell, or enter into any transactions regarding any Claim, subject to the terms hereof and any applicable agreements or law governing such Claim, (iv) constitute a waiver, amendment or modification of any term or provision of the First Lien Credit Agreement or the Second Lien Indenture, (v) constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Entities that secure the obligations under the relevant Claims, (vi) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Entities, or any other party in interest in the Chapter 11 Cases (including any other official committee or the United States Trustee) so long as such consultation does not violate such Consenting Creditor’s support obligations set forth herein, any applicable Confidentiality Agreement, or applicable law, including the Bankruptcy Code, (vii) impair or waive the rights of any Consenting Creditor to assert or raise any objection in any court having jurisdiction over the Company Entities or the Restructuring to the extent such action is consistent with this Agreement, (viii) prohibit any Consenting Creditor from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and any positions advocated in connection therewith are not in violation of this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere, or impede, directly or indirectly, the Restructuring Term Sheet, the Plan or the Restructuring contemplated thereby, (ix) prevent any Consenting Creditor from taking any action that is required by applicable law, (x) require any Consenting Creditor to take any action that is prohibited by applicable law or to waive or forego the benefit of any applicable legal privilege, (xi) require any Consenting Creditor to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Creditor, or (xii) require any Consenting Creditor to fund or commit to fund any additional amounts (other than as agreed in connection with the DIP Facility) without such Consenting Creditor’s written consent.

Section 4.07    Forbearance.

(a)    Subject to any rights or remedies granted to the Consenting Creditors pursuant to this Agreement, the Definitive Documents, including the DIP Documents, or any order of the Bankruptcy Court, during the Support Period, the Consenting Creditors agree to forebear from exercising (and agree to direct any agent or trustee to forbear from exercising) any rights or remedies they may have under the Prepetition Funded Debt Documents (whether under U.S. or non-U.S. law) with respect to any breaches, defaults, events of default or potential defaults by the Company Entities (including any such breaches, defaults, events of default, or potential defaults resulting from any maturities occurring during the Support Period). Each Consenting Creditor agrees that this Agreement constitutes a direction to the First Lien Agent and the Second Lien Trustee to refrain, during the Support Period, from exercising any remedy available or power conferred to the First Lien Agent or Second Lien Trustee against the Company Entities or any subsidiaries or any of their assets except as necessary to effectuate the Restructuring.

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(b)    Except to the extent provided or expressly contemplated under this Agreement or any Definitive Documents, including the DIP Documents, each Consenting Creditor further agrees that if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with any such Consenting Creditor’s obligations under this Section 4.07, such Consenting Creditor shall use commercially reasonable efforts to direct and cause such administrative agent, collateral agent, or indenture trustee (as applicable) to cease and refrain from taking such actions. For the avoidance of doubt, the foregoing forbearance shall not be construed to impair the ability of the Consenting Creditors to take any remedial action, subject to the terms of the Prepetition Funded Debt Documents or otherwise, as applicable, at any time from and after the Termination Date (unless the Termination Date occurs solely as a result of the occurrence of the Effective Date).

5.	Agreements of the Company Entities.

Section 5.01    Subject to the terms of this Agreement (including Section 6.01) and the Definitive Documents, the Company Entities hereby covenant and agree during the Support Period:

(a)    to (i) take any and all actions reasonably necessary to implement and consummate the Restructuring in accordance with the terms and conditions set forth in this Agreement and the Restructuring Term Sheet, and (ii) pursue any necessary or appropriate federal, state, and local regulatory or governmental approvals to enable confirmation of the Plan and consummation of the Restructuring, including approvals from the Bankruptcy Court and/or any Governmental Unit whose approval or consent is determined by the Company Entities and/or the applicable Required Consenting Creditors to be necessary or appropriate to consummate the Restructuring;

(b)    to (i) prepare or cause to be prepared the Definitive Documents (including all relevant motions, applications, orders, agreements and other documents) each of which shall be consistent with this Agreement and shall be in form and substance acceptable to the Required Consenting First Lien Lenders and the Company Entities, (ii) provide draft copies of all material motions, orders, other pleadings, documents and/or applications relating to the Restructuring or that the Company Entities intends to file with the Bankruptcy Court, including the Plan, the Disclosure Statement, any proposed amended version of the Plan or Disclosure Statement, all First Day Pleadings, all First Day Orders, the DIP Documents, any other Definitive Document, and/or any responses or oppositions that the Company Entities intend to file or submit, to the First Lien Agent and Consenting Creditor Counsel, as soon as reasonably practicable before the filing, execution, distribution or use (as applicable) of such document, and consult in good faith with the First Lien Agent and Consenting Creditor Counsel, regarding the form and substance of any of the foregoing documents in advance of such proposed filing, execution, distribution or use (as applicable), but in no event less than two (2) Business Days prior to such filing, execution, distribution or use (as applicable); provided that each such document shall be consistent in all material respects with this Agreement and such other terms and conditions as are acceptable to Required Consenting First Lien Lenders and the Company Entities; provided, further, that the foregoing shall not apply to any retention applications, fee applications, or related declarations hired by the Company Entities’ Advisors;

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(c)    if applicable, to use commercially reasonable efforts to obtain, or assist the Consenting Creditors in obtaining, any and all required governmental, regulatory and/or third-party approvals (including Bankruptcy Court approvals) to effectuate the Restructuring on the terms contemplated by this Agreement and the Plan;

(d)    in connection with the Chapter 11 Cases, to timely file with the Bankruptcy Court a written objection to any motion filed with the Bankruptcy Court by any Entity seeking the entry of an order (i) directing the appointment of an examiner with enlarged powers relating to the operation of the Company Entities’ business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing any of the Chapter 11 Cases, (iv) for relief that (y) is materially inconsistent with this Agreement or (z) would frustrate the purposes of this Agreement, including by preventing consummation of the Restructuring, or (v) modifying or terminating the Company Entities’ exclusive right to file and/or solicit acceptances of a plan of reorganization (except if such relief is granted pursuant to a motion filed with the consent of the Required Consenting First Lien Lenders);

(e)    except as otherwise provided in this Agreement or any order of the Bankruptcy Court, to operate the business of the Company Entities and its direct and indirect subsidiaries in the ordinary course in a manner that is consistent with this Agreement, the most current business plan provided to the Initial Consenting First Lien Lenders and the Initial Consenting Second Lien Noteholders, past practices, and, except as expressly contemplated or provided in this Agreement, use commercially reasonable efforts to preserve intact the Company Entities’ business organization and relationship with third parties (including lessors, licensors, suppliers, distributors and customers) and employees;

(f)    that regardless of whether the Restructuring is consummated, the Company Entities shall promptly pay in full and in Cash all Restructuring Fees and Expenses when incurred and invoiced in accordance with this Agreement, the relevant engagement letters and/or fee arrangements, and shall continue to pay such amounts as they come due, and otherwise in accordance with this Agreement, the applicable engagement letters and/or fee arrangements (including under any DIP Order) of the First Lien Agent and Consenting Creditor Advisors (and not terminate such engagement letters and/or fee arrangements or seek to reject them in the Chapter 11 Cases);

(g)    to promptly notify the Consenting Creditors, in writing, of any material governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened);

(h)    to timely file a formal written response in opposition to, or take all appropriate actions to oppose (if circumstances do not allow for the filing of a formal written response), any objection filed with the Bankruptcy Court by any Entity with respect to the entry of the Interim DIP Order and/or Final DIP Order;

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(i)    to use commercially reasonable efforts to cause each of the Milestones to be satisfied; and

(j)    to not directly or indirectly take any action that would be inconsistent with this Agreement, the Definitive Documents, or interfere with the Restructuring (including encouraging another person to undertake any action prohibited by this Agreement or the Definitive Documents).

Section 5.02    Subject to Section 6.01, the Company Entities covenant and agree that, during the Support Period, each of the Company Entities shall not directly or indirectly:

(a)    through any Entity, (i) seek or solicit any Alternative Restructuring, or (ii) object to or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the Solicitation, approval of, and entry of orders regarding the Definitive Documents, or the confirmation and consummation of the Plan and the Restructuring (including by filing any motion, pleading, or other document with the Bankruptcy Court or any other court that is inconsistent with this Agreement, the Plan or any of the other Definitive Documents);

(b)    amend or modify any of the Definitive Documents in a manner that is inconsistent with any such document, this Agreement, or the Plan;

(c)    without prior written consent of the Required Consenting First Lien Lenders, consummate or enter into a definitive agreement evidencing any merger, consolidation, disposition of material assets, acquisition of material assets, or similar transaction, pay any dividend, or incur any indebtedness for borrowed money, in each case outside the ordinary course of business and other than as contemplated by the Plan, this Agreement, and the Restructuring (including incurrence of indebtedness in connection with the DIP Facility consistent with this Agreement and the DIP Documents); and

(d)    except, in each case, (i) to the extent reasonably necessary to consummate the Restructuring or (ii) otherwise to achieve tax efficiency (taking into account the tax and non-tax considerations and the associated costs of the Company Entities and the Consenting First Lien Lenders), take any action or inaction that would cause a change to the tax classification, for United States federal income tax purposes, of any Company Entity; provided that any change to the tax classification for United States federal income tax purposes of any Company Entity pursuant to clause (ii) hereof shall be subject to the prior written consent of the Required Consenting First Lien Lenders.

6.	Additional Provisions Regarding Company Entities’ Commitments.

Section 6.01    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Entity or the board of directors, board of managers, or similar governing body of a Company Entity to take any action or to refrain from taking any action that is inconsistent with a Fiduciary Out Determination, written notice of which shall be given by the Company Entities to the Consenting Creditors (and the First Lien Agent and Consenting Creditor Counsel) by not less than one (1) Business Day after the date of such Fiduciary Out Determination (email among counsel being sufficient). Upon written notice of a Fiduciary Out Determination, the Company Entities, the Required Consenting First Lien Lenders, or the Required Consenting Second Lien Noteholders may terminate this Agreement in accordance with Article 7 hereof.

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Section 6.02    Notwithstanding anything to the contrary in this Agreement (but subject to Section 6.01), if the Company Entities receive a written or oral proposal or expression of interest from any Person or Entity regarding any Alternative Restructuring that their board of directors, board of managers, or similar governing body determines in good faith, upon the advice of outside counsel, that failure to take action would be inconsistent with the fiduciary duties, if any, of the members of such board or governing body under applicable law, the Company Entities shall have the right to: (i) consider, respond to, facilitate, discuss, negotiate, support, or otherwise pursue such Alternative Restructuring, (ii) provide access to non-public information concerning the Company Entities to any Person or Entity and enter into any confidentiality agreement with such Person or Entity in connection therewith, and (iii) otherwise cooperate with, assist, or participate in any inquiries, proposals, discussions, or negotiations of such Alternative Restructuring provided, however the Company Entities shall (i) notify (including delivering a summary notice of material terms of any Alternative Restructuring proposal reasonably necessary to inform the Required Consenting Creditors) the Required Consenting Creditors and the First Lien Agent and Consenting Creditor Counsel of any of the actions set forth in this Section 6.02 within two (2) Business Days; provided that to the extent any Company Entity is bound by a confidentiality agreement with the party providing the Alternative Restructuring proposal, such Company Entity shall ensure that such confidentiality agreement does not prohibit the Company Entities from disclosing the terms of the Alternative Restructuring in accordance with its obligations hereunder; (ii) respond promptly to information requests and questions from the First Lien Agent and Consenting Creditor Advisors with respect to any of the actions set forth in this Section 6.02; and (iii) keep the First Lien Agent and Consenting Creditor Advisors reasonably informed with respect to any amendments, modifications, or other changes to, or any further developments of, any such Alternative Restructuring, in any such case as is necessary to keep such counsel reasonably informed as to the status and substance of such discussions, negotiations, amendments, modifications, changes, and/or developments.

Section 6.03    Nothing in this Agreement shall: (i) impair or waive the rights of the Company Entities to assert or raise any objection permitted under this Agreement in connection with the Restructuring; or (ii) prevent the Company Entities from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

7.	Termination of Agreement.

Section 7.01    Generally.

(a)    This Agreement will automatically terminate upon the Effective Date (as to all Parties).

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(b)    This Agreement will terminate, unless cured in accordance with this Agreement, three (3) Business Days following the receipt of written notice (the “Notice Period”), delivered in accordance with Article 22 hereof, to the other Parties (as applicable) from (i) the Required Consenting First Lien Lenders, at any time after the occurrence of any Consenting First Lien Lender Termination Event, (ii) the Required Consenting Second Lien Noteholders, who may only terminate this Agreement as to the Consenting Second Lien Noteholders, at any time after the occurrence of any Consenting Second Lien Noteholder Termination Event, or (iii) the Company Entities at any time after the occurrence of any Company Entity Termination Event. No Party may terminate this Agreement based on a Consenting First Lien Lender Termination Event, Consenting Second Lien Noteholder Termination Event, or Company Entity Termination Event, as applicable, caused (directly or indirectly) by such Party’s failure to perform or comply in all material respects with the terms and conditions of this Agreement (including the failure to meet a Milestone, which has not been waived or extended) unless such failure to perform or comply arises as a result of another Party’s prior failure to perform or comply in all material respects with the terms and conditions of this Agreement (including the failure to meet a Milestone, which has not been waived or extended). For the avoidance of doubt, termination of this Agreement by the Required Consenting Second Lien Noteholders shall not terminate this Agreement as between the Consenting First Lien Lenders and the Company Entities.

(c)    Each of the dates and time periods referenced in: (i) Section 7.02 may be extended by notice from, and with the consent of, the Required Consenting First Lien Lenders to the other Parties; (ii) Section 7.03 may be extended by notice from, and with the consent of, the Required Consenting Second Lien Noteholders to the other Parties; and (iii) Section 7.04 may be extended by notice from, and with the consent of, the Company Entities to the other Parties. Notice provided in accordance with this Section 7.01(c) may be provided to the other Parties by electronic mail from and to the respective counsel to the Parties.

Section 7.02    A “Consenting First Lien Lender Termination Event” will mean any of the following:

(a)    the Company Entities withdraw or modify the Plan or Disclosure Statement or file any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan and such withdrawal, modification, motion, or pleading has not been revoked before five (5) Business Days after the Company Entities receive written notice (email among counsel being sufficient) from the Required Consenting First Lien Lenders that such withdrawal, modification, motion, or pleading is inconsistent with this Agreement or the Plan;

(b)    the breach in any material respect by the Company Entities of any of the representations, warranties, covenants, or other obligations of the Company Entities set forth in this Agreement, which breach has not been cured within five (5) Business Days of written notice from the Required Consenting First Lien Lenders of such breach;

(c)    if the Company Entities give notice of termination of this Agreement pursuant to this Article 7 which is not cured within the required period;

(d)    the issuance by any Governmental Unit, including any regulatory authority or court of competent jurisdiction, of any final ruling, judgment or non-appealable order enjoining the consummation of or rendering illegal the Restructuring, and such ruling, judgment or order has not been reversed or vacated by the later of (i) the Confirmation Date and (ii) seven (7) Business Days after such issuance;

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(e)    the failure to meet a Milestone, which has not been waived or extended by the Required Consenting First Lien Lenders;

(f)    the occurrence of an “Event of Default” (as defined in the DIP Credit Agreement) under the DIP Credit Agreement that has not been cured (if susceptible to cure) or waived in accordance therewith;

(g)    the failure by one or more of the Company Parties to pay the Restructuring Fees and Expenses in accordance with the terms of this Agreement;

(h)    the Bankruptcy Court or a court of competent jurisdiction enters an order (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Chapter 11 Cases, (iii) appointing an examiner with expanded powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated by the earlier of (A) the Confirmation Date and (B) five (5) Business Days after the Required Consenting First Lien Lenders provide written notice to the other Parties that such order is inconsistent with this Agreement or (iv) establishing any official committee of equityholders of ModivCare;

(i)    (x) any Company Entity (i) files any motion seeking to avoid, disallow, subordinate, invalidate, limit or recharacterize, in any respect, any First Lien Claim or interest arising under the First Lien Credit Agreement, or (ii) supports any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action; or (y) the entry of an order by a court of competent jurisdiction avoiding, disallowing, subordinating, invalidating, limiting or recharacterizing, in any respect, any First Lien Claim or interest arising under the First Lien Credit Agreement.

(j)    a filing by any Company Entity of any Definitive Document, motion, or pleading with the Bankruptcy Court that is inconsistent with this Agreement, and such filing is not withdrawn within five (5) Business Days following written notice thereof (email among counsel being sufficient) to the Company Entities by the Required Consenting First Lien Lenders (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court, such order is not stayed, reversed, or vacated within seven (7) Business Days following the entry of such order);

(k)    the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company Entities having an aggregate fair market value in excess of $1,000,000 and such order materially and adversely affects the Company Entities’ ability to operate their business in the ordinary course or to consummate the Restructuring;

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(l)    the Bankruptcy Court enters an order terminating the Company Entities’ exclusive right to file and solicit acceptances of a chapter 11 plan; unless such relief is granted pursuant to a motion filed with the consent of the Required Consenting First Lien Lenders;

(m)    other than the Chapter 11 Cases, if any Company Entity, without the consent of the Required Consenting First Lien Lenders, (i) voluntarily commences any Restructuring Proceeding with respect to any Company Entity or for a substantial part of any Company Entity’s assets, except as contemplated by this Agreement, (ii) consents to the institution of, or (subject to professional responsibilities) fails to contest in a timely manner, any involuntary proceeding or petition described in the preceding clause (i), or (iii) makes a general assignment or arrangement for the benefit of creditors; or

(n)    the Company Entities inform the Consenting First Lien Lenders of a Fiduciary Out Determination, upon occurrence of which, the Required Consenting First Lien Lenders may terminate this Agreement as it relates to the Consenting First Lien Lenders and their obligations hereunder.

Section 7.03    A “Consenting Second Lien Noteholder Termination Event” will mean any of the following:

(a)    the breach in any material respect by the Company Entities of any of the representations, warranties, covenants, or other obligations of the Company Entities set forth in this Agreement, which breach has not been cured within five (5) Business Days of written notice from the Required Consenting Second Lien Noteholders of such breach;

(b)    if the Company Entities give notice of termination of this Agreement pursuant to this Article 7 which is not cured within the required period;

(c)    the Bankruptcy Court or a court of competent jurisdiction enters an order (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Chapter 11 Cases, or (iii) appointing an examiner with expanded powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated by the later of (A) the Confirmation Date and (B) five (5) Business Days after the Required Consenting Second Lien Noteholders provide written notice to the other Parties that such order is inconsistent with this Agreement;

(d)    (x) any Company Entity (i) files any motion seeking to avoid, disallow, subordinate, invalidate, limit or recharacterize, in any respect, any Second Lien Claim or interest relating to any of the Second Lien Notes, or (ii) supports any application, adversary proceeding, or Cause of Action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or Cause of Action; or (y) the entry of an order by a court of competent jurisdiction avoiding, disallowing, subordinating, invalidating, limiting, or recharacterizing, in any respect, any Second Lien Claim or interest relating to the Second Lien Indenture or arising under the Second Lien Notes;

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(e)    other than the Chapter 11 Cases, if any Company Entity, without the consent of the Required Consenting Second Lien Noteholders, (i) voluntarily commences any Restructuring Proceeding with respect to any Company Entity or for a substantial part of any Company Entity’s assets, except as contemplated by this Agreement, (ii) consents to the institution of, or (subject to professional responsibilities) fails to contest in a timely manner, any involuntary proceeding or petition described in the preceding clause (i), or (iii) makes a general assignment or arrangement for the benefit of creditors; or

(f)    the Company Entities inform the Consenting Second Lien Noteholders of a Fiduciary Out Determination, upon occurrence of which, the Required Consenting Second Lien Noteholders may terminate this Agreement as it relates to the Consenting Second Lien Noteholders and their obligations hereunder.

Section 7.04    A “Company Entity Termination Event” will mean any of the following:

(a)    the Consenting Creditors entitled to vote on the Plan will have failed to timely vote their Claims against the Company Entities in favor of the Plan or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement; provided that this termination event will not apply if sufficient Consenting Creditors have timely voted (and not withdrawn) their Claims to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with section 1126 of the Bankruptcy Code;

(b)    if, as of 11:59 p.m. prevailing Eastern Time on August 20, 2025, the Support Effective Date has not occurred;

(c)    the breach in any material respect by the Consenting Creditors of any of the representations, warranties, undertakings, commitments, or covenants of the Consenting Creditors that remains uncured for a period of five (5) Business Days after receipt by the Consenting Creditors of notice of such breach;

(d)    the Company Entities provide written notice to the Consenting Creditors that a Fiduciary Out Determination has been made, or the board of directors, board of managers, or such similar governing body of any Company Entities determines pursuant to Section 6.02, in the exercise of its fiduciary duties, to pursue an Alternative Restructuring;

(e)    if the Required Consenting First Lien Lenders give notice of termination of this Agreement pursuant to this Article 7 which is not cured within the required period;

(f)    the issuance by any Governmental Unit, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, and such ruling, judgment or order has not been reversed or vacated by the later of (i) the Confirmation Date and (ii) ten (10) Business Days after the Company Entities provide written notice to the other Parties that such ruling, judgment, or order is materially inconsistent with this Agreement;

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(g)    a filing by any Consenting Creditor of any Definitive Document, motion, or pleading with the Bankruptcy Court that is inconsistent with this Agreement, and such filing is not withdrawn within three (3) Business Days following written notice thereof (email among counsel being sufficient) to the Consenting Creditors by the Company Entities (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court, such order is not stayed, reversed, or vacated within seven (7) Business Days following the entry of such order);

(h)    the Bankruptcy Court or a court of competent jurisdiction enters an order (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Chapter 11 Cases, or (iii) appointing an examiner with expanded powers (beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated by the later of (A) the Confirmation Date and (B) seven (7) Business Days after the Company Entities provide written notice to the other Parties that such order is materially inconsistent with this Agreement.

Section 7.05    Mutual Termination. This Agreement may be terminated by mutual written agreement of the Company Entities, the Required Consenting First Lien Lenders, and the Required Consenting Second Lien Lenders. The Company Entities will deliver written notice of any such termination to all Parties in accordance with Article 22 hereof.

Section 7.06    Effect of Termination. Upon the termination of this Agreement in accordance with this Article 7 as to a Party, this Agreement will be void and of no further force or effect and each Party subject to such termination will, except as provided in this Section 7.06 and in Article 16, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and will have all the rights and remedies that it would have had and will be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law and the Prepetition Funded Debt Documents; provided that in no event will any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the date of such termination.

Section 7.07    No Waiver. If the Restructuring is not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights as if the Parties had not entered this Agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the Agreement’s terms.

8.       Additional Documents. Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and will exercise commercially reasonable efforts with respect to, the negotiation, drafting and execution and delivery of the Definitive Documents subject to the consent rights otherwise contained in this Agreement. Notwithstanding anything herein to the contrary, nothing herein shall require any Initial Consenting First Lien Lender or Initial Consenting Second Lien Noteholder to provide any information that it determines, in its sole discretion, to be sensitive or confidential.

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9.       Inconsistency of Terms. In the event there is any inconsistency between the terms of the Restructuring Term Sheet and this Agreement (excluding the Restructuring Term Sheet), the terms of the Restructuring Term Sheet shall prevail.

10.      Representations and Warranties.

Section 10.01    Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or such later date that such Party first becomes bound by this Agreement) and solely with respect to the Company Entities, subject to any limitations or approvals arising from or required by the commencement of the Chapter 11 Cases:

(a)    such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(b)    the execution, delivery and performance by such Party of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (ii) conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any material contractual obligation to which it is a party or it or its assets are bound, in each case, other than any such violation, conflict, breach or default with respect to which a waiver has been obtained prior to the Support Effective Date and which waiver has not been subsequently revoked;

(c)    the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except (i) such filings that may be reasonably necessary in connection with the Chapter 11 Cases, (ii) filings that ModivCare is required to make with the U.S. Securities and Exchange Commission (the “SEC”), and (iii) such filings as may be necessary or required for disclosure to any applicable regulatory body or Governmental Unit whose approval or consent is determined by the Company Entities to be necessary to consummate the Restructuring; and

(d)    this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court.

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Section 10.02    Each Consenting Creditor severally (and not jointly), represents and warrants to the other Parties that as of the date hereof (or such later date that such Party first becomes bound by this Agreement), such Consenting Creditor:

(a)    is not a Qualified Marketmaker with respect to the First Lien Claims or Second Lien Claims (as applicable) set forth below its name on its signature page to this Agreement; and

(b)    (i) is the beneficial owner of the Claims set forth below its name on the applicable signature page of this Agreement, (ii) has, with respect to such beneficial ownership of such Claims (or upon the return of any Loaned Claims (as defined below), will have), (A) sole investment or voting discretion with respect to such Claims, (B) full power and authority to vote on and consent to matters concerning such Claims, and (C) full power and authority to bind or act on the behalf of, the beneficial owners of such Claims; or (iii) to the extent it has loaned or transferred any Claims to any third-party on a temporary basis pursuant to any loan or repurchase agreement (any such Claims, the “Loaned Claims”), it has recalled any Loaned Claims to the extent possible, and will use commercially reasonable efforts to beneficially own any such Loaned Claims as soon as reasonably practicable), and, having made reasonable inquiry, is not the beneficial or record owner or the nominee, investment manager, advisor or sub-advisor for a beneficial or record owner of any Claims other than those reflected in, such Consenting Creditor’s signature page to this Agreement or a Joinder Agreement, as applicable (as may be updated).

(c)    For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, any Consenting Creditor’s inability to vote, consent, or take any other action with respect to Loaned Claims shall not be a breach or default of such Consenting Creditor’s obligations under this Agreement or any Definitive Document.

11.	Disclosure; Publicity.

Section 11.01    The Company Entities shall submit drafts to the First Lien Agent and Consenting Creditor Counsel of any press releases, public filings, public announcements, other public documents (including any and all filings with the SEC) or other communications with any news media or to be filed with the SEC, in each case, to be made by the Company Entities relating to this Agreement (or the transactions contemplated hereby) or that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least one (1) Business Day, or as soon as reasonably practicable, before making any such disclosure or filing and shall afford them a reasonable opportunity to comment on such documents and disclosures, and shall consider any such reasonable comments in good faith.

Section 11.02    Except as required by law (or as requested by any regulatory or self-regulatory authority consistent with ordinary business practice and to the extent not specifically related to the Company Entities or in connection with the Restructuring) or otherwise permitted under the terms of any other agreement between the Company Entities and the applicable Consenting Creditors, no Party or its advisors will disclose to any Person, other than to Company Entities’ Counsel (which shall not disclose any Consenting Creditor’s individual holdings absent such Consenting Creditor’s express prior written consent), the principal amount or percentage of any First Lien Claims and/or Second Lien Claims, or any other securities of ModivCare held by any Consenting Creditor, in each case, without the Consenting Creditor’s prior written consent; provided that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, to the extent permitted by applicable law, the disclosing Party will afford the applicable Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and will take all reasonable measures to limit such disclosure to the extent required by such law, subpoena or other legal process or regulation, and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of the First Lien Claims and/or Second Lien Notes held by all the Consenting Creditors collectively. Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Creditor (provided that the holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).

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12.    Amendments and Waivers. Except as otherwise expressly set forth herein, this Agreement, including the exhibits hereto, may not be waived, modified, amended or supplemented except in a writing signed by the (i) Company Entities and the (ii) Required Consenting First Lien Lenders. Notwithstanding anything herein to the contrary, for the avoidance of doubt, (A) no amendment, modification, waiver, or supplement of the definition of “Required Consenting Creditors” shall be effective without the consent of each Consenting Creditor; provided, however, that such Consenting Creditor is not in material breach of this Agreement; (B) no amendment, modification, waiver, or supplement of the definition of “Required Consenting First Lien Lenders” shall be effective without the consent of each Consenting First Lien Lender; provided, however, such Consenting First Lien Lender is not in material breach of this Agreement; (C) no amendment, modification, waiver, or supplement of the definition of “Required Consenting Second Lien Noteholders” shall be effective without the consent of each Consenting Second Lien Noteholder; provided, however, such Consenting Second Lien Noteholder is not in material breach of this Agreement; (D) no amendment modification, waiver, or supplement that would adversely and disproportionally impact the Consenting Second Lien Noteholders as to any other class of Consenting Creditors hereunder or adversely alter the treatment of the Second Lien Claims set forth in the Restructuring Term Sheet shall be effective without the prior written consent of (x) the Required Consenting Second Lien Noteholders and (y) each Consenting Second Lien Noteholder party hereto as of the Support Effective Date; (E) no amendment modification, waiver, or supplement that would beneficially impact the Consenting Second Lien Noteholders as to any other class of Consenting Creditors hereunder or alter the treatment of the Second Lien Claims set forth in the Restructuring Term Sheet shall be effective without the prior written consent of the Required Consenting First Lien Lenders determined without including any First Lien Claims held by any Consenting First Lien Lender that also holds Second Lien Claims with a face amount greater than 20% of the face amount of such Consenting First Lien Lender’s First Lien Claims; (F) no amendment modification, waiver, or supplement that would beneficially impact the Consenting Second Lien Noteholders as to any other class of Consenting Creditors hereunder or beneficially alter the treatment of the Second Lien Claims set forth in the Restructuring Term Sheet shall be effective without the prior written consent of the Required Consenting Second Lien Noteholders; (G) no amendment, modification, supplement or waiver which materially, adversely and disproportionately affects the Claims held by any Consenting First Lien Lender as compared to any other Consenting First Lien Lender shall be effective without the written consent of such Consenting First Lien Lender; (H) no amendment, modification, supplement or waiver which materially, adversely and disproportionately affects the Claims held by any Consenting Second Lien Noteholder as compared to any other Consenting Second Lien Noteholder shall be effective without the written consent of such Consenting Second Lien Noteholders; and (I) no amendment, modification, waiver, or supplement of this Article 12 shall be effective without the consent of each Consenting Creditor.

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13.    Effectiveness. This Agreement will become effective and binding (i) as to the Company Entities, Initial Consenting First Lien Lenders, and Initial Consenting Second Lien Noteholders on the Support Effective Date, (ii) as to any Consenting Creditor that enters into a Joinder Agreement on or following the Support Effective Date, upon delivery to the Company Entities and the Required Consenting Creditors of such validly completed Joinder Agreement; and (iii) as to any Permitted Transferee, upon delivery of a validly completed Joinder Agreement; provided, that signature pages executed by Consenting Creditors will be delivered to (A) the Company Entities, the other Consenting Creditors, and in a redacted form that removes such Consenting Creditor’s holdings of the First Lien Claims or Second Lien Claims and (B) the Company Entities’ Advisors in an unredacted form (to be held by the Company Entities’ Advisors on a professionals’ eyes only basis) and the First Lien Agent and Consenting Creditor Counsel (to be held by each such counsel on a professionals’ eyes only basis).

14.    Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND ANY DISPUTE, CLAIM, COUNTERCLAIM OR CAUSE OF ACTION (WHETHER IN TORT, CONTRACT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT (WHETHER IN TORT, CONTRACT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER IN TORT, CONTRACT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) OR THE RESTRUCTURING CONTEMPLATED HEREBY. NOTWITHSTANDING THE FOREGOING, DURING THE PENDENCY OF THE CHAPTER 11 CASES, ALL PROCEEDINGS CONTEMPLATED BY THIS ARTICLE 14 SHALL BE BROUGHT IN THE BANKRUPTCY COURT AND, WITH RESPECT TO SUCH CLAIMS, (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE BANKRUPTCY COURT, AND (III) WAIVES ANY OBJECTION THAT THE BANKRUPTCY COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO.

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15.    Remedies/Specific Performance. All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to each non-breaching Party (and for the avoidance of doubt, it is agreed by the other Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party will be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach); provided that in connection with any remedy for specific performance, injunctive or other equitable relief asserted in connection with this Agreement, each Party agrees to waive the requirement for the securing or posting of a bond in connection with any remedy and to waive the necessity of proving the inadequacy of money damages. All rights, powers, and remedies provided under this Agreement or otherwise available at law or in equity will be cumulative and not alternative, and the exercise of any remedy, power, or remedy by any Party will not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Person.

16.    Survival. Notwithstanding the termination of this Agreement pursuant to Article 7 hereof, Section 7.07, Articles 9, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, and 26, (and, to the extent applicable to the interpretation of such surviving sections, Article 1) will survive such termination and will continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

17.    Headings. The headings of the Articles, Sections, paragraphs and subsections of this Agreement are inserted for convenience only and will not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

18.    Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person except as expressly permitted herein. If any provision of this Agreement, or the application of any such provision to any person or circumstance, will be held invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

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19.    No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement will be solely for the benefit of the Parties and no other person or entity will be a third-party beneficiary hereof or have any rights hereunder.

20.    Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior agreements and negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any Confidentiality Agreements or agreements with respect to shared or common interest heretofore executed between the Company Entities and any Consenting Creditor (or the First Lien Agent and Consenting Creditor Advisors) and any engagement letters and/or fee arrangements will continue in full force and effect in accordance with the terms thereof.

21.    Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement including any Joinder Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

22.    Notices. All notices hereunder will be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and electronic mail addresses:

(1) If to the Company Entities, to: ModivCare Inc. 6900 E Layton Avenue, 12th Floor Denver, CO 80237 Attention: Faisal Khan, Esq. E-mail: Faisal.Khan@modivcare.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020
Attention:	Ray C. Schrock, Esq. (Ray.Schrock@lw.com)
Keith Simon, Esq. (Keith.Simon@lw.com) George Klidonas, Esq. (George.Klidonas@lw.com) Jon Weichselbaum, Esq. (Jon.Weichselbaum@lw.com)

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(2) If to the Consenting Creditors, to the addresses or electronic mail addresses set forth below the Consenting Creditor’s signature, with a copy (which shall not constitute notice) to:

Paul Hastings LLP 200 Park Avenue New York, NY 10166 Attention: Kris Hansen, Esq. (KrisHansen@paulhastings.com) and Paul Hastings LLP 71 S. Wacker Drive Chicago, IL 60606
Attention: Matt Warren, Esq. (MattWarren@paulhastings.com)

Any notice given by delivery, mail, or courier will be effective when received. Any notice given by electronic mail will be effective upon confirmation of transmission.

23.    Reservation of Rights; No Admission. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties (i) to protect and preserve its rights, remedies and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries), (ii) purchase, sell, or enter into any transactions in connection with the First Lien Claims and/or Second Lien Claims, (iii) enforce any right under or with respect to the First Lien Credit Agreement and any related documents, the Second Lien Indenture and any related documents, any of the First Lien Claims and/or any of the Second Lien Claims, subject to the terms hereof, (iv) consult with other Consenting Creditors, other holders of First Lien Claims and/or Second Lien Claims, or any other Party regarding the Restructuring, or (v) enforce any right, remedy, condition, consent or approval requirement under this Agreement or in any of the Definitive Documents. Without limiting the foregoing, if this Agreement is terminated in accordance with its terms for any reason (other than consummation of the Restructuring), the Parties each fully and expressly reserve any and all of their respective rights, remedies, claims, defenses and interests, subject to Articles 7, 14, and 15 in the case of any claim for breach of this Agreement arising before termination. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

24.    Relationship Among Parties. It is understood and agreed that no Consenting Creditor has any fiduciary duty, any duty of trust or confidence of any kind or form, or any other duty or responsibility, to or with any other Consenting Creditor, any of the Company Entities, or any other creditor or interest holder of the Company Entities, and, except as expressly provided in this Agreement, there are no commitments between them as a result of this Agreement. In this regard, it is understood and agreed that any Consenting Creditor may acquire First Lien Claims, Second Lien Claims, or other debt or equity securities of the Company Entities without the consent of the Company Entities or any other Consenting Creditor, subject to applicable securities laws, the terms of this Agreement, and the terms of any applicable Confidentiality Agreement; provided that no Consenting Creditor will have any responsibility for any such acquisition to any other entity by virtue of this Agreement.

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25.    No Solicitation; Representation by Counsel; Adequate Information.

Section 25.01    This Agreement and the transactions contemplated herein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.

Section 25.02    Each Party acknowledges that it has had an opportunity to receive information from the Company Entities and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel will have no application and is expressly waived.

Section 25.03    Each Initial Consenting Creditor (and, to the extent applicable, each other Consenting Creditor) acknowledges, agrees, and represents to the other Parties that it (i) is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act, (ii) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (iii) understands that (A) any securities to be acquired by it pursuant to the Restructuring have not been registered under the Securities Act and (B) that some or all of such securities will be offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Creditor’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iv) has such knowledge and experience in financial and business matters that such Consenting Creditor is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Restructuring and understands and is able to bear any economic risks with such investment.

26.    Restructuring Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Company Entities hereby agree, on a joint and several basis, to pay in Cash the Restructuring Fees and Expenses as follows: (i) all accrued and unpaid Restructuring Fees and Expenses for which an invoice has been received by the Company Entities on or before the date that is two (2) days prior to the Support Effective Date shall be paid in full in Cash on the Support Effective Date; (ii) after the Support Effective Date and prior to the Termination Date, all accrued and unpaid Restructuring Fees and Expenses shall be paid in full in Cash by the Company Entities on a regular and continuing basis, in accordance with the terms of this Agreement, the applicable engagement letter or reimbursement letter and the provisions of the First Lien Credit Documents; (iii) upon termination of this Agreement, all accrued and unpaid Restructuring Fees and Expenses incurred up to (and including) the applicable Termination Date shall be paid under this Agreement, any engagement letters, or fee reimbursement letters and the provisions of the First Lien Credit Documents, in full in Cash promptly (but in any event within five (5) Business Days); and (iv) on the Effective Date, all accrued and unpaid Restructuring Fees and Expenses of the First Lien Agent and Consenting Creditor Advisors through the Effective Date shall be paid under this Agreement, any engagement letters or fee reimbursement letters and the provisions of the First Lien Credit Documents, in full in Cash.

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27.    Miscellaneous. When a reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference shall be to an Article, Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, (iii) the words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (iv) the word “or” shall not be exclusive and shall be read to mean “and/or.” The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

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Company Entities Signature Pages to
the Restructuring Support Agreement

By: _/s/ Chad J Shandler

Name: Chad J. Shandler

Title: Chief Transformation Officer

On behalf of:

MODIVCARE INC.

A & B HOMECARE SOLUTIONS, L.L.C

A.E. MEDICAL ALERT, INC.

ABC HOMECARE LLC

ALL METRO AIDS, INC.

ALL METRO ASSOCIATE PAYROLL SERVICES CORPORATION

ALL METRO CGA PAYROLL SERVICES CORPORATION

ALL METRO FIELD SERVICE WORKERS PAYROLL SERVICES CORPORATION

ALL METRO HEALTH CARE SERVICES, INC.

ALL METRO HOME CARE SERVICES OF FLORIDA, INC.

ALL METRO HOME CARE SERVICES OF NEW JERSEY, INC.

ALL METRO HOME CARE SERVICES OF NEW YORK, INC.

ALL METRO HOME CARE SERVICES, INC.

ALL METRO MANAGEMENT AND PAYROLL SERVICES CORPORATION

ALL METRO PAYROLL SERVICES CORPORATION

AM HOLDCO, INC.

AM INTERMEDIATE HOLDCO, INC.

ARSENS HOME CARE, INC.

ARU HOSPICE, INC.

ASSOCIATED HOME SERVICES, INC.

AT-HOME QUALITY CARE, LLC

AUDITORY RESPONSE SYSTEMS, INC.

BARNEY’S MEDICAL ALERT-ERS, INC.

CALIFORNIA MEDTRANS NETWORK IPA LLC

CALIFORNIA MEDTRANS NETWORK MSO LLC

CARE FINDERS TOTAL CARE LLC

CAREGIVERS ALLIANCE, LLC

CAREGIVERS AMERICA HOME HEALTH SERVICES, LLC

CAREGIVERS AMERICA MEDICAL STAFFING, LLC

CAREGIVERS AMERICA MEDICAL SUPPLY, LLC

CAREGIVERS AMERICA REGISTRY, LLC

CAREGIVERS AMERICA, LLC.

CAREGIVERS ON CALL, INC.

CGA HOLDCO, INC.

CGA STAFFING SERVICES, LLC

CIRCULATION, INC.

FLORIDA MEDTRANS NETWORK LLC

[Signature Page to Restructuring Support Agreement]

FLORIDA MEDTRANS NETWORK MSO LLC

GUARDIAN MEDICAL MONITORING, LLC

HEALTH TRANS, INC.

HEALTHCOM, INC.

HEALTHCOM HOLDINGS LLC

HELPING HAND HOME HEALTH CARE AGENCY INC

HELPING HAND HOSPICE INC.

HIGI CARE HOLDINGS, LLC

HIGI CARE, LLC

HIGI SH HOLDINGS INC.

HIGI SH LLC

INDEPENDENCE HEALTHCARE CORPORATION

METROPOLITAN MEDICAL TRANSPORTATION IPA, LLC

MLA SALES, LLC

MODIVCARE SOLUTIONS, LLC

MULTICULTURAL HOME CARE INC.

NATIONAL MEDTRANS, LLC

NEW ENGLAND EMERGENCY RESPONSE SYSTEMS, INC.

OEP AM, INC.

PANHANDLE SUPPORT SERVICES, INC.

PERSONAL IN-HOME SERVICES, INC.

PHILADELPHIA HOME CARE AGENCY, INC.

PROVADO TECHNOLOGIES, LLC

RED TOP TRANSPORTATION, INC.

RIDE PLUS, LLC

SAFE LIVING TECHNOLOGIES, LLC

SECURA HOME HEALTH HOLDINGS, INC.

SECURA HOME HEALTH, LLC

SOCRATES HEALTH HOLDINGS, LLC

TRIMED, LLC

UNION HOME CARE LLC

VALUED RELATIONSHIPS, INC.

VICTORY HEALTH HOLDINGS, LLC

VRI INTERMEDIATE HOLDINGS, LLC

[Signature Page to Restructuring Support Agreement]

Consenting Creditor Signature Page to
Restructuring Support Agreement

[CONSENTING CREDITORS’ SIGNATURE PAGES ON FILE WITH THE DEBTORS]

[Signature Page to Restructuring Support Agreement]

Execution Version

Exhibit A

Restructuring Term Sheet

MODIVCARE INC.

RESTRUCTURING TERM SHEET August 20, 2025

THIS RESTRUCTURING TERM SHEET (THIS “RESTRUCTURING TERM SHEET”) DESCRIBES CERTAIN KEY TERMS AND CONDITIONS OF A RESTRUCTURING FOR MODIVCARE INC. (“MODIVCARE”), A DELAWARE CORPORATION, AND ITS SUBSIDIARIES AND AFFILIATES THAT WILL BE EFFECTED PURSUANT TO A CHAPTER 11 PLAN CONTAINING TERMS SET FORTH HEREIN TO BE CONFIRMED IN THE CASES COMMENCED IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS (THE “BANKRUPTCY COURT”) UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE. 1 THIS RESTRUCTURING TERM SHEET IS A KEY COMPONENT OF THE OFFER OF DEBTOR-IN-POSSESSION FINANCING PURSUANT TO DIP DOCUMENTS BEING DELIVERED BY CONSENTING CREDITORS CONTEMPORANEOUSLY HEREWITH.

THIS RESTRUCTURING TERM SHEET IS NOT (AND SHALL NOT BE CONSTRUED AS) AN OFFER, ACCEPTANCE, OR SOLICITATION WITH RESPECT TO ANY SECURITIES, LOANS, OR OTHER INSTRUMENTS. ANY SUCH OFFER, ACCEPTANCE, OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE LAWS, INCLUDING APPLICABLE SECURITIES LAWS.

THIS RESTRUCTURING TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN (COLLECTIVELY, THE “RESTRUCTURING TRANSACTIONS”), WHICH WILL BE SUBJECT TO THE COMPLETION OF THE DEFINITIVE DOCUMENTS INCORPORATING, AND CONSISTENT WITH, THE TERMS SET FORTH HEREIN AND THE RESTRUCTURING SUPPORT AGREEMENT, AND THE CLOSING OF ANY RESTRUCTURING SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

1              Capitalized terms used but not defined in this Restructuring Term Sheet shall have the meanings given to such terms in the Restructuring Support Agreement.

GENERAL PROVISIONS
Company Entities

The entities described in the list of entities attached as Annex 1 hereto, being the Company Entities, shall be the debtors in possession (as that term is defined in section 1101 of the Bankruptcy Code) in the Chapter 11 Cases.

Existing Capital Structure

First Lien Incremental: consisting of the $78,750,000 of outstanding principal amount of term loans under the First Lien Credit Agreement (plus accrued and unpaid interest, premiums, fees, costs, and other amounts that may be due and payable under the First Lien Incremental) (the “First Lien Incremental”).

First Lien Term Loans: consisting of the $522,239,938 of outstanding principal amount of term loans under the First Lien Credit Agreement (plus accrued and unpaid interest, premiums, fees, costs, and other amounts that may be due and payable under the First Lien Term Loans) (the “First Lien Term Loans”).

First Lien RCF: consisting of the $325,000,000[2] of outstanding revolving loans and LC Exposure under the First Lien Credit Agreement (plus accrued and unpaid interest, premiums, fees, costs, and other amounts that may be due and payable under the First Lien RCF) (the “First Lien RCF”, and together with the First Lien Incremental and the First Lien Term Loans, the “First Lien Loan Facility”).

The portion of the First Lien Credit Agreement that is determined pursuant to section 506(a) of the Bankruptcy Code or similar provision to be unsecured, the “First Lien Deficiency Claims.”

Second Lien Notes: consisting of the $316,223,250 of outstanding principal amount of second lien notes issued pursuant to the Second Lien Indenture (plus accrued and unpaid interest, premiums, fees, costs, and other amounts that may be due and payable under the Second Lien Indenture) (the “Second Lien Notes”). The portion of the Second Lien Notes that are determined pursuant to section 506(a) of the Bankruptcy Code or similar provision to be unsecured, the “Second Lien Deficiency Claims.”

Unsecured Notes: consisting of the $228,835,000 of outstanding principal amount of notes issued pursuant to the Unsecured Notes Indenture (plus accrued and unpaid interest, premiums, fees, costs, and other amounts that may be due and payable under the Unsecured Notes Indenture) (the “Unsecured Notes Claims”).

General Unsecured Claims: consisting of all claims (other than Administrative Claims, Priority Tax Claims, First Lien Claims, Second Lien Claims, Other Secured Claims, and Other Priority Claims), including, for the avoidance of doubt, First Lien Deficiency Claims and Second Lien Deficiency Claims, against the Company Entities that are non-priority and unsecured (the “General Unsecured Claims”).

Subordinated Claims: consisting of any prepetition Claim that is subject to subordination pursuant to sections 510(b)-(c) of the Bankruptcy Code or otherwise (collectively, the “Subordinated Claims”).

2          $270,699,086.86 (excluding LC exposure)

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Existing Parent Equity Interests: consisting of all issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, other instrument evidencing an ownership interest, and/or any other Interest, in ModivCare, whether or not transferable, together with any warrants, options, equity-based awards, or contractual rights to purchase or acquire such interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date (collectively, the “Existing Parent Equity Interests”).
Overview of the Restructuring

A Plan will be filed and prosecuted with the support of the Consenting Creditors on the terms and conditions set forth in the Restructuring Support Agreement (including this Restructuring Term Sheet).

The Chapter 11 Cases will be funded by the DIP Facility (as defined below) and the Company Entities’ use of cash collateral, each on the terms and conditions set forth in the Restructuring Term Sheet (including the DIP Facility Term Sheet attached hereto as Annex 2).

The Company Entities’ emergence from the Chapter 11 Cases will be funded by the proceeds of a combination of the Exit Revolving Facility, the Exit Loan Facility and cash on hand.

As of the Effective Date, each holder of a DIP Claim, a First Lien Claim, a Second Lien Claim, an Unsecured Notes Claim, a General Unsecured Claim, a Subordinated Claim, an Intercompany Claim, an Intercompany Interest and/or an Existing Parent Equity Interests shall, in each case, to the extent such Claim or Interest is Allowed, receive under the Plan the treatment described in this Restructuring Term Sheet in full and final satisfaction, settlement, release, and discharge, and in exchange for such Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to among the Company Entities, the Required Consenting First Lien Lenders, and the holder of such Allowed Claim or Allowed Interest.

For the avoidance of doubt, any action required to be taken by the Company Entities on the Effective Date pursuant to this Restructuring Term Sheet may be taken either (a) on the Effective Date or (b) with the consent of the Required Consenting First Lien Lenders, as soon as is reasonably practicable thereafter.

DIP Financing and Use of Cash Collateral

The Chapter 11 Cases will be financed by (i) the use of cash collateral and (ii) a DIP Facility provided by First Lien Lenders (such lenders, the “DIP Lenders”) and backstopped by the Backstop Parties that commit to do so in accordance with the DIP Backstop Commitment Letters on the terms and conditions set forth in this Restructuring Term Sheet (including the DIP Facility Term Sheet) and in the Definitive Documents.

The DIP Facility will be issued in the aggregate principal amount of $100 million. The terms of the DIP Facility are set forth in further detail in the DIP Facility Term Sheet.

Pursuant to syndication procedures acceptable to the Required Consenting First Lien Lenders (the “Syndication Procedures”), all holders of First Lien Claims (who become parties to the Restructuring Support Agreement in accordance with its terms) prior to the closing of the DIP Facility syndication process will be eligible to subscribe for their pro rata share of the DIP Facility based on their respective pro rata holdings of their First Lien Claims by committing to purchase such share of the DIP Facility from Jefferies Capital Services, LLC.

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To the extent that a holder of First Lien Claims (i) does not execute the Restructuring Support Agreement (in which case, such holder shall have no right to subscribe for any portion of the DIP Facility) or (ii) executes the Restructuring Support Agreement but does not subscribe for its pro rata share of the DIP Facility in accordance with the Syndication Procedures, then (in either case) each Backstop Party shall, severally and not jointly, increase its pro rata share of the DIP Facility for any portion of the DIP Facility that is not subscribed for by the holder of such First Lien Claims.

The Consenting Creditors shall consent to the use of cash collateral on the terms and conditions set forth in the DIP Facility Term Sheet (subject to Definitive Documents and entry of the DIP Orders, in each case, acceptable to the Required Consenting First Lien Lenders), which shall be consistent with the terms of the Restructuring Support Agreement (including this Restructuring Term Sheet) and otherwise reasonably acceptable to the Required Consenting First Lien Lenders. The DIP Orders shall provide for the adequate protection of the First Lien Claims, including payment in-kind of interest at a rate equal to 2% above the default rate of interest under the First Lien Credit Documents, as such amounts become due and payable.

DIP Backstop Commitment

Contemporaneously with the execution of the Restructuring Support Agreement, certain Consenting Creditors (in such capacities, the “Backstop Parties”) will execute the DIP Backstop Commitment Letters, pursuant to which the Backstop Parties will commit to provide, severally and not jointly, 100% of the DIP Facility. The Backstop Parties will receive, in the allocations set forth in their respective DIP Backstop Commitment Letters, a backstop fee (the “DIP Backstop Premium”), which fee shall be earned upon execution of the DIP Backstop Commitment Letters (subject to approval of the Bankruptcy Court) and payable on the Effective Date, in full in-kind in the form of New Common Interests equal to 20% of the aggregate New Common Interests, subject to dilution by the MIP, the New Warrants and the New Common Interests issued pursuant to the Equity Rights Offering.

Exit Revolving Facility

On the Effective Date, the Reorganized Company Entities shall enter into a credit agreement as the borrower in respect of a revolving credit facility (the “Exit Revolving Facility”) providing for commitments of up to $250 million (which shall include up to a $150 million sublimit for the issuance of letters of credit), secured by a first priority security interest in and lien on substantially all the Reorganized Company Entities’ assets, subject to customary limitations and exclusions acceptable to the Required Consenting First Lien Lenders; provided that the commitment amounts under the Exit Revolving Facility shall be determined at the sole discretion of the Required Consenting First Lien Lenders.

The terms of the Exit Revolving Facility shall be negotiated prior to the Effective Date and shall be mutually acceptable to the Company Entities and the Required Consenting First Lien Lenders.

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Exit Term Loan Facility

On the Effective Date, the Reorganized Debtors will enter into a credit agreement for a takeback loan facility (the “Exit Term Loan Facility”, and any loans made thereunder, “Exit Term Loans”, and together with the Exit Revolving Facility, the “Exit Facilities”) secured by a first priority security interest in and lien on substantially all the Reorganized Company Entities’ assets, subject to customary limitations and exclusions acceptable to the Required Consenting First Lien Lenders. The Exit Term Loans will be funded by rolling the DIP Facility and up to $200 million of the First Lien Loan Facility into the Exit Term Loan Facility; provided, further, that the amount by which the takeback portion of the Exit Term Loan is reduced below $200 million shall ratably reduce the aggregate amount of New Common Interests and New Warrants for distribution to the Second Lien Claims pool of New Common Interests and New Warrants. The Exit Term Loan Facility shall have a five (5) year term and the remaining terms will be negotiated prior to the Effective Date and shall be mutually acceptable to the Company Entities and the Required Consenting First Lien Lenders.

Equity Rights Offering

In connection with the Restructuring, ModivCare intends to offer certain Eligible Holders[3] of Allowed General Unsecured Claims, the transferable right to purchase New Common Interests for an aggregate amount of up to $200,000,000, pursuant to applicable exemptions from registration under the Securities Act[4] and/or section 1145 of the Bankruptcy Code (the “Equity Rights Offering”). The Equity Rights Offering will allow Eligible Holders, on a record date to be determined prior to the Effective Date, to purchase New Common Interests at a valuation at which First Lien Lenders would recover 100% on account of their Allowed First Lien Claims, and the Second Lien Noteholders would recover 75% on account of their Allowed Second Lien Claims. The proceeds of the Equity Rights Offering shall fund Cash payments to holders of Allowed First Lien Claims.

New Common Interests

On the Effective Date, the Reorganized Company Entities shall issue one or more classes of New Common Interests. New Common Interests distributed pursuant to the Equity Option (as defined below) shall not reduce the aggregate amount of Exit Term Loans available for distribution.

The terms of the New Common Interests shall be consistent in all respects with the terms and conditions set forth in this Restructuring Term Sheet and otherwise agreed between the Company Entities and the Required Consenting First Lien Lenders.

New Warrants

On the Effective Date, the Company Entities will (i) enter into definitive documents to issue the New Warrants, which shall be on terms and conditions that are consistent in all respects with the terms and conditions in this Restructuring Term Sheet and otherwise agreed between the Company Entities, the Required Consenting First Lien Lenders and the Required Consenting Second Lien Noteholders, and (ii) issue to the Second Lien Noteholders the Series A Warrants, the Series B Warrants, and the Series C Warrants (each as defined in the New Warrants Term Sheet (as defined below), and collectively, the “New Warrants”) on terms and conditions consistent with the term sheet attached hereto as Annex 3 (the “New Warrants Term Sheet”) and otherwise in a form and substance reasonably acceptable to the Required Consenting Creditors and the Company Entities. For the avoidance of doubt, the New Warrants are subject to dilution by the MIP.

3              An “Eligible Holder” means a holder of an Allowed Unsecured Notes Claim or Allowed General Unsecured Claim that is an Accredited Investor or Qualified Institutional Buyer (each as defined in the Securities Act).

4              The “Securities Act” means the Securities Act of 1933, as amended.

5

TREATMENT OF CLAIMS AND INTERESTS
Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Claim on the Effective Date or as soon as practicable thereafter or such other treatment consistent with the provisions of section 1129(a)(9)(A) of the Bankruptcy Code.

Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.

DIP Claims

Except to the extent that a holder of an Allowed DIP Claim agrees to less favorable treatment, each holder of an Allowed DIP Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata Share of Exit Term Loans.

For the avoidance of doubt, DIP Professional Fees and Restructuring Fees and Expenses shall be paid in full in cash in accordance with the terms of the DIP Orders and the Plan, as applicable.

Other Secured Claims

Except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Company Entities (with the consent of the Required Consenting First Lien Lenders) or the Reorganized Company Entities, (i) such holder shall receive payment in full in Cash, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter or (ii) such holder shall receive such other treatment so as to render such holder’s Allowed Other Secured Claim unimpaired.

Unimpaired – Presumed to accept.

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Other Priority Claims

Except to the extent that a holder of an Allowed Other Priority Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall, at the option of the Company Entities (with the consent of the Required Consenting First Lien Lenders) or the Reorganized Company Entities, (i) be paid in full in Cash or (ii) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter.

Unimpaired – Presumed to accept.

First Lien Claims

The First Lien Claims shall be deemed Allowed. Except to the extent that a holder of an Allowed First Lien Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed First Lien Claim, on the Effective Date or on another date acceptable to the Required Consenting First Lien Lenders, each holder of an Allowed First Lien Claim shall receive, in full and final satisfaction of such Allowed First Lien Claim, a Pro Rata Share of the following:

i.     the Exit Term Loans; provided, however, that, at the election of the Required Consenting First Lien Lenders prior to the Effective Date, Holders of Allowed First Lien Claims may be permitted to elect to receive (i) additional New Common Interests in lieu of receiving some or all of their pro rata share Exit Term Loans (the “Equity Option”) or (ii) additional Exit Term Loans in lieu of receiving some or all of their portion of the New Common Interests; and

ii.    98% of the New Common Interests, subject to dilution by the DIP Backstop Premium, the Equity Rights Offering (if applicable), the New Warrants, and the MIP.

Impaired – Entitled to vote.

Second Lien Claims

The Second Lien Claims shall be deemed Allowed. Except to the extent that a holder of an Allowed Second Lien Claim agrees to less favorable treatment, in full and final satisfaction of such Allowed Second Lien Claim, on the Effective Date or on another date acceptable to the Required Consenting First Lien Lenders, each holder of an Allowed Second Lien Claim shall receive, in full and final satisfaction of such Allowed Second Lien Claim, a pro rata share of the following:

i.     2% of the New Common Interests, subject to dilution by the DIP Backstop Premium, the Equity Rights Offering (if applicable), the New Warrants, and the MIP; and

ii.     the New Warrants.

Impaired – Entitled to vote.

General Unsecured Claims (including Unsecured Notes Claims

All General Unsecured Claims (including, for the avoidance of doubt, First Lien Deficiency Claims and Second Lien Deficiency Claims) shall be canceled, released, and extinguished as of the Effective Date, and Holders of Allowed General Unsecured Claims shall not receive or retain any distribution, property, or other value on account of such General Unsecured Claims; provided that, if the Equity Rights Offering is commenced, Eligible Holders of General Unsecured Claims (but excluding holders of First Lien Deficiency Claims and Second Lien Deficiency Claims) shall receive their Pro Rata Share of the transferable right to purchase up to $200,000,000, in aggregate, of New Common Interests pursuant to the Equity Rights Offering.

Impaired – Entitled to vote.

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Intercompany Claims

All Intercompany Claims shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Company Entities with the consent of the Required Consenting First Lien Lenders.

Unimpaired – Presumed to accept.

Subordinated Claims

All Subordinated Claims, if any, shall be canceled, released, extinguished, and of no further force and effect and holders of Subordinated Claims shall not receive any property or distribution under the Plan on account thereof.

Impaired – Deemed to reject.

Existing Parent Interests

On the Effective Date, all Existing Parent Equity Interests shall be canceled, released, extinguished, and of no further force and effect. Holders of Existing Equity Parent Interests shall not receive or retain any distribution, property, or other value on account of such Existing Equity Parent Interests.

Impaired – Deemed to reject.

Intercompany Interests

All Allowed Intercompany Interests shall be, at the option of the Company Entities, either: (i) Reinstated for administrative convenience or (ii) set off, settled, distributed, contributed, merged, canceled, or released, in each case, in the discretion of the Company Entities.

Unimpaired – Presumed to accept.

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ADDITIONAL TERMS
Definitive Documents

This Restructuring Term Sheet does not set forth all of the terms of the Restructuring Transactions, and any definitive or binding agreement shall be subject to the Definitive Documents, which such Definitive Documents shall be consistent with the terms of this Restructuring Term Sheet, the DIP Facility Term Sheet, and the Restructuring Support Agreement.

Any documents contemplated by this Restructuring Term Sheet, including any Definitive Documents, that remain the subject of negotiation as of the Effective Date shall be subject to the rights and obligations set forth in the Restructuring Support Agreement and shall otherwise be in form and substance acceptable to the Company Entities and the Required Consenting First Lien Lenders. Failure to reference such rights and obligations as it relates to any document referenced in this Restructuring Term Sheet shall not impair such rights and obligations.

Tax Structure

The Restructuring Transactions shall be structured in a manner that optimizes the tax efficiency (including by way of the preservation or enhancement of favorable tax attributes) of the Restructuring Transactions to the Company Entities and to the Consenting Creditors, as a result of the consummation of the Restructuring Transactions, in each case, as determined by the Company Entities and the Required Consenting First Lien Lenders.

Executory Contracts & Unexpired Leases	The Company Entities shall assume those executory contracts and unexpired leases acceptable to the Required Consenting First Lien Lenders.
New Board

The Board of Directors of the Reorganized Company Entities shall be appointed by a pre-emergence committee consisting of the Required Consenting First Lien Lenders who will be the largest holders of New Common Interests, in consultation with the Company Entities, and disclosed prior to emergence under 1129(a)(5).

Organizational Documents & Governance

Corporate governance for the Reorganized Company Entities, including charters, bylaws, operating agreements, or other organizational documents, as applicable, shall be on terms acceptable to the Required First Lien Lenders. Reorganized Parent shall not be subject to any reporting requirements promulgated by the United States Securities and Exchange Commission.

Management Incentive Plan

8% of the New Common Interests on a fully diluted basis as of the emergence date will be reserved for issuance under a post-emergence management incentive plan or certain employees, officers and directors of the Reorganized Parent (the “MIP”). The quantum, form, terms, allocation, and vesting of all awards under the MIP will be determined by the New Board for the Reorganized Company Entities.

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Releases

Subject to the Company Entities’ investigation into estate claims and causes of action, the Plan shall include customary releases (including consensual third-party releases), to the fullest extent permitted by law, for the benefit of the Company Entities, the Consenting Creditors, the DIP Lenders, and the Company Entities’ current and former officers and directors and each of such preceding entities’ directors, officers, current and former shareholders (regardless of whether such interests are held directly or indirectly), partners, managers, officers, principals, members, employees, agents, affiliates, advisory board members, parents, subsidiaries, predecessors, successors, heirs, executors and assignees, attorneys, financial advisors, investment bankers, accountants, consultants, and other professionals or representatives, each solely in their capacities as such, subject to a carveout for any act or omission that constitutes actual fraud or willful misconduct as determined by final order of a court of competent jurisdiction; provided that any person or entity that files an objection with the Bankruptcy Court to any substantive pleading in the Chapter 11 Cases, including to approval of the DIP Facility or the confirmation of the Plan, or commences any cause of action in the Bankruptcy Court or any other court of competent jurisdiction against any director or any Consenting Creditor relating to such Consenting Creditor’s secured Claims shall not be entitled to a release under the Plan.

Such release shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions that the Company Entities would have been legally entitled to assert in their own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Effective Date arising from or related in any way in whole or in part to the Company Entities, the purchase, sale, or rescission of purchase or sale of any security of the Company Entities, the subject matter of, or the transactions or events giving rise to, any claim against or equity interest in the Company Entities that is treated hereunder, or the negotiation, formulation, or preparation of the Definitive Documents or related agreements, instruments, or other documents.

Exculpation	The Plan shall provide for customary exculpation provisions in favor of released parties to the extent permitted under applicable law.
Discharge & Injunction	The Plan shall contain customary discharge and injunctive provisions.
Employee Compensation and Benefit Programs

Employment agreements (including but not limited to offer letters) and severance policies, and all employment, compensation and benefit plans, retention plans, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, healthcare plans, disability plans, severance plans, incentive plans, life and accidental and dismemberment insurance plans, and policies and programs of each of the Company Entities applicable to any of its employees and retirees, in each case existing as of the Effective Date (other than any individual employment agreement or offer letter for which the parties separately agree to different treatment), shall be assumed (and assigned to the Reorganized Company Entities, if necessary) and any Claims arising thereunder shall be unimpaired under the Plan.

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Indemnification of Prepetition Directors, Officers, Managers, et al.

Indemnification obligations in place as of the Effective Date (whether in the by‑laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company Entities, as applicable, shall remain in full force and effect after the Effective Date, and shall survive unimpaired under the Plan, irrespective of when such obligation arose, as applicable. To the extent necessary, the governance documents adopted as of the Effective Date shall include provisions to give effect to the foregoing. For the avoidance of doubt, nothing herein shall be deemed to require or be deemed to require the assumption or rejection of executory contracts.

Survival of Indemnification; D&O Policy/Tail

The Company Entities shall maintain and continue in full force and effect all insurance policies (and purchase any reasonable and customary related tail policies providing for coverage for at least a six-year period after the Effective Date) for directors’, managers’ and officers’ liability. On the Effective Date, the Company Entities shall be deemed to have assumed all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy” on terms no less favorable than the Company Entities’ existing director, officer, manager, and employee coverage), and the Company Entities shall obtain any insurer consents to the extent required to assume such policies. Prior to the Effective Date, the Company Entities shall arrange for directors’ and officers’ liability insurance coverage for each of the members of the New Board, with such coverage to take effect on the Effective Date.

Milestones	The Restructuring Transactions shall be effectuated in accordance with the Milestones set forth in Exhibit C of the Restructuring Support Agreement.
Other Provisions	The Plan shall contain other terms and conditions as agreed to by the Company Entities and the Required Consenting First Lien Lenders.
Asset Sales

Any asset sales outside the ordinary course of business from and after the Support Effective Date shall be subject to approval by the Required Consenting First Lien Lenders in conjunction with management.

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ADDITIONAL DEFINED TERMS

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Company Entities’ estates and operating businesses, including fees and expenses Allowed by the Bankruptcy Court as compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code; and (ii) all fees and charges assessed against the Company Entities’ estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (i) except with respect to any Claim arising from the rejection of unexpired leases by the Company Entities, there is no requirement to file a proof of claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (ii) the Company Entities may affirmatively deem unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

“DIP Agent” means the “Administrative Agent” and the “Collateral Agent” (each, as defined in the DIP Credit Agreement), solely in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.

“DIP Claims” means all Claims held by the DIP Lenders or the DIP Agent on account of, arising under, or relating to the DIP Credit Agreement, the DIP Facility, or the DIP Orders, including Claims for all principal amounts outstanding, and any and all fees, interest, expenses, indemnification obligations, reimbursement obligations, and other amounts due under the DIP Documents.

“DIP Professional Fees” means all fees, costs, and expenses of each of the Consenting Creditors and Wilmington Trust, N.A., as the DIP Agent, in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and/or enforcement of the DIP Documents, the Restructuring Support Agreement, the Plan, and any of the other Definitive Documents, and the transactions contemplated thereunder. For the avoidance of doubt, the DIP Professional Fees shall include the fees, costs, and expenses of Paul Hastings LLP and Lazard Freres & Co. LLC.

“Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Intercompany Claims” means any Claim against a Company Entity held by another Company Entity.

“Intercompany Interests” means an Interest in a Company Entity held by another Company Entity.

“New Corporate Governance Documents” means the certificate of incorporation, certificate of formation, bylaws, limited liability company agreements, shareholder agreement (if any), operating agreement, or other similar organizational or formation documents, as applicable, of each of the Reorganized Company Entities.

 “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any secured claim that is not a First Lien Claim or Second Lien Claim.

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ADDITIONAL DEFINED TERMS

 “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata Share” means, except as provided in this Term Sheet and Restructuring Support Agreement, with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its class.

“Reinstated” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Restructuring Support Agreement” means the Restructuring Support Agreement to which this Term Sheet is annexed, in form and substance acceptable to the Required Consenting Creditors and the Company Entities.

“Subordinated Claims” means any claim subject to subordination under section 510 of the Bankruptcy Code.

“Unimpaired” means, with respect to a class of Claims or Interests, a class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

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Annex 1

Company Entities

A & B Homecare Solutions, L.L.C

A.E. Medical Alert, Inc.

ABC Homecare LLC

All Metro Aids, Inc.

All Metro Associate Payroll Services Corporation

All Metro CGA Payroll Services Corporation

All Metro Field Service Workers Payroll Services Corporation

All Metro Health Care Services, Inc.

All Metro Home Care Services of Florida, Inc.

All Metro Home Care Services of New Jersey, Inc.

All Metro Home Care Services of New York, Inc.

All Metro Home Care Services, Inc.

All Metro Management and Payroll Services Corporation

All Metro Payroll Services Corporation

AM Holdco, Inc.

AM Intermediate Holdco, Inc.

Arsens Home Care, Inc.

ARU Hospice, Inc.

Associated Home Services, Inc.

At-Home Quality Care, LLC (f/k/a At-Home Quality Care, Inc.)

Auditory Response Systems, Inc.

Barney’s Medical Alert-ERS, Inc.

California MedTrans Network IPA LLC

California MedTrans Network MSO LLC

Care Finders Total Care LLC

CareGivers Alliance, LLC

CareGivers America Home Health Services, LLC

CareGivers America Medical Staffing, LLC

CareGivers America Medical Supply, LLC

CareGivers America Registry, LLC

Caregivers America, LLC.

Caregivers On Call, Inc.

CGA Holdco, Inc.

CGA Staffing Services, LLC

Circulation, Inc.

Florida MedTrans Network LLC

Florida MedTrans Network MSO LLC

Guardian Medical Monitoring, LLC

Health Trans, Inc.

Healthcom, Inc.

Healthcom Holdings LLC

Helping Hand Home Health Care Agency Inc

Helping Hand Hospice Inc.

Higi Care Holdings, LLC

Higi Care, LLC

higi SH Holdings Inc.

higi SH LLC

Independence Healthcare Corporation

Metropolitan Medical Transportation IPA, LLC

MLA Sales, LLC

ModivCare Solutions, LLC

Multicultural Home Care Inc.

National Medtrans, LLC

New England Emergency Response Systems, Inc.

OEP AM, Inc.

Panhandle Support Services, Inc.

Personal In-Home Services, Inc.

Philadelphia Home Care Agency, Inc.

Provado Technologies, LLC

Red Top Transportation, Inc.

Ride Plus, LLC

Safe Living Technologies, LLC

Secura Home Health Holdings, Inc. (f/k/a Hearts at Home Holdings, Inc.)

Secura Home Health, LLC (f/k/a Hearts at Home, LLC)

Socrates Health Holdings, LLC

TriMed, LLC

Union Home Care LLC

Valued Relationships, Inc.

Victory Health Holdings, LLC

VRI Intermediate Holdings, LLC

Annex 2

DIP Facility Term Sheet

Final Version

Senior Secured Debtor in Possession Facility

Summary of Terms and Conditions1

Set forth below is a summary of the principal terms and conditions for the DIP Facility (as defined herein). This summary of terms and conditions (together with all annexes, exhibits, and schedules attached hereto, as may be amended, amended and restated, supplemented or otherwise modified from time to time, this “DIP Term Sheet”) does not purport to summarize all of the terms, conditions, representations, warranties, and other provisions with respect to the DIP Facility which would be contained in the DIP Credit Agreement (as defined herein) and the other DIP Facility Documents (as defined herein). The obligations of the DIP Lenders (as defined herein) to provide the DIP Facility are conditioned upon entry of the DIP Orders (as defined herein) and the other terms and conditions set forth herein.

Borrower:

ModivCare Inc., a Delaware corporation (the “Borrower”), in its capacity as a debtor and debtor in possession in a case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to be filed in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (the date of such filing, the “Borrower Petition Date”).

Guarantors:

The obligations of the Borrower under the DIP Facility will be guaranteed by each material domestic subsidiary of the Borrower (collectively, the “Guarantors” and, together with Borrower, the “Debtors” or the “Loan Parties”; the obligations of the Loan Parties under the DIP Facility that are payable as set forth herein, collectively, the “DIP Obligations”), each of which will be a debtor and a debtor in possession in cases commenced under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (collectively, the “Guarantors’ Chapter 11 Cases” and, together with the Borrower’s chapter 11 case, collectively, the “Chapter 11 Cases”), filed subsequent to, but jointly administered with, the Borrower’s chapter 11 case (the date of such filing, the “Guarantor Petition Date”; “Petition Date” shall mean the Borrower Petition Date or the Guarantor Petition Date, as the context requires). For the avoidance of doubt, each Debtor shall be a Guarantor under the DIP Facility.

Prepetition Credit Facility and First Lien Lenders:

The Borrower is party to that certain Credit Agreement, dated as of February 3, 2022 (as amended, waived, supplemented, or otherwise modified prior to the Petition Date, the “Prepetition Credit Agreement” and the facilities thereunder, the “Prepetition Facilities”), by and among the Borrower, the lenders party thereto from time to time (the “First Lien Lenders”), JPMorgan Chase Bank, N.A., as agent (the “Prepetition Agent”), governing the following indebtedness:

(a)   Prepetition Revolving Loans: indebtedness currently outstanding under the Prepetition Credit Agreement in the aggregate principal amount (exclusive of PIK interest on consent fees) of approximately $270,975,000 in respect of the “Revolving Loans” (as defined in the Prepetition Credit Agreement) thereunder (the “Prepetition Revolving Loans”), plus all accrued and unpaid interest thereon, fees, letter of credit reimbursement obligations, and expenses incurred in connection therewith, but excluding undrawn outstanding letters of credit (collectively, the “Prepetition Revolving Loan Obligations”);

[1]

Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement (as defined herein) or the backstop agreement to which this DIP Term Sheet is attached, as the context requires.

(b)   Prepetition Initial Term Loans: indebtedness currently outstanding under the Prepetition Credit Agreement in the aggregate principal amount of approximately $522,239,937.63 in respect of the “Initial Term Loans” (as defined in the Prepetition Credit Agreement) thereunder (the “Prepetition Initial Term Loans”), plus all accrued and unpaid interest thereon, fees, and expenses incurred in connection therewith (collectively, the “Prepetition Initial Term Loan Obligations”); and

(c)   Prepetition Incremental Term Loans: indebtedness currently outstanding under the Prepetition Credit Agreement, in the aggregate principal amount of approximately $78,750,000 in respect of the “Amendment No. 5 Incremental Term Loans” (as defined in the Prepetition Credit Agreement) thereunder (the “Prepetition Incremental Loans”, together with the Prepetition Initial Term Loans, the “Prepetition Term Loans”, and collectively, with the Prepetition Revolving Loans, the “Prepetition Loans”), plus all accrued and unpaid interest thereon, fees, and expenses incurred in connection therewith (collectively, the “Prepetition Incremental Term Loan Obligations”, and together with the Prepetition Initial Term Loan Obligations, the “Prepetition Term Loan Obligations”, and collectively with the Prepetition Revolving Loan Obligations, the “Prepetition Obligations”).

DIP Lenders:

The DIP Facility shall be provided by the DIP Lenders as set forth herein.

The term “DIP Lenders” shall mean, subject to the Syndication Procedures below, each “Lender” or “Affiliate” thereof with a DIP commitment (the “DIP Commitment”) listed in Schedule 2.01(A) to the DIP Credit Agreement that elects to fund such DIP Commitment through providing DIP Loans, together with their successors and assigns.

Pursuant to the DIP Credit Agreement and Restructuring Support Agreement (as defined herein), the DIP Commitments shall be fully backstopped and structured by certain First Lien Lenders or their affiliates (the “Backstop Parties”). The DIP Loans shall be available to all First Lien Lenders on a pro rata basis in accordance with procedures acceptable to the Backstop Parties.

Pursuant to syndication procedures acceptable to the Backstop Parties (the “Syndication Procedures”), all holders of First Lien Claims (who become parties to the Restructuring Support Agreement in accordance with its terms prior to the closing of the DIP Facility syndication process) will be eligible to subscribe for their pro rata share of the commitments to fund DIP Loans based on their respective pro rata holdings of their First Lien Claims by committing to purchase such DIP Loans from Jefferies Capital Services, LLC. The subscription period for these commitments pursuant to the Syndication Procedures shall be twenty (20) days from the Borrower Petition Date.

To the extent that a holder of First Lien Claims (i) does not execute the Restructuring Support Agreement (in which case, such holder shall have no right to subscribe for any portion of the DIP Facility) or (ii) executes the Restructuring Support Agreement but does not subscribe for its pro rata portion of the DIP Facility in accordance with the Syndication Procedures, then (in either case) each Backstop Party shall, severally and not jointly, increase its pro rata share of the DIP Facility for any portion of the DIP Facility that is not subscribed for by the holder of such First Lien Claims.

The DIP Loans will initially be funded by Jefferies Capital Services, LLC, as fronting lender (the “Fronting Lender”) and subsequently assigned to the initial DIP Lenders pursuant to the terms of a letter agreement between the Borrower and the Fronting Letter (the “Fronting Letter”).

DIP Agent:	Wilmington Trust, N.A. shall act as administrative agent and collateral agent with respect to the DIP Facility (in such capacity, the “DIP Agent”).

DIP Facility:

A senior secured superpriority priming debtor in possession facility in an aggregate principal amount of $100,000,000 (the “DIP Facility”) comprised of two or more draws of new money term loans (collectively, the “DIP Loans”) which (i) $62,500,000 of DIP Loans shall be made available to the Borrower in a single draw following entry of an order approving the DIP Facility on an interim basis on terms acceptable to the Required DIP Lenders (as defined herein) (the “Interim DIP Order”) and (ii) $37,500,000 of DIP Loans shall be made available to the Borrower following entry of an order approving the DIP Facility on a final basis on terms acceptable to the Required DIP Lenders (the “Final DIP Order” and together the Interim DIP Order, the “DIP Orders”), in each case in accordance with the terms of this DIP Term Sheet and the DIP Facility Documents.

All DIP Loans shall become due and payable on, and all unfunded DIP Commitments shall be terminated upon, the occurrence of a DIP Termination Event (as defined herein). Once repaid, DIP Loans shall not be reborrowed.

DIP Termination Event:

The “DIP Termination Event” with respect to the DIP Facility shall be the earliest to occur of:

(a) the date that is six (6) months after the Closing Date, subject to a single three (3) month extension at the request of the Borrower and with the consent of the Required DIP Lenders in their sole discretion;

(b) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court;

(c) the date on which the DIP Loans are accelerated as a result of an Event of Default and all unfunded DIP Commitments (if any) have been terminated in accordance with the DIP Credit Agreement, by operation of law or otherwise;

(d) the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code; and

(e) dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or appointment of a Chapter 11 trustee or examiner.

Amortization:	None.
DIP Priority Account and Use of Proceeds:

The proceeds of the DIP Loans shall be funded into a restricted account (such account, the “Restricted Account”) and released solely in accordance with the Approved Budget (as defined herein).

The proceeds of the DIP Loans shall be used, in each case, subject to the DIP Orders and in accordance with the Approved Budget:

(i)       for the payment of working capital and other general corporate needs of the Debtors in the ordinary course of business;

(ii)     for the payment of the fees, costs, and expenses of administering the Chapter 11 Cases;

(iii)     to pay obligations arising from or related to the Carve-Out (as defined in the DIP Orders);

(iv)     to pay such other prepetition obligations as approved by the Bankruptcy Court;

(v)     for the payment of the agency fees and reasonable and documented fees and expenses of the DIP Agent and the DIP Lenders owed under the DIP Facility Documents; and

(vi)     for other general corporate purposes.

DIP Facility Documents:

“Documentation Principles” means that the DIP Facility will be documented (i) in a credit agreement (the “DIP Credit Agreement”), which shall be based upon the Prepetition Credit Agreement and other customary guarantee, security, and other relevant documentation as mutually agreed by the Borrower and the Required DIP Lenders and (ii) through the terms of the DIP Orders (collectively, the “DIP Facility Documents”). It is agreed and understood that the DIP Credit Agreement will permit all transactions approved by Approved Budget and any subsequent Approved Budget, including any investments in foreign subsidiaries, and will permit the issuance or extension of two “Specified Letters of Credit” and the “Intact Contract”, each to be defined therein. Notwithstanding anything herein to the contrary, the DIP  Liens on the DIP Collateral shall be created and perfected by the Interim DIP Order and Final DIP Order, as applicable, and no mortgages or other perfection documentation or action (other than UCC-1 financing statements), including mortgages, control agreements, landlord waivers, foreign law perfection actions, third party consents or orders, or delivery of stock certificates or any other possessory collateral shall be required; provided that, upon the reasonable request of the DIP Lenders, the Loan Parties shall make filings or take any other actions with respect to the perfection of liens.

Interest Rates and Fees:	As set forth on Annex A-1 attached hereto and in any applicable fee letters.

Optional Prepayments:

The Borrower shall have the right at any time and from time to time to prepay any DIP Loan in whole or in part, without premium or penalty, subject to payment of the Exit Fee and without prejudice to the Backstop Premium.

Mandatory Prepayments:

Mandatory prepayments of the DIP Loans shall be required with 100% of the net cash proceeds from (A) the sale or other disposition of DIP Collateral outside the ordinary course of business, (B) any casualty events, insurance, and condemnation proceeds in respect of any DIP Collateral, (C) any non-permitted sale or issuance of debt for borrowed money, evidenced by bonds, notes, or debentures, and (D) any extraordinary receipts; provided however, any amounts otherwise required to be prepaid pursuant to clauses (B) or (D) above that have been deposited into the Restricted Account shall not be required to be repaid. The DIP Credit Agreement shall contain customary provisions permitting the DIP Lenders to decline to accept mandatory prepayments.

Security and Priority:

The DIP Obligations shall be, subject solely to (i) the Carve-Out and (ii) certain liens senior in priority by operation of law to the liens of the First Lien Lenders under the Prepetition Credit Agreement, but solely to the extent such liens were valid, properly perfected, and non‑avoidable as of the Petition Date, or valid, non-avoidable, senior priority liens in existence as of the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code (the “Permitted Liens”):

(a)     pursuant to section 364(c)(1) of the Bankruptcy Code, entitled to joint and several superpriority administrative expense claim status in all of the Chapter 11 Cases (the “DIP Superpriority Claims”); and

(b)   pursuant to sections 364(c)(2), 364(c)(3), and 364(d)(1) of the Bankruptcy Code, secured by fully perfected senior security interests and liens on the DIP Collateral (as defined herein) (collectively, the “DIP Liens”), in each case, as described in further detail in the DIP Orders.

The DIP Liens shall be effective and perfected upon entry of the DIP Orders without the necessity of the execution, filing, or recordation of mortgages, security agreements, pledge agreements, financing statements, account control agreements, or other agreements.

“DIP Collateral” means, subject to Documentation Principles (i) the Loan Parties’ interest in all assets and properties, whether tangible, intangible, real, personal, or mixed, whether now owned by or owing to, or hereafter acquired by, or arising in favor of, the Loan Parties (including under any trade names, styles, or derivations thereof), and whether owned or consigned by or to, or leased from or to, the Loan Parties, and regardless of where located, in each case to the extent such assets and properties constitute “Collateral” (as defined in the Prepetition Credit Agreement); and (ii) property of the Loan Parties, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date is not subject to valid, perfected, and non-avoidable liens (or perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b)) (subject only to the Carve-Out), including, without limitation, all unencumbered assets of the Loan Parties, all prepetition property and postpetition property of the Loan Parties’ estates, and the proceeds, products, rents, and profits thereof, whether arising from Bankruptcy Code section 552(b) or otherwise, including, without limitation, unencumbered cash (and any investment of such cash) of the Loan Parties (whether maintained with the DIP Agent or otherwise), all equipment, all goods, all accounts, cash, payment intangibles, bank accounts, and other deposit or securities accounts of the Loan Parties (including any accounts opened prior to, on, or after the Petition Date), insurance policies and proceeds thereof, equity interests, instruments, intercompany claims, accounts receivable, other rights to payment, all general intangibles, all contracts and contract rights, securities, investment property, letters of credit and letter of credit rights, chattel paper, all interest rate hedging agreements, all owned real estate, real property leaseholds, fixtures, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, all commercial tort claims, and all claims and causes of action (including the proceeds of any claim or cause of action arising under Chapter 5 of the Bankruptcy Code or any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law), and any and all proceeds of the foregoing, excluding the Excluded Assets. Notwithstanding anything to the contrary herein, to the extent a DIP Lien cannot attach to the DIP Collateral pursuant to applicable law, the DIP Liens granted pursuant to the DIP Orders shall attach to the Loan Parties’ economic rights, including, without limitation, any and all such proceeds of such DIP Collateral and any Excluded Assets.

“Excluded Assets” means, subject to the Documentation Principles, (i) property that cannot be subject to liens pursuant to applicable law, rule, contract, or regulation (including any requirement to obtain the consent (after the use of commercially reasonable efforts to obtain such consent) of any governmental authority or third party, unless such consent has been obtained) or restrictions of contract (including, without limitation, federal concessions as well as equipment leases and financing arrangements) existing on the Closing Date or the time of entry of such contract (other than to the extent such restriction is ineffective under the Uniform Commercial Code or other applicable law), (ii) any asset to the extent the provision of a security interest with respect to such asset would result in material and adverse tax consequences to the Borrower or any of its subsidiaries, to the extent consented by the Required DIP Lenders, and (iii) any asset where the cost of obtaining a security interest therein exceeds the practical benefit to the DIP Lenders, as determined in the sole discretion of the Required DIP Lenders; provided, however, that Excluded Assets referred to in clauses (i) through (iii) shall not include any proceeds, substitutions, or replacements of any Excluded Assets. Except as specified by the Required DIP Lenders, no Debtor shall be required to take any action under the law of any non-U.S. jurisdiction to create or perfect a security interest in any assets located outside the United States or any other assets that require such action, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required).

Carve-Out and Related Provisions:	As set forth in the DIP Orders.

Limitation on Use of Proceeds of DIP Facility:	As set forth in the DIP Orders.

Adequate Protection & Other Protections:	As set forth in the DIP Orders.

Termination of Consent to Use Cash Collateral:	Subject to the terms of the DIP Orders, the consensual use of cash collateral will be terminated upon the expiration of the Remedies Notice Period as described below.
Conditions Precedent to the Extension of Credit:

The extension of credit (the “Closing”; the date on which the Closing occurs, the “Closing Date”) under the DIP Facility shall be subject to the following conditions, unless waived by the Required DIP Lenders:

A.   DIP Agent’s fee letter and the Fronting Letter, in form and substance satisfactory to the DIP Agent and the Fronting Lender, respectively, shall have been executed and delivered by each party thereto.

B. The DIP Credit Agreement and all other applicable DIP Facility Documents shall have been executed and delivered by each party thereto.

C.   The Interim DIP Order, which shall be in form and substance satisfactory to Debtors, the DIP Agent, and the Required DIP Lenders, shall be in full force and effect and shall not have been vacated, reversed, modified, amended, or stayed in any respect.

D.   All fees and invoiced costs and expenses (including, without limitation, reasonable, documented, and invoiced legal fees and expenses) required to be paid to the Backstop Parties, the DIP Agent, and the DIP Lenders on or before the Closing Date shall have been paid.

E.   The DIP Agent and the DIP Lenders shall have received, prior to the Closing Date, in a form and substance reasonably satisfactory to the Required DIP Lenders, a thirteen (13)-week rolling cash flow budget for the period from the Closing Date through the end of such thirteen (13)-week period (such initial approved budget and subsequent budgets approved by the Required DIP Lenders as described below, the “Approved Budget”).

F.   The DIP Agent and the DIP Lenders shall have received, on or prior to the Closing Date, customary closing deliverables with respect to each Debtor addressing such customary matters as the DIP Lenders shall reasonably request, secretary’s certificates with organizational documents, resolutions, and incumbency certificates attached and officer’s closing certificate, in each case, in form and substance reasonably satisfactory to the Required DIP Lenders; provided, that, notwithstanding anything herein to the contrary, no legal opinions shall be required in connection with the DIP Facility.

G.   There shall exist no known unstayed action, suit, investigation, litigation, or proceeding with respect to the Borrower and its subsidiaries pending in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that would reasonably be expected to result in a Material Adverse Effect.

“Material Adverse Effect” shall mean any circumstance or condition that would individually or in the aggregate, have a material adverse effect on (i) the business, assets, operations, properties, or financial condition of the Borrower and its subsidiaries, taken as a whole (other than as a result of events leading up to and customarily resulting from the commencement of the Chapter 11 Cases and the continuation and prosecution thereof, including any decline in business relationships, reputation, or financial performance resulting from the Chapter 11 filing), (ii) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the DIP Orders and the other DIP Facility Documents (other than as a result of events leading up to and resulting from the commencement of the Chapter 11 Cases and the continuation and prosecution thereof), or (iii) the rights and remedies of the DIP Lenders or the DIP Agent under the DIP Orders and the other DIP Facility Documents; provided, that any effects resulting from changes in general economic conditions, financial markets, industry conditions, or geopolicial events, except to the extent such effects have a materially disproportionate impact on the Borrower relative to similarly situated companies, shall not constitute a Material Adverse Effect. No event shall constitute a Material Adverse Effect to the extent such event is expressly addressed by the Milestones or Budget Variances set forth in the DIP Facility Documents.

H.   Since the Petition Date, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Effect.

I.    All necessary and material governmental and third-party consents and approvals necessary in connection with the DIP Facility and the transactions contemplated thereby shall have been obtained on or prior to the Closing Date.

J.   The DIP Agent and each DIP Lender who has requested the same at least seven (7) business days before the Closing Date shall have received, no later than three (3) business days before the Closing Date, all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

K.   Granting to the DIP Agent, for the benefit of the DIP Agent and the DIP Lenders, valid and perfected liens, satisfactory to the Required DIP Lenders, via entry of the DIP Order, on the security interests in the DIP Collateral of the Loan Parties set forth in the “Security and Priority” section above; the Borrower shall have delivered Uniform Commercial Code financing statements with respect to the Borrower and the other Loan Parties, in suitable form for filing satisfactory to the Required DIP Lenders.

L.  The Restructuring Support Agreement, dated as of the date hereof, among the Company Parties and Consenting Creditors (as each such term is defined therein) (the “Restructuring Support Agreement”), shall be in full force and effect, shall not have been amended or modified without the consents required therein, and shall not have been terminated as to the Company Entities or the Consenting First Lien Lenders.

M.   All “first day orders” entered at the time of commencement of the Chapter 11 Cases and all “second day orders” shall be reasonably satisfactory to the Required DIP Lenders.

N.   No default or Event of Default shall exist or would result from such proposed funding or from the application of the proceeds therefrom.

O.   Representations and warranties of the Loan Parties in the DIP Facility Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects (after giving effect to any qualification therein)) on and as of the date of such funding or issuance, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

P.   The DIP Facility shall not violate any requirement of law, the violation of which constitutes or is reasonably expected to constitute a Material Adverse Effect, after giving effect to the DIP Orders, and any other order of the Bankruptcy Court, and shall not be enjoined, temporarily, preliminarily, or permanently.

Q.   The DIP Agent shall have received, a borrowing notice one (1) business day prior to funding in the form set forth in the DIP Facility Documents.

R.   All material “first day” orders shall have been entered on an interim basis or final basis, as applicable, and shall be reasonably satisfactory to the Required DIP Lenders.

S.    Satisfaction by the Debtors of all DIP Milestones (as defined herein) that were required under the DIP Facility Documents to have been satisfied as of the date of each borrowing.

T.   The DIP Order, which shall be in form and substance satisfactory to DIP Agent and the Required DIP Lenders, shall be in full force and effect and shall not have been vacated, reversed, modified, amended, or stayed in any respect.

U.   The Fronting Letter shall have been duly executed and delivered by each of the parties signatory thereto.

V.   The Fronting Lender shall have received the master consent to assignment duly executed and delivered by the Borrower and the DIP Agent.

The conditions precedent to subsequent borrowing and the withdrawals under the DIP Facility after the Closing Date shall be subject to the following conditions, unless waived by the Required DIP Lenders:

A.   entry of the Final DIP Order.

B.   The DIP Agent, for the benefit of the DIP Secured Parties (as defined in the Interim DIP Order), shall have valid, binding, enforceable, non-avoidable, and automatically and fully and perfected DIP Liens on, and security interest in, the DIP Collateral, in each case, as set forth in and having the priorities set forth in the Final DIP Order.

C.    The DIP Agent shall have received, a borrowing notice one (1) business day prior to funding in the form set forth in the DIP Facility Documents.

D.   The Restructuring Support Agreement shall be in full force and effect and shall not have been amended or modified without the consents required therein.

E.   Representations and warranties of the Loan Parties in the DIP Facility Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” qualifier, true and correct in all respects (after giving effect to any qualification therein)) on and as of the date of such funding or issuance, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

F.    At the time of and immediately after giving effect to such borrowing, no default or Event of Default shall have occurred and be continuing.

Representations and Warranties:	The DIP Facility Documents shall contain usual and customary representations and warranties, subject to the Documentation Principles.

Affirmative Covenants:	The DIP Facility Documents shall contain usual and customary affirmative covenants, subject to the Documentation Principles.

DIP Milestones:	The Debtors shall comply with all milestones set forth in Exhibit C to the Restructuring Support Agreement, as extended pursuant to the terms thereof (the “DIP Milestones”).

Negative Covenants:	The DIP Facility Documents shall contain usual and customary negative covenants, subject to the Documentation Principles.

Financial Covenants:	The DIP Facility will contain the following financial covenants:

Variance Covenant. As of the last date of each Test Period, (1) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating cash receipts of the Debtors shall not exceed 15% and (2) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating disbursements (other than professional fees and expenses incurred by the Debtors, the DIP Agent, and the advisors to the Backstop Parties) shall not exceed 15%, in each case, (collectively, the “Permitted Variances”). “Test Period” shall mean (i) initially, the period commencing on the Petition Date and ending on September 28, 2025 and (ii) thereafter, the four or five week period ending on the last Sunday of the month. For the avoidance of doubt, see Schedule 5.1(f) for the reporting period and Test Periods.

Minimum Liquidity Covenant. As of the last day of any month following the Closing Date, the Debtors shall maintain Liquidity of not less than $50,000,000.

“Liquidity” means as at any date of determination the amount of unrestricted cash of the Debtors at such time (including, for the avoidance of doubt, the proceeds of the DIP Facility including amounts that remain in the Restricted Account).

Budget and Reporting Requirements:

The Borrower shall provide: (i) on or prior to the Friday of each week, Approved Budget variance reports on a line-item basis and Liquidity reports, in each case, for the cumulative reporting period pursuant to Schedule 5.01(f) and a computation of Liquidity as of the preceding calendar week-end; and (ii) in accordance with Schedule 5.01(f) (or, at the option of the Borrower, more frequently), an updated forecast on a rolling 13-week basis, in form and substance reasonably satisfactory to the Required DIP Lenders in their sole discretion (the “Updated Budget”), which shall become the then Approved Budget upon approval by Required DIP Lenders in their sole discretion (and to the extent any Updated Budget is not approved by the Required DIP Lenders, the Approved Budget that is then in effect shall continue to constitute the Approved Budget for purposes of the DIP Facility); provided, however, that (i) the Updated Budget will be deemed approved unless the Required DIP Lenders provide written notice of their objection thereto (email being sufficient) within three (3) Business Days of the delivery of such Updated Budget, and during such period, the Initial DIP Budget or most recent Approved Budget, as applicable, shall remain in effect (the “Interim Approval Period”), (ii) following the Interim Approval Period, if no objection is received from the Required DIP Lenders pursuant to clause (i) of this proviso, the Updated Budget shall be deemed the Approved Budget (it being understood that the Approved Budget shall be the initial Approved Budget until superseded by an approved Updated Budget), and (iii) the Required DIP Lenders shall not have any obligation to approve any Updated Budget.

Events of Default:

The DIP Credit Agreement will contain events of default typical for facilities of this type and otherwise based on the events of default set forth in the Prepetition Credit Agreement and reasonably acceptable to the Required DIP Lenders (collectively the “Events of Default”), including, without limitation, the following:

(i) the entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(ii) the entry of an order appointing a chapter 11 trustee or a responsible officer having expanded powers, or similar person, in any of the Chapter 11 Cases;

(iii) the entry of an order staying, reversing, vacating, or otherwise modifying any of the DIP Orders, in each case, in a manner adverse in any respect to the DIP Agent or any DIP Lenders;

(iv) the entry of an order in any of the Chapter 11 Cases appointing an examiner having expanded powers relating to the operation of the Debtors’ business (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code);

(v) the entry of an order in any of the Chapter 11 Cases confirming a plan that is inconsistent with the Restructuring Support Agreement;

(vi) the entry of an order in any of the Chapter 11 Cases granting adequate protection to any other person other than as set forth in the DIP Orders or as consented to by the Required DIP Lenders;

(vii) other than with respect to the Carve-Out, the entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Loan Parties or imposing any additional conditions thereon;

(viii) the entry of a final, non-appealable order in any of the Chapter 11 Cases charging any of the DIP Collateral under section 506(c) of the Bankruptcy Code against the DIP Agent, any DIP Lenders, the First Lien Lenders or any holders of Second Lien Notes;

(ix) other than the DIP Orders, the entry of an order in any of the Chapter 11 Cases seeking authority to use cash collateral or to obtain financing under section 364 of the Bankruptcy Code;

(x) the entry of a final, non-appealable order in any of the Chapter 11 Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to (i) proceed against any assets of the Loan Parties in excess of $5,000,000 in the aggregate or (ii) pursue other actions that would have a Material Adverse Effect on the Debtors or their estates;

(xi) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (x) above;

(xii) the Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties or any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist, or otherwise participate as an adverse party in any suit or other proceeding against the DIP Agent, any of the DIP Lenders, any First Lien Lenders or any holders of Second Lien Notes and their respective rights, remedies, and claims under or related to the DIP Facility or the DIP Orders in any of the Chapter 11 Cases or inconsistent with the DIP Facility Documents and the DIP Orders, including with respect to the Debtors’ stipulations, admissions, agreements, and releases contained in the applicable orders;

(xiii) filing of a chapter 11 plan or disclosure statement that is not reasonably acceptable to the Required DIP Lenders in their sole discretion;

(xiv) entry of an order or filing of any document by any of the Debtors in any of the Chapter 11 Cases granting or seeking to grant, other than in respect of the DIP Facility and the Carve-Out or as otherwise permitted under the applicable DIP Facility Documents or the DIP Orders, any superpriority administrative expense claim status in the Chapter 11 Cases pursuant to section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the DIP Agent and the DIP Lenders under the DIP Facility or secured by liens pari passu with or senior to the liens securing the Prepetition Obligations or the adequate protection liens granted to the First Lien Lenders or holders of Second Lien Notes, as applicable;

(xv) any of the Loan Parties or any of their subsidiaries shall seek, support (including by filing a pleading in support thereof) or fail to contest in good faith any of the matters set forth in clauses (i) through (xiv) above;

(xvi) the making of any payments in respect of Prepetition Obligations, Second Lien Notes or indebtedness under the Unsecured Notes Indenture other than (a) as permitted by the DIP Orders, (b) as permitted by any “first day” orders satisfactory to the Required DIP Lenders, (c) as set forth under the Approved Budget (subject to Permitted Variances) or (d) approved by the Required DIP Lenders in their sole discretion;

(xvii) the Loan Parties or any of their subsidiaries shall fail to comply with the terms of any of the DIP Orders;

(xviii) the Loan Parties or any of their subsidiaries, or any person claiming by or through the Loan Parties or any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist, or otherwise participate as an adverse party in any suit or other proceeding against the agents under the Prepetition Facilities, the Second Lien Claims or any of the lenders or creditors under the Prepetition Facilities or Second Lien Noteholders relating to the Prepetition Facilities or Second Lien Notes Claims, as applicable, in their capacities as such;

(xix) without the consent of the Required DIP Lenders, any Debtor shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Loan Parties;

(xx) the Bankruptcy Court shall enter an order denying, terminating, or modifying (a) the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code or (b) the exclusive right of any Debtor to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, unless such order was entered as a result of a request by, or received support from, the Required DIP Lenders;

(xxi) without the consent of the Required DIP Lenders, the Bankruptcy Court enters an order approving a sale transaction;

(xxii) the termination of the Restructuring Support Agreement;

(xxiii) failure to comply with DIP Milestones; or

(xxiv) additional customary events of default relating to the Chapter 11 Cases.

Upon the occurrence and during the continuation of a DIP Termination Event, following delivery by the DIP Agent (at the direction of the Required DIP Lenders) of written notice, on not less than 5 business days’ notice date (the “Remedies Notice Period”), to the Debtors and Debtors’ counsel, the U.S. Trustee, and any Creditors’ Committee, the automatic stay under section 362 of the Bankruptcy Code shall be deemed modified to the extent necessary to permit the DIP Agent (acting at the direction of the Required DIP Lenders under the DIP Facility Documents) to declare the occurrence of a DIP Termination Event and, upon expiration of the Remedies Notice Period unless otherwise order by the Bankruptcy Court, to (i) terminate, reduce, or restrict the DIP Commitments (to the extent any such commitment remains), (ii) accelerate and declare all DIP Obligations to be immediately due and payable, (iii) terminate the DIP Facility and the DIP Facility Documents as to any further liability or obligation thereunder, but without affecting the DIP Liens, the DIP Superpriority Claims, or the DIP Obligations, (iv) terminate, restrict, or revoke the ability of the Debtors to use cash collateral, (v) charge interest at the default rate set forth in the DIP Facility Documents, and/or (vi) exercise or enforce any rights and remedies against the DIP Collateral as set forth in the DIP Facility Documents or under applicable law (subject to any applicable intercreditor provisions set forth in the DIP Orders and the relative rights and priorities set forth in the DIP Order); provided, however, that the Debtors and the Creditors’ Committee (if appointed) may, during the Remedies Notice Period, be entitled to seek emergency relief before the Bankruptcy Court, subject to the Bankruptcy Court’s availability (“Emergency Motion”) (in which case, the Remedies Notice Period shall automatically extend until the Bankruptcy Court’s adjudication of such Emergency Motion). Unless the Bankruptcy Court orders otherwise, upon the expiration of the Remedies Notice Period (subject to extension in the event an Emergency Motion is filed), the automatic stay shall automatically be deemed terminated, without further notice, hearing, or order of the Bankruptcy Court, and the DIP Agent (acting at the instruction of the Required DIP Lenders under the DIP Facility Documents) shall be permitted to exercise all remedies set forth in the DIP Orders and in the DIP Facility Documents or applicable law, and the Debtors’ right to use any cash collateral shall immediately cease.

Right to Credit Bid:

Subject to the terms of the DIP Order, to the extent provided in section 363(k) of the Bankruptcy Code and applicable law, the DIP Agent, or any assignee or designee of the DIP Agent, acting at the direction of the Required DIP Lenders and on behalf of the DIP Lenders, shall have the right to credit bid up to the full amount of the DIP Obligations in the sale of any of the Debtors’ assets, including pursuant to (i) Bankruptcy Code section 363, (ii) a plan of reorganization or a plan of liquidation under Bankruptcy Code section 1129 or (iii) a sale or disposition by a chapter 7 trustee for any Debtor under Bankruptcy Code section 725. The DIP Agent and the DIP Lenders shall have the absolute right to assign, sell, or otherwise dispose of their respective rights to credit bid in connection with any credit bid by or on behalf of the DIP Agent and/or the DIP Lenders to any acquisition entity or joint venture formed in connection with such bid.

Expenses and Indemnification:

The Borrower and each Guarantor shall jointly and severally pay or reimburse the reasonable and documented fees and out-of-pocket costs and expenses incurred by the DIP Agent and the Backstop Parties (including the fees and out-of-pocket costs and expenses of Paul Hastings LLP), in each case, in connection with (i) the Chapter 11 Cases generally, (ii) the preparation, negotiation, and execution of the DIP Facility Documents, (iii) the funding of the DIP Facility, (iv) the creation, perfection, or protection of the liens under the DIP Facility Documents (including all search, filing, and recording fees) and (v) the on-going administration of the DIP Facility Documents (including the preparation, negotiation, and execution of any amendments, consents, waivers, assignments, restatements, or supplements thereto).

The Borrower and each Guarantor shall jointly and severally pay or reimburse the reasonable and documented fees and out-of-pocket costs and expenses incurred by the DIP Agent and the Backstop Parties.

The DIP Facility Documents will contain customary indemnification provisions by the Borrower and each Guarantor (jointly and severally) in favor of the DIP Agent and the Backstop Parties and each of their respective affiliates, successors and assigns and the respective partners, officers, directors, employees, agents, advisors, controlling persons, and members of each of the foregoing and attorneys and representatives of each of the foregoing (each, an “Indemnified Person”); provided that no Indemnified Person will be indemnified for any losses, claims, damages, liabilities, or related expenses to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred primarily by reason of the gross negligence or willful misconduct of such Indemnified Person.

The payment of all professional fees and expenses shall be made without the necessity of filing fee applications with the Bankruptcy Court or compliance with the U.S. Trustee’s guidelines and shall not be subject to further application to or approval of the Bankruptcy Court; provided, however, each such professional shall provide summary copies of its invoices (which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of their invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine) to counsel to the Debtors, the U.S. Trustee, and counsel to the Creditors’ Committee (collectively, the “Review Parties”). Any objections raised by any Review Party with respect to such invoices must be in writing (emailing being sufficient) and state with particularity the grounds therefor and must be submitted to the affected professional within ten (10) calendar days after delivery of such invoices to the Review Parties (such ten (10) day calendar period, the “Review Period”). If no written (email being sufficient) objection is received prior to the expiration of the Review Period from the Review Parties, the Debtors shall promptly pay such invoices following the expiration of the Review Period. If an objection is received within the Review Period from the Review Parties, the Debtors shall promptly pay the undisputed amount of the invoice, and the disputed portion of such invoice shall not be paid until such dispute is resolved by agreement between the affected professional and the objecting party or by order of the Bankruptcy Court.

The Borrower and each Guarantor shall jointly and severally pay or reimburse the Fronting Lender for all reasonable and documented out-of-pocket costs and expenses as set forth in the Fronting Letter.

Assignments and Participations:

Subject to Documentation Principles, the DIP Lenders may assign all or any part of the DIP Loans or the DIP Commitments from time to time with the consent of the Borrower, which consent shall not be unreasonably withheld, conditioned, or delayed; provided that no consent of the Borrower shall be required (i) during the continuance of an Event of Default, (ii) for any assignment to a DIP Lender, an Affiliate of a DIP Lender, an Approved Fund, or any other person that has become a party to the Restructuring Support Agreement pursuant to the terms thereof; or (iii) for any assignment by the Fronting Lender pursuant to the syndication in accordance with the Fronting Letter. The parties to each assignment shall execute and deliver to the DIP Agent an assignment agreement in a form acceptable to the DIP Agent (an “Assignment Agreement”). Subject to receipt and recording thereof by the DIP Agent, from and after the date specified in the applicable Assignment Agreement, the assignee thereunder shall be a party to the DIP Credit Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a DIP Lender thereunder, and the assigning DIP Lender thereunder shall, to the extent of the interest assigned under such Assignment Agreement, be released from its obligations thereunder. The DIP Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment (it being understood that such fee shall only be required to be paid once with respect to a block of trades by any DIP Lenders and/or Affiliate or Approved Fund thereof), except with respect to any assignment to a DIP Lender, an Affiliate of a DIP Lender, an Approved Fund, or any other person that has become a party to the Restructuring Support Agreement pursuant to the terms thereof, or in connection with any assignment by the Fronting Lender of DIP Loans. The minimum assignment amount (other than with respect to the assignment by the Fronting Lender) shall be $250,000 (or if less than $250,000, the total amount held by such assigning DIP Lender). As used herein, the term “Approved Fund” means, with respect to any DIP Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding, or otherwise investing in commercial loans or notes and similar extensions of credit in the ordinary course of its activities that is administered, advised, or managed by (a) such DIP Lender, (b) an Affiliate of such DIP Lender or (c) an entity or an Affiliate of an entity that administers, advises, or manages such DIP Lender.

No assignment of DIP Loans or DIP Commitments shall be permitted unless the applicable assignee executes and agrees to be bound by the Restructuring Support Agreement and the transactions contemplated therein.

Amendments:

Amendments, consents, waivers, supplements, or other modifications to DIP Facility Documents shall require the prior written (email being sufficient) consent of the Loan Parties and the DIP Lenders holding greater than 50.01% of outstanding DIP Loans and unfunded DIP Commitments in effect at such time (the “Required DIP Lenders”).

Notwithstanding the foregoing: (a) any amendment, consent, waiver, supplement or modification to any DIP Facility Document that (i) increases the DIP Commitments of any DIP Lender, (ii) decreases the amount of or postpones the payment of any scheduled principal, interest, or fees payable to any DIP Lenders, (iii) altering the pro rata nature of disbursements by or payments to DIP Lenders or the application of mandatory prepayments in this DIP Term Sheet, (iv) amends or modifies the definition of “Required DIP Lenders” or any provision of this section “Amendments”, (v) releases all or substantially all of the value of the guarantees by the Guarantors, or (vi) releases the security interest in all or substantially all of the DIP Collateral other than in connection with a disposition approved by an order of the Bankruptcy Court with the prior written consent of the Required DIP Lenders, in each case, shall require the written consent of each DIP Lenders directly and adversely affected thereby and (b) no amendment, consent, waiver, supplement, or other modification shall amend, modify or otherwise affect the rights or obligations of, or any provision for the benefit of, or duties of the DIP Agent without the prior written consent of the DIP Agent. In addition, the (x) subordination of the DIP Liens to liens securing any other debt and/or (y) subordination of any DIP Obligations in right of payment to the payment of any other debt, in each case, shall require the consent of each DIP Lenders directly and adversely affected thereby; provided that, notwithstanding the foregoing, the DIP Liens may be subordinated to liens securing such other debt and/or the DIP Obligations may be subordinated in right of payment to such other debt, in each case, solely to the extent that such debt is provided by one or more existing DIP Lenders and each other DIP Lenders is offered a bona fide right to provide its pro rata share of such other debt on not less than five (5) Business Days’ notice.

Miscellaneous:

The DIP Facility Documents will include the following (in each case consistent with the Documentation Principles and customary for debtor in possession financings of this type): (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs (including the Dodd-Frank Act and Basel III related gross-ups notwithstanding the date of enactment of the applicable law or regulation thereunder, subject to prompt notice requirements) and payments free and clear of withholding taxes (in each case, subject to customary exceptions and qualifications)), (ii) waivers of consequential damages and jury trial, and (iii) customary agency, set-off and sharing language.

Governing Law and Submission to Exclusive Jurisdiction:

State of New York (and, to the extent applicable, the Bankruptcy Code and Bankruptcy Court), without giving effect to any conflicts of laws provision that would dictate the application of another jurisdiction’s laws. The Debtors submit to the exclusive jurisdiction of the Bankruptcy Court and waive any right to trial by jury.

DIP Orders Govern:

Notwithstanding anything to the contrary in any DIP Facility Documents, the provisions of the DIP Facility Documents shall be subject to the terms of the DIP Orders. In the event of a conflict between the terms of the DIP Orders and the DIP Facility Documents, the terms of the DIP Orders shall govern and control.

Treatment Under Plan	The DIP Facility shall be converted into an exit term loan upon in connection with a chapter 11 plan in accordance with the Restructuring Support Agreement.

ANNEX A-1

Senior Secured Debtor in Possession Facility

Interest Rates and Fees

Interest Rates:

At the option of the Borrower, DIP Loans will bear interest at a rate per annum equal to (a) Term SOFR plus 7.00% per annum or (b) Alternate Base Rate plus 6.00% per annum. Interest shall be payable in cash.

Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year. Interest shall be payable in arrears on the last Business Day of each month, regardless of whether interest accrues based on Term SOFR or the Alternate Base Rate.

OID:	All DIP Loans shall be made net of 2.00% original issue discount.

Exit Payment:

3.00% payable in cash upon any repayment, prepayment, maturity or acceleration (including, for the avoidance of doubt, conversion to exit term loans in connection with a chapter 11 plan in accordance with the Restructuring Support Agreement).

Backstop Premium	The Backstop Premium (as defined in the Backstop Commitment letter), as applicable.

Default Rate:	2.00% per annum at all times automatically following the occurrence and during the continuation of a payment Event of Default under the DIP Facility.

Definitions:	Each capitalized term used in this Annex A-1 that is not defined in this Annex A-1 has the meaning assigned to such term in Annex A-2, unless such term is otherwise defined in this DIP Term Sheet.

ANNEX A-2

Senior Secured Debtor in Possession Facility

Certain Definitions

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the sum of the Term SOFR for a one-month tenor in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, respectively.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City, or Wilmington, Delaware are required or authorized to remain closed; provided, however, that when used in connection with the borrowing or repayment of DIP Loans that bear interest at a rate based on Term SOFR, the term “Business Day” shall mean any U.S. Government Securities Business Day.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the DIP Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than the Floor, such rate shall be deemed to be the Floor.

“Floor” shall mean 1.0% per annum.

“Interest Period” shall mean, as to any borrowing of DIP Loans that bear interest at a rate based on Term SOFR, the period commencing on the date of such borrowing or issuance (including as a result of a conversion of DIP Loans that bear interest at a rate based on the Alternate Base Rate to a rate based on Term SOFR) or on the last day of the preceding Interest Period applicable to such borrowing or issuance and ending on (but excluding) the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one month thereafter; provided that if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by DIP Agent) or any similar release by the Federal Reserve Board (as determined by DIP Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means:

(a)         for any calculation with respect to DIP Loans that bear interest a rate based on Term SOFR, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (to be defined in the DIP Credit Agreement) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)         for any calculation with respect to DIP Loans that bear interest a rate based on the Alternate Base Rate, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the DIP Lenders in their reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Annex 3

New Warrants Term Sheet

Agreed Form

Warrant Term Sheet

This term sheet (including all exhibits, annexes, appendices and schedules to this term sheet, as amended, supplemented or otherwise modified from time to time, this “Term Sheet”) summarizes certain material terms and conditions of each tranche of Warrants (as defined below) to be structured pursuant to the terms and conditions of the Restructuring Support Agreement to which this Term Sheet is attached (the “Restructuring Support Agreement”) and issued in connection with the Plan contemplated under the Restructuring Support Agreement. This Term Sheet does not summarize all terms, conditions, representations and other provisions with respect to the transactions referred to herein, which will be set forth in the Definitive Documents with respect to each tranche of Warrants and further determined in accordance with the Restructuring Support Agreement and the Plan. Capitalized terms used herein but not otherwise defined have the meanings given to such terms in the Restructuring Support Agreement.

Issuer	Reorganized Parent (the “Issuer”)[1]

Security

The following securities (the “Warrants”) will be issued by the Issuer on the Effective Date to the Second Lien Noteholders

●    New Series A warrants (the “Series A Warrants”) exercisable for an aggregate 15%[2] of the number of New Common Interests issued and outstanding on the Effective Date after giving effect to the consummation of the Restructuring and assuming the full exercise of the Series A Warrants but subject to dilution by New Common Interests issued pursuant to the Series B Warrants (as defined below), the Series C Warrants (as defined below) and the MIP;

●    New Series B warrants (the “Series B Warrants”) exercisable for an aggregate 15%[3] of the number of New Common Interests issued and outstanding on the Effective Date after giving effect to the consummation of the Restructuring and assuming the full exercise of the Series A Warrants and the Series B Warrants but subject to dilution by New Common Interests issued pursuant to the Series C Warrants and the MIP; and

●    New Series C warrants (the “Series C Warrants”) exercisable for an aggregate 15%[4] of the number of New Common Interests issued and outstanding on the Effective Date after giving effect to the consummation of the Restructuring and assuming the full exercise of the Warrants but subject to dilution by New Common Interests issued pursuant to the MIP.

[1]

This Term Sheet assumes that the Reorganized Parent will be formed as a corporation. If the Reorganized Parent is instead organized as a limited liability company, the Warrants may be replaced with “unit” series providing for substantially the same rights and economics as would have been provided for Warrants if the Reorganized Parent were instead formed as a corporation.

[2]	To be adjusted depending on takeback term loan sizing.
[3]	To be adjusted depending on takeback term loan sizing.
[4]	To be adjusted depending on takeback term loan sizing.

Exercise Price

The Series A Warrants will have an initial exercise price per share equal to (i) the total equity value implied by a total enterprise value of the Issuer as of the Effective Date (after giving effect to the Restructuring) of $971,000,000 divided by (ii) the number of New Common Interests issued and outstanding on the Effective Date after giving effect to the consummation of the Restructuring and assuming the full exercise of the Series A Warrants.

The Series B Warrants will have an initial exercise price per share equal to (i) the total equity value implied by a total enterprise value of the Issuer as of the Effective Date (after giving effect to the Restructuring) of $1,058,100,000 divided by (ii) the number of New Common Interests issued and outstanding on the Effective Date after giving effect to the consummation of the Restructuring and assuming the full exercise of the Series A Warrants and the Series B Warrants.

The Series C Warrants will have an initial exercise price per share equal to (i) the total equity value implied by a total enterprise value of the Issuer as of the Effective Date (after giving effect to the Restructuring) of $1,145,200,000 divided by (ii) the number of New Common Interests issued and outstanding on the Effective Date after giving effect to the consummation of the Restructuring and assuming the full exercise of the Warrants.

Expiration Date	The Warrants will automatically expire on the five (5) year anniversary of the Effective Date (such date, the “Expiration Date”).

Exercisability	Each whole Warrant may be exercised for one New Common Interest, subject to adjustment. Each Warrant may be exercised at any time and from time to time at the option of the holder thereof.

The issuance of New Common Interests pursuant to the exercise of Warrants will be subject to payment in full by the holder of such Warrants of the applicable aggregate exercise price by wire transfer of immediately available funds to the Issuer or by “cashless” exercise based on the value of New Common Interests as of the time of exercise as set forth in the Definitive Documents with respect to the Warrants.

Issuance

The Warrants and the New Common Interests issuable upon exercise of the Warrants will be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code or another available exemption from registration.

2

Adjustments

The number of New Common Interests issuable upon exercise of, and the exercise price per New Common Interest of, each Warrant will be adjusted for, among other events, (i) corporate structural events (e.g., recapitalizations, reclassifications, splits, reverse splits, reorganizations, consolidations, mergers, dividends and distributions in New Common Interests, tender offers and exchange offers), (ii) dividends and distributions of property or securities (including cash and rights to participate in equity issuances) and (iii) issuances of New Common Interests below a threshold price with such threshold and adjustment mechanics to be set forth in the applicable Definitive Documents. No adjustment will be made for issuances pursuant to the MIP.

Change of Control
Protection

The Warrants will not have Black Scholes protection. Any outstanding Warrants will be automatically exercised on a cashless basis in connection with any change of control transaction or listing event, each as will be defined in the Definitive Documents governing the Warrants.

Notices

The Issuer will provide holders of the Warrants at least 15 Business Days’ prior written notice before establishing a record date of the New Common Interests for purposes of customary equityholder events (e.g., recapitalizations, reclassifications, splits, reverse splits, reorganizations, consolidations, mergers, dividends and distributions in New Common Interests, tender offers and exchange offers).

Redemption	The Warrants will not be subject to redemption by the Issuer or any other Person.

Transfer Restrictions

The Warrants will be transferable, subject to, among other things, restrictions under applicable law and customary restrictions to prevent the Reorganized Parent from being required to register as a public company under the Exchange Act.

Amendments

All amendments to the Warrants (other than purely administrative amendments) will require the consent of holders of not less than a majority of the applicable series of Warrants, except that any amendment that has the effect of increasing the exercise price of such Warrants or amending the Expiration Date to an earlier date will require the consent of each affected Warrant holder.

Voting Rights;
Participation

Holders of the Warrants will have no voting or other rights to participate as a holder of New Common Interests on account of such Warrants unless and until such Warrants are exercised for New Common Interests, in which case the holder will have the same voting rights with respect to the New Common Interests acquired on exercise (but not any remaining Warrants) as applicable to any other New Common Interest.

3

ERISA

By accepting a Warrant, the holder of such Warrant will be deemed to represent that either (i) it does not hold “plan assets” subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) its acquisition, holding and exercise of Warrants will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Form; Documentation

The Warrants will be evidenced by certificates or issued in direct registration format. In addition to the terms specified in this Term Sheet, the Definitive Documents for each of the Warrants will contain customary terms for transactions of this nature.

Warrant Agent	A Person acceptable to the Required Consenting Creditors.

Governing Law	New York.

4

Exhibit B

Joinder Agreement

FORM OF JOINDER AGREEMENT FOR CONSENTING CREDITORS

This Joinder Agreement to the Restructuring Support Agreement, dated as of [_______], 2025 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), between the Company Entities, and the Consenting Creditors, each as defined in the Agreement, is executed and delivered by ________________________________ (the “Joining Party”) as of ______________, 2025. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.    Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions thereof).

2.    Effectiveness. Upon (i) delivery of a signature page for this joinder and (ii) written acknowledgement by the Company Entities, the Joining Party shall hereafter be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

3.    Representations and Warranties. With respect to the aggregate principal amount of Claims set forth below its name on the signature page hereto, the Joining Party hereby makes the representation and warranties of the Consenting Creditors, as set forth in Article 10 of the Agreement to each other Party to the Agreement.

4.    Governing Law. This joinder agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this joinder to be executed as of the date first written above.

[JOINING PARTY]

By: Name: Title:

Claims (principal amount)
- First Lien Claims	US$
- Second Lien Claims

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

MODIVCARE INC. (on behalf of the Company Entities)

By: Name: Title:

Exhibit C

Milestones

The following milestones shall apply to the Chapter 11 Cases (the “Milestones”), unless the applicable Milestone is extended or waived with the prior written consent of the Required Consenting First Lien Lenders (email from the First Lien Agent and Consenting Creditor Counsel being sufficient):

1.    Commencement of the Chapter 11 Cases. The Company Entities shall commence the Chapter 11 Cases for each of the Company Entities by not later than 11:59 p.m. prevailing Eastern Time on August 20, 2025.

2.    Entry of the Interim DIP Order. The Bankruptcy Court shall have entered the Interim DIP Order by not later than three (3) calendar days following the Petition Date.

3.    Filing of the Plan and Disclosure Statement. The Company Entities shall file the Plan, Disclosure Statement, and the motion for approval of the Disclosure Statement and Solicitation Materials by not later than 15 calendar days following the Petition Date.

4.    Entry of the Final DIP Order. The Bankruptcy Court shall have entered the Final DIP Order by not later than 45 calendar days following the Petition Date.

5.    Entry of the Solicitation Procedures Order. The Bankruptcy Court shall have entered the Solicitation Procedures Order by not later than 45 calendar days following the Petition Date.

6.    Confirmation Order. At or prior to 11:59 p.m. prevailing Eastern Time on the date that is 90 calendar days following the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order.

7.    Occurrence of the Effective Date. At or prior to 11:59 p.m. prevailing Eastern Time on the date that is 110 calendar days following the Petition Date, the Effective Date shall have occurred.

Exhibit D

Proposed Interim DIP Order

LW DRAFT 8.19.25

Subject to FRE 408

Privileged and Confidential

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

------------------------------------------------------------ In re: MODIVCARE INC., et al., Debtors.[10] ------------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 25-_______ (____) (Jointly Administered)

INTERIM ORDER (A) AUTHORIZING THE DEBTORS TO OBTAIN POSTPETITION FINANCING, (B) GRANTING LIENS AND PROVIDING CLAIMS WITH SUPERPRIORITY ADMINISTRATIVE EXPENSE STATUS, (C) AUTHORIZING THE USE OF CASH COLLATERAL, (D) MODIFYING THE AUTOMATIC STAY, (E) SCHEDULING A FINAL HEARING, AND (F) GRANTING RELATED RELIEF

Upon the emergency motion, dated August [ ● ], 2025 (the “DIP Motion”), of ModivCare Inc. and the other debtors and debtors-in-possession (collectively, the “Debtors”), in the above-referenced chapter 11 cases (these “Chapter 11 Cases”), seeking entry of an interim order (this “Interim Order”) pursuant to sections 105, 361, 362, 363, 364(c), 364(d), 364(e), 503, 507, and 552 of chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), Rules 2002-1, 4001-1(b), 4002-1, and 9013-1 of the Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”), and the Procedures for Complex Cases in the Southern District of Texas (the “Complex Case Procedures”), that, among other things:

[10]

A complete list of each of the Debtors in these chapter 11 cases (the “Chapter 11 Cases”) and the last four digits of each Debtor’s taxpayer identification number (if applicable) may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://www.veritaglobal.net/ModivCare. Debtor ModivCare Inc.’s principal place of business and the Debtors’ service address in these Chapter 11 Cases is 6900 E. Layton Avenue, Suite 1100 & 1200, Denver, Colorado 80237.

(i)

authorizes the Debtor designated as “Borrower” under, and as defined in, the DIP Credit Agreement (as defined below) (the “Borrower”) to obtain, and the other guarantors (the “DIP Guarantors”) under the DIP Loan Documents (as defined below) to unconditionally guaranty, jointly and severally, the Borrower’s obligations in respect of, senior secured priming and superpriority postpetition financing, which if approved on a final basis would consist of a term loan facility for up to $100 million in principal amount (the “DIP Facility”) and loans extended under the DIP Facility, (the “DIP Loans”), pursuant to the terms of (x) this Interim Order, (y) that certain Superpriority Secured Debtor in Possession Credit Agreement dated as of the August [ ● ], 2025 (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “DIP Credit Agreement”),[11] by and among the Borrower, the DIP Guarantors, Wilmington Trust, as administrative agent and collateral agent (in such capacity, collectively, the “DIP Agent”), and the other financial institutions party to the DIP Credit Agreement as “Lenders” under, and as defined in, the DIP Credit Agreement (collectively, the “DIP Lenders,” and together with the DIP Agent and any other party to which DIP Obligations (as defined below) are owed, the “DIP Secured Parties”), in substantially the form attached as Exhibit A hereto, and (z) any and all other Loan Documents (as defined in the DIP Credit Agreement, and together with the DIP Credit Agreement, collectively, the “DIP Loan Documents”), to: (A) fund, among other things, ongoing working capital, general corporate expenditures and other financing needs of the Debtors (including Allowed Professional Fees), (B) pay certain adequate protection amounts to the Prepetition First Lien Secured Parties (as defined below) as described below, (C) pay certain transaction fees and other costs and expenses of administration of the Chapter 11 Cases, and (D) pay fees and expenses (including reasonable attorneys’ fees and expenses) and interest owed to the DIP Secured Parties under the DIP Loan Documents and this Interim Order;

(ii)

approves the terms of, and authorizes the Debtors to execute and deliver, and perform under, the DIP Loan Documents (including, without limitation the DIP Backstop Commitment Letters and the Backstop Premium thereunder) and authorizes and empowers the Debtors to perform such other and further acts as may be required in connection with the DIP Loan Documents and this Interim Order;

(iii)

grants (x) to the DIP Agent, for the benefit of itself and the other DIP Secured Parties, Liens on all of the DIP Collateral (as defined below) pursuant to sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code, which Liens shall be senior to the Primed Liens (as defined below) and shall be junior solely to the Carve-Out (as defined below) and any valid, enforceable and non-avoidable Liens that are (A) in existence on the Petition Date (as defined below), (B) either perfected as of the Petition Date or perfected subsequent to the Petition Date solely to the extent permitted by section 546(b) of the Bankruptcy Code, and (C) senior in priority to the Prepetition First Liens (as defined below) and Prepetition Second Liens (as defined below) after giving effect to any intercreditor or subordination agreement (all such Liens, collectively, the “Prepetition Prior Liens”) and (y) to the DIP Secured Parties, pursuant to section 364(c)(1) of the Bankruptcy Code, superpriority administrative claims (junior solely to the Carve-Out) having recourse to all prepetition and postpetition property of the Debtors’ estates, now owned or hereafter acquired and the proceeds of each of the foregoing, including,[12] upon entry of this Interim Order, any proceeds of actions brought under section 549 of the Bankruptcy Code, and upon entry of the Final Order, the proceeds of Avoidance Actions (as defined below), and in all respects with respect to clauses (x) and (y) shall be subject to the relative priorities set forth on Schedule 2 hereto;

[11]	Unless otherwise specified herein, all capitalized terms used herein without definition shall have the respective meanings given to such terms in the DIP Credit Agreement.
[12]	As used herein, the words “including” or “include” and variations thereof shall not be deemed to be terms of limitation and shall be deemed to be followed by the words “without limitation.”
2

(iv)

authorizes the Debtors to use “cash collateral,” as such term is defined in section 363(a) of the Bankruptcy Code (the “Cash Collateral”), including Cash Collateral in which the Prepetition First Lien Secured Parties (as defined below), the Prepetition Second Lien Secured Parties (as defined below) and/or the DIP Secured Parties have a Lien or other interest, in each case whether existing on the Petition Date, arising pursuant to this Interim Order or otherwise;

(v)

modifies the automatic stay imposed by section 362 of the Bankruptcy Code solely to the extent necessary to implement and effectuate the terms and provisions of the DIP Loan Documents and this Interim Order;

(vi)

authorizes the Borrower at any time prior to the earlier of August [ ● ], 2025 and the entry of the Final Order to borrow under the DIP Facility in an aggregate outstanding principal amount of $62.5 million which shall be funded into the DIP Account (as defined below) with release subject to the terms and conditions of the DIP Credit Agreement, and authorizes the DIP Guarantors to unconditionally guaranty such obligations jointly and severally;

(vii)

grants the Prepetition First Lien Secured Parties, as of the Petition Date and in accordance with the relative priorities set forth herein, the Prepetition First Lien Adequate Protection (as defined below), which consists of, among other things, First Lien Adequate Protection Liens (as defined below), First Lien Adequate Protection Superpriority Claims (as defined below) and current payment of accrued and unpaid prepetition and postpetition reimbursable fees and expenses;

(viii)

schedules a final hearing on the DIP Motion (the “Final Hearing”) to be held no later than two business days prior to the Chapter 11 Milestone (as defined below) for entry of a Final Order to consider entry of a final order that grants all of the relief requested in the DIP Motion on a final basis and which final order shall be in form and substance (including with respect to any subsequent modifications to the form or substance made in response to objections of other creditors or this Court) acceptable to the Debtors and the “Required Lenders” (the “Required DIP Lenders”) under and as defined in the DIP Credit Agreement (the “Final Order”);

3

(ix)	waives, upon entry of the Final Order, certain rights of the Debtors to surcharge collateral pursuant to section 506(c) of the Bankruptcy Code; and

(x)	provides for the immediate effectiveness of this Interim Order and waives any applicable stay (including under Bankruptcy Rule 6004) to permit such immediate effectiveness.

Having considered the DIP Motion, the DIP Credit Agreement, the Declaration of Zul Jamal in Support of the Debtors’ Motion to Obtain Postpetition Debtor-in-Possession Financing (the “Jamal Declaration”) and the Declaration of Chad J. Sandler in Support of Debtors’ Chapter 11 Petitions and First Day Relief (the “First Day Declaration,” and together with the Jamal Declaration, the “DIP Motion Declarations”), and the evidence submitted or proffered at the hearing on this Interim Order (the “Interim Hearing”); and in accordance with Bankruptcy Rules 2002, 4001(b), 4001(c), and 4001(d), and 9014 and all applicable Bankruptcy Local Rules, notice of the DIP Motion and the Interim Hearing having been provided pursuant to Bankruptcy Rule 4001(b)(1)(C); an Interim Hearing having been held and concluded on August [ ● ], 2025; and it appearing that approval of the interim relief requested in the DIP Motion is necessary to avoid immediate and irreparable harm to the Debtors pending the Final Hearing and otherwise is fair and reasonable and in the best interests of the Debtors, their creditors, their estates and all parties in interest, and is essential for the continued operation of the Debtors’ businesses and the preservation of the value of the Debtors’ assets; and it appearing that the Debtors’ entry into the DIP Credit Agreement is a sound and prudent exercise of the Debtors’ business judgment; and after due deliberation and consideration, and good and sufficient cause appearing therefor:

4

THIS COURT MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:13

A.         Petition Date. On August [ ● ], 2025 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (this “Court”). The Debtors have continued in the management and operation of their businesses and properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No statutory committee of unsecured creditors (to the extent such committee is appointed, the “Committee”), trustee, or examiner has been appointed in the Chapter 11 Cases.

B.         Jurisdiction and Venue. This Court has jurisdiction over these Chapter 11 Cases, the DIP Motion and the parties and property affected hereby pursuant to 28 U.S.C. § 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue for these Chapter 11 Cases and proceedings on the DIP Motion is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409. The statutory and other predicates for the relief sought herein are sections 105, 361, 362, 363, 364, 507 and 552 of the Bankruptcy Code, Bankruptcy Rules 2002, 4001, 6004, and 9014 and the Bankruptcy Local Rules.

C.         Notice. The Interim Hearing is being held pursuant to the authorization of Bankruptcy Rule 4001. Notice of the Interim Hearing and the emergency relief requested in the DIP Motion has been provided by the Debtors, whether by facsimile, electronic mail, overnight courier or hand delivery, to certain parties in interest, including: (i) the Office of the United States Trustee for the Southern District of Texas (the “United States Trustee”), (ii) those entities or individuals included on the Debtors’ list of thirty (30) largest unsecured creditors on a consolidated basis, (iii) counsel to the Prepetition First Lien Agent (as defined below), (iv) the Prepetition First Lien Agent, (iv) counsel to the Prepetition Second Lien Trustee (as defined below), (v) the Prepetition Second Lien Trustee, (vi) the DIP Agent, (vii) counsel to the DIP Agent, (viii) all other known lienholders, (ix) the United States Attorney for the Southern District of Texas; (x) the Internal Revenue Service; (xi) the Securities and Exchange Commission; and (xii) the state attorneys general for states in which the Debtors conduct business. Under the circumstances, such notice of the DIP Motion, the relief requested therein, and the Interim Hearing complies with Bankruptcy Rule 4001(b), (c) and (d) and the Bankruptcy Local Rules, and no other or further notice need be provided for entry of this Interim Order.

[13]	Findings of fact shall be construed as conclusions of law, and conclusions of law shall be construed as findings of fact, as appropriate, pursuant to Bankruptcy Rule 7052.
5

D.         Debtors’ Stipulations Regarding the Prepetition First Lien Facility. Subject only to the rights of parties in interest that are specifically set forth in Paragraph 6 below, the Debtors, on their behalf and on behalf of their estates, admit, stipulate, acknowledge, and agree (Paragraphs D and E hereof shall be referred to herein collectively as the “Debtors’ Stipulations”) as follows:

(i)         Prepetition First Lien Facility. Pursuant to that certain Credit Agreement, dated as of February 3, 2022 (as amended, restated or otherwise modified from time to time, the “Prepetition First Lien Credit Agreement,” and collectively with any other agreements and documents executed or delivered in connection therewith, including the “Loan Documents” as defined therein, each as may be amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition First Lien Loan Documents”), among (a) ModivCare Inc., as borrower, and the other Debtors that are Subsidiary Guarantors (as defined in the Prepetition First Lien Credit Agreement), (b) the other financial institutions party thereto as “Lenders” (collectively, the “Prepetition First Lien Lenders”), and (c) JPMorgan Chase Bank, N.A. and any successor in interest thereto, as administrative agent and collateral agent (in such capacities, the “Prepetition First Lien Agent” and, together with the Prepetition First Lien Lenders and any other party to which Prepetition First Lien Obligations are owed, the “Prepetition First Lien Secured Parties”), the Prepetition First Lien Secured Parties agreed to extend loans and other financial accommodations to, and issue letters of credit for the account of, the Borrower pursuant to the Prepetition First Lien Loan Documents. All obligations of the Debtors arising under the Prepetition First Lien Credit Agreement (including the “Obligations” as defined therein, whether or not arising under the Prepetition First Lien Loan Documents) or the other Prepetition First Lien Loan Documents shall collectively be referred to herein as the “Prepetition First Lien Obligations.”

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(ii)         Prepetition First Liens and Prepetition First Lien Collateral. Pursuant to the Collateral Documents (as defined in the Prepetition First Lien Credit Agreement) (as such documents were amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition First Lien Collateral Documents”), by and among each of the Subsidiary Guarantors party thereto (the “Grantors”) and the Prepetition First Lien Agent, each Grantor granted to the Prepetition First Lien Agent, for the benefit of itself and the other Prepetition First Lien Secured Parties, to secure the Prepetition First Lien Obligations, a first priority security interest in and continuing Lien (the “Prepetition First Liens”) on substantially all of such Grantor’s assets and properties (which, for the avoidance of doubt, includes Cash Collateral) and all proceeds, products, accessions, rents, and profits thereof, in each case whether then owned or existing or thereafter acquired or arising. All “Collateral” as defined in the Prepetition First Lien Credit Agreement granted or pledged by such Grantors pursuant to any Prepetition First Lien Collateral Document or any other Prepetition First Lien Loan Document shall collectively be referred to herein as the “Prepetition First Lien Collateral.” As of the Petition Date, (I) the Prepetition First Liens (a) are legal, valid, binding, enforceable, and perfected Liens, (b) were granted to, or for the benefit of, the Prepetition First Lien Secured Parties for fair consideration and reasonably equivalent value, (c) are not subject to avoidance, recharacterization, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law (except for the priming contemplated herein), and (d) are subject and subordinate only to (A) the DIP Liens (as defined below), (B) the Carve-Out (as defined below), and (C) the Prepetition Prior Liens, and (II) (w) the Prepetition First Lien Obligations constitute legal, valid, and binding obligations of the applicable Debtors, enforceable in accordance with the terms of the applicable Prepetition First Lien Loan Documents (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), (x) no setoffs, recoupments, offsets, defenses, or counterclaims to any of the Prepetition First Lien Obligations exist, (y) no portion of the Prepetition First Lien Obligations or any payments made to any or all of the Prepetition First Lien Secured Parties are subject to avoidance, disallowance, disgorgement, recharacterization, recovery, subordination, attack, offset, counterclaim, defense, or “claim” (as defined in section 101(5) of the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law, and (z) each of the Guarantees (as defined in the Prepetition First Lien Credit Agreement) shall continue in full force and effect to unconditionally guaranty the Prepetition First Lien Obligations notwithstanding any use of Cash Collateral permitted hereunder or any financing and financial accommodations extended by the DIP Secured Parties to the Debtors pursuant to the terms of this Interim Order or the DIP Loan Documents.

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(iii)          Amounts Owed under Prepetition First Lien Loan Documents. As of the Petition Date, the applicable Debtors owed the Prepetition First Lien Secured Parties, pursuant to the Prepetition First Lien Loan Documents, without defense, counterclaim, reduction or offset of any kind, in respect of loans made, letters of credit issued and other financial accommodations made by the Prepetition First Lien Secured Parties, (x) an aggregate principal amount of not less than $78,750,000 with respect to the Incremental Term Loans (as defined in the Prepetition First Lien Credit Agreement) (y) an aggregate principal amount of not less than $270,699,086 with respect to the Revolving Facility (as defined in the Prepetition First Lien Credit Agreement), but excluding outstanding letters of credit, and (z) and an aggregate principal amount of not less than $522,239,937 with respect to the Term Loan Facility (as defined in the Prepetition First Lien Credit Agreement), plus all accrued and hereafter accruing and unpaid interest thereon and any additional fees, expenses (including any reasonable attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses that are chargeable or reimbursable under the Prepetition First Lien Loan Documents), and other amounts now or hereafter due under the Prepetition First Lien Loan Documents.

(iv)         Release of Claims. Subject to the reservation of rights set forth in Paragraph 6 below, each Debtor and its estate shall be deemed to have forever waived, discharged, and released each of the Prepetition First Lien Secured Parties and their respective affiliates, assigns or successors and the respective members, managers, equity holders, affiliates, agents, attorneys, financial advisors, consultants, officers, directors, employees and other representatives of the foregoing (all of the foregoing, collectively, the “Prepetition First Lien Secured Party Releasees”) from any and all “claims” (as defined in section 101(5) of the Bankruptcy Code), counterclaims, causes of action (including causes of action in the nature of “lender liability”), defenses, setoff, recoupment, other offset rights and other rights of disgorgement or recovery against any and all of the Prepetition First Lien Secured Party Releasees, whether arising at law or in equity, relating to and/or otherwise in connection with the Prepetition First Lien Obligations, the Prepetition First Liens, or the debtor-creditor relationship between any of the Prepetition First Lien Secured Parties, on the one hand, and any of the Debtors, on the other hand, including (I) any recharacterization, subordination, avoidance, disallowance or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state law, federal law, or municipal law, and (II) any right or basis to challenge or object to the amount, validity, or enforceability of the Prepetition First Lien Obligations or any payments or other transfers made on account of the Prepetition First Lien Obligations, or the validity, enforceability, priority, or non-avoidability of the Prepetition First Liens securing the Prepetition First Lien Obligations, including any right or basis to seek any disgorgement or recovery of payments of cash or any other distributions or transfers previously received by any of the Prepetition First Lien Secured Party Releasees.

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E.         Debtors’ Stipulations Regarding the Prepetition Second Lien Facility. Subject only to the rights of parties in interest that are specifically set forth in Paragraph 6 below, the Debtors, on their behalf and on behalf of their estates, admit, stipulate, acknowledge, and agree as follows:

(i)         Prepetition Second Lien Facility. Pursuant to that certain Second Lien Senior Secured PIK Toggle Notes Indenture, dated as of March 7, 2025 (as amended, restated or otherwise modified from time to time, the “Prepetition Second Lien Indenture,” and collectively with any other agreements and documents executed or delivered in connection therewith, including the “Loan Documents” as defined therein, each as may be amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition Second Lien Loan Documents” together with the Prepetition First Lien Loan Documents, the “Prepetition Loan Documents”), among (a) ModivCare Inc., as issuer, and the other Debtors that are guarantors, (b) the Holders of Notes (as defined in the Prepetition Second Lien Indenture) issued in connection therewith (collectively, the “Prepetition Second Lien Noteholders”), and (c) Ankura Trust Company, LLC, as notes collateral agent (in such capacity, the “Prepetition Second Lien Trustee” and, together with the Prepetition Second Lien Noteholders and any other party to which Prepetition Second Lien Obligations are owed, the “Prepetition Second Lien Secured Parties”), the Prepetition Second Lien Secured Parties agreed to extend financial accommodations to the Borrower pursuant to the Prepetition Second Lien Loan Documents. All obligations of the Debtors arising under the Prepetition Second Lien Indenture (including the “Obligations” as defined therein, whether or not arising under the Prepetition Second Lien Loan Documents) or the other Prepetition Second Lien Loan Documents shall collectively be referred to herein as the “Prepetition Second Lien Obligations.”

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(ii)         Prepetition Second Liens and Prepetition Second Lien Collateral. Pursuant to the Security Documents (as defined in the Prepetition Second Lien Indenture) (as such documents were amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition Second Lien Collateral Documents”), by and among each of the Grantors and the Prepetition Second Lien Trustee, each Grantor granted to the Prepetition Second Lien Trustee, for the benefit of itself and the other Prepetition Second Lien Secured Parties, to secure the Prepetition Second Lien Obligations, a second priority security interest in and continuing Lien (the “Prepetition Second Liens”) on substantially all of such Grantor’s assets and properties (which, for the avoidance of doubt, includes Cash Collateral) and all proceeds, products, accessions, rents, and profits thereof, in each case whether then owned or existing or thereafter acquired or arising. All “Collateral” as defined in the Prepetition Second Lien Indenture granted or pledged by such Grantors pursuant to any Prepetition Second Lien Collateral Document or any other Prepetition Second Lien Loan Document shall collectively be referred to herein as the “Prepetition Second Lien Collateral.” As of the Petition Date, (I) the Prepetition Second Liens (a) are legal, valid, binding, enforceable, and perfected Liens, (b) were granted to, or for the benefit of, the Prepetition Second Lien Secured Parties for fair consideration and reasonably equivalent value, (c) are not subject to avoidance, recharacterization, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law (except for the priming contemplated herein), and (d) are subject and subordinate only to (A) the DIP Liens (as defined below), (B) the Prepetition First Liens, (C) the Carve-Out (as defined below), and (D) the Prepetition Prior Liens, and (II) (w) the Prepetition Second Lien Obligations constitute legal, valid, and binding obligations of the applicable Debtors, enforceable in accordance with the terms of the applicable Prepetition Second Lien Loan Documents (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), (x) no setoffs, recoupments, offsets, defenses, or counterclaims to any of the Prepetition Second Lien Obligations exist, (y) no portion of the Prepetition Second Lien Obligations or any payments made to any or all of the Prepetition Second Lien Secured Parties are subject to avoidance, disallowance, disgorgement, recharacterization, recovery, subordination, attack, offset, counterclaim, defense, or “claim” (as defined in section 101(5) of the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law, and (z) each of the Subsidiary Guarantees (as defined in the Prepetition Second Lien Indenture) shall continue in full force and effect to unconditionally guaranty the Prepetition Second Lien Obligations notwithstanding any use of Cash Collateral permitted hereunder or any financing and financial accommodations extended by the DIP Secured Parties to the Debtors pursuant to the terms of this Interim Order or the DIP Loan Documents.

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(iii)          Amounts Owed under Prepetition Second Lien Loan Documents. As of the Petition Date, the applicable Debtors owed the Prepetition Second Lien Secured Parties, pursuant to the Prepetition Second Lien Loan Documents, without defense, counterclaim, reduction or offset of any kind, in respect of loans made, letters of credit issued and other financial accommodations made by the Prepetition Second Lien Secured Parties, an aggregate principal amount of not less than $316, 233, 250 with respect to the Notes Obligations (as defined in the Prepetition Second Lien Indenture), plus all accrued and hereafter accruing and unpaid interest thereon and any additional fees, expenses (including any reasonable attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses that are chargeable or reimbursable under the Prepetition Second Lien Loan Documents), and other amounts now or hereafter due under the Prepetition Second Lien Loan Documents.

(iv)         Release of Claims. Subject to the reservation of rights set forth in Paragraph 6 below, each Debtor and its estate shall be deemed to have forever waived, discharged, and released each of the Prepetition Second Lien Secured Parties and their respective affiliates, assigns or successors and the respective members, managers, equity holders, affiliates, agents, attorneys, financial advisors, consultants, officers, directors, employees and other representatives of the foregoing (all of the foregoing, collectively, the “Prepetition Second Lien Secured Party Releasees”) from any and all “claims” (as defined in section 101(5) of the Bankruptcy Code), counterclaims, causes of action (including causes of action in the nature of “lender liability”), defenses, setoff, recoupment, other offset rights and other rights of disgorgement or recovery against any and all of the Prepetition Second Lien Secured Party Releasees, whether arising at law or in equity, relating to and/or otherwise in connection with the Prepetition Second Lien Obligations, the Prepetition Second Liens, or the debtor-creditor relationship between any of the Prepetition Second Lien Secured Parties, on the one hand, and any of the Debtors, on the other hand, including (I) any recharacterization, subordination, avoidance, disallowance or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state law, federal law, or municipal law and (II) any right or basis to challenge or object to the amount, validity, or enforceability of the Prepetition Second Lien Obligations or any payments or other transfers made on account of the Prepetition Second Lien Obligations, or the validity, enforceability, priority, or non-avoidability of the Prepetition Second Liens securing the Prepetition Second Lien Obligations, including any right or basis to seek any disgorgement or recovery of payments of cash or any other distributions or transfers previously received by any of the Prepetition Second Lien Secured Party Releasees.

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F.         Cash Collateral. All of the Debtors’ cash, including any cash in deposit accounts of the Debtors, wherever located, constitutes Cash Collateral of the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties.

G.         Intercreditor Agreement. The Intercreditor Agreement, dated as of March 7, 2025 (as amended, restated, supplemented, or otherwise modified in accordance with its terms, the “Intercreditor Agreement”), sets forth subordination and other provisions governing the relative priorities and rights of the Prepetition First Lien Secured Parties and their respective Prepetition First Lien Obligations and Prepetition First Liens, on the one hand, and the Prepetition Second Lien Secured Parties and their respective Prepetition Second Lien Obligations and Prepetition Second Liens, on the other hand. Pursuant to section 510 of the Bankruptcy Code, such Intercreditor Agreement and any other intercreditor agreement or subordination agreement between and/or among the Prepetition First Lien Agent, the Prepetition Second Lien Trustee, any Prepetition First Lien Lender, any Prepetition Second Lien Noteholder, any Debtor or affiliate thereof, and any other applicable intercreditor or subordination provisions contained in any credit agreement, security agreement, indenture or related document, (i) shall remain in full force and effect, (ii) shall continue to govern the relative priorities, rights and remedies of the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties (including the relative priorities, rights and remedies of such parties with respect to the replacement liens and administrative expense claims and superpriority administrative expense claims granted, or amounts payable, by the Debtors under this Interim Order or otherwise and the modification of the automatic stay), and (iii) shall not be amended, altered or modified by the terms of this Interim Order or the DIP Loan Documents, and for avoidance of doubt, any acts or omissions by any Prepetition Second Lien Secured Party in connection with any chapter 11 plan of reorganization or liquidation in these Chapter 11 Cases (whether confirmed under section 1129(a) or (b) of the Bankruptcy Code), and any distributions on account of, or other treatment of, any Prepetition Second Lien Obligations pursuant to any such plan, shall remain subject to the Intercreditor Agreement (including its turnover provisions) or any other applicable intercreditor or subordination provisions.

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H.         Findings Regarding the DIP Facility.

(i)         Need for Postpetition Financing. The Debtors have an immediate need to obtain the DIP Facility and use Cash Collateral to, among other things, permit the orderly continuation of the operation of their businesses, to maintain business relationships with vendors, suppliers, and customers, to make payroll, to make capital expenditures, to satisfy other working capital and operational needs, and to otherwise preserve the value of the Debtors’ estates. The Debtors’ access to sufficient working capital and liquidity through the use of Cash Collateral and borrowing under the DIP Facility is vital to a successful reorganization and/or to otherwise preserve the enterprise value of the Debtors’ estates. Immediate and irreparable harm will be caused to the Debtors and their estates if immediate financing is not obtained and permission to use Cash Collateral is not granted, in each case in accordance with the terms of this Interim Order and the DIP Loan Documents.

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(ii)         No Credit Available on More Favorable Terms. The Debtors have been and continue to be unable to obtain financing on more favorable terms from sources other than the DIP Secured Parties under the DIP Loan Documents and this Interim Order. The Debtors are unable to obtain unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense or secured credit allowable only under sections 364(c)(1), 364(c)(2), or 364(c)(3) of the Bankruptcy Code. The Debtors are unable to obtain secured credit under section 364(d)(1) of the Bankruptcy Code without (a) granting to the DIP Secured Parties the rights, remedies, privileges, benefits, and protections provided herein and in the DIP Loan Documents, including the DIP Liens and the DIP Superpriority Claims (as defined below), (b) allowing the DIP Secured Parties to provide the loans, letters of credit, and other financial accommodations under the DIP Facility on the terms set forth herein and in the DIP Loan Documents, (c) granting to the Prepetition First Lien Secured Parties the rights, remedies, privileges, benefits, and protections provided herein and in the DIP Loan Documents, including the Prepetition First Lien Adequate Protection, and (d) granting to the Prepetition Second Lien Secured Parties the rights, remedies, privileges, benefits, and protections provided herein and in the DIP Loan Documents, including the Prepetition Second Lien Adequate Protection (all of the foregoing described in clauses (a), (b), (c) and (d) above, collectively, the “DIP Protections”).

I.         Interim Financing. During the Interim Period (as defined below), the DIP Secured Parties and, as applicable, the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties are willing to provide financing to the Debtors and/or consent to the use of Cash Collateral by the Debtors, subject to (i) the entry of this Interim Order, and (ii) the terms and conditions of the DIP Loan Documents.

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J.         Adequate Protection for Prepetition Secured Parties. The Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties have agreed to permit the Debtors to use the Prepetition First Lien Collateral and Prepetition Second Lien Collateral, respectively, including the Cash Collateral, during the Interim Period, subject to the terms and conditions set forth herein, including the protections afforded a party acting in “good faith” under section 364(e) of the Bankruptcy Code. In addition, the DIP Facility contemplated hereby provides for a priming of the Prepetition First Liens and the Prepetition Second Liens pursuant to section 364(d) of the Bankruptcy Code. The Prepetition First Lien Secured Parties and Prepetition Second Lien Secured Parties are entitled to the adequate protection as set forth herein pursuant to sections 361, 362, 363, and 364 of the Bankruptcy Code. Based on the DIP Motion and on the record presented to this Court at the Interim Hearing, the terms of the proposed adequate protection arrangements, use of the Cash Collateral, and the DIP Facility contemplated hereby are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment consistent with their fiduciary duties, and constitute reasonably equivalent value and fair consideration for the consent of the Prepetition First Lien Secured Parties. Prepetition First Lien Lenders holding more than 50% of the aggregate principal balance of the Loans (as defined in the Prepetition First Lien Credit Agreement) (which Prepetition First Lien Lenders constitute “Required Lenders,” as defined in the Prepetition First Lien Credit Agreement, the “Required Prepetition First Lien Lenders”) have expressly consented to the entry of this Interim Order and the relief provided herein and pursuant to the terms of the Prepetition First Lien Credit Agreement, the consents of such Prepetition First Lien Lenders are binding on all Prepetition First Lien Secured Parties. [None of the remaining Prepetition First Lien Secured Parties has filed an objection to the entry of this Interim Order or the relief provided herein], and in any event, the prepetition Liens and security interests of such parties are adequately protected pursuant to the terms of this Interim Order. Notwithstanding anything to the contrary herein, the Prepetition First Lien Secured Parties’ consent to the DIP Facility and to the priming of the Prepetition First Liens by the DIP Liens is expressly limited to the present DIP Facility and the DIP Liens securing same and shall not be applicable to any other debtor-in-possession credit facility, even if it contains substantially the same economic terms as this DIP Facility. Pursuant to the terms of the Intercreditor Agreement, the Prepetition Second Lien Noteholders are deemed to have consented to the entry of this Interim Order and the relief provided herein.

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K.         Section 552. In light of the subordination of their Liens and superpriority administrative claims to the Carve-Out and the DIP Liens, each of the Prepetition First Lien Secured Parties is entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and, subject to the entry of the Final Order, the “equities of the case” exception shall not apply.

L.         Business Judgment and Good Faith Pursuant to Section 364(e).

(i)         The DIP Secured Parties have indicated a willingness to provide postpetition secured financing via the DIP Facility to the Debtors in accordance with the DIP Loan Documents and this Interim Order.

(ii)         The terms and conditions of the DIP Facility and the DIP Backstop Commitment Letters (as defined in the Restructuring Support Agreement) as set forth in the DIP Loan Documents, and the DIP Backstop Commitment Letters and this Interim Order, and the fees, expenses and other charges paid and to be paid thereunder or in connection therewith (including, without limitation, the Backstop Premium (as defined in the DIP Backstop Commitment Letters)), are fair, reasonable, and the best available under the circumstances, and the Debtors’ agreement to the terms and conditions of the DIP Loan Documents and to the payment of such fees reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties. Such terms and conditions are supported by reasonably equivalent value and fair consideration.

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(iii)         The DIP Secured Parties, the Prepetition First Lien Secured Parties and the Debtors, with the assistance and counsel of their respective advisors, have acted in good faith and at arms’ length in, as applicable, negotiating, consenting to, and/or agreeing to, the DIP Facility, the Debtors’ use of the DIP Collateral and the Prepetition First Lien Collateral (including Cash Collateral), the DIP Loan Documents and the DIP Protections (including the Prepetition First Lien Adequate Protection and the Prepetition Second Lien Adequate Protection). The DIP Obligations (including all advances that are made at any time to the Debtors under the DIP Loan Documents) and the Debtors’ use of the DIP Collateral, the Prepetition First Lien Collateral and the Prepetition Second Lien Collateral (including Cash Collateral) shall be deemed to have been extended and/or consented to by the DIP Secured Parties, the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties for valid business purposes and uses and in good faith, as that term is used in section 364(e) of the Bankruptcy Code, and in express and good faith reliance upon the protections offered by section 364(e) of the Bankruptcy Code and this Interim Order, and, accordingly, the DIP Liens, the DIP Superpriority Claims, the Prepetition First Lien Adequate Protection, the Prepetition Second Lien Adequate Protection and the other DIP Protections shall be entitled to the full protection of section 364(e) of the Bankruptcy Code and this Interim Order in the event this Interim Order or any other order or any provision hereof or thereof is vacated, reversed, amended, or modified, on appeal or otherwise.

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M.         Relief Essential; Best Interest. For the reasons stated above, the Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2), and the Bankruptcy Local Rules. Absent granting the relief set forth in this Interim Order, the Debtors’ estates, their businesses and properties and their ability to successfully reorganize or otherwise preserve the enterprise value of the Debtors’ estates will be immediately and irreparably harmed. Consummation of the DIP Facility and authorization of the use of Cash Collateral in accordance with this Interim Order and the DIP Loan Documents is therefore in the best interests of the Debtors’ estates and consistent with their fiduciary duties. Based on all of the foregoing, sufficient cause exists for immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2) and the applicable Local Rules.

NOW, THEREFORE, based on the DIP Motion and the record before this Court with respect to the DIP Motion, and with the consent of the Debtors, the Prepetition First Lien Agent and the requisite Prepetition First Lien Secured Parties (on behalf of all of the Prepetition First Lien Secured Parties), the Prepetition Second Lien Trustee (on behalf of all of the Prepetition Second Lien Secured Parties) and the DIP Agent (on behalf of all of the DIP Secured Parties) to the form and entry of this Interim Order, and good and sufficient cause appearing therefor,

IT IS ORDERED that:

1.         Motion Granted. The DIP Motion is hereby granted on an interim basis in accordance with the terms and conditions set forth in this Interim Order and the DIP Loan Documents. Any objections to the DIP Motion with respect to the entry of this Interim Order that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are hereby denied and overruled.

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2.         DIP Loan Documents and DIP Protections.

(a)         Approval of DIP Loan Documents. The Debtors are expressly and immediately authorized to establish the DIP Facility, to execute, deliver, and perform under the DIP Loan Documents and this Interim Order, to incur the DIP Obligations (as defined below), in accordance with, and subject to, the terms of this Interim Order and the DIP Loan Documents, and to execute, deliver, and perform under all other instruments, certificates, agreements, and documents that may be required or necessary for the performance by the applicable Debtors under the DIP Loan Documents and the creation and perfection of the DIP Liens described in, and provided for, by this Interim Order and the DIP Loan Documents. The Debtors are hereby authorized and empowered to do and perform all acts and pay the principal, interest, fees, expenses, and other amounts described in the DIP Loan Documents as such become due pursuant to the DIP Loan Documents and this Interim Order, including all closing fees, administrative fees, commitment fees, and reasonable attorneys’, financial advisors’, and accountants’ fees, and disbursements arising under the DIP Loan Documents and this Interim Order, which amounts shall not be subject to further approval of this Court and shall be non-refundable and not subject to challenge in any respect; provided, however, that the payment of the fees and expenses of the Lender Professionals (as defined below) shall be subject to the provisions of Paragraph 20(b). Upon their execution and delivery, the DIP Loan Documents shall represent the legal, valid and binding obligations of the applicable Debtors enforceable against such Debtors in accordance with their terms. Each officer of a Debtor (including the Chief Transformation Officer) acting singly is hereby authorized to execute and deliver each of the DIP Loan Documents, such execution and delivery to be conclusive evidence of such officer’s respective authority to act in the name of and on behalf of the Debtors.

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(b)         DIP Obligations. For purposes of this Interim Order, the term “DIP Obligations” shall mean all amounts and other obligations and liabilities owing by the respective Debtors under the DIP Credit Agreement and other DIP Loan Documents (including all “Obligations” as defined in the DIP Credit Agreement) and shall include the principal of, interest on, and fees, costs, expenses, and other charges owing in respect of, such amounts (including any reasonable attorneys’, accountants’, financial advisors’, and other fees, costs, and expenses that are chargeable or reimbursable under the DIP Loan Documents and/or this Interim Order), and any obligations in respect of indemnity claims, whether contingent or otherwise.

(c)         Authorization to Incur DIP Obligations and Use Cash Collateral. To enable the Debtors to continue to operate their businesses and preserve and maximize the value of their estates, during the period from the entry of this Interim Order through and including the earliest to occur of (i) the entry of the Final Order, or (ii) the Termination Declaration (as defined below), in each case unless extended by written agreement of the Required DIP Lenders and Required Prepetition First Lien Lenders (the period from the entry of this Interim Order through and including such earliest date, the “Interim Period”), (I) the Borrower is hereby authorized to (a) incur DIP Obligations in an aggregate principal amount not to exceed $62.5 million under the DIP Facility and (b) use Cash Collateral and (II) any proposed use of the proceeds of DIP Loans or use of Cash Collateral shall be consistent with the terms and conditions of this Interim Order and the DIP Loan Documents, including the Approved Budget and the Budget Covenants as defined and contained in Paragraph 2(e) below. Following the entry of the Final Order, the Borrower’s authority to incur further DIP Obligations, if any, and use further Cash Collateral will be governed by the terms of such Final Order and the DIP Loan Documents. All DIP Obligations shall be unconditionally guaranteed, on a joint and several basis, by the DIP Guarantors, as further provided in the DIP Loan Documents.

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(d)         DIP Account. The Debtors shall, immediately upon receipt of any proceeds of the DIP Facility, deposit such amounts into a segregated account (the “DIP Account”) of the Borrower, which amounts may only be drawn in accordance with the Approved Budget (subject to Budget Covenants), the terms and conditions of this Interim Order, and the DIP Credit Agreement, and with all funds held in the DIP Account deemed to be DIP Collateral. Once withdrawn from the DIP Account, the funds shall continue to be DIP Collateral until such funds are first used by the Debtors, and at all times the Debtors shall, notwithstanding any potential commingling, establish commercially reasonable internal cash management procedures to allow for the continued tracing of such funds. Funds in the DIP Account will become available to be drawn by and/or shall be disbursed to the Debtors in accordance with the Approved Budget (subject to Budget Covenants), this Interim Order, and the DIP Credit Agreement.

(e)         Budget. Attached hereto as Schedule 1 is a rolling 13-week cash flow budget (the “Initial Approved Budget”) that reflects on a line-item basis the Debtors’ (i) weekly projected cash receipts (including from non-ordinary course assets sales), (ii) weekly projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses under the Chapter 11 Cases, capital expenditures, and estimated fees and expenses of the DIP Agent (including counsel and financial advisors therefor) and any other fees and expenses relating to the DIP Facility), (iii) the sum of weekly unrestricted cash on hand and cash in the segregated account (collectively, “Liquidity”). The Debtors shall prepare and deliver to the DIP Agent (for distribution to the DIP Lenders) an updated “rolling” 13-week budget in accordance with Schedule 5.01(f) to the DIP Credit Agreement (or, at the option of the Borrower, more frequently) (the “Updated Budget”), which shall become the then “Approved Budget” upon approval by Required DIP Lenders in their sole discretion (and to the extent any Updated Budget is not approved by the Required DIP Lenders, the Approved Budget that is then in effect shall continue to constitute the Approved Budget for purposes of the DIP Facility); provided, however, that (i) the Updated Budget will be deemed approved unless the Required DIP Lenders provide written notice of their objection thereto (email being sufficient) within three (3) Business Days of the delivery of such Updated Budget, and during such period, the Initial Approved Budget or most recent Approved Budget, as applicable, shall remain in effect (the “Interim Approval Period”), (ii) following the Interim Approval Period, if no objection is received from the Required DIP Lenders pursuant to clause (i), the Updated Budget shall be deemed the “Approved Budget” (it being understood that the Approved Budget shall be the initial Approved Budget until superseded by an approved Updated Budget), and (iii) the Required DIP Lenders shall not have any obligation to approve any Updated Budget. The Borrower shall provide, on or prior to the Friday of each week, Approved Budget variance reports on a line-item basis and Liquidity reports, in each case, for the cumulative Reporting Period pursuant to Schedule 5.01(f) to the DIP Credit Agreement and a computation of Liquidity as of the preceding calendar week-end. Notwithstanding anything to the contrary in this Interim Order, the professional fees, costs and expenses of the DIP Agent’s advisors and the Prepetition First Lien Agent’s advisors, respectively, shall be due, payable and paid in accordance with the terms of this Interim Order notwithstanding any budgeted amounts for such fees, costs and expenses set forth in the Approved Budget, and the Debtors shall not be deemed to have breached the terms of the Approved Budget or the Budget Covenants (as defined in 2(f)) to the extent the actual amount of such fees, costs and expenses exceed the applicable budgeted amounts as set forth in the Approved Budget. For the avoidance of doubt, the foregoing shall not limit the timely payment of Allowed Professional Fees that benefit from the Carve-Out as set forth in Paragraph 7.

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(f)         Budget Covenants. The Debtors shall only incur DIP Obligations and expend Cash Collateral and other DIP Collateral proceeds in accordance with the Approved Budget (and in the case of the costs and expenses of the Required DIP Lenders and the Required Prepetition First Lien Lenders, in accordance with the DIP Loan Documents and this Interim Order without being limited by the Approved Budget), subject to the following Permitted Variances (as defined below). As of the last date of each Test Period, (1) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating cash receipts of the Debtors shall not exceed 15% and (2) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating disbursements (other than professional fees and expenses incurred by the Debtors, the DIP Agent, and the advisors to the Backstop Parties) shall not exceed 15%, in each case, (collectively, the “Permitted Variances”). “Test Period” shall mean (i) initially, the period commencing on the Monday immediately prior to the Petition Date and ending on September 28, 2025, and (ii) thereafter, the four- or five-week period ending on the last Sunday of the month. For the avoidance of doubt, see Schedule 5.01(f) to the DIP Credit Agreement for Variance and Liquidity reporting. The foregoing budget-related covenants are collectively referred to herein as the “Budget Covenants.” For the avoidance of doubt, the foregoing shall not limit the timely payment of Allowed Professional Fees that benefit from the Carve-Out as set forth in Paragraph 7.

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(g)         Interest, Fees, Costs, Indemnities and Expenses. The DIP Obligations shall bear interest at the rates, and be due and payable (and paid), as set forth in, and in accordance with the terms and conditions of, this Interim Order and the DIP Loan Documents, in each case without further notice, motion, or application to, order of, or hearing before, this Court. The Debtors shall pay on demand all fees, costs, indemnities, expenses (including, subject to Paragraph 20(b), reasonable out-of-pocket legal and other professional fees and expenses of the DIP Agent) and other charges payable under the terms of the DIP Loan Documents. All such fees, costs, indemnities, expenses and disbursements, whether incurred, paid or required to be paid prepetition or post-petition and whether or not budgeted in the Approved Budget, are hereby affirmed, ratified, authorized and payable (and any funds held by the DIP Agent and/or its professionals as of the Petition Date for payment of such fees, costs, indemnities, expenses and disbursements may be applied for payment) as contemplated in this Interim Order and the DIP Loan Documents, and, subject to the provisions of Paragraph 20(b) with respect to the fees and expenses of the Lender Professionals, shall be non-refundable and not subject to challenge in any respect.

(h)         Use of DIP Facility and Proceeds of DIP Collateral. The Borrower shall use the proceeds of all DIP Collateral solely in accordance with this Interim Order and the DIP Loan Documents; provided, that the foregoing shall not limit the timely payment of Allowed Professional Fees that benefit from the Carve-Out as set forth in Paragraph 7. Without limiting the foregoing, the Debtors shall not be permitted to make any payments from the DIP Collateral, the proceeds of DIP Loans or otherwise on account of any prepetition debt or obligation prior to the effective date of a confirmed chapter 11 plan or plans with respect to any of the Debtors, except (a) with respect to the Prepetition First Lien Obligations as set forth in this Interim Order and a Final Order; (b) as provided in the First Day Orders, which First Day Orders shall be in form and substance reasonably acceptable to the Required DIP Lenders and the Required Prepetition First Lien Lenders; (c) as expressly provided in other orders of this Court in form and substance reasonably acceptable to the Required DIP Lenders and the Required Prepetition First Lien Lenders; or (d) as otherwise expressly provided in the DIP Credit Agreement.

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(i)         Conditions Precedent. The DIP Secured Parties, the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties each have no obligation to extend credit under the DIP Facility or permit use of any DIP Collateral, Prepetition First Lien Collateral or Prepetition Second Lien Collateral or any proceeds thereof, including Cash Collateral, as applicable, during the Interim Period unless and until all conditions precedent to the extension of credit and/or use of DIP Collateral, Prepetition First Lien Collateral, Prepetition Second Lien Collateral or proceeds thereof under the DIP Loan Documents and this Interim Order have been satisfied in full or waived by the Required DIP Lenders and the Required Prepetition First Lien Lenders in accordance with the DIP Loan Documents or Prepetition First Lien Credit Agreement or Intercreditor Agreement, as applicable, and this Interim Order.

(j)         DIP Liens. As security for the DIP Obligations, effective as of the Petition Date, the following security interests and Liens, which shall immediately and without any further action by any Person be valid, binding, permanent, perfected, continuing, enforceable, and non-avoidable upon the entry of this Interim Order, are hereby granted by the Debtors to the DIP Agent, for itself and the other DIP Secured Parties (all such security interests and Liens granted to the DIP Agent for the benefit of all the DIP Secured Parties pursuant to this Interim Order and the DIP Loan Documents, the “DIP Liens”), on all property of the Debtors, now existing or hereinafter acquired, including all cash and cash equivalents (whether maintained with the DIP Agent or otherwise), and any investment in such cash or cash equivalents, money, inventory, goods, accounts receivable, other rights to payment, intercompany loans and other investments, securities and other investment property, contracts, contract rights, properties, plants, equipment, machinery, general intangibles, payment intangibles, accounts, deposit accounts, documents, instruments, chattel paper, documents of title, letters of credit, letter of credit rights, supporting obligations, leases and other interests in leaseholds, real property, fixtures, patents, copyrights, trademarks, trade names, other intellectual property, intellectual property licenses, permits, franchise rights, capital stock and other equity interests of subsidiaries and in other entities, tax and other refunds, insurance proceeds, commercial tort claims, the proceeds of Avoidance Actions (subject to entry of the Final Order), and other causes of action, and proceeds relating thereto, proceeds arising under section 549 of the Bankruptcy Code (whether received by judgment, settlement or otherwise), all other Collateral (as defined in the DIP Loan Documents), and all other “property of the estate” (as defined in section 541 of the Bankruptcy Code) of any kind or nature, real or personal, tangible, intangible, or mixed, now existing or hereafter acquired or created, and all rents, products, substitutions, accessions, profits, replacements, and cash and non-cash proceeds of all of the foregoing, in each case wherever located; provided, however, that the DIP Liens on the proceeds of Avoidance Actions shall be subject to the entry of the Final Order and the DIP Liens shall not include any “Excluded Assets” (as defined in the DIP Loan Documents) (all of the foregoing collateral collectively referred to as the “DIP Collateral”):

(I)         pursuant to section 364(c)(2) of the Bankruptcy Code, a perfected, binding, continuing, enforceable, and non-avoidable first priority Lien (junior only to the Carve-Out) on all unencumbered DIP Collateral, including, subject to the entry of the Final Order, proceeds of the Debtors’ claims and causes of action under sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code and any other avoidance or similar action under the Bankruptcy Code or similar state or municipal law and the proceeds of each of the foregoing (collectively, the “Avoidance Actions”, which for avoidance of doubt, excludes proceeds arising from the Debtors’ claims and causes of action under section 549 of the Bankruptcy Code or similar state or municipal law), whether received by judgment, settlement, or otherwise;

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(II)         pursuant to section 364(c)(3) of the Bankruptcy Code, a perfected, binding, continuing, enforceable, and non-avoidable Lien upon all DIP Collateral that is subject to the Prepetition Prior Liens, which DIP Lien shall be junior only to such Prepetition Prior Liens and the Carve-Out; and

(III)         pursuant to section 364(d)(1) of the Bankruptcy Code, a perfected, binding, continuing, enforceable and non-avoidable first priority, senior priming Lien on all other DIP Collateral (including Cash Collateral), which DIP Lien (x) shall be senior to the First Lien Adequate Protection Liens and the Second Lien Adequate Protection Liens and senior and priming to (A) the Prepetition First Liens, (B) the Prepetition Second Liens and (C) any other Liens that are junior to the Prepetition First Liens or the First Lien Adequate Protection Liens, after giving effect to any intercreditor or subordination agreements (the Liens referenced in clauses (A) and (B), collectively, the “Primed Liens”) and shall be junior only to the Prepetition Prior Liens and the Carve-Out.

(k)         DIP Lien Priority. Notwithstanding anything to the contrary contained in this Interim Order or the DIP Loan Documents, for the avoidance of doubt, the DIP Liens granted to the DIP Agent for the benefit of the DIP Secured Parties shall in each and every case be first priority senior Liens that (i) are subject only to the Prepetition Prior Liens and the Carve-Out, and (ii) except as provided in the immediately preceding sub-clause (i), are senior to all prepetition and postpetition Liens or other interests of any kind of any other person or entity (including the Primed Liens, the First Lien Adequate Protection Liens and the Second Lien Adequate Protection Liens), whether created voluntarily or involuntarily (including by order of a court).

(l)         Enforceable Obligations. The DIP Loan Documents shall constitute and evidence the valid and binding DIP Obligations of the Debtors, which DIP Obligations shall be enforceable against the Debtors, their estates and any successors thereto (including any trustee or other estate representative in any Successor Case (as defined below)), and their creditors and other parties-in-interest, in accordance with their terms. No obligation, payment, transfer, or grant of security under the DIP Credit Agreement, the other DIP Loan Documents, or this Interim Order shall be stayed, restrained, voidable, avoidable, disallowable or recoverable under the Bankruptcy Code or under any applicable law (including under sections 502(d), 544, 547, 548, or 549 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law), or subject to any avoidance, reduction, setoff, surcharge, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, or any other challenge under the Bankruptcy Code or any applicable law or regulation by any person or entity.

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(m)         Superpriority Administrative Claim Status. In addition to the DIP Liens granted herein, effective immediately upon entry of this Interim Order, all of the DIP Obligations shall constitute allowed superpriority administrative claims pursuant to section 364(c)(1) of the Bankruptcy Code, which shall have priority, subject only to the payment of the Carve-Out in full in cash in accordance with this Interim Order, over all administrative expense claims, adequate protection and other diminution claims (including the First Lien Adequate Protection Superpriority Claims and the Second Lien Adequate Protection Superpriority Claims (each as defined below)), priority and other unsecured claims, and all other claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including administrative expenses or other claims of the kinds specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), 546, 726, 1113, and 1114 or any other provision of the Bankruptcy Code or otherwise, whether or not such expenses or claims may become secured by a judgment Lien or other non-consensual Lien, levy, or attachment (the “DIP Superpriority Claims”). The DIP Superpriority Claims shall, for purposes of section 1129(a)(9)(A) of the Bankruptcy Code, be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, shall be against each Debtor on a joint and several basis, and shall be payable from and have recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof, including, subject to the entry of the Final Order, the proceeds of Avoidance Actions. Other than as expressly provided in the DIP Credit Agreement and/or this Interim Order with respect to the Carve-Out, no costs or expenses of administration, including professional fees allowed and payable under sections 328, 330, or 331 of the Bankruptcy Code, or otherwise, that have been or may be incurred in these proceedings, or in any Successor Cases, and no priority claims are, or will be, senior to, prior to, or on a parity with the DIP Superpriority Claims or the DIP Obligations, or with any other claims of the DIP Secured Parties arising under the DIP Loan Documents and/or this Interim Order.

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(n) Priority of DIP Liens and DIP Superpriority Claims. Without affecting, modifying or limiting the scope or priority of the Carve-Out, the DIP Liens and the DIP Superpriority Claims: (A) shall not be subject to sections 506, 510, 549, 550, or 551 of the Bankruptcy Code, (B) shall not be subordinate to, or pari passu with, (x) any Lien that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or otherwise or (y) any Liens or claims of any Debtor or any direct or indirect subsidiary thereof against any Debtor or any of such Debtor’s property, (C) shall be valid and enforceable against any trustee or any other estate representative elected or appointed in the Chapter 11 Cases, upon the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or in any other proceedings related to any of the foregoing (each, a “Successor Case”), and/or upon the dismissal of any of the Chapter 11 Cases, and (D) notwithstanding anything to the contrary in any “first day” orders of this Court in any of the Chapter 11 Cases, shall be senior to any administrative claims arising under any such “first day” orders.

3.         Adequate Protection for Prepetition First Lien Secured Parties. In consideration for the use of the Prepetition First Lien Collateral (including Cash Collateral) and the priming of the Prepetition First Liens, the Prepetition First Lien Agent, for the benefit of the Prepetition First Lien Secured Parties, shall receive the following adequate protection (collectively referred to as the “Prepetition First Lien Adequate Protection”):

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(i)         First Lien Adequate Protection Liens. To the extent there is a diminution in value of the interests of the Prepetition First Lien Secured Parties in the Prepetition First Lien Collateral (including Cash Collateral) from and after the Petition Date, whether or not resulting from the use, sale, or lease by the Debtors of the applicable Prepetition First Lien Collateral (including Cash Collateral), the granting of the DIP Superpriority Claims, the granting of the DIP Liens, the subordination of the Prepetition First Liens thereto and to the Carve-Out, the imposition or enforcement of the automatic stay of section 362(a) of the Bankruptcy Code (“Diminution in Prepetition First Lien Collateral Value”), the Prepetition First Lien Agent, for the benefit of all the Prepetition First Lien Secured Parties, is hereby granted, subject to the terms and conditions set forth below, pursuant to sections 361 and 363(e) of the Bankruptcy Code, replacement Liens upon all of the DIP Collateral, including, subject to the entry of the Final Order, the proceeds of Avoidance Actions (such adequate protection replacement Liens, the “First Lien Adequate Protection Liens”), which First Lien Adequate Protection Liens on such DIP Collateral shall be subject and subordinate only to the DIP Liens, the Prepetition Prior Liens, and the Carve-Out.

(ii)         First Lien Adequate Protection Superpriority Claims. To the extent of Diminution in Prepetition First Lien Collateral Value, the Prepetition First Lien Secured Parties are hereby further granted allowed superpriority administrative claims (such adequate protection superpriority claims, the “First Lien Adequate Protection Superpriority Claims”), pursuant to section 507(b) of the Bankruptcy Code, with priority over all administrative expense claims and priority and other unsecured claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including administrative expenses of the kind specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (subject to the entry of the Final Order to the extent provided in Paragraph 8), 507(a), 507(b), 546(c), 546(d), 726, 1113, 1114 or any other provision of the Bankruptcy Code or otherwise, junior only to the DIP Superpriority Claims and the Carve-Out, and payable from and having recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof (including, subject to entry of the Final Order, all proceeds of Avoidance Actions; provided, however, that the Prepetition First Lien Secured Parties shall not receive or retain any payments, property, or other amounts in respect of the First Lien Adequate Protection Superpriority Claims unless and until all DIP Obligations have been Paid in Full (as defined below). Subject to the relative priorities set forth above, the First Lien Adequate Protection Superpriority Claims against each Debtor shall be allowed and enforceable against each Debtor and its estate on a joint and several basis. For purposes of this Interim Order, the terms “Paid in Full,” “Repaid in Full,” “Repay in Full,” and “Payment in Full” shall mean, with respect to any referenced DIP Obligations, Prepetition First Lien Obligations and/or Prepetition Second Lien Obligations, (i) the indefeasible payment in full in cash of such obligations, (ii) the termination or cash collateralization, in accordance with the DIP Loan Documents, Prepetition First Lien Loan Documents or Prepetition Second Lien Loan Documents, as applicable, of all undrawn letters of credit outstanding thereunder, and (iii) the termination of all credit commitments under the DIP Loan Documents, Prepetition First Lien Loan Documents and/or Prepetition Second Lien Loan Documents, as applicable; provided, however, that the First Lien Adequate Protection Superpriority Claims granted to the Prepetition First Lien Secured Parties may be impaired pursuant to any chapter 11 plan of reorganization in the Chapter 11 Cases with the vote of the applicable class of the holders of such claims that satisfies the requirements of section 1126 of the Bankruptcy Code, in which case, Paid in Full (or any of the other variants of this phrase referenced above) would occur upon consummation of such plan.

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(iii)         Priority of First Lien Adequate Protection Liens and First Lien Adequate Protection Superpriority Claims. Without affecting, modifying or limiting the scope or priority of the Carve-Out, the First Lien Adequate Protection Liens and the First Lien Adequate Protection Superpriority Claim (as defined below) (A) shall not be subject to sections 510, 549, 550, or 551 of the Bankruptcy Code or, subject to entry of the Final Order, section 506(c) of the Bankruptcy Code or the “equities of the case” exception of section 552 of the Bankruptcy Code, (B) shall not be subordinate to, or pari passu with, (x) any Lien that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or otherwise or (y) any Liens or claims of any Debtor or any direct or indirect subsidiary thereof against any Debtor or any of such Debtor’s property, (C) shall be valid, binding, perfected and enforceable against any trustee or any other estate representative elected or appointed in the Chapter 11 Cases or any Successor Cases, and/or upon the dismissal of any of the Chapter 11 Cases, and (D) notwithstanding anything to the contrary in any “first day” orders of this Court in any of the Chapter 11 Cases, shall be senior to any administrative claims arising under any such “first day” orders.

(iv)         Professional Fees and Interest. Without limiting any rights of the Prepetition First Lien Agent and the other Prepetition First Lien Secured Parties under section 506(b) of the Bankruptcy Code, which rights are hereby preserved, and in consideration, and as a requirement, for obtaining the consent of the Prepetition First Lien Secured Parties to the entry of this Interim Order and the Debtors’ consensual use of Cash Collateral as provided herein, the Debtors shall (i) pay or reimburse in cash the Prepetition First Lien Agent for any and all fees, costs, expenses, and charges (including, subject to Paragraph 20(b) below, the reasonable fees, costs, and expenses of counsel and financial advisors for the Prepetition First Lien Agent) to the extent, and at the times, payable under the Prepetition First Lien Loan Documents, including any unpaid fees, costs and expenses accrued prior to the Petition Date and (ii) pay to the applicable Prepetition First Lien Secured Parties interest on the Prepetition First Lien Obligations under the Prepetition First Lien Credit Agreement accruing at a rate of 2.00% above the applicable rate set forth in Section 2.13(c) of the Prepetition First Lien Credit Agreement, to be capitalized to the outstanding principal of the Loans on the last Business Day of each calendar month after the Petition Date whether or not budgeted in the Approved Budget, and without further notice (except as provided in Paragraph 20(b) below with respect to postpetition professional fees, costs, and expenses), motion, or application to, order of, or hearing before, this Court.

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(v)         The Debtors shall deliver to the Prepetition First Lien Secured Parties all information, reports, documents and other material that the Debtors provide to the DIP Secured Parties pursuant to the DIP Loan Documents.

(vi)         Unless otherwise expressly set forth herein, any consent or approval rights or similar rights granted or referenced in this Interim Order in favor of any or all of the DIP Agent, the other DIP Secured Parties, the Prepetition First Lien Agent and the other Prepetition First Lien Secured Parties may be exercised (or not exercised) in the sole discretion of such party.

(vii)         Consent to Priming and Adequate Protection. The Prepetition First Lien Agent, on behalf of the Prepetition First Lien Secured Parties, consents to the Prepetition First Lien Adequate Protection and the priming provided for herein; provided, however, that such consent of the Prepetition First Lien Agent to the priming of the Prepetition First Liens and the use of Cash Collateral is expressly conditioned upon the entry of this Interim Order, and such consent shall not be deemed to extend to any other Cash Collateral usage or other replacement financing or debtor-in-possession financing other than the DIP Facility provided under the DIP Loan Documents; and provided, further, that such consent shall be of no force and effect in the event this Interim Order is not entered or is entered and subsequently reversed, modified, stayed, or amended (unless such reversal, modification, stay, or amendment is acceptable to the Prepetition First Lien Agent) or the DIP Loan Documents and DIP Facility as set forth herein are not approved.

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(viii)         Right to Seek Additional Adequate Protection. Under the circumstances and given that the above-described adequate protection is consistent with the Bankruptcy Code, including section 506(b) thereof, this Court finds that the adequate protection provided herein is reasonable to protect the interests of the Prepetition First Lien Secured Parties. However, the Prepetition First Lien Agent, on behalf of the Prepetition First Lien Secured Parties, may request Court approval for additional or alternative adequate protection, without prejudice to any objection of the Debtors or any other party in interest to the grant of any additional or alternative adequate protection (except as provided in the Intercreditor Agreement); provided that any such additional or alternative adequate protection shall at all times be subordinate and junior to (i) the Carve-Out and (ii) the claims and Liens of the DIP Secured Parties granted under this Interim Order and the DIP Loan Documents. The consent of the Prepetition First Lien Secured Parties to the priming of the Prepetition First Liens by the DIP Liens and the Debtors’ use of Cash Collateral on the terms set forth herein does not constitute, and shall not be construed as constituting, an acknowledgment or stipulation by the Prepetition First Lien Secured Parties that their respective interests in the Prepetition First Lien Collateral are adequately protected pursuant to this Interim Order or otherwise.

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4.         Adequate Protection for Prepetition Second Lien Secured Parties. In consideration for the use of the Prepetition Second Lien Collateral (including Cash Collateral) and the priming of the Prepetition Second Liens, the Prepetition Second Lien Trustee, for the benefit of the Prepetition Second Lien Secured Parties, shall receive the following adequate protection (collectively referred to as the “Prepetition Second Lien Adequate Protection”):

(i)         Second Lien Adequate Protection Liens. To the extent there is a diminution in value of the interests of the Prepetition Second Lien Secured Parties in the Prepetition Second Lien Collateral (including Cash Collateral) from and after the Petition Date, whether or not resulting from the use, sale, or lease by the Debtors of the applicable Prepetition Second Lien Collateral (including Cash Collateral), the granting of the DIP Superpriority Claims, the granting of the DIP Liens, the subordination of the Prepetition Second Liens thereto and to the Carve-Out, the imposition or enforcement of the automatic stay of section 362(a) of the Bankruptcy Code (“Diminution in Prepetition Second Lien Collateral Value”), the Prepetition Second Lien Trustee, for the benefit of all the Prepetition Second Lien Secured Parties, is hereby granted, subject to the terms and conditions set forth below, pursuant to sections 361 and 363(e) of the Bankruptcy Code, replacement Liens upon all of the DIP Collateral, including, subject to the entry of the Final Order, the proceeds of Avoidance Actions (such adequate protection replacement Liens, the “Second Lien Adequate Protection Liens”), which Second Lien Adequate Protection Liens on such DIP Collateral shall be subject and subordinate only to the DIP Liens, the Prepetition Prior Liens, the Prepetition First Liens, the First Lien Adequate Protection Liens and the Carve-Out.

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(ii)         Second Lien Adequate Protection Superpriority Claims. To the extent of Diminution in Prepetition Second Lien Collateral Value, the Prepetition Second Lien Secured Parties are hereby further granted allowed superpriority administrative claims (such adequate protection superpriority claims, the “Second Lien Adequate Protection Superpriority Claims”), pursuant to section 507(b) of the Bankruptcy Code, with priority over all administrative expense claims and priority and other unsecured claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including administrative expenses of the kind specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (subject to the entry of the Final Order to the extent provided in Paragraph 8), 507(a), 507(b), 546(c), 546(d), 726, 1113, 1114 or any other provision of the Bankruptcy Code or otherwise, junior only to the DIP Superpriority Claims, the First Lien Adequate Protection Superpriority Claims and the Carve-Out, and payable from and having recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof (including, subject to entry of the Final Order, all the proceeds of Avoidance Actions); provided, however, that the Prepetition Second Lien Secured Parties shall not receive or retain any payments, property, or other amounts in respect of the Second Lien Adequate Protection Superpriority Claims unless and until all DIP Obligations and Prepetition First Lien Obligations have been Paid in Full; provided, further, that the Second Lien Adequate Protection Superpriority Claims granted to the Prepetition Second Lien Secured Parties may be impaired pursuant to any chapter 11 plan of reorganization in the Chapter 11 Cases with the vote of the applicable class of the holders of such claims that satisfies the requirements of section 1126 of the Bankruptcy Code, in which case, Paid in Full (or any of the other variants of this phrase referenced above) would occur upon consummation of such plan. Subject to the relative priorities set forth above, the Second Lien Adequate Protection Superpriority Claims against each Debtor shall be allowed and enforceable against each Debtor and its estate on a joint and several basis.

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(iii)         Priority of Second Lien Adequate Protection Liens and Second Lien Adequate Protection Superpriority Claims. Without affecting, modifying or limiting the scope or priority of the Carve-Out, the Second Lien Adequate Protection Liens and the Second Lien Adequate Protection Superpriority Claim (as defined below) (A) shall not be subject to sections 510, 549, 550, or 551 of the Bankruptcy Code or, subject to entry of the Final Order, section 506(c) of the Bankruptcy Code or the “equities of the case” exception of section 552 of the Bankruptcy Code, (B) shall not be subordinate to, or pari passu with, (x) any Lien that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or otherwise or (y) any Liens or claims of any Debtor or any direct or indirect subsidiary thereof against any Debtor or any of such Debtor’s property, (C) shall be valid, binding, perfected and enforceable against any trustee or any other estate representative elected or appointed in the Chapter 11 Cases or any Successor Cases, and/or upon the dismissal of any of the Chapter 11 Cases, and (D) notwithstanding anything to the contrary in any “first day” orders of this Court in any of the Chapter 11 Cases, shall be senior to any administrative claims arising under any such “first day” orders.

(iv)         Second Lien Reporting. The Debtors shall deliver to the Prepetition Second Lien Secured Parties all information, reports, documents and other material that the Debtors provide to the DIP Secured Parties pursuant to the DIP Loan Documents.

(v)         Consent to Priming and Adequate Protection. The Prepetition Second Lien Trustee, on behalf of the Prepetition Second Lien Secured Parties, consents to the Prepetition Second Lien Adequate Protection and the priming provided for herein; provided, however, that such consent of the Prepetition Second Lien Trustee to the priming of the Prepetition Second Liens and the use of Cash Collateral is expressly conditioned upon the entry of this Interim Order, and such consent shall not be deemed to extend to any other Cash Collateral usage or other replacement financing or debtor-in-possession financing other than the DIP Facility provided under the DIP Loan Documents; and provided, further, that such consent shall be of no force and effect in the event this Interim Order is not entered or is entered and subsequently reversed, modified, stayed, or amended (unless such reversal, modification, stay, or amendment is acceptable to the Prepetition Second Lien Trustee) or the DIP Loan Documents and DIP Facility as set forth herein are not approved.

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5.         Automatic Postpetition Lien Perfection. This Interim Order shall be sufficient and conclusive evidence of the validity, enforceability, perfection, and priority of the DIP Liens, the First Lien Adequate Protection Liens and the Second Lien Adequate Protection Liens without the necessity of (a) filing or recording any financing statement, deed of trust, mortgage, or other instrument or document that may otherwise be required under the law of any jurisdiction, (b) obtaining “control” (as defined in any applicable Uniform Commercial Code or other law) over any DIP Collateral (and the DIP Agent and, after Payment in Full of the DIP Facility, the Prepetition First Lien Agent and, after Payment in Full of the Prepetition First Lien Credit Agreement, the Prepetition Second Lien Trustee shall be deemed, without any further action, to have control over all the Debtors’ deposit accounts, securities accounts and commodities accounts within the meaning of such Uniform Commercial Code and other law) or (c) taking any other action to validate or perfect the DIP Liens, the First Lien Adequate Protection Liens and the Second Lien Adequate Protection Liens or to entitle the DIP Liens, the First Lien Adequate Protection Liens and the Second Lien Adequate Protection Liens to the priorities granted herein. Notwithstanding the foregoing, each of the DIP Agent, the Prepetition First Lien Agent (in the latter case, solely with respect to the First Lien Adequate Protection Liens) and the Prepetition Second Lien Trustee (in the latter case, solely with respect to the Second Lien Adequate Protection Liens) may, each in their sole discretion, enter into and file, as applicable, financing statements, mortgages, security agreements, notices of Liens, and other similar documents, and is hereby granted relief from the automatic stay of section 362 of the Bankruptcy Code in order to do so, and all such financing statements, mortgages, security agreements, notices, and other agreements or documents shall be deemed to have been entered into, filed or recorded as of the Petition Date. The applicable Debtors shall execute and deliver to the DIP Agent, the Prepetition First Lien Agent and/or the Prepetition Second Lien Trustee, as applicable, all such financing statements, mortgages, notices, and other documents as such parties may reasonably request to evidence and confirm the contemplated validity, perfection and priority of the DIP Liens, the First Lien Adequate Protection Liens and the Second Lien Adequate Protection Liens, as applicable, granted pursuant hereto. Without limiting the foregoing, each of the DIP Agent, the Prepetition First Lien Agent and the Prepetition Second Lien Trustee may, in its discretion, file a photocopy of this Interim Order as a financing statement with any recording officer designated to file financing statements or with any registry of deeds or similar office in any jurisdiction in which any Debtor has real or personal property, and in such event, the subject filing or recording officer shall be authorized to file or record such copy of this Interim Order. Subject to the entry of the Final Order, any provision of any lease, loan document, easement, use agreement, proffer, covenant, license, contract, organizational document, or other instrument or agreement that requires the payment of any fees or other monetary obligations to any governmental entity or non-governmental entity in order for the Debtors to pledge, grant, mortgage, sell, assign, or otherwise transfer any fee or leasehold interest or the proceeds thereof or other DIP Collateral is and shall be deemed to be inconsistent with the provisions of the Bankruptcy Code, and shall have no force or effect with respect to the Liens on such leasehold interests or other applicable DIP Collateral or the proceeds of any assignment and/or sale thereof by any Debtor, in favor of the DIP Secured Parties in accordance with the terms of the DIP Loan Documents and this Interim Order or in favor of the Prepetition First Lien Secured Parties or the Prepetition Second Lien Secured Parties in accordance with this Interim Order. To the extent that the Prepetition First Lien Agent is the secured party under any security agreement, mortgage, leasehold mortgage, landlord waiver, financing statement, or account control agreements, listed as loss payee or additional insured under any of the Debtors’ insurance policies, or is the secured party under any of the Prepetition First Lien Loan Documents, the DIP Agent shall also be deemed to be the secured party under such account control agreements, loss payee or additional insured under the Debtors’ insurance policies, and the secured party under each such Prepetition First Lien Loan Document, shall have all rights and powers attendant to that position (including rights of enforcement), and shall act in that capacity and distribute any proceeds recovered or received first, for the benefit of the DIP Secured Parties in accordance with the DIP Loan Documents and second, subsequent to Payment in Full of all DIP Obligations, for the benefit of the Prepetition First Lien Secured Parties and third, subsequent to the Payment in Full of all Prepetition First Lien Obligations, for the benefit of the Prepetition Second Lien Secured Parties. The Prepetition First Lien Agent shall serve as agent for the DIP Agent for purposes of perfecting the DIP Agent’s Liens on all DIP Collateral that, without giving effect to the Bankruptcy Code and this Interim Order, is of a type such that perfection of a Lien therein may be accomplished only by possession or control by a secured party.

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6.         Reservation of Certain Third Party Rights and Bar of Challenges and Claims. The Debtors’ Stipulations shall be binding upon the Debtors in all circumstances upon entry of this Interim Order. The Debtors’ Stipulations shall be binding upon the estates and each other party in interest, including the Committee, except to the extent and only to the extent such Committee or any other party in interest with standing (including any chapter 11 trustee) other than the Debtors (or if the Chapter 11 Cases are converted to cases under chapter 7 prior to the expiration of the Challenge Period (as defined below), the chapter 7 trustee in such Successor Case), upon the earlier of (x) with respect to any Committee, sixty (60) calendar days after the formation of any Committee, and (y) with respect to other parties in interest with requisite standing other than the Debtors or any Committee, sixty (60) calendar days following the date of entry of this Interim Order (such time period established by the earlier of clauses (x) and (y), as the same may be extended in accordance with this Paragraph 6, shall be referred to as the “Challenge Period,” and the date that is the next Business Day after the termination of the Challenge Period in the event that either (i) no Challenge (as defined below) is properly raised during the Challenge Period or (ii) with respect only to those parties who properly file a Challenge, such Challenge is fully and finally adjudicated, shall be referred to as the “Challenge Period Termination Date”), has (I) commenced (A) a contested matter or adversary proceeding challenging or otherwise objecting to the admissions, stipulations, findings, or releases included in the Debtors’ Stipulations, (B) a contested matter or adversary proceeding against any or all of the Prepetition First Lien Secured Parties in connection with or related to the Prepetition First Lien Obligations, or the actions or inactions of any of the Prepetition First Lien Secured Parties arising out of or related to the Prepetition First Lien Obligations or the Prepetition First Lien Loan Documents, including any claim against any or all of the Prepetition First Lien Secured Parties in the nature of a “lender liability” cause of action, setoff, counterclaim, or defense to the Prepetition First Lien Obligations (including those under sections 506, 544, 547, 548, 549, 550, and/or 552 of the Bankruptcy Code or by way of suit against any of the Prepetition First Lien Secured Parties), or (C) a contested matter or adversary proceeding against any or all of the Prepetition Second Lien Secured Parties in connection with or related to the Prepetition Second Lien Obligations, or the actions or inactions of any of the Prepetition Second Lien Secured Parties arising out of or related to the Prepetition Second Lien Obligations or the Prepetition Second Lien Loan Documents, including any claim against any or all of the Prepetition Second Lien Secured Parties in the nature of a “lender liability” cause of action, setoff, counterclaim, or defense to the Prepetition Second Lien Obligations (including those under sections 506, 544, 547, 548, 549, 550, and/or 552 of the Bankruptcy Code or by way of suit against any of the Prepetition Second Lien Secured Parties) (clauses (i) and (ii) collectively, the “Challenges” and, each individually, a “Challenge”), and (II) obtained a final, non-appealable order in favor of such party in interest sustaining any such Challenge in any such timely-filed contested matter, adversary proceeding, or other action (any such Challenge timely brought for which such a final and non-appealable order is so obtained, a “Successful Challenge”). If a chapter 7 trustee or a chapter 11 trustee is appointed or elected during the Challenge Period, then the Challenge Period Termination Date with respect to such trustee only, shall be the later of (i) the last day of the Challenge Period and (ii) the date that is twenty-one (21) days after the date on which such trustee is appointed or elected. Except as otherwise expressly provided herein, from and after the Challenge Period Termination Date and for all purposes in these Chapter 11 Cases and any Successor Cases (and after the dismissal of these Chapter 11 Cases or any Successor Cases), (i) all payments made to or for the benefit of the Prepetition First Lien Secured Parties pursuant to, or otherwise authorized by, this Interim Order or otherwise (whether made prior to, on, or after the Petition Date) shall be indefeasible and not be subject to counterclaim, set-off, subordination, recharacterization, defense, disallowance, recovery or avoidance, (ii) any and all such Challenges by any party in interest shall be deemed to be forever released, waived, and barred, (iii) all of the Prepetition First Lien Obligations shall be deemed to be fully allowed claims within the meaning of section 506 of the Bankruptcy Code, and (iv) the Debtors’ Stipulations, including the release provisions therein, shall be binding on all parties in interest in these Chapter 11 Cases or any Successor Cases, including any Committee or chapter 11 or chapter 7 trustee. Notwithstanding the foregoing, to the extent any Challenge is timely asserted, the Debtors’ Stipulations and the other provisions in clauses (i) through (iv) in the immediately preceding sentence shall nonetheless remain binding and preclusive on any Committee and on any other party in interest from and after the Challenge Period Termination Date, except to the extent that such Debtors’ Stipulations or the other provisions in clauses (i) through (iv) of the immediately preceding sentence were expressly challenged in such Challenge and such Challenge becomes a Successful Challenge. The Challenge Period may be extended only with the written consent of the Prepetition First Lien Agent, with respect to the Prepetition First Lien Obligations, or by the Prepetition Second Lien Trustee, with respect to the Prepetition Second Lien Obligations, in their respective sole discretion. Notwithstanding any provision to the contrary herein, nothing in this Interim Order shall be construed to grant standing on any party in interest, including any Committee, to bring any Challenge on behalf of the Debtors’ estates. The failure of any party in interest, including any Committee, to obtain an order of this Court prior to the Challenge Period Termination Date granting standing to bring any Challenge on behalf of the Debtors’ estates shall not be a defense to failing to commence a Challenge prior to the Challenge Period Termination Date as required under this Paragraph 6 or to require or permit an extension of the Challenge Period Termination Date; provided, however, that if the Committee files a motion for standing to assert any Challenge prior to the Challenge Period Termination Date (and provided that the relevant pleading asserting such Challenge is attached as an exhibit to such motion), then the Challenge Period Termination Date shall be tolled, solely for the Committee and solely with respect to such Challenge set forth in the exhibit to such motion, until three (3) Business Days after the Court rules on such motion.

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7.         Carve-Out.

(i)         As used in this Interim Order, the term “Carve-Out” means the sum of the following: (a) all fees required to be paid to the Clerk of the Court and to the U.S. Trustee under 28 U.S.C. § 1930(a) plus interest at the statutory rate (without regard to the notice set forth in sub-paragraph (ii) below); (b) all reasonable fees, costs, and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in sub-paragraph (ii) below); (c) to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise, all unpaid fees, costs, and expenses (collectively, the “Allowed Professional Fees”) earned, accrued or incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (collectively, the “Debtor Professionals”) at any time before or on the first Business Day following delivery by the DIP Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice and without regard to whether such Allowed Professional Fees are provided for in the Approved Budget or when invoiced; (d) to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise, all Allowed Professional Fees earned, accrued or incurred in accordance with and subject to the Approved Budget by persons or firms retained by the Creditors Committee (if any) pursuant to section 328 or 1103 of the Bankruptcy Code (collectively, the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first Business Day following delivery by the DIP Agent of a Carve-Out Trigger Notice, whether allowed by the Court prior to or after delivery of a Carve-Out Trigger Notice or when invoiced, and subject to the investigation budget set forth in Paragraph 16 below (the aggregate amounts set forth in clauses (a) through (d) above, the “Pre-Carve-Out Trigger Notice Amount”); and (e) Allowed Professional Fees of Debtor Professionals in an aggregate amount not to exceed $2,500,000 and Allowed Professional Fees of Committee Professionals in an aggregate amount not to exceed $250,000, in each case earned, accrued or incurred after the first Business Day following the date of delivery by the DIP Agent of the Carve-Out Trigger Notice in accordance with sub-paragraph (ii) below (such date, the “Trigger Date”), to the extent allowed by the Court at any time, whether by interim or final compensation order, procedural order, or otherwise (the amounts set forth in this clause (e) being the “Post-Carve-Out Trigger Notice Amount” and, together with the Pre-Carve-Out Trigger Notice Amount, the “Carve-Out Amount”).

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(ii)         For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent (at the direction of the Required DIP Lenders) to the Borrower, counsel to the Borrower (Latham & Watkins), the U.S. Trustee, and counsel to the Committee (if any), which notice (A) shall expressly state that the Post-Carve-Out Trigger Notice Amount has been invoked and (B) may be delivered only following the occurrence and during the continuation of Termination Event (as defined herein), the acceleration of the DIP Obligations under the DIP Loan Documents, and the termination of the Debtors’ consensual use of Cash Collateral under this Interim Order.

(iii)         From and after the Petition Date, the Debtors shall utilize cash on hand, the proceeds from the DIP Facility, amounts held in the DIP Account, and/or any other available cash thereafter held by any Debtor to fund, on a weekly basis, the Pre-Carve-Out Trigger Notice Amount into the Escrow Account (as defined below) in an amount equal to the greatest of (A) the aggregate unpaid amount of estimated fees, costs, and expenses of Professional Persons included in all weekly estimates timely received by the Debtors in respect of the preceding week, (B) the aggregate unpaid amount of actual fees, costs, and expenses of Professional Persons earned, accrued or incurred at the applicable time, and (C) the aggregate amount of fees, costs, and expenses of Professional Persons provided for in the Approved Budget at the applicable time. As used herein, the term “Escrow Account” means a segregated account of the Borrower not subject to the control of any DIP Secured Party, Prepetition First Lien Secured Party, and/or Prepetition Second Lien Secured Party (collectively, the “Funded Debt Secured Parties”).

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(iv)         Upon delivery of a Carve-Out Trigger Notice in accordance with sub-paragraph (ii) above, such Carve-Out Trigger Notice shall constitute a demand to, and approval for, the Debtors to utilize all cash on hand as of such date (including in the DIP Account) and any available cash thereafter generated by the Debtors to fund the Escrow Account in an amount equal to the Carve-Out Amount and to hold such amount in trust to pay the obligations benefitting from the Carve-Out.

(v)         Upon delivery of a Carve-Out Trigger Notice in accordance with sub-paragraph (ii) above, and prior to the payment to any Funded Debt Secured Party on account of any claim or administrative expense held by such person or entity (whether postpetition, super priority, adequate protection, prepetition, or otherwise), the Debtors shall deposit into the Escrow Account cash available on the Trigger Date (or available thereafter) in an aggregate amount equal to the Carve-Out Amount. The funds in the Escrow Account shall be available only to satisfy the obligations benefitting from the Carve-Out in Paragraph 7(i) above, and the Funded Debt Secured Parties (A) shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of assets) of the Debtors unless and until the Escrow Account is funded in full in cash as provided above and (B) shall have a valid and perfected security interest upon any residual amount in the Escrow Account available following payment in full in cash of all obligations benefiting from the Carve-Out, subject to the lien and claim priorities set forth in this Interim Order.

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(vi)         Notwithstanding anything to the contrary in this Interim Order, the DIP Loan Documents, the Prepetition First Lien Loan Documents, and/or the Prepetition Second Lien Loan Documents (collectively, including this Interim Order, the “Funded Debt Documents”), all claims and administrative expenses arising under, with respect to, or in connection with any Funded Debt Document (including the DIP Obligations, the DIP Superpriority Claims, the Prepetition First Lien Obligations, the First Lien Adequate Protection Superpriority Claims, the Prepetition Second Lien Obligations, and the Second Lien Adequate Protection Superpriority Claims) and all security interests and liens securing such claims and administrative expenses (including the DIP Liens, the Prepetition First Liens, the First Lien Adequate Protection Liens, the Prepetition Second Liens and the Second Lien Adequate Protection Liens) shall, in each case, be subject and subordinate to the payment in full in cash of the Carve-Out.

(vii)         Notwithstanding anything to the contrary in any Funded Debt Document, (a) the failure of the Escrow Account to satisfy in full the Allowed Professional Fees of the Professional Persons shall not affect, limit, or otherwise modify the scope or priority of the Carve-Out, (b) in no way shall any Approved Budget, the Carve-Out, the Carve-Out Amount, the Escrow Account, or any other budget or financial projection delivered in connection with any Funded Debt Document be construed as a cap or limitation on the amount of Allowed Professional Fees due and payable by the Debtors or that may be allowed by the Court at any time (including on an interim basis), and (c) the Debtors’ authority to use proceeds from the DIP Facility, the DIP Collateral, and/or Cash Collateral on account of, and to timely pay, the Allowed Professional Fees and the other obligations benefitting from the Carve-Out shall in no way be limited or deemed limited by any Approved Budget (other than as expressly set forth above as to the Allowed Professional Fees for the Committee Professionals).

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(viii)         Prior to the occurrence of the Termination Declaration Date (as defined below), the Debtors shall be permitted to pay Allowed Professional Fees (including on an interim basis), and such payments shall not reduce or be deemed to reduce the Carve-Out. Moreover, for the avoidance of doubt, any amounts paid prior to the Carve-Out Trigger Notice shall not reduce or be deemed to reduce the Post-Carve-Out Trigger Notice Amount.

(ix)         The DIP Agent shall be entitled to establish and maintain reserves against borrowing availability under the DIP Facility on account of the Carve-Out (including, for avoidance of doubt, the DIP Agent’s estimate of future fees and expenses of the Debtor Professionals, the Committee Professionals and the Committee members that may be incurred before or after the delivery of Carve-Out Trigger Notice) in accordance with the terms of the DIP Credit Agreement.

(x)         Without affecting, limiting, or otherwise modifying the scope or priority of the Carve-Out, neither the DIP Secured Parties nor the Prepetition First Lien Secured Parties shall be responsible for the direct payment or reimbursement of any fees or disbursements of any of the Debtor Professionals, Committee Professionals or Committee members incurred in connection with the Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code. Without affecting, limiting, or otherwise modifying the scope or priority of the Carve-Out, nothing in this Interim Order or otherwise shall be construed (i) to obligate any DIP Secured Party or any Prepetition First Lien Secured Party in any way to pay compensation to, or to reimburse expenses of, any of the Debtor Professionals, the Committee Professionals or Committee members, or to guarantee that the Debtors or their estates have sufficient funds to pay such compensation or reimbursement or (ii) to increase the Carve-Out if actual allowed fees and expenses of any of the Debtor Professionals, Committee Professionals or Committee members are higher in fact than the Carve-Out Amount. Notwithstanding any provision in this Paragraph 7 to the contrary, no portion of the Carve-Out, Cash Collateral, Prepetition First Lien Collateral, DIP Collateral or proceeds of the DIP Facility shall be utilized for the payment of professional fees and disbursements to the extent restricted under Paragraph 16 hereof; provided that the foregoing shall not be construed as a cap or limitation on the amount of Allowed Professional Fees due and payable by the Debtors or that may be allowed by the Court at any time (including on an interim basis). Nothing herein shall be construed as consent to the allowance of any professional fees or expenses of any of the Debtors, any Committee, any other official or unofficial committee in these Chapter 11 Cases or any Successor Cases, or of any other person or entity, or shall affect the right of any DIP Secured Party or any Prepetition First Lien Secured Party to object to the allowance and payment of any such fees and expenses.

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8.         Waiver of 506(c) Claims. Upon entry of this Interim Order in the case of the DIP Secured Parties (and their DIP Liens and their other rights in respect of the DIP Collateral, the Prepetition First Lien Collateral and Cash Collateral), and subject to the entry of the Final Order solely in the case of the Prepetition First Lien Secured Parties (and their Prepetition First Liens and their other rights in respect of the DIP Collateral, the Prepetition First Lien Collateral and Cash Collateral) and the Prepetition Second Lien Secured Parties (and their Prepetition Second Liens and their other rights in respect of the DIP Collateral, the Prepetition Second Lien Collateral and Cash Collateral), and as a further condition of (i) the DIP Facility and any obligation of the DIP Secured Parties to make credit extensions pursuant to the DIP Loan Documents (and the consent of the DIP Secured Parties, the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties to the payment of the Carve-Out to the extent provided herein) and (ii) the Debtors’ use of Cash Collateral pursuant to this Interim Order and a Final Order, (a) no costs or expenses of administration of the Chapter 11 Cases or any Successor Cases shall be charged against or recovered from or against any or all of the DIP Secured Parties and/or the Prepetition First Lien Secured Parties, the Prepetition Second Lien Secured Parties, the Prepetition First Lien Collateral, the Prepetition Second Lien Collateral, the DIP Collateral and the Cash Collateral, in each case pursuant to section 506(c) of the Bankruptcy Code or otherwise, without the prior written consent of the DIP Agent, the Prepetition First Lien Agent and the Prepetition Second Lien Trustee, and (b) no such consent shall be implied from any other action, inaction, or acquiescence of any or all of the DIP Secured Parties, the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties, and (c) the exercise prior to the entry of the Final Order of any rights under section 506(c) of the Bankruptcy Code or otherwise to charge any costs or expense of administration of the Chapter 11 Cases or any Successor Cases from or against the Prepetition First Lien Secured Parties or their Prepetition First Liens or the Prepetition Second Lien Secured Parties or their Prepetition Second Liens on or other interests in any or all of the DIP Collateral, the Prepetition First Lien Collateral, the Prepetition Second Lien Collateral and the Cash Collateral shall not impair and shall be subject to, and junior to, the DIP Liens on and the DIP Secured Parties’ other interests in the DIP Collateral, the Prepetition First Lien Collateral, the Prepetition Second Lien Collateral and the Cash Collateral and the other DIP Protections accorded the DIP Secured Parties.

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9.         After-Acquired Property. Subject to and upon entry of the Final Order (but retroactive to the Petition Date), pursuant to section 552(a) of the Bankruptcy Code, all property acquired by the Debtors on or after the Petition Date is not, and shall not be, subject to any Lien of any person or entity resulting from any security agreement entered into by the Debtors prior to the Petition Date, except to the extent that such property constitutes proceeds of property of the Debtors that is subject to a valid, enforceable, perfected, and unavoidable Lien as of the Petition Date (or a valid, enforceable and unavoidable Lien that is perfected subsequent to the Petition Date solely to the extent permitted by section 546(b) of the Bankruptcy Code) that is not subject to subordination or avoidance under the Bankruptcy Code or other provisions or principles of applicable law.

10.         Protection of DIP Secured Parties’ and Prepetition First Lien Secured Parties’ Rights.

(a)         Unless the DIP Agent and the Prepetition First Lien Agent shall have provided their prior written consent or all DIP Obligations and First Lien Adequate Protection Superpriority Claims have been Paid in Full, there shall not be entered in any of these Chapter 11 Cases or any Successor Cases any order (including any order confirming any plan of reorganization or liquidation) that authorizes any of the following: (i) the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other Lien on all or any portion of the DIP Collateral or Prepetition First Lien Collateral and/or that is entitled to administrative priority status, in each case that is superior to or pari passu with the DIP Liens, the DIP Superpriority Claims, the Prepetition First Liens, the First Lien Adequate Protection Liens, the First Lien Adequate Protection Superpriority Claims, the Prepetition Second Liens, the Second Lien Adequate Protection Liens, the Second Lien Adequate Protection Superpriority Claims and/or the other DIP Protections; (ii) the use of Cash Collateral for any purpose other than Payment in Full of the DIP Obligations and the First Lien Adequate Protection Superpriority Claims or as otherwise permitted in the DIP Loan Documents and/or this Interim Order; provided that the foregoing shall not affect, modify or limit the scope or priority of the Carve-Out, (iii) the return of goods pursuant to section 546(h) of the Bankruptcy Code (or other return of goods on account of any prepetition indebtedness) to any creditor of any Debtor or any creditor’s taking any setoff against any of its prepetition indebtedness based upon any such return of goods pursuant to section 553 of the Bankruptcy Code or otherwise, or (iv) any modification of any of the DIP Secured Parties’ or the Prepetition First Lien Secured Parties’ rights under this Interim Order, the DIP Loan Documents or the Prepetition First Lien Loan Documents with respect to any DIP Obligations.

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(b)          The Debtors shall, until all DIP Obligations, Prepetition First Lien Obligations and First Lien Adequate Protection Superpriority Claims have been Paid in Full, (i) maintain books, records, and accounts to the extent and as required by the DIP Loan Documents, (ii) reasonably cooperate with, consult with during normal business hours, and provide to the DIP Secured Parties and the Prepetition First Lien Secured Parties all such information and documents that any or all of the Debtors are obligated (including upon reasonable written request by any of the DIP Secured Parties or the Prepetition First Lien Secured Parties) to provide under the DIP Loan Documents, the Prepetition Loan Documents (in the absence of the pendency of these Chapter 11 Cases) or the provisions of this Interim Order, (iii) during normal business hours and upon reasonable written request, permit consultants, advisors and other representatives (including third party representatives) of each of the DIP Agent and the Prepetition First Lien Agent to visit and inspect any of the Debtors’ respective properties, to examine and make abstracts or copies from any of their respective books and records, to tour the Debtors’ business premises and other properties, and to discuss, and provide advice with respect to, their respective affairs, finances, properties, business operations, and accounts with their respective officers, employees, independent public accountants and other professional advisors (other than legal counsel) as and to the extent required by the DIP Loan Documents and/or the Prepetition First Lien Loan Documents, (iv) during normal business hours and upon reasonable written request, permit the DIP Agent and the Prepetition First Lien Agent and their respective consultants, advisors and other representatives to consult with the Debtors’ management and advisors on matters concerning the Debtors’ businesses, financial condition, operations and assets, and (v) during normal business hours and upon reasonable written request, permit the DIP Agent and the Prepetition First Lien Agent to conduct, at their discretion and at the Debtors’ cost and expense, field audits, collateral examinations and inventory appraisals at reasonable times in respect of any or all of the DIP Collateral and the Prepetition First Lien Collateral. Notwithstanding anything to the contrary contained herein, the Debtors do not waive any right to attorney-client, work product, or similar privilege, and the Debtors shall not be required to provide the DIP Agent, the Prepetition First Lien Agent, or their respective counsel and financial advisors with any information subject to attorney-client privilege or consisting of attorney work product. For avoidance of doubt, the Prepetition First Lien Agent shall have the same access and cooperation rights as the DIP Agent for purposes of this subparagraph (b).

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11.         Proceeds of Subsequent Financing. Without limiting the provisions and protections of Paragraph 10 above, if at any time prior to the Payment in Full of all the DIP Obligations and the First Lien Adequate Protection Superpriority Claims (including subsequent to the confirmation of any chapter 11 plan or plans with respect to any of the Debtors), the Debtors’ estates, any trustee, any examiner with enlarged powers, or any responsible officer subsequently appointed shall obtain credit or incur debt pursuant to sections 364(b), 364(c), 364(d), or any other provision of the Bankruptcy Code in violation of this Interim Order or the DIP Loan Documents, then, after payment or reservation in full in cash of the Carve-Out, all of the cash proceeds derived from such credit or debt and all Cash Collateral shall immediately be turned over to the DIP Agent for application to the DIP Obligations until Paid in Full and then to the First Lien Adequate Protection Superpriority Claims until Paid in Full.

12.         Cash Collection. From and after the date of the entry of this Interim Order, all collections and proceeds of any DIP Collateral or Prepetition First Lien Collateral or services provided by any Debtor and all Cash Collateral that shall at any time come into the possession, custody, or control of any Debtor, or to which any Debtor is now or shall become entitled at any time, shall be promptly deposited in the same lock-box and/or deposit accounts into which the collections and proceeds of the Prepetition First Lien Collateral were deposited under the Prepetition First Lien Loan Documents (or in such other accounts as are designated by the DIP Agent from time to time) (collectively, the “Cash Collection Accounts”), which accounts shall be subject to the liens of the DIP Agent and the Prepetition First Lien Agent (and the funds in such accounts may be used by the Debtors to the extent provided in this Interim Order and the DIP Loan Documents). Upon the direction of the DIP Agent or, following Payment in Full of the DIP Obligations, the Prepetition First Lien Agent, at any time after the occurrence of a Termination Event and subject to the provisions of Paragraph 7 and Paragraph 15, all proceeds in the Cash Collection Accounts shall be remitted to the DIP Agent for application to the DIP Obligations until Payment in Full and then to the Prepetition First Lien Agent for application to the Prepetition First Lien Obligations until Payment in Full, and the DIP Agent and the Prepetition First Lien Agent shall be entitled to take all action that is necessary or appropriate to effectuate the foregoing. Unless otherwise agreed to in writing by the DIP Agent and the Prepetition First Lien Agent, the Debtors shall maintain no accounts except those identified in the Interim Order (A) Authorizing Debtors to (I) Continue Existing Cash Management System, (II) Maintain Existing Business Forms, and (III) Continue Intercompany Transactions; and (B) Granting Related Relief (the “Interim Cash Management Order”) and the Final Order (A) Authorizing Debtors to (I) Continue Existing Cash Management System, (II) Maintain Existing Business Forms, and (III) Continue Intercompany Transactions; and (B) Granting Related Relief (the “Final Cash Management Order” together with the Interim Cash Management Order, the “Cash Management Orders”). Subject to the provisions of Paragraph 7 and Paragraph 15, the Debtors and the financial institutions where the Debtors’ Cash Collection Accounts are maintained (including those accounts identified in the Cash Management Orders) are authorized and empowered to remit, without offset or deduction, funds in such Cash Collection Accounts upon receipt of any direction to that effect from the DIP Agent or, following Payment in Full of the DIP Obligations, the Prepetition First Lien Agent.

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13.         Disposition of DIP Collateral; Credit Bid.

(a) Unless the DIP Obligations and the Prepetition First Lien Obligations are Paid in Full upon the closing of a sale or other disposition of the DIP Collateral or Prepetition First Lien Collateral, the Debtors shall not sell, transfer, lease, encumber, or otherwise dispose of any portion of the DIP Collateral or any Prepetition First Lien Collateral (or enter into any binding agreement to do so) without the prior written consent of the DIP Agent and the Prepetition First Lien Agent (and no such consent shall be implied from any other action, inaction, or acquiescence by any DIP Secured Party or Prepetition First Lien Secured Party or any order of this Court), except in the ordinary course of business or as otherwise permitted in the DIP Loan Documents and/or the Prepetition First Lien Loan Documents, as applicable, and this Interim Order. Except to the extent otherwise expressly provided in the DIP Loan Documents and subject to Paragraph 7 of this Interim Order, all proceeds from the sale, transfer, lease, encumbrance or other disposition of any DIP Collateral outside the ordinary course of business shall be remitted to the DIP Agent for application to the DIP Obligations, in each case, in accordance with the terms of this Interim Order and the DIP Loan Documents or the Prepetition First Lien Loan Documents, as the case may be. In addition, the Debtors are authorized and empowered to enter into such blocked account agreements (with cash dominion, if the DIP Agent so elects) with the DIP Agent and such financial institutions as the DIP Agent may require, and, if it so elects, the DIP Agent shall be entitled to enjoy the benefit of all control agreements to which the Prepetition First Lien Agent is a party without the need to enter into new blocked account agreements.

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(b) Subject to Paragraph 6 of this Interim Order, the Prepetition First Lien Agent (or one or more of its designees, affiliates or assignees) (at the direction of Required Prepetition First Lien Lenders) shall have the unqualified right to credit bid up to the full amount of any Prepetition First Lien Obligations in any sale of the Prepetition First Lien Collateral (or any DIP Collateral subject to any First Lien Adequate Protection Liens) under or pursuant to (i) section 363 of the Bankruptcy Code, (ii) any plan of reorganization or plan of liquidation under section 1129 of the Bankruptcy Code to the extent any sale contemplated thereunder does not result in payment in full of all of the DIP Obligations on the effective date of such plan, or (iii) section 725 of the Bankruptcy Code. Subject to Paragraph 6 of this Interim Order, the Debtors, on behalf of themselves and their estates, stipulate and agree that any sale of all or part of the Prepetition First Lien Collateral (or any DIP Collateral subject to any First Lien Adequate Protection Liens) that does not include an unqualified right to credit bid up to the full amount of the Prepetition First Lien Obligations would mean that the Prepetition First Lien Agent and the other Prepetition First Lien Secured Parties will not receive the indubitable equivalent of their claims and interests. The DIP Agent (or one or more of its designees, affiliates or assignees) shall have the unqualified right to credit bid any or all of the DIP Obligations under or pursuant to (i) section 363 of the Bankruptcy Code, (ii) any plan of reorganization or plan of liquidation under section 1129 of the Bankruptcy Code, or (iii) section 725 of the Bankruptcy Code. If the DIP Agent or the Prepetition First Lien Agent or their respective designees, affiliates or assignees make a credit bid in connection with any auction or other sale process relating to the sale or other disposition of any DIP Collateral or Prepetition First Lien Collateral, then for purposes of such auction or sale process or any applicable order of this Court, the DIP Agent and/or Prepetition First Lien Agent shall be automatically deemed to be a qualified bidder and its bid shall be automatically deemed to constitute a qualified bid, regardless of whether the qualified bidder or qualified bid requirements are satisfied.

14.         Termination Events. The following shall constitute a termination event under this Interim Order and the DIP Loan Documents unless waived in writing by each of the DIP Agent and the Prepetition First Lien Agent (each, a “Termination Event”):

(a)         The occurrence and continuation of an “Event of Default” under the DIP Credit Agreement, as set forth therein (a “DIP Default Termination Event”), including, for avoidance of doubt, (x) the failure to obtain entry of the Final Order, in form and substance acceptable to the DIP Agent and the Prepetition First Lien Agent, on or before 11:59 p.m. prevailing Eastern Time on the date that is 45 days from the Petition Date and (y) the Debtors’ failure to timely and strictly comply with any of the obligations and deadlines set forth on Exhibit B hereto thereto (the “Chapter 11 Milestones”).

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(b)         Any material breach by the Debtors of their obligations under the Restructuring Support Agreement (subject to any applicable cure periods), and any termination of the Restructuring Support Agreement by the Debtors or the Prepetition First Lien Lenders.

(c)         Any other material breach, default or other violation by any of the Debtors of the terms and provisions of this Interim Order (subject to any applicable cure periods).

15.         Rights and Remedies Upon Termination Event.

(a)          Upon the occurrence and during the continuation of a Termination Event, following delivery by the DIP Agent (at the direction of the Required DIP Lenders) of written notice (a “Remedies Notice”), of not less than five (5) Business Days’, to the Debtors and Debtors’ counsel, the United States Trustee, and counsel to the Committee (if any) (the “Remedies Notice Period”), unless prior to such time the Court orders otherwise, the DIP Agent is hereby granted relief from the automatic stay, without further notice, hearing, motion, order or other action of any kind, to the extent necessary to permit the DIP Secured Parties to exercise (i) immediately upon the occurrence and during the continuance of any Termination Event, all rights and remedies under this Interim Order, the DIP Loan Documents and/or applicable non-bankruptcy law (other than those rights and remedies against the DIP Collateral as provided in subparagraph 15(b) below), including the right to (1) declare all DIP Obligations to be immediately due and payable, (2) declare the termination, reduction or restriction of any further commitment to extend credit to the Debtors, to the extent any such commitment remains, and/or (3) terminate the DIP Facility and any other DIP Loan Documents as to any future liability or obligation of the DIP Agent and the other DIP Secured Parties, but without affecting any of the DIP Obligations or the DIP Liens securing the DIP Obligations; and/or (ii) declare a termination, reduction or restriction on the ability of the Debtors to use any Cash Collateral (any such declaration under any of clauses 15(a)(i)(1), (2) or (3) or (ii) shall be made to the respective lead counsel to the Debtors, the Committee and the U.S. Trustee, and shall be referred to herein as a “Termination Declaration” and the date that is the earliest to occur of any such Termination Declaration being herein referred to as the “Termination Declaration Date”).

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(b)          In addition to the rights and remedies described above, on the later of: (i) the expiration of the Remedies Notice Period, including as such period may be tolled as provided herein, and (ii) five (5) Business Days following the Termination Declaration Date, unless prior to such time this Court determines that a Termination Event has not occurred and/or is not continuing, the DIP Agent is hereby granted relief from the automatic stay, without further notice, hearing, motion, order or other action of any kind, to foreclose on, or otherwise enforce and realize on, its DIP Liens on all or any portion of the DIP Collateral, including by collecting accounts receivable and applying the proceeds thereof to the DIP Obligations, subject to the payment or reservation in full in cash of the Carve-Out as set forth in Paragraph 7. Prior to the expiration of the Remedies Notice Period, the Debtors and/or any Committee shall be entitled to request an emergency hearing with the Court. If a request for such hearing is made prior to the end of the Remedies Notice Period, then the Remedies Notice Period shall be continued until the Court hears and rules with respect thereto. During such Remedies Notice Period, (i) the Debtors may use Cash Collateral or any amounts previously or thereafter advanced under the DIP Credit Facility (a) to fund operations in accordance with the DIP Facility and the Approved Budget and (b) the Carve-Out; and (ii) the Debtors and the DIP Lenders consent to a hearing on an expedited basis to consider whether a Termination Event has occurred, and if a hearing to consider the foregoing is requested to be heard before the end of the Remedies Notice Period but is scheduled for a later date by the Bankruptcy Court, the Remedies Notice Period shall be automatically extended to the date of such hearing. Unless the Bankruptcy Court orders otherwise, upon the expiration of the Remedies Notice Period (subject to extension in the event an Emergency Motion is filed), the automatic stay shall automatically be deemed terminated, without further notice, hearing or order of the Bankruptcy Court, and the DIP Agent (acting at the instruction of the Required DIP Lenders under the DIP Loan Documents) shall be permitted to exercise all remedies set forth in the DIP Orders and in the DIP Loan Documents or applicable law, and the Debtors’ right to use any Cash Collateral shall immediately cease, subject to the payment or reservation in full in cash of the Carve-Out as set forth in Paragraph 7.

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(c)         Subject to Paragraph 6, upon the effectiveness of any relief from the automatic stay with respect to the DIP Facility pursuant to Paragraph 15(b) hereof, the Prepetition First Lien Agent shall have relief from the automatic stay to the same extent as the DIP Agent, and without further notice, hearing, motion, order or other action of any kind, to foreclose on, or otherwise enforce and realize on its Prepetition First Liens and the First Lien Adequate Protection Liens on, all or any portion of the DIP Collateral or Prepetition First Lien Collateral (including by collecting accounts receivable and applying the proceeds thereof to the Prepetition First Lien Obligations) or otherwise exercise remedies against the DIP Collateral or Prepetition First Lien Collateral permitted by this Interim Order, the Prepetition First Lien Loan Documents and/or applicable non-bankruptcy law; provided however, that any such foreclosure or other enforcement by the Prepetition First Lien Agent of any Prepetition First Liens or the First Lien Adequate Protection Liens or any other such exercise of remedies by the Prepetition First Lien Agent against the DIP Collateral or Prepetition First Lien Collateral shall not interfere with or otherwise be inconsistent with any foreclosure or other enforcement by the DIP Agent of any DIP Liens or other DIP Protections or any other exercise of remedies by the DIP Agent, and any proceeds received by the Prepetition First Lien Agent in connection with such foreclosure, enforcement or other exercise of remedies shall, subject to the payment or reservation in full in cash of the Carve-Out as set forth in Paragraph 7, be turned over to the DIP Agent for application to the DIP Obligations until Paid in Full.

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(d)         Subject to the provisions of Paragraph 6 hereof, all proceeds realized in connection with the exercise of the rights and remedies of the DIP Secured Parties or the Prepetition First Lien Secured Parties shall be turned over first to the Debtors to fund the Carve-Out in full in cash, then to the DIP Agent for application to the DIP Obligations under, and in accordance with the provisions of, the DIP Loan Documents and this Interim Order until Payment in Full of all of the DIP Obligations and then to the Prepetition First Lien Agent for application to the Prepetition First Lien Obligations under, and in accordance with the provisions of, the Prepetition First Lien Loan Documents and this Interim Order until Payment in Full of the Prepetition First Lien Obligations.

(e)         Subject to entry of the Final Order, and notwithstanding anything contained herein to the contrary, and without limiting any other rights or remedies of the DIP Agent or the other DIP Secured Parties contained in this Interim Order or the DIP Loan Documents, or otherwise available at law or in equity, and subject to the terms of the DIP Loan Documents, upon five (5) Business Days’ written notice to the Debtors and any landlord, lienholder, licensor, or other third party owner of any leased or licensed premises or intellectual property that a Termination Event has occurred and is continuing, the DIP Agent (i) may, unless otherwise provided in any separate agreement by and between the applicable landlord or licensor and the DIP Agent (the terms of which shall be reasonably acceptable to the parties thereto), enter upon any leased or licensed premises of the Debtors for the purpose of exercising any remedy with respect to any DIP Collateral located thereon and (ii) shall be entitled to all of the Debtors’ rights and privileges as lessee or licensee under the applicable license and to use any and all trademarks, trade names, copyrights, licenses, patents, or any other similar assets of the Debtors that are owned by or subject to a Lien of any third party and that are used by Debtors in their businesses, in the case of either subparagraph (i) or (ii) of this Paragraph 15(e) without interference from lienholders or licensors thereunder, subject to such lienholders’ or licensors’ rights under applicable law; provided, however, that the DIP Agent, on behalf of the DIP Secured Parties, shall pay only rent and additional rent, fees, royalties, or other monetary obligations of the Debtors that first arise after the written notice referenced above from the DIP Agent and that accrue during the period of such occupancy or use by such DIP Agent calculated on a per diem basis. Nothing herein shall require the Debtors, the DIP Agent, or the other DIP Secured Parties to assume any lease, license or other contract under Bankruptcy Code section 365(a) as a precondition to the rights afforded to the DIP Agent and the other DIP Secured Parties in this Paragraph 15(e).

(f)         Subject to the entry of the Final Order and Payment in Full of the DIP Obligations, notwithstanding anything contained herein to the contrary, and without limiting any other rights or remedies of the Prepetition First Lien Agent or the other Prepetition First Lien Secured Parties contained in this Interim Order or the Prepetition First Lien Loan Documents, or otherwise available at law or in equity, the Prepetition First Lien Agent shall succeed to, and be entitled to, all of the rights, remedies, benefits and protections accorded to the DIP Agent pursuant to Paragraph 15(e), as if all references therein to the “DIP Agent” and the “ DIP Parties” are references to the “Prepetition First Lien Agent” and the “Prepetition First Lien Secured Parties.”

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(g)         The automatic stay imposed under section 362(a) of the Bankruptcy Code is hereby modified pursuant to the terms of this Interim Order and the DIP Loan Documents as necessary to (i) permit the Debtors to grant the First Lien Adequate Protection Liens, the Second Lien Adequate Protection Liens and the DIP Liens and to incur all liabilities and obligations to the DIP Secured Parties and the Prepetition First Lien Secured Parties under the DIP Loan Documents, the DIP Facility, and this Interim Order, (ii) subject to Paragraph 7, authorize the DIP Secured Parties and the Prepetition First Lien Secured Parties to retain and apply payments made in accordance with the DIP Loan Documents, the Prepetition First Lien Loan Documents and/or this Interim Order, (iii) to permit each of the DIP Agent, the other DIP Secured Parties, the Prepetition First Lien Agent and the other Prepetition First Lien Secured Parties to perform any act authorized under this Interim Order and the DIP Loan Documents, and (iv) otherwise to the extent necessary to implement and effectuate the provisions of this Interim Order and the DIP Loan Documents.

16.         Restriction on Use of Proceeds. Notwithstanding anything herein to the contrary, but subject to the last sentence of this Paragraph 16, no loans and/or proceeds from the DIP Facility (including the DIP Account), DIP Collateral, Cash Collateral (including any retainer held by any professionals for the below-referenced parties), Prepetition First Lien Collateral, Prepetition Second Lien Collateral or any portion of the Carve-Out may be used by (a) any Debtor, Committee or trustee or other estate representative appointed in the Chapter 11 Cases or any Successor Cases, or any other person, party, or entity (including any of the Debtors’ Professionals, the Committee’s Professionals or the Committee members) to investigate (except as set forth below) or prosecute any Challenge (including any litigation or other action) against the DIP Secured Parties, the Prepetition First Lien Secured Parties or the Prepetition Second Lien Secured Parties (or to pay any professional fees and disbursements incurred in connection therewith) at any time; or (b) any Debtor, any Committee, or any trustee or other estate representative appointed in the Chapter 11 Cases or any Successor Cases, or any other person, party, or entity (including any of the Debtors’ Professionals, the Committee’s Professionals or the Committee members) to (or to pay any professional fees and disbursements incurred in connection therewith): (i) request authorization to obtain postpetition loans or other financial accommodations pursuant to section 364(c) or (d) of the Bankruptcy Code, or otherwise, other than from the DIP Secured Parties, or to seek any modification to this Interim Order not approved by the DIP Agent and, to the extent such modification would affect the rights of any of the Prepetition First Lien Secured Parties, the Prepetition First Lien Agent and, to the extent such modification would affect the rights of any of the Prepetition Second Lien Secured Parties, the Prepetition Second Lien Trustee; (ii) investigate (except as set forth below), assert, join, commence, support, or prosecute any action for any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination, or similar relief against, any or all of the DIP Secured Parties, the Prepetition First Lien Secured Parties, the Prepetition Second Lien Secured Parties, their respective affiliates, assigns or successors and the respective officers, directors, employees, agents, attorneys, representatives and other advisors of the foregoing, with respect to any transaction, occurrence, omission, action, or other matter (including formal or informal discovery proceedings in anticipation thereof), including (A) any Challenges and any Avoidance Actions or other actions arising under chapter 5 of the Bankruptcy Code; (B) any action with respect to the validity, enforceability, priority, and extent of the DIP Obligations, the Prepetition First Lien Obligations, and/or the Prepetition Second Lien Obligations or the validity, extent, and priority of the DIP Liens, the Prepetition First Liens, the Prepetition Second Liens, the First Lien Adequate Protection Liens or the Second Lien Adequate Protection Liens; (C) any action seeking to invalidate, set aside, avoid, or subordinate, in whole or in part, the DIP Liens, the other DIP Protections, the Prepetition First Liens, the First Lien Adequate Protection Liens, the other Prepetition First Lien Adequate Protection, the Prepetition Second Liens, the Second Lien Adequate Protection Liens, or the other Prepetition Second Lien Adequate Protection; (D) any action preventing, hindering, or otherwise delaying any or all of the DIP Secured Parties’, and, after the Payment in Full of the DIP Obligations, the Prepetition First Lien Secured Parties’ and/or the Prepetition Second Lien Secured Parties’, assertion, enforcement, or realization on the Cash Collateral, the DIP Collateral, the Prepetition First Lien Collateral or the Prepetition Second Lien Collateral in accordance with the DIP Loan Documents, the Prepetition First Lien Loan Documents or the Prepetition Second Lien Loan Documents, as applicable, or this Interim Order); and/or (E) any action seeking to modify any of the rights, remedies, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties, the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties hereunder or under the DIP Loan Documents, the Prepetition First Lien Loan Documents or the Prepetition Second Lien Loan Documents, as applicable, or any payments made thereunder or in respect thereof; provided, however, up to $50,000 in the aggregate of the Carve-Out, any DIP Collateral, any Prepetition First Lien Collateral, any Prepetition Second Lien Collateral, any Cash Collateral and proceeds of the DIP Facility may be used by the Committee (to the extent such Committee is appointed) to investigate (but not to prosecute) the claims and/or Liens of the Prepetition First Lien Agent and the other Prepetition First Lien Secured Parties under the Prepetition First Lien Loan Documents and/or the Liens of the Prepetition Second Lien Trustee and the other Prepetition Second Lien Secured Parties under the Prepetition Second Lien Loan Documents (but in any case not the claims and/or Liens of the DIP Agent and the other DIP Secured Parties) so long as such investigation occurs within the Challenge Period; or (iii) use or seek to use Cash Collateral or sell or otherwise dispose of DIP Collateral or Prepetition First Lien Collateral, unless otherwise permitted hereby, without the prior written consent of the DIP Agent and the Prepetition First Lien Agent. For the avoidance of doubt, the foregoing limitations shall not (i) prevent or otherwise limit the Debtors and their professionals from being heard on whether a Termination Event has occurred and is continuing, (ii) be construed as a cap or limitation on the amount of Allowed Professional Fees due and payable by the Debtors or that may be allowed by the Court at any time (including on an interim basis), or (iii) prohibit the Debtors’ use of the DIP Collateral, Prepetition First Lien Collateral, DIP Loans, Cash Collateral, proceeds of any of the foregoing, any portion of the Carve-Out or any other funds to respond to investigations by the Committee.

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17.         Proofs of Claim. The Prepetition First Lien Secured Parties, and the Prepetition Second Lien Secured Parties will not be required to file proofs of claim in any of the Chapter 11 Cases or Successor Cases for any claim allowed herein. The Debtors’ Stipulations shall be deemed to constitute a timely filed proof of claim for the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties in respect of all Prepetition First Lien Obligations and Prepetition Second Lien Obligations, respectively. In addition, the Prepetition First Lien Secured Parties, the Prepetition Second Lien Secured Parties, and the DIP Secured Parties will not be required to file any request for allowance and/or payment of any administrative expenses, and this Interim Order shall be deemed to constitute a timely filed request for allowance and/or payment of any Prepetition First Lien Obligations or Prepetition Second Lien Obligations constituting administrative expenses or any DIP Obligations, as applicable. Notwithstanding any order entered by this Court in relation to the establishment of a bar date in any of the Chapter 11 Cases or Successor Cases to the contrary, each of the Prepetition First Lien Agent, for the benefit of itself and the other Prepetition First Lien Secured Parties, the Prepetition Second Lien Trustee, for the benefit of itself and the other Prepetition Second Lien Secured Parties, and the DIP Agent, for the benefit of itself and the other DIP Secured Parties, is hereby authorized and entitled, in its sole discretion, but not required, to file (and amend and/or supplement, in its discretion) in each of the Chapter 11 Cases or Successor Cases (i) in the case of Prepetition First Lien Agent, a proof of claim and/or aggregate proofs of claim in respect of any Prepetition First Lien Obligations, (ii) in the case of the Prepetition Second Lien Trustee, a proof of claim and/or aggregate proofs of claim in respect of any Prepetition Second Lien Obligations, and (ii) in the case of each of the Prepetition First Lien Agent, Prepetition Second Lien Trustee, and the DIP Agent, a request or aggregate requests for allowance and/or payment of any portion of the Prepetition First Lien Obligations constituting administrative expenses or any DIP Obligations, as applicable.

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18.         Preservation of Rights Granted Under the Interim Order.

(a)         No Non-Consensual Modification or Extension of Interim Order. The Debtors shall not seek any amendment, modification, or extension of this Interim Order (including through any chapter 11 plan of reorganization) without the prior written consent of the DIP Agent and the Prepetition First Lien Agent, and no such consent shall be implied by any other action, inaction, or acquiescence of the DIP Secured Parties or any of the Prepetition First Lien Secured Parties. In the event any or all of the provisions of this Interim Order are hereafter modified, amended, or vacated by a subsequent order of this Court or any other court, such modification, amendment, or vacatur shall not affect the validity, perfection, priority, allowability, enforceability, or non-avoidability of any advances, payments, or use of cash authorized or made hereby or pursuant to the DIP Loan Documents, or Lien, claim, priority or other DIP Protections authorized or created hereby or pursuant to the DIP Loan Documents, in each case incurred or arising prior to the actual receipt of written notice by the DIP Agent or the Prepetition First Lien Agent, as applicable, and in either case counsel thereto, of the effective date of such reversal, modification, vacatur, or stay. Based on the findings set forth in this Interim Order and in accordance with section 364(e) of the Bankruptcy Code, which is applicable to the DIP Facility, in the event any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated, or stayed by a subsequent order of this Court or any other court, the DIP Secured Parties and the Prepetition First Lien Secured Parties shall be entitled to the protections provided in section 364(e) of the Bankruptcy Code, and notwithstanding any such reversal, modification, vacatur, or stay, any use of Cash Collateral or any DIP Obligations or any DIP Protections (including the Prepetition First Lien Adequate Protection) incurred or granted by the Debtors prior to the actual receipt of written notice by the DIP Agent or the Prepetition First Lien Agent, as applicable, of the effective date of such reversal, modification, vacatur, or stay shall remain in full force and effect and be binding on all parties in interest and be governed in all respects by the original provisions of this Interim Order (and shall maintain their respective priorities as provided by this Interim Order), and the DIP Secured Parties and the Prepetition First Lien Secured Parties shall be entitled to all of the DIP Protections (including the Prepetition First Lien Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted pursuant to section 364(e) of the Bankruptcy Code, this Interim Order, or the DIP Loan Documents.

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(b)         Dismissal. If any order dismissing any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, then notwithstanding any such dismissal, (i) the DIP Protections (including the Prepetition First Lien Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Prepetition First Lien Secured Parties, respectively, shall remain in full force and effect and be binding on all parties in interest and be governed in all respects by the provisions of this Interim Order (and shall maintain their respective priorities as provided by this Interim Order) until all DIP Obligations and all Prepetition First Lien Obligations have been Paid in Full, and such order of dismissal shall so provide (in accordance with sections 105 and 349 of the Bankruptcy Code), and (ii) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing such DIP Protections (including the Prepetition First Lien Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Prepetition First Lien Secured Parties, respectively.

(d)         Survival of Interim Order. The provisions of this Interim Order and the DIP Loan Documents, any actions taken pursuant hereto or thereto, and all of the DIP Protections (including the Prepetition First Lien Adequate Protection), and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Prepetition First Lien Secured Parties, respectively, pursuant to this Interim Order and the DIP Loan Documents shall survive, and shall not be modified, impaired, or discharged by, the entry of any order confirming any plan of reorganization in any Chapter 11 Case or Successor Case, converting any Chapter 11 Case to a case under chapter 7, dismissing any of the Chapter 11 Cases, withdrawing of the reference of any of the Chapter 11 Cases or any Successor Cases or providing for abstention from handling or retaining of jurisdiction of any of the Chapter 11 Cases or any Successor Case in this Court, or terminating the joint administration of these Chapter 11 Cases or any Successor Case or by any other act or omission. The terms and provisions of this Interim Order, including all of the DIP Protections (including the Prepetition First Lien Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Prepetition First Lien Secured Parties, respectively, pursuant to this Interim Order and the DIP Loan Documents shall continue in full force and effect and be binding on all parties in interest notwithstanding the entry of any such order, and such DIP Protections (including the Prepetition First Lien Adequate Protection), and such other rights, remedies, Liens priorities, privileges, protections and benefits pursuant to this Interim Order and the DIP Loan Documents, shall continue in full force and effect in these proceedings and in any Successor Cases and after dismissal of any thereof, and shall maintain their respective priorities as provided by this Interim Order. Without the express written consent of the DIP Lenders, the DIP Obligations shall not be discharged by the entry of an order confirming any such chapter 11 plan, the Debtors having waived such discharge pursuant to section 1141(d)(4) of the Bankruptcy Code.

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19.         Insurance Policies. Upon entry of this Interim Order, the DIP Agent, the other DIP Secured Parties, the Prepetition First Lien Agent (with respect to the Prepetition First Lien Adequate Protection) and the other Prepetition First Lien Secured Parties (with respect to the Prepetition First Lien Adequate Protection) shall be, and shall be deemed to be, without any further action or notice, named as additional insureds and loss payees, as applicable, on each insurance policy maintained by the Debtors that in any way relates to the DIP Collateral, and the Debtors shall take such actions as are reasonably requested by the DIP Agent or the Prepetition First Lien Agent from time to time to evidence or effectuate the foregoing.

20.         Other Rights and Obligations.

(a)         Expenses. To the extent provided in the DIP Loan Documents (and without limiting the Debtors’ respective obligations thereunder), the applicable Debtors shall pay all reasonable expenses incurred by the DIP Agent (including the reasonable fees and disbursements of all counsel for the DIP Agent and any internal or third-party appraisers, consultants, advisors and auditors engaged by or for the benefit of the DIP Agent and/or its counsel) in connection with the preparation, execution, delivery, and administration of the DIP Loan Documents, this Interim Order, the Final Order, and any other agreements, instruments, pleadings, or other documents prepared or reviewed in connection with any of the foregoing, whether or not any or all of the transactions contemplated hereby or by the DIP Loan Documents are consummated.

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(b)         Notice of Professional Fees. Professionals for the DIP Agent and the Prepetition First Lien Agent (including professionals engaged by counsel to the DIP Agent or Prepetition First Lien Agent, as applicable) (collectively, the “Lender Professionals”) shall not be required to comply with the United States Trustee fee guidelines or submit invoices to this Court, United States Trustee, any Committee or any other party in interest. Copies of summary invoices submitted to the Debtors by such Lender Professionals shall be forwarded by the Debtors to the United States Trustee, counsel for any Committee, and such other parties as this Court may direct. If no objection to payment of the requested fees and expenses is made in writing (email being sufficient) by any of the Debtors, any Committee, or the United States Trustee within ten calendar days after delivery of such invoices, such invoices shall be promptly paid by the Debtors and, in any event, no later than three Business Days after expiration of such ten day period. The summary invoices shall be sufficiently detailed to enable a determination as to the reasonableness of such fees and expenses; provided, however, that such summary invoices may be redacted to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such summary invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine or other applicable privilege. If the Debtors, United States Trustee or any Committee object to the reasonableness of the fees and expenses of any of the Lender Professionals and cannot resolve such objection within ten days of receipt of such invoices, then the Debtors, United States Trustee, or the Committee, as the case may be, shall file with this Court and serve on such Lender Professionals an objection (the “Fee Objection”) limited to the issue of the reasonableness of such fees and expenses, and any failure by any such party to file a Fee Objection within such ten day period shall constitute a waiver of any right of such party to object to the applicable invoice. Notwithstanding any provision herein to the contrary, any objection to, and any hearing on an objection to, payment of any fees, costs, and expenses set forth in a professional fee invoice in respect of Lender Professionals shall be limited to the reasonableness of the particular items or categories of the fees, costs, and expenses that are the subject of such objection. The Debtors shall timely pay in accordance with the terms and conditions of this Interim Order (a) the undisputed fees, costs, and expenses reflected on any invoice to which a Fee Objection has been timely filed and (b) all fees, costs and expenses on any invoice to which no Fee Objection has been timely filed. All such unpaid fees, costs, expenses, and charges of the DIP Agent that have not been disallowed by this Court on the basis of an objection filed by the Debtor, the United States Trustee or the Committee (or any subsequent trustee of the Debtors’ estates) in accordance with the terms hereof shall constitute DIP Obligations and shall be secured by the DIP Collateral as specified in this Interim Order. Any and all fees, commissions, costs, and expenses paid prior to the Petition Date by any Debtor to the DIP Agent or the other DIP Secured Parties in connection with or with respect to the DIP Facility, the DIP Credit Agreement, or the other DIP Loan Documents are hereby approved in full and non-refundable and shall not otherwise be subject to any Challenge.

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(c)         Binding Effect. Subject only to Paragraph 6 above, the provisions of this Interim Order, including all findings herein, and the DIP Loan Documents shall be binding upon all parties in interest in these Chapter 11 Cases and any Successor Cases, including the DIP Secured Parties, the Prepetition First Lien Secured Parties, any Committee, and the Debtors and their respective estates, successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary or responsible person appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors), whether in any of the Chapter 11 Cases, in any Successor Cases, or upon dismissal of any such Case or Successor Case; provided, however, that except to the extent expressly provided in Paragraph 6, the DIP Secured Parties and the Prepetition First Lien Secured Parties shall have no obligation to permit the use of Cash Collateral or to extend any financing to any chapter 7 or chapter 11 trustee or other responsible person appointed for the estates of the Debtors in any Chapter 11 Case or Successor Case.

(d)         No Waiver. The failure of the Prepetition First Lien Secured Parties or the DIP Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim Order, the Prepetition First Lien Loan Documents, the DIP Loan Documents or otherwise (or any delay in seeking or exercising same) shall not constitute a waiver of any of such parties’ rights hereunder, thereunder, or otherwise. Nothing contained in this Interim Order (including the authorization of the use of any Cash Collateral) shall impair or modify any rights, claims, or defenses available in law or equity to any Prepetition First Lien Secured Party or any DIP Secured Party, including rights of a party to a swap agreement, securities contract, commodity contract, forward contract, or repurchase agreement with a Debtor to assert rights of setoff or other rights with respect thereto as permitted by law (or the right of the Debtors to contest or object to such assertion). Except as provided by this Interim Order, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair, any right or ability of the Prepetition First Lien Secured Parties or the DIP Secured Parties under the Bankruptcy Code or under non-bankruptcy law to (i) request conversion of the Chapter 11 Cases or any Successor Cases to cases under chapter 7, dismissal of the Chapter 11 Cases or any Successor Cases, or the appointment of a trustee or examiner in the Chapter 11 Cases or any Successor Cases, or to oppose the use of Cash Collateral in any Successor Case, (ii) propose, subject to the provisions of section 1121 of the Bankruptcy Code, any chapter 11 plan or plans with respect to any of the Debtors or seek early termination of the Debtors’ exclusive rights to propose a plan under the Bankruptcy Code, or (iii) exercise any of the rights, claims, or privileges (whether legal, equitable, or otherwise) of the DIP Secured Parties or the Prepetition First Lien Secured Parties, respectively, under the DIP Loan Documents or the Prepetition First Lien Loan Documents, the Bankruptcy Code or otherwise, in each case with the rights of the Debtors to contest or object thereto reserved. Except to the extent otherwise expressly provided in this Interim Order or by law, neither the commencement of the Chapter 11 Cases nor the entry of this Interim Order shall limit or otherwise modify the rights and remedies of the Prepetition First Lien Secured Parties under the Prepetition First Lien Loan Documents or with respect to any non-Debtor entities or their respective assets, whether such rights and remedies arise under the Prepetition First Lien Loan Documents, applicable law, or equity.

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(e)         No Third Party Rights. Except as explicitly provided for herein or in any DIP Loan Document, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or direct, indirect, or incidental beneficiary. In determining to make any loan (whether under the DIP Credit Agreement or otherwise) or to permit the use of Cash Collateral or in exercising any rights or remedies as and when permitted pursuant to this Interim Order or the DIP Loan Documents, the DIP Secured Parties and the Prepetition First Lien Secured Parties shall not (i) be deemed to be in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any similar federal, state or local statute or regulation) or (ii) owe any fiduciary duty to the Debtors, their respective creditors, shareholders, or estates.

(f)         No Marshaling. Subject to entry of the Final Order, neither the DIP Secured Parties nor the Prepetition First Lien Secured Parties shall be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral or the Prepetition First Lien Collateral, as applicable.

(g)         Amendments. The Debtors are authorized and empowered, without further notice and hearing or approval of this Court, to amend, modify, supplement, or waive any provision of the DIP Loan Documents in accordance with the provisions thereof, in each case unless such amendment, modification, supplement, or waiver is material. No waiver, modification, or amendment of any of the provisions of the DIP Loan Documents shall be effective unless set forth in writing, signed by or on behalf of the Borrower and the DIP Agent (after having obtained the approval of the requisite DIP Secured Parties under the DIP Credit Agreement) and, except as provided herein, approved by this Court. Notwithstanding the foregoing, no waiver, modification or amendment of any of the provisions of this Interim Order or the DIP Loan Documents that would directly and adversely affect the rights or interests of the Prepetition First Lien Secured Parties, as applicable, shall be effective unless also consented to in writing by the Prepetition First Lien Agent on behalf of the Prepetition First Lien Secured Parties (after obtaining the approval of the requisite Prepetition First Lien Secured Parties under the Prepetition First Lien Credit Agreement).

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(h)         Inconsistency. In the event of any inconsistency between the terms and conditions of the DIP Loan Documents and of this Interim Order, the provisions of this Interim Order shall govern and control. In the event of any inconsistency between the terms or conditions of this Interim Order and the terms or conditions of any other order entered by this Court in the nature of a “first day order”, the provisions of this Interim Order shall govern and control.

(i)         Enforceability. This Interim Order shall constitute findings of fact and conclusions of law pursuant to the Bankruptcy Rule 7052 and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon execution hereof. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062 or 9024 or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry, and there shall be no stay of execution or effectiveness of this Interim Order.

(j)         Reservation of Rights. Nothing in this Interim Order shall be deemed to constitute the consent of the DIP Secured Parties or the Prepetition First Lien Secured Parties, and except as expressly provided in the DIP Loan Documents, each of the foregoing expressly reserve the right to object, to entry of any Order of the Bankruptcy Court that provides for the sale or other disposition of all or substantially all of the assets of the Debtors (or any other sale or other disposition of assets of any of the Debtors outside the ordinary course of business) to any party unless, in connection and concurrently with any such event, the proceeds of such sale are or will be sufficient to satisfy Payment in Full of the DIP Obligations and the Prepetition First Lien Obligations on the closing date of such sale.

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(k)         Headings. Paragraph headings used herein are for convenience only and are not to affect the construction of, or to be taken into consideration in, interpreting this Interim Order.

21.         Necessary Action. The Debtors are authorized to take any and all such actions as are necessary, required or appropriate to implement and effectuate the terms of this Interim Order, the DIP Loan Documents and the transactions contemplated hereunder and thereunder.

22.         Final Hearing

(a)         The Final Hearing to consider entry of the Final Order and final approval of the DIP Facility is scheduled for ______________, 2025, at _______ (prevailing Central time) at the United States Bankruptcy Court for the Southern District of Texas. The proposed Final Order shall be substantially the same as the Interim Order except that (i) those provisions in the Interim Order that are subject to the entry of the Final Order shall be included in the Final Order without such qualification, and (ii) where appropriate, references to this Interim Order shall be changed to references to the Final Order. If no objections to the relief sought in the Final Hearing are filed and served in accordance with this Interim Order, no Final Hearing may be held, and a separate Final Order may be presented by the Debtors and entered by this Court.

(b)         Final Hearing Notice. Within three (3) days of entry of this Interim Order, the Debtors shall serve, by United States mail, first-class postage prepaid (such service constituting adequate notice of the Final Hearing), (i) notice of the entry of this Interim Order and of the Final Hearing (the “Final Hearing Notice”) and (ii) a copy of this Interim Order on the parties having been given notice of the Interim Hearing and to any other party that has filed a request for notices with this Court and to any Committee after the same has been appointed, or Committee counsel, if the same shall have been appointed. The Final Hearing Notice shall state that any party in interest objecting to the entry of the proposed Final Order shall file written objections with the Clerk of the Bankruptcy Court no later than _________________, 2025, at 4:00 p.m. (prevailing Central time), which objections shall be served so that the same are received on or before such date by: (i) proposed counsel for the Debtors, Latham & Watkins LLP, Attn: Ray C. Schrock, Esq. (ray.schrock@lw.com), Keith A. Simon, Esq. (keith.simon@lw.com), George Klidonas (george.klidonas@lw.com), and Jonathan J. Weichselbaum (jon.weichselbaum@lw.com); (ii) counsel for the Prepetition First Lien Agent, Consenting Creditors, and DIP Lenders, Paul Hastings LLP (Attn: Kris Hansen (krishansen@paulhastings.com), Matt Warren (mattwarren@paulhastings.com), and Lindsey Henrikson (lindsey.henrikson@paulhastings.com)); (iii) the Office of the United States Trustee for the Southern District of Texas; and (iv) counsel to the Creditors’ Committee, if any.

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23.         Retention of Jurisdiction. This Court has and will retain jurisdiction to enforce this Interim Order according to its terms.

Dated: _________________, 2025

Houston, Texas

UNITED STATES BANKRUPTCY JUDGE

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LW DRAFT 8.19.25

Subject to FRE 408

Privileged and Confidential

SCHEDULE 1

INITIAL APPROVED BUDGET

LW DRAFT 8.19.25

Subject to FRE 408

Privileged and Confidential

SCHEDULE 2

LIEN/CLAIM PRIORITIES

Priority	DIP Collateral	Priority Claims
First	Carve-Out	Carve-Out
Second	Permitted Prior Liens	DIP Superpriority Claims
Third	DIP Liens	First Lien Adequate Protection Superpriority Claims (subject to payment in full of the DIP Obligations)
Fourth	First Lien Adequate Protection Liens	Second Lien Adequate Protection Superpriority Claims (subject to payment in full of the DIP Obligations and the Prepetition First Lien Obligations)
Fifth	Prepetition First Liens	-
Sixth	Second Lien Adequate Protection Liens	-
Seventh	Prepetition Second Liens	-

LW DRAFT 8.19.25

Subject to FRE 408

Privileged and Confidential

EXHIBIT A

DIP CREDIT AGREEMENT

Final Version

Priviledged & Confidential

SUPERPRIORITY SECURED DEBTOR IN POSSESSION CREDIT AGREEMENT

dated as of

August [ ], 2025

among

MODIVCARE INC.

The Lenders Party Hereto, and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

i

SCHEDULES:

Schedule 2.01A – Commitments
Schedule 2.01B – [Reserved]
Schedule 2.01C – Existing Letters of Credit
Schedule 3.01A – Excluded WD Subsidiaries
Schedule 3.01B – Excluded Subsidiaries
Schedule 3.01C – Subsidiaries
Schedule 3.06(a) – Litigation Matters
Schedule 5.01(f) – Variance and Liquidity reporting; Approved Budget Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.05 – Existing Investments
Schedule 6.07 – Transactions with Affiliates
Schedule 6.09 – Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – [Reserved]
Exhibit C – [Reserved]
Exhibit D – [Reserved]
Exhibit E – [Reserved]
Exhibit F-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit F-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit F-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit F-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit G -1 – Form of Borrowing Request
Exhibit G-2 – Form of Interest Election Request
Exhibit H – [Reserved]
Exhibit I – Form of Compliance Certificate
Exhibit J – [Reserved]

SUPERPRIORITY SECURED DEBTOR IN POSSESSION CREDIT AGREEMENT (this “Agreement”) dated as of August [ ], 2025 among MODIVCARE INC. (the “Borrower”), the LENDERS from time to time party hereto, and WILMINGTON TRUST, N.A., as Administrative Agent and Collateral Agent.

WHEREAS, on August [ ], 2025 (the “Petition Date”), the Borrower, certain affiliates and subsidiaries of the Borrower (collectively with the Borrower, the “Debtors”), filed voluntary petitions for relief under chapter 11 in the United States Bankruptcy Court for the Southern District of Texas (such court, together with any other court having exclusive jurisdiction over the case from time to time and any Federal appellate court thereof, the “Bankruptcy Court”) and commenced cases, jointly administered under Case No. [ ] (collectively, the “Chapter 11 Cases”), and have continued in the possession and operation of their assets and management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, the Borrower has requested, and the Lenders have agreed to provide, upon the satisfaction (or waiver) of the conditions precedent set forth in the applicable provisions of Article IV below and the other terms of this Agreement, a secured super-priority debtor in possession facility to the Borrower (the “DIP Facility”), in an aggregate principal amount of $100,000,000 consisting of (x) Closing Date Term Loan Commitments of $62,500,000.00, which shall be made available to the Borrower in accordance with the terms hereof and (y) Delayed Draw Term Loan Commitments of $37,500,000.00, which shall be made available to the Borrower in accordance with the terms hereof, with the proceeds of such Term Loans used to fund working capital and certain permitted administrative expenses of the Debtors during the pendency of the Chapter 11 Cases and to make certain other payments and for other general corporate purposes, in each case in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means (i) any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Borrower or any Subsidiary of (a) all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person or (b) all or a majority of the Equity Interests in a Person or division or line of business of a Person.

“Administrative Agent” means Wilmington Trust, National Association (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Agent” means, individually and collectively, as the context may require, the Administrative Agent and the Collateral Agent.

“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Agreed Currencies” means Dollars.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Ancillary Document” has the meaning assigned to such term in Section 9.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Party” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Lenders.

“Applicable Premium Amount” means 3.00% of the Applicable Premium Subject Amount.

“Applicable Premium Event” means (a) any payment or prepayment of all, or any part, of the principal amount of the Term Loans, whether before or after the occurrence of any Default or Event of Default or the Maturity Date (not including, for the avoidance of doubt, Net Proceeds deposited into the Segregated Account in the manner contemplated by Section 2.11(c) hereof); (b) the Maturity Date; (c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any Term Loan or other Obligation for any reason, any foreclosure (whether by power of judicial Proceeding or otherwise) or deed in lieu of foreclosure, or the making of a distribution of any kind in any Proceeding to the Lenders (whether directly or indirectly, including through the Administrative Agent or any other distribution agent), in full or partial satisfaction of any Loan or other Obligation; (d) the termination of this Agreement for any reason; and (e) the conversion of the Term Loans into exit term loans in connection with a chapter 11 plan in accordance with the Restructuring Support Agreement. If an Applicable Premium Event occurs pursuant to clause (b), (c), (d) or (e) above, the entire outstanding principal amount of Term Loans shall be deemed to be subject to the Applicable Premium Event on the date on which such Applicable Premium Event occurs.

“Applicable Premium Subject Amount” means the principal amount of Term Loans paid, required to be paid, or in the case of an Applicable Premium Event specified in clause (b) of the definition thereof, deemed subject to a Applicable Premium Event on the date of the occurrence of the Applicable Premium Event.

“Applicable Rate” means a percentage per annum equal to, (x) for Term Loans that are Benchmark Loans, 7.00% and (y) for Term Loans that are ABR Loans, 6.00%.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.10(a).

“Approved Budget” means a thirteen (13) week rolling cash flow budget of the Borrower and its Subsidiaries for the following 13 calendar weeks, which shall be approved by the Required Lenders in their discretion in substantially the form of Schedule 1 attached to the DIP Order (the “Initial Approved Budget”) pursuant to Section 5.01(f). As used herein, “Approved Budget” shall initially refer to the Initial Approved Budget delivered prior to the Closing Date and thereafter shall refer to the most recent Approved Budget delivered by the Borrower and approved by the Required Lenders in accordance with Section 5.01(f).

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency Proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such Proceeding or appointment or has had any order for relief in such Proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Benchmark Loan, the Relevant Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Term SOFR Rate.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that is administratively feasible for the Agent and has been selected by the Required Lenders and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Lenders and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time; provided that such Benchmark Replacement Adjustment is administratively feasible for the Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Required Lenders decide may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Required Lenders determine that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Required Lenders decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided that such Benchmark Replacement Conforming Changes implement changes that are administratively feasible for the Agent.

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)         in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a Resolution Authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or Resolution Authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means ModivCare Inc., a corporation organized under the laws of the State of Delaware.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Agent through an Approved Borrower Portal.

“Borrowing” means a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Agent and separately provided to the Borrower.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.09.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Captive Insurance Subsidiaries” means any regulated Subsidiary of the Borrower primarily engaged in the business of providing insurance, reinsurance and insurance-related services to the Borrower, its other Subsidiaries and other Persons, including, for the avoidance of doubt and to the extent it is, from time to time, a Subsidiary hereunder, NEMT Insurance DE LLC, Series 1.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.16.

“Chief Transformation Officer” means a chief transformation officer reasonably acceptable to the Borrower and Required Lenders.

“Closing Date” means August [ ], 2025.

“Closing Date Term Lender” means, as of any date of determination, each Lender having a Closing Date Term Loan Commitment or that holds Closing Date Term Loans.

“Closing Date Term Loan Commitment” means (a) with respect to any Lender, the amount set forth on Schedule 2.01A opposite such Lender’s name under the heading “Closing Date Term Loan Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Closing Date Term Loan Commitment, as applicable, and giving effect to (i) any reduction in such amount from time to time pursuant to Section 2.09 and (ii) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Closing Date Term Loans” means the term loans made by the Closing Date Term Lenders to the Borrower pursuant to Section 2.01(a).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“CMS” means the Centers for Medicare and Medicaid Services of HHS and any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the DIP Orders or the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Agent, on behalf of itself and the Secured Parties, pursuant to the DIP Orders or the Collateral Documents to secure the Secured Obligations; provided that the Collateral shall exclude Excluded Assets.

“Collateral Agent” means Wilmington Trust, National Association (including its branches and affiliates), in its capacity as collateral agent for the Lenders hereunder.

“Collateral Documents” means a collective reference to the DIP Orders and each other security agreement, pledge agreement, mortgage, collateral assignment, control agreement or other similar agreement delivered to the Collateral Agent pursuant to the DIP Orders, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, the Term Loan Commitments. The amount of each Lender’s Commitment as of the Closing Date is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent or any Lender by means of electronic communications pursuant to Section 8.03, including through an Approved Electronic Platform.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) the provision for federal, state, local and foreign income Taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) all charges, fees, costs and expenses (including legal fees and including charges, fees, costs and expenses relating to rationalization, legal, tax, accounting, structuring and transaction bonuses to employees, officers and directors) incurred during such period in connection with (I) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and (II) any proposed or actual issuance or incurrence of any other Indebtedness permitted by Section 6.01 (including for settlement of Convertible Indebtedness), (v) fees, costs, charges and expenses (including legal fees and including charges, fees, costs and expenses relating to rationalization, legal, tax, accounting, structuring and transaction bonuses to employees, officers and directors) incurred during such period in connection with any proposed or actual issuance of Equity Interests or any proposed or actual Investments permitted by Section 6.05, Dispositions permitted by Section 6.03 or 6.04, or Involuntary Dispositions, (vi) (x) restructuring or reorganization charges or reserves, (y) severance costs and (z) losses recognized from the discontinuance of operations for such period; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vi), when taken together with amounts added back pursuant to clause (xv), for any four fiscal quarter period shall not exceed 25% of Consolidated EBITDA in the aggregate (calculated after giving effect to such adjustments), (vii) losses and expenses incurred during such period in connection with claims for which the Borrower reasonably expects to be reimbursed, (viii) payments in settlements less collections, losses, fees, costs, charges and expenses (including legal expenses) incurred in connection with any disputes with dissident shareholders (including in connection with any Section 220 demands, proxy fights or consent solicitations), contract disputes, legal settlements, litigation or arbitration for such period, (ix) earnings impact, both positive and negative of subsequent measurement of acquisition contingencies arising from fair value accounting of such contingencies for such period, (ix) any non-cash stock based compensation expenses incurred during such period, (x) debt negotiation costs and subsequent audit and legal expenses if required by holders of any Indebtedness permitted hereunder for such period, (xi) restructuring, integration or similar charges incurred outside the ordinary course of business in connection with any permitted Acquisition involving consideration in excess of $20,000,000 individually in an aggregate amount of up to 10% of the total consideration paid by the Borrower and the Subsidiaries, (xii) [reserved], (xiii) all other non-cash charges (including non-cash impairment charges), expenses (including non-cash option expenses) and other items reducing such Consolidated Net Income (but excluding those expenses, charges and losses related to accounts receivable) which do not represent a cash item in such period or any future period, (xiv) extraordinary, unusual or non-recurring charges, costs and losses (including, without limitation, costs of and payments of legal Proceedings, legal settlements, fines, judgments or orders and (xv) in connection with permitted asset sales, mergers or other business combinations, acquisitions, investments, dispositions or divestitures, operating improvements, restructurings, cost saving initiatives, new or renegotiated vendor or other expense-related contracts and certain other similar initiatives and specified transactions, the amount of cost savings, operating expense reductions, other operating improvements and cost synergies either (i) projected by the Borrower in good faith to be reasonably anticipated to be realizable within twenty-four (24) months of the date thereof or (ii) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency), in each case, which will be added to Consolidated EBITDA as so projected or determined until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and cost synergies had been realized on the first day of such period and will be net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (xv) for any four fiscal quarter period shall not exceed, when taken together with amounts added back in reliance on clause (vi), 25% of Consolidated EBITDA in the aggregate (calculated after giving effect to such adjustments), minus, to the extent included in Consolidated Net Income for such period, (1) litigation awards for such period, (2) all non-cash items increasing Consolidated Net Income, all as determined in accordance with GAAP, (3) [reserved], (4) extraordinary, unusual or non-recurring gains, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation (i) interest expense or rent expense under Capital Lease Obligations that is treated as interest in accordance with GAAP, and (ii) capitalized interest), premium payments and debt discount of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness, and with respect to the deferred purchase price of assets, in each case, of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Borrower or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Borrower or any Subsidiary of the Borrower.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contract Provider” means any Person or an employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any employment arrangement or contract with the Borrower or any Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means unsecured Indebtedness of the Borrower permitted to be incurred under the terms of this Agreement that is (a) convertible into Equity Interests of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Equity Interests) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Equity Interests of the Borrower and/or cash (in an amount determined by reference to the price of such Equity Interests); provided that any such Indebtedness issued after the date hereof shall not have a maturity date, and shall not be redeemable in any manner whatsoever, at any time prior to the date that is six months after the Maturity Date.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Credit Party” means the Agent or any Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent or such Lender, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Delayed Draw Closing Conditions” means the conditions set forth in Section 4.02.

“Delayed Draw Term Lender” means, as of any date of determination, each Lender having a Delayed Draw Term Loan Commitment or that holds Delayed Draw Term Loans.

“Delayed Draw Term Loan Commitment” means (a) with respect to any Lender, the amount set forth on Schedule 2.01A opposite such Lender’s name under the heading “Delayed Draw Term Loan Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Delayed Draw Term Loan Commitment, as applicable, and giving effect to (i) any reduction in such amount from time to time pursuant to Section 2.09 and (ii) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Delayed Draw Term Loans” means the term loans made by the Delayed Draw Term Lenders to the Borrower pursuant to Section 2.01(b).

“DIP Orders” means (i) the Interim DIP Order and (ii) the Final DIP Order.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a Subsidiary of such Person but excluding any issuance by any Loan Party or any such Subsidiary of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) any Involuntary Disposition and (b) any surrender, termination, expiration or waiver of contracts or contract rights, or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business.

“Disqualified Equity” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding, for the avoidance of doubt, any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interest that is not Disqualified Equity and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the repayment in full of all the Loans and all other Obligations that are accrued and payable, and the termination or expiration of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity and/or cash in lieu of fractional shares), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the repayment in full of all the Loans and all other Obligations that are accrued and payable, and the termination or expiration of the Commitments), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity, in the case of each of clauses (a) through (d), prior to the date that is ninety-one (91) days after the latest Maturity Date; provided that if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity solely because they may be required to be repurchased by the Borrower or any Subsidiary of the Borrower in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a) Persons that are specifically identified by the Borrower to the Agent in writing prior to the Closing Date, (b) any Person that is reasonably determined by the Borrower after the Closing Date to be a competitor (directly or through a controlled subsidiary or portfolio company) of the Borrower or its Subsidiaries and which is specifically identified by the Borrower, from time to time, in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three (3) Business Days after delivery thereof to the Agent and the Lenders in accordance with Section 9.01 and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates (x) are (i) clearly identifiable as Affiliates of such Persons based solely on the similarity of such Affiliates’ and such Persons’ names or (ii) identified in writing by the Borrower, from time to time, in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three (3) Business Days after delivery thereof to the Agent and (y) are not bona fide debt investment funds (except to the extent separately identified under clause (a) or (b) above). It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Institutions contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), (ii) the Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (iii) the Borrower’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iv) “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Agent from time to time in accordance with Section 9.01.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Foreign Holding Company” mean any Domestic Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, or injunctions issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the environment or natural resources, or release of any Hazardous Material into the environment.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the release or threatened release of any Hazardous Materials into the environment.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other similar rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and/or “€” means the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Accounts” means any accounts used solely as (i) payroll and other employee wage and benefit accounts, (ii) accounts holding taxes (including sales tax and withholding tax) withheld or collected in respect of third parties and fiduciary accounts for unaffiliated third parties, (iii) zero balance accounts that are swept daily into a deposit account subject to a control agreement, (iv) collateral accounts for letters of credit (including the Specified Letter of Credit), letters of guaranty and similar obligations, and (v) otherwise approved by the Required Lenders in their sole discretion.

“Excluded Assets” means: (1) [reserved], (2) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (3) assets in respect of which pledges and security interests (x) are prohibited or restricted by (A) any law or regulation or (B) any contractual obligation (including any requirement to obtain the consent of any third party) (other than the Borrower or any Subsidiary)) that, in the case of this clause (B), exists on the Closing Date or at the time the relevant Subsidiary Guarantor becomes a Subsidiary Guarantor and was not incurred in contemplation of its becoming a Subsidiary Guarantor (including pursuant to assumed Indebtedness so long as such Indebtedness is permitted to be assumed under this Agreement), in each case other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction, the Bankruptcy Code, or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets or (y) would require a governmental (including regulatory) consent, approval, license or authorization in order to provide the lien that is required on the Closing Date or at the time the relevant Subsidiary Guarantor becomes a Subsidiary Guarantor, unless such consent, approval, license or authorization has been obtained or (z) would result in material adverse tax consequences to any Loan Party or any Subsidiary as reasonably determined in good faith by the Borrower in consultation with the Required Lenders, (4) Equity Interests in any entity other than Wholly Owned Subsidiaries to the extent pledges thereof are not permitted by such entity’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction, the Bankruptcy Code, or any other applicable law), (5) [reserved], (6) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Subsidiary Guarantor) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (7) Excluded Accounts (including any cash collateral used to support letters of credit (including the Specified letters of Credit), letters of guaranty or contractual or similar obligations not prohibited by this agreement held in such accounts) therein), (8) [reserved], (9) [reserved]; (10) the Equity Interests of (i) any Captive Insurance Subsidiary, (ii) the Mercury Joint Venture and (iii) any Excluded WD Subsidiary; (11) [reserved]; (12) [reserved] and (13) those assets as to which the Agent (at the direction of the Required Lenders) agrees in writing that the cost, burden, difficulty or consequence of obtaining such a security interest or perfection thereof outweighs, or are excessive in relation to, the practical benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Subsidiary” means (a) any Domestic Foreign Holding Company, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Domestic Foreign Holding Company or a CFC, (c) any Domestic Subsidiary (i) that is prohibited or restricted from Guaranteeing the Secured Obligations by (A) any law or regulation or (B) any contractual obligation (including any requirement to obtain the consent of any third party (other than the Borrower or any Subsidiary)) that, in the case of this clause (B), exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary and was not incurred in contemplation of its becoming a Subsidiary (including pursuant to assumed Indebtedness, so long as such Indebtedness is permitted to be assumed under this Agreement), (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guarantee of the Secured Obligations that is required on the Closing Date or at the time such Subsidiary becomes a Subsidiary, unless such consent, approval, license or authorization has been obtained or (iii) where the provision of a Guarantee by such Subsidiary of the Secured Obligations would result in material adverse tax consequences to the Borrower and/or its direct or indirect Subsidiaries as determined in good faith by the Borrower in consultation with the Required Lenders, (d) any Foreign Subsidiary, (e) those Domestic Subsidiaries as to which the Agent (at the direction of the Required Lenders) and the Borrower reasonably agree that the cost, burden, difficulty or consequence of obtaining a Guarantee of the Secured Obligations from such Subsidiary outweighs, or are excessive in relation to, the practical benefit to the Lenders of the Guarantee to be afforded thereby, (f) subject to Section 9.14, any Subsidiary that is not a Wholly Owned Subsidiary, (g) any Excluded WD Subsidiary, (h) NEMT Insurance DE LLC, (i) [reserved], (j) [reserved], and (k) [reserved]. Notwithstanding the foregoing, no Debtor shall be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Excluded WD Assets” means the Equity Interests of the Excluded WD Subsidiaries and all of the respective assets and property of each of the Excluded WD Subsidiaries (whether now owned or hereafter formed or acquired).

“Excluded WD Subsidiaries” means the entities listed on Schedule 3.01A, any Subsidiary of an entity listed on Schedule 3.01A and any other Subsidiary that has no material assets other than Excluded WD Assets.

“Exclusion Event” means an event or events resulting in the exclusion of the Borrower or any Subsidiary or any of the Facilities from participation in any Medical Reimbursement Program and which is reasonably likely to result in a loss of 10% or more of the consolidated revenues of the Borrower and its Subsidiaries or Consolidated EBITDA during the 12-month period succeeding such event or events.

“Existing Letters of Credit” means those letters of credit more particularly described on Schedule 2.01C as of the Closing Date.

“Extraordinary Receipts” means any cash receipts in excess of $50,000 received by any Loan Party or any Subsidiary thereof that are (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnification payments received by any Loan Party or Subsidiary, (c) any purchase price adjustment or working capital adjustment received by any Loan Party or Subsidiary pursuant to any purchase agreement or related documentation or (d) any Tax refunds or employee benefit plan reversions, in each case, received by any Credit Party or Subsidiary; provided that any receipts contemplated by the Approved Budget shall not constitute Extraordinary Receipts.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means (i) that certain Agency Fee Letter, dated as of August [ ], 2025, between the Borrower and Wilmington Trust, National Association, in its capacity as the Agent and the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time; and (ii) the Fronting Fee Letter.

“Final DIP Order” means an order entered by the Bankruptcy Court in the Chapter 11 Cases substantially in the form of the Interim DIP Order (with only such modifications thereto as are necessary to convert the Interim DIP Order to a final order with such modifications and any other modifications, in each case, that are satisfactory in form and substance to the Required Lenders).

“Final Release Conditions” has the meaning assigned to such term in Section 9.14(c).

“Financial Advisors” means, collectively, (a) FTI Consulting and (b) Moelis & Company.

“Financial Covenants” means the covenants set forth in Section 6.12(a) and (b) of this Agreement.

“Financial Officer” means the Chief Transformation Officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any other Person designated as a “Financial Officer” by any of the foregoing officers in writing to the Agent and reasonably acceptable to the Agent.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(b) or 5.01(c).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or each Adjusted Daily Simple RFR, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate or each Adjusted Daily Simple RFR shall be 1.00%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Fee Letter” means that certain fee letter between the Borrower and the Fronting Lender, dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time.

“Fronting Lender” means Jefferies Capital Services, LLC, in its capacity as fronting lender.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approvals” has the meaning assigned to such term in Section 3.03.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, any supranational bodies (such as the European Union or the European Central Bank) and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by the Borrower in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, in each case, regulated pursuant to any Environmental Law.

“Healthcare Laws” means all federal and state laws applicable to the business of Borrower regulating the provision of and payment for healthcare services, including HIPAA, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute,” and all rules and regulations promulgated thereunder, including the Medicare Regulations and the Medicaid Regulations.

“Healthcare Permit” means a Governmental Approval required under Healthcare Laws applicable to the business of the Borrower or any of its Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under Healthcare Laws applicable to the business of the Borrower or any of its Subsidiaries.

“HHS” means the United States Department of Health and Human Services and any successor thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of Disqualified Equity, (d) the principal portion of all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out, deferred or similar obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (z) expenses accrued in the ordinary course of business), (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property at the time of determination (in the Borrower’s good faith estimate), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than letters of credit issued to support the contractual obligations of the Captive Insurance Subsidiaries, so long as such letters of credit are fully secured by cash of such Captive Insurance Subsidiaries), (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness (including any Guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. For the avoidance of doubt, cash deposited into collateral accounts supporting letters of credit (including the Specified Letter of Credit), letters of guaranty, contractual obligations and similar obligations shall not, solely by nature of being deposited into a collateral account, constitute “Indebtedness” hereunder.

“Intact Contract” means that certain FL AHCA Contract No. FP114, dated August 1, 2025.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Information Memorandum” means (a) the Confidential Information Memorandum dated December 2021 and (b) the Lender Presentation dated June 10, 2024, in each case, relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Agent and separately provided to the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date. Notwithstanding the foregoing, the first Interest Payment Date following the Closing Date shall be [ ].

“Interest Period” means with respect to any Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, if acceptable to all Lenders, twelve months) thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim DIP Order” means an order entered by the Bankruptcy Court in the Chapter 11 Cases (as the same may be amended, supplemented, or modified from time to time after entry thereof in a manner satisfactory to the Required Lenders in their sole discretion) authorizing and approving, among other things, the DIP Facility, use of cash collateral and the Transactions, which interim order is in form and substance satisfactory to the Required Lenders.

“Investment” has the meaning assigned to such term in Section 6.05. The outstanding amount of an Investment shall be reduced by dividends, distributions, repayments, repurchases, sale consideration or any other payments received in cash or Permitted Investments in respect of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person of whom at least 1% but not more than 50% of the shares of its voting stock is beneficially owned, directly or indirectly, by any of the Borrower and its Subsidiaries and the management of which is controlled by the Borrower and its Subsidiaries.

“Lender Advisors” means collectively, (i) Paul Hastings LLP as counsel to the Agent and certain Lenders; (ii) Lazard, as financial advisor to certain Lenders; (iii) [reserved]; and (iv) with the consent of the Borrower (not to be unreasonably withheld), such other attorneys, financial advisors or professionals retained by the Required Lenders.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. All Lenders (other than the Fronting Lender) shall be party to the Restructuring Support Agreement to the extent the Restructuring Support Agreement is in effect.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Licensed Entity” has the meaning specified in the definition of Transition Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, as of any date of determination, the aggregate amount of unrestricted Unencumbered Cash held in deposit accounts or securities accounts in the United States (including, for the avoidance of doubt, the proceeds of the DIP Facility including amounts that remain in the Segregated Account).

“Loan Documents” means this Agreement (including schedules and exhibits hereto), any promissory notes issued pursuant to Section 2.10(e), the Collateral Documents, the Subsidiary Guaranty, the DIP Orders, any fee letters, and any other agreements, contracts or other documents relating to or entered into in connection with the commercial lending facility made available hereunder by the Borrower or any other Loan Party with or in favor of the Agent and/or the Lenders. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Managed Entities” means any Person for which the Borrower or its Affiliates provides or intends to provide management or administrative services, excluding each of the Excluded Subsidiaries (other than Captive Insurance Subsidiaries).

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Master Consent to Assignment” means that certain Master Consent to Assignment, dated as of the Closing Date, by and among the Borrower, the Agent and the Fronting Lender.

“Material Adverse Effect” means any circumstance or condition that would individually or in the aggregate, have a material adverse effect on (i) the business, assets, operations, properties or financial condition of the Borrower and its subsidiaries, taken as a whole (other than as a result of events leading up to and customarily resulting from the commencement of the Chapter 11 Cases and the continuation and prosecution thereof including any decline in business relationships, reputation, or financial performance resulting from the Chapter 11 filing), (ii) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the DIP Orders and the other Loan Documents (other than as a result of events leading up to and resulting from the commencement of the Chapter 11 Cases and the continuation and prosecution thereof) or (iii) the rights and remedies of the Lenders or the Agent under the DIP Orders and the other Loan Documents; provided, that any effects resulting from changes in general economic conditions, financial markets, industry conditions, or geopolitical events, except to the extent such effects have a materially disproportionate impact on the Borrower relative to similarly situated companies shall not constitute a Material Adverse Effect. No event shall constitute a Material Adverse Effect to the extent such event is expressly addressed by the Milestones or Permitted Variances set forth in the Loan Documents.

“Material Domestic Subsidiary” means each Domestic Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than two and one half percent (2.5%) of Consolidated EBITDA for such period or (ii) which contributed greater than two and one half percent (2.5%) of Consolidated Total Assets as of the end of any such fiscal quarter; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds five percent (5%) of Consolidated EBITDA for any such period or five percent (5%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Borrower shall (or, in the event the Borrower has failed to do so within fifteen (15) Business Days, the Agent may) designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries. At any time, Borrower may designate any Domestic Subsidiary as a Material Domestic Subsidiary.

“Material Foreign Subsidiary” means each Foreign Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of the end of any such fiscal quarter.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000.

“Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“Maturity Date” means the earliest to occur of (a) February [ ], 2026; provided that such date may be extended to May [ ], 2026 with the written consent of the Required Lenders following the request by the Borrower prior to January 31, 2025; (b) the effective date of a chapter 11 plan of any Debtor that has been confirmed by an order entered by the Bankruptcy Court, (c) dismissal of any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases into a case under Chapter 7 of the Bankruptcy Code, (d) the acceleration of the Term Loans and the termination of all Commitments and (e) the closing of a sale of all or substantially all assets or equity of the Loan Parties (other than to another Loan Party).

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (iii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means a collective reference to Medicare, Medicaid and TRICARE and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code as amended, and any statute succeeding thereto.

“Medicare Provider Agreement” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the OIG, HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Mercury Joint Venture” means any limited liability company that owns 100% of the issued and outstanding Equity Interests of CCHN Group Holdings, Inc., a Delaware corporation.

“Milestones” has meaning assigned to such term in Section 6.14.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received (including, in the case of cash proceeds initially escrowed, such cash proceeds when released from such escrow and received) in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all actual fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness secured by such asset or otherwise subject to mandatory prepayment or that otherwise comes due or would be in default under the terms thereof as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate (which rate shall be administratively feasible for the Agent) for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by a financial institution selected by the Required Lenders from a federal funds broker of recognized standing selected by such financial institution; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Agent, or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OIG” means the Office of Inspector General of HHS and any successor thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the NYFRB Rate.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act of 2001.

“Payment” has the meaning assigned to such term in Section 8.06(c).

“Payment Notice” has the meaning assigned to such term in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)         Liens imposed by law for Taxes that have not yet been paid (to the extent such non-payment does not violate Section 5.04) or that are being contested in compliance with Section 5.04 and Liens for unpaid utility charges;

(b)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s and other like Liens imposed by law, or arising out of reservations or retentions of title, conditional sale, consignment or similar arrangements for the sale of goods, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)         (i) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits laws, to secure liability to insurance carriers under insurance of self-insurance arrangements or regulations or employment laws or to secure other public, statutory or regulatory regulations and (ii) Liens to secure letters of credit or bank guarantees supporting any of the foregoing;

(d) (i) pledges and deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, customer deposit and advances, surety, customs and appeal bonds, performance and completion bonds and other obligations of a like nature, in each case in the ordinary course of business, and (ii) Liens to secure letters of credit or bank guarantees supporting any of the foregoing;

(e)         judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k) or Liens securing appeal or surety bonds related to such judgments;

(f)          easements, zoning restrictions, rights-of-way and similar charges or encumbrances on, and minor title deficiencies affecting, real property, in each case do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole;

(g)         leases, licenses, subleases or sublicenses granted (i) to others not adversely interfering in any material respect with the business of the Borrower and its Subsidiaries as conducted at the time granted, taken as a whole and (ii) between or among any of the Loan Parties or any of their Subsidiaries;

(h)         Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i)         Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(j)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

(k)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(l)         any interest or title of a landlord, lessor or sublessor under any lease of real estate or any Lien affecting solely the interest of the landlord, lessor or sublessor;

(m)         purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings relating to operating leases of personal property entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(n)         any interest or title of a licensor or sublicensor under any license or sublicense entered into by the Borrower or any Subsidiary as a licensee or sublicensee (i) existing on the Closing Date or (ii) in the ordinary course of its business;

(o)         [reserved];

(p)         [reserved]; and

(q)         with respect to any real property, immaterial title defects or irregularities that do not, individually or in the aggregate, materially impair the use of such real property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than the letters of credit permitted under the foregoing clauses (c)(ii) or (d)(ii)).

“Permitted Investments” means:

(a)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)         investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)         investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)         fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above at the date of such acquisition;

(e)         money market funds that, at such date of acquisition) (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, and (ii) which are administered by reputable financial institutions that have portfolio assets of at least $500,000,000, substantially all of whose assets are invested in Permitted Investments of the character described in the foregoing clauses (a) through (d);

(f)         investments of any Foreign Subsidiary that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(g)         any other investments permitted by the Borrower’s investment policy as such policy is in effect, and as disclosed to the Agent, prior to the Closing Date and as such policy may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Required Lenders, not to be unreasonably withheld, conditioned or delayed.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary which is a Material Foreign Subsidiary.

“Preferred Stock” means Equity Interests of the Borrower with preferential rights of payment of dividends or upon liquidation, dissolution or winding up; provided that such Preferred Stock shall not be redeemable at any time prior to the date that is six months after the Maturity Date (it being understood that any conversion of Preferred Stock into common Equity Interests shall not constitute a redemption) and the other terms of such Preferred Stock are reasonably satisfactory to the Agent. The amount of any Preferred Stock outstanding as of any date will be the liquidation value thereof, excluding accrued or accreted dividends, if any.

“Prepayment Event” means:

(a)    any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of the Borrower or any Subsidiary (i) pursuant to Section 6.04(j) of this Agreement (ii) that is not in the ordinary course of business pursuant to the Initial Approved Budget or any other Approved Budget or (ii) not permitted by this Agreement; or

(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(c)    the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02; or

(d)    Extraordinary Receipts.

“Prepetition Facilities” means the facilities under that certain Credit Agreement, dated as of February 3, 2022 (as amended by that certain Amendment No. 1 dated as of June 26, 2023, as further amended by that certain Amendment No. 2 dated as of February 22, 2024, as further amended by that certain Amendment No. 3 dated as of July 1, 2024, as further amended by that certain Amendment No. 4 dated as of September 30, 2024, and as further amended by that certain Amendment No. 5 dated as of January 9, 2025, the “Prepetition Credit Agreement”), by and among the Borrower, the lenders from time to time party thereto (the “Prepetition Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent thereunder.

“Prepetition Obligations” mean the Obligations under the Prepetition Credit Agreement, as such term is defined therein.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Prometheus” means Prometheus Holdco, LLC, a Delaware limited liability company.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Recipient” means (a) the Agent, and (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day and that is two (2) U.S. Government Securities Business Days preceding the date of such setting, and (ii) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR, the time determined by the Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning assigned to such term in Section 9.12.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, managers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, and (iii) with respect to a Benchmark Replacement in respect of Loans denominated in euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.

“Relevant Rate” means with respect to any Benchmark Borrowing, the Term SOFR Rate.

“Relevant Screen Rate” means with respect to any Benchmark Borrowing, the Term SOFR Reference Rate.

“Required Lenders” means, subject to Section 2.21, Lenders holding Term Loans or Term Loan Commitments representing more than 50% of the aggregate amount of all outstanding Term Loans and Term Loan Commitments at such time; provided for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Borrower or an Affiliate of the Borrower shall be disregarded.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, the president, a Financial Officer or other executive officer of the Borrower.

“Restricted Junior Debt” has the meaning assigned to such term in Section 6.10(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement (including the Restructuring Term Sheet referred to therein and attached thereto, and all other exhibits, schedules, annexes and other attachments thereto), dated as of August [ ], 2025 by and among the Consenting Creditors and the Company Entities (each as defined therein), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“RFR” means, for any RFR Loan denominated in Dollars, Daily Simple SOFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in Dollars, a U.S. Government Securities Business Day.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means S&P Global Ratings or any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person, and thereafter the rent or lease of such property or asset by such Person as lessee, with the intent to use such property or asset for substantially the same purpose as the property or asset prior to such sale or transfer.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United States of America or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Facilities” means the facilities pursuant to the Second Lien Indenture and the Second Lien Notes.

“Second Lien Indenture” means that certain Second Lien Senior Secured PIK Toggle Notes Indenture, dated as of March 7, 2025, by and among the Borrower, as the issuer, the guarantors party thereto from time to time and Ankura Trust Company, LLC, as trustee and notes collateral agent (in such capacities, the “2L Notes Agent”), as amended, restated, supplemented or otherwise modified from time to time.

“Second Lien Notes” means the Notes as that term is defined in the Second Lien Indenture.

“Second Lien Noteholders” means each Holder (as that term is defined in the Second Lien Indenture) of Second Lien Notes pursuant to the Second Lien Indenture.

“Secured Obligations” means all Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Administrative Agent, the Collateral Agent, and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) [reserved], (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Closing Date, between the Loan Parties and the Agent, for the benefit of the Agent and the other Secured Parties, and any other pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Notes” means the Borrower’s senior notes outstanding from time to time, including without limitation the Borrower’s 5% senior notes due 2029.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, as to any Person as of any date of determination, that on such date (a)  such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature, nor has such Person currently incurred such debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (b) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

“Specified Letter of Credit” means, at any time, (a) an outstanding letter of credit that at such time has a maximum face amount and reimbursement obligations in respect thereof in amount not to exceed $6,000,000 for the benefit of Ace American Insurance Company and (b) an outstanding letter of credit that at such time has a maximum face amount and reimbursement obligations in respect thereof in amount not to exceed $200,000 for the benefit of 75 Broad, LLC.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Agent is subject with respect to any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D of the Federal Reserve Board. Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Federal Reserve Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Material Domestic Subsidiary that is a party to the Subsidiary Guaranty. The Subsidiary Guarantors on the Closing Date are identified as such in Schedule 3.01C hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Closing Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means (a) the Closing Date Term Loan Commitments, (b) the Delayed Draw Term Loan Commitments and (c) as to all Term Lenders, the aggregate commitments of all Term Lenders to make Term Loans.

“Term Loan Facility” means the term loan facility consisting of the Term Loan Commitments and the Term Loans.

“Term Loans” means the Closing Date Term Loans and the Delayed Draw Term Loans.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” shall mean (i) initially, the period commencing on the Monday immediately prior to the Petition Date and ending on September 28, 2025 and (ii) thereafter, the four or five week period ending on the last Sunday of the month, as provided in Schedule 5.01(f) attached hereto.

“Trade Date” has the meaning assigned to such term in Section 9.04(e)(i).

“Transactions” means (i) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, and the use of the proceeds thereof; (ii) the commencement of the Chapter 11 Cases; and (iii) the payment of fees and expense in connection with consummation of the Transactions.

“Transition Period” means, with respect to any Subsidiary that is subject to an “affidavit of no control” or similar filing with any Governmental Authority (a “Licensed Entity”), the period commencing on the date of Acquisition of such Subsidiary and ending on the date such “affidavit of no control” or similar filing is no longer outstanding.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Alternate Base Rate or the Adjusted Daily Simple RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Cash” means, at any time, cash and Permitted Investments maintained by the Borrower and one or more Subsidiary Guarantors in the United States and not subject to any Liens (other than Permitted Encumbrances and Liens permitted pursuant to Section 6.02(a), (f), (i), (m), (o), (p) or (q)).

“United States” or “U.S.” mean the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(i)(B)(3).

“Wholly Owned Subsidiary” means a Subsidiary with respect to which 100% of the issued and outstanding Equity Interests are owned directly or indirectly by the Borrower (other than (i) directors’ qualifying shares; (ii) shares issued to foreign nationals to the extent required by applicable law; and (iii) shares held by a Person on trust for, or otherwise where the beneficial interest is held by, the Borrower (directly or indirectly)).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and may be classified and referred to by Type (e.g., a “Benchmark Loan” or an “ABR Loan”). Borrowings also may be classified and referred to Type (e.g., a “Benchmark Borrowing” or an “ABR Borrowing”).

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any law, statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP; Pro Forma Calculations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary contained in this Section 1.04 or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease or a financing lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease or a financing lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith. Notwithstanding anything to the contrary in this Agreement, or any other Loan Documents, nothing in this Agreement or any Loan Document shall be construed to prohibit any transactions specified in, or contemplated by, the Initial Approved Budget or any other Approved Budget, any transaction in the Initial Approved Budget or the Approved Budget shall not be deemed to cause any Default or Event of Default under this Agreement or any other Loan Document.

SECTION 1.05.    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06.    Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07.    [Reserved].

SECTION 1.08.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, (a) each Lender with a Closing Date Term Loan Commitment (severally and not jointly) agrees to make a Closing Date Term Loan to the Borrower in Dollars on the Closing Date, in an amount equal to such Lender’s Closing Date Term Loan Commitment by making immediately available funds available to the Agent’s designated account, not later than the time specified by the Agent and (b) each Lender with a Delayed Draw Term Loan Commitment (severally and not jointly) agrees to make a Delayed Draw Term Loan to the Borrower in Dollars subject to the satisfaction of the Delayed Draw Closing Conditions, in an amount equal to such Lender’s Delayed Draw Term Loan Commitment by making immediately available funds available to the Agent’s designated account, not later than the time specified by the Agent. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.    Loans and Borrowings.

(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Subject to Section 2.14, each Term Loan Borrowing shall be comprised entirely of ABR Loans or Benchmark Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of two (2) Benchmark or ABR Borrowings outstanding (in the aggregate for all Benchmark Borrowings and ABR Borrowings).

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03.    Borrowing Requests. To request a Term Loan Borrowing, the Borrower shall notify the Agent of such request by irrevocable written notice (via a written Borrowing Request signed by the Chief Transformation Officer) (provided, that a Borrowing Request with respect to funding of a transaction permitted hereunder may state that such notice is conditioned upon the completion of such transaction, in which case, such Borrowing Request may be revoked by the Borrower if the transaction is not consummated at the time specified; provided further that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Agent) (a)( in the case of a Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 p.m. New York City time one (1) Business Day prior to the date of the proposed Borrowing (or, in each case, such shorter period as the Agent (as directed by the Required Lenders) may agree. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the date of such Borrowing, which shall be a Business Day;

(ii)    whether such Borrowing is to be an ABR Borrowing or a Benchmark Borrowing;

(iii)    in the case of a Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(iv)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall be the Segregated Account.

Each requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 2.14(a) and 2.14(f)), as applicable.

SECTION 2.04.    [Reserved].

SECTION 2.05.    [Reserved].

SECTION 2.06.    [Reserved].

SECTION 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, New York City time (or in the case of an ABR Borrowing, prior to 1:00 p.m., New York City time), to the account of the Agent most recently designated by it for such purpose by notice to the Lenders; provided that Term Loans shall be made as provided in Section 2.01(a) or Section 2.01(b), as applicable. The Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Agent to an account of the Borrower maintained with the Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b)    Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)    The proceeds of the Loans shall be funded into a segregated account that is maintained at the institution specified in the applicable Borrowing Request (such account, the “Segregated Account”) and used by the Borrower and its Subsidiaries solely in accordance with the Approved Budget; provided for the avoidance of doubt, there shall only be a single segregated Account.

SECTION 2.08.    Interest Elections.

(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Agent.

(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Benchmark Borrowing; and

(iv)    if the resulting Borrowing is a Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.08(c), prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 2.14(a) and 2.14(f)), as applicable.

(d)    Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is the same as the immediately preceding Interest Period.

SECTION 2.09.    Termination of Commitments. Unless previously terminated the Term Loan Commitments shall terminate upon the making of the applicable Term Loans and all other Commitments shall terminate on the applicable Maturity Date.

SECTION 2.10.    Repayment and Amortization of Loans; Evidence of Debt.

(a)    Repayment of Loans. To the extent not previously repaid, the Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender, all unpaid Term Loans in full in Dollars on the Maturity Date. Notwithstanding the foregoing, subject to the terms of the Restructuring Support Agreement, the Obligations may be converted to exit term loans in connection with a chapter 11 plan in accordance with the Restructuring Support Agreement. If any Applicable Premium Event occurs, any repayment or prepayment of Term Loans (including pursuant to this Section 2.10 or Section 2.11 below) shall be accompanied by the Applicable Premium Amount (including, for the avoidance of doubt any conversion of the Term Loans into exit term loans in connection with a chapter 11 plan in accordance with the Restructuring Support Agreement)

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations (including, without limitation, the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement).

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

(f)    The Subsidiary Guarantors are co-obligors for all purposes under this Agreement and fully liable for all Obligations under this Agreement.

SECTION 2.11.    Prepayment of Loans.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Borrower shall notify the Agent by written notice of any prepayment hereunder (i) (x) in the case of prepayment of (A) a Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of prepayment. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Borrower (and in the absence of such direction, in direct order of maturity), and each mandatory prepayment of a Term Loan Borrowing shall be applied in accordance with Section 2.11(e). Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13, (ii) the Applicable Premium Amount and (iii) break funding payments pursuant to Section 2.16 (if any).

(b)    [Reserved].

(c)    In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received, prepay the Obligations as set forth in Section 2.11(e) below in an aggregate amount equal to 100% of the amount of such Net Proceeds in excess of such threshold; provided however, in lieu of a prepayment pursuant to this clause (c) Borrower shall be permitted to deposit any Net Proceeds received with respect to transactions set forth in clauses (b) and (d) of the definition of “Prepayment Event” into the Segregated Account.

(d)    [Reserved].

(e)    All such amounts pursuant to Sections 2.11(c) shall be applied to the Term Loans and shall be allocated ratably to the Term Loans then outstanding.

(f)    With respect to any prepayment of Term Loans pursuant to Section 2.11(c), any Lender, at its option, may elect not to accept such prepayment. The Borrower shall notify the Agent of any event giving rise to a prepayment under Section 2.11(c) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under this Section 2.11(c). Any Lender may decline to accept all (but not less than all) of its share of any such prepayment (the “Retained Declined Proceeds”) by providing written notice to the Agent no later than two (2) Business Days after the date of such Lender’s receipt of notice from the Agent regarding such prepayment. If the Lender does not give a notice to the Agent on or prior to such second Business Day informing the Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. Such Lender’s Retained Declined Proceeds may be retained by the Borrower and thereafter shall not be subject to any prepayment obligation under Section 2.11(c).

(g)    [Reserved].

(h)    [Reserved].

(i)    (i) All prepayments of Term Loans pursuant to Section 2.10, 2.11(a) or Section 2.11(c) shall, in each case, be accompanied by the Applicable Premium Amount. Such Applicable Premium Amount shall be paid by the Borrower to the Administrative Agent, for the account of the applicable Lenders in respect of the applicable Term Loans, on the date of such prepayment.

(ii) If any Applicable Premium Event occurs, then the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their pro rata shares, the Applicable Premium Amount. In any such case, the Applicable Premium Amount shall constitute part of the Obligations payable by the Borrower (and guaranteed by the Subsidiary Guarantors) in respect of the Term Loans and constitutes liquidated damages, not unmatured interest or a penalty, as the actual amount of damages to the Lenders as a result of the relevant Applicable Premium Event would be impracticable and extremely difficult to ascertain. The Applicable Premium Amount is provided by mutual agreement of the Borrower and the Subsidiary Guarantors and the applicable Lenders as a reasonable estimation and calculation of such actual lost profits and other actual damages of such Lenders. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any Applicable Premium Event, the Applicable Premium Amount shall be automatically and immediately due and payable and shall constitute part of the Obligations payable by the Borrower (and guaranteed by the Subsidiary Guarantors) in respect of the Term Loans, which Obligations are secured by the Collateral. The Applicable Premium Amount shall also be automatically and immediately due and payable if the Term Loans are satisfied, released or discharged by foreclosure (whether by power of judicial Proceeding or otherwise), deed in lieu of foreclosure or by any other means. THE BORROWER AND THE GUARANTORS HEREBY EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM AMOUNT IN CONNECTION WITH ANY SUCH EVENTS, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT. The Borrower and the Subsidiary Guarantors expressly agree (to the fullest extent it and they may lawfully do so) that with respect to the Applicable Premium Amount payable under the terms of this Agreement: (i) the Applicable Premium Amount is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Applicable Premium Amount shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Borrower and the Subsidiary Guarantors giving specific consideration in this transaction for such agreement to pay the Applicable Premium Amount; and (iv) the Borrower and the Subsidiary Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower and the Subsidiary Guarantors expressly acknowledge that their agreement to pay the Applicable Premium Amount as herein described is a material inducement to Lenders’ agreement to enter into this Agreement

SECTION 2.12.    Fees.

(a)    The Borrower agrees to pay to the Agent, for their own account, and to the Lenders, as applicable, the fees payable in the amounts and at the times separately agreed upon between the Borrower and either the Agents or the Lenders, as applicable, from time to time.

(b)    The Borrower shall pay to the Agent, for the benefit of the Lenders, a fee equal to 2.00% of the Closing Date Term Loans funded on the Closing Date (the “Closing Date Fee”). The Closing Date fee shall be fully earned, due and payable on the Closing Date and shall be taken in the form of original issue discount.

(c)    The Borrower shall pay to the Agent, for the benefit of the Lenders, a fee equal to 2.00% of the Delayed Draw Term Loans funded on each borrowing of Delayed Draw Term Loans (the “Delayed Draw Closing Fee”). The Delayed Draw Closing Fee shall be fully earned, due and payable on the date of the Final DIP Order and shall be taken in the form of original issue discount.

(d)    All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Agent for distribution to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.    Interest.

(a)    The Term Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Term Loans comprising each Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    [Reserved].

(d)    Notwithstanding the foregoing, if any Event of Default has occurred and is continuing, the outstanding Obligations shall automatically accrue interest at the rate of (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)    Interest computed by reference to the Term SOFR Rate, shall be computed on the basis of a year of 360 days. Interest computed by reference to Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate or Relevant Rate, shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.    Alternate Rate of Interest. Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)    the Agent or the Required Lenders determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining any Relevant Rate or Relevant Adjusted Rate (including because the Relevant Screen Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or

(ii)    the Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Benchmark Borrowing, the Relevant Rate or Relevant Adjusted Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Agent (acting at the direction of the Required Lenders) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Benchmark Borrowing and any Borrowing Request that requests a Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Agent (acting at the direction of the Required Lenders) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    The Agent will promptly notify the Borrower and the Lenders of any occurrence of a Benchmark Transition Event, the implementation of any Benchmark Replacement, the effectiveness of any Benchmark Replacement Conforming Changes, the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non‑occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), if the then‑current Benchmark is a term rate (including the Term SOFR Rate) and either any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non‑representative tenor and if a tenor that was removed pursuant to clause (i) above either is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)         Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Benchmark Borrowing, conversion to or continuation of Benchmark Loans to be made, converted or continued or (ii) an RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Benchmark Borrowing, an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event. Furthermore, if any Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Agent to, and shall constitute an ABR Loan.

SECTION 2.15.    Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Agent, or such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Agent, or such Lender, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Agent, such Lender, as applicable, then reasonably determines to be relevant).

(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered as reasonably determined by the Agent, or such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Agent or such Lender, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Agent, or such Lender as applicable, then reasonably determines to be relevant).

(c)    A certificate of a Lender setting forth, in reasonable detail, the basis and calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.    Break Funding Payments.

(a)    With respect to Benchmark Loans, in the event of (i) the payment of any principal of any Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), (iv) the assignment of any Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d) or (v) the failure by the Borrower to make any payment of any Benchmark Loan (or interest due thereof) denominated in an Agreed Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(b)    With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d) or (iv) the failure by the Borrower to make any payment of any Loan (or interest due thereof) denominated in an Agreed Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.17.    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent) or by the Agent shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(i)(A), (i)(B) and (i)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)    any Lender that is a U.S. Person and the Administrative Agent shall deliver to the Borrower and, in the case of a Lender, the Agent on or prior to the date on which such Lender or Administrative Agent, as the case may be, becomes a Lender or an Administrative Agent, as applicable, under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or, in the case of a Lender, the Agent), an executed copy of IRS Form W-9 certifying that such Lender or Administrative Agent, as applicable, is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and, in the case of a Lender, the Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    [reserved].

(i)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)    Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18.    Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Setoffs.

(a)    (i) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 12:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder, in each case in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Borrowing was made and (ii) to the Agent at its offices at 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention of Jeffrey Rose (Telephone No. (612) 217-5630) (Email: jrose@wilmingtontrust.com). The Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Subject to the proviso in the definition of Interest Period, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)    At any time that payments are not required to be applied in the manner required by Section 7.03, if at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Agent shall have received, prior to any date on which any payment is due to the Agent for the account of the relevant Lenders pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Agent pursuant to Section 2.11(a)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the applicable Overnight Rate.

SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20.    [Reserved]

SECTION 2.21.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)    any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and in accordance with this Section; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)    the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, further, that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders directly affected thereby shall not, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that (with references in this Article III (other than Section 3.04(a) and the second sentence of Section 3.01) to “Subsidiaries” to exclude Captive Insurance Subsidiaries):

SECTION 3.01.    Organization; Powers; Subsidiaries. Each of the Loan Parties (a) is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization, and (b) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) has all requisite organizational power and authority to carry on its business as now conducted and (ii) is qualified to do business in, and, to the extent the concept is applicable in such jurisdiction, is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification. Schedule 3.01C hereto identifies each Subsidiary as of the Closing Date, noting whether such Subsidiary is a Material Domestic Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding (i) directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary Guarantor and each other Subsidiary pledged to the Agent are validly issued and outstanding and, to the extent applicable, fully paid and nonassessable and, as of the Closing Date, all such shares and other Equity Interests indicated on Schedule 3.01C as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens, other than Liens permitted pursuant to Section 6.02. Except as indicated on Schedule 3.01C hereto, as of the Closing Date, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other Equity Interests of the Borrower or any Subsidiary.

SECTION 3.02.    Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a Proceeding in equity or at law and (iii) requirements of reasonableness, good faith and fair dealing.

SECTION 3.03.    Governmental Approvals; No Conflicts. (a) The Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (the “Governmental Approvals”), except such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect and except for any filings, registrations, endorsements, notarizations, stampings and/or notifications necessary to perfect Liens created pursuant to the Loan Documents, (b) the Transactions will not violate in any material respect any applicable material law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any material order of any Governmental Authority binding upon any Loan Party or its assets, (c) the Transactions will not violate or result in a default under any indenture, material agreement or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, except, in the case of clauses (b) and (c), for any such violations, defaults or rights that could not reasonably be expected to result in a Material Adverse Effect, (d) the Transactions will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, other than Liens created or permitted under the Loan Documents and (e) the Transactions do not result in a limitation of any licenses, permits or other Governmental Approvals applicable to the business, operations or properties of any Loan Party or adversely affect the ability of any Loan Party to participate in any Medical Reimbursement Programs, except to the extent such limitation could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.    Financial Condition; No Material Adverse Change.

(a)    The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2024 reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2025, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)    Since the Petition Date, there has been no material adverse change in the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05.    Properties.

(a)    Except for Liens permitted pursuant to Section 6.02, each of the Borrower and its Subsidiaries has good title to, or (to the knowledge of the Borrower or any Subsidiary) valid leasehold interests in, all its real and personal property (other than intellectual property, which is subject to Section 3.05(b)) material to its business, except as could not reasonably be expected to result in a Material Adverse Effect.

(b)    Each of the Borrower and its Subsidiaries owns, or is licensed to use (subject to the knowledge-qualified infringement representation in this Section 3.05(b)), all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries, to any Loan Party’s knowledge, does not infringe upon the rights of any other Person, except for any such infringements, or ownership or license issues, that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.    Litigation, Environmental and Labor Matters.

(a)    Except as may be disclosed on Schedule 3.06(a), there are no actions, suits, Proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that could reasonably be expected to adversely affect the rights and remedies of the Agent and/or the Lenders under this Agreement or any other Loan Documents.

(b)    Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

(c)    There have been no material strikes, walkouts, work stoppages or other material labor difficulty within the last five years for the Borrower or any of its Subsidiaries.

SECTION 3.07.    Compliance with Laws . Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except (i) in instances in which such laws, regulations or orders are being contested in good faith by appropriate Proceedings diligently conducted (as reasonably determined by the Borrower) or (ii) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is required to be registered as an “investment company” under, the Investment Company Act of 1940.

SECTION 3.09.    Taxes. Subject to applicable bankruptcy law, the terms of the DIP Orders and any required approval or order by the Bankruptcy Court, each of the Borrower and its Subsidiaries has filed or caused to be filed all federal income Tax returns and all other material Tax returns and reports required to have been filed by it and has paid, caused to be paid or made a provision for the payment of all federal income Taxes and all other material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate Proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect or (c) to the extent that such payment is stayed by the commencement of the Chapter 11 Cases.

SECTION 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.    Disclosure. The Information Memorandum, all other written information and all information that is formally presented at a general meeting (which may be a telephonic meeting) of the Lenders (in each case, other than any projections, estimates, forecasts and other forward-looking information and information of a general economic or industry-specific nature) furnished by or on behalf of the Borrower or any Subsidiary to the Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, when taken as a whole and after giving effect to all supplements and updates thereto, does not (when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (when taken as a whole) in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time prepared (it being understood by the Agent and the Lenders that any such projections are not to be viewed as facts that are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections). As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12.    Liens. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.13.    No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.14.    No Burdensome Restrictions. The Borrower is not subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.09.

SECTION 3.15.    [Reserved].

SECTION 3.16.    Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with insurance companies reasonably believed by the Borrower to be financially sound and reputable, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.17.    Security Interest in Collateral.

(a)    The Collateral Documents, after giving effect to the DIP Orders, are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid, enforceable, non-avoidable and automatic and fully perfected security interest in the Collateral described therein and pledged under the Collateral Documents, in each case, having the priorities set forth in the DIP Orders and subject only to the Carve-Out (as defined in the DIP Orders) and other exceptions set forth in the DIP Orders.

(b)    Pursuant to, and except as expressly otherwise set forth in, the DIP Orders, no filing or other action will be necessary under applicable U.S. federal law to perfect or protect such Liens and security interests; provided that the Loan Parties, upon the reasonable request of the Lenders, shall make such filings or take such other actions as necessary to perfect or protect such Liens and security interests.

(c)    Pursuant to and to the extent provided in the DIP Orders, the Obligations of the Loan Parties under this Agreement will constitute allowed superpriority administrative expense claims in the Chapter 11 Cases under section 364(c) of the Bankruptcy Code, having priority over all administrative expense claims and unsecured claims against such Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code on a joint and several basis and all superpriority administrative expense claims granted to any other Person, subject only to the Carve-Out and other exceptions set forth in the DIP Orders, which claims shall have recourse to all of the Loan Parties’ assets.

SECTION 3.18.    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to achieve material compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries, and, to the knowledge of the Borrower, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or the other Transactions will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.19.    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.20.    Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.21.    Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 3.22.    Fraud and Abuse. Neither the Borrower nor any Subsidiary nor any of their respective officers or directors has engaged in any activities that are prohibited under any applicable provision of any Healthcare Law and the regulations promulgated thereunder, including HIPAA, the Medicare Regulations or the Medicaid Regulations, to the extent such activities would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.23.    Licensing and Accreditation.

(a)    Each of the Borrower and its Subsidiaries has, except to the extent such failure to do so would not reasonably be expected to result in a Material Adverse Effect, to the extent applicable: (i) obtained (or been duly assigned) all required Governmental Approvals and certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses and Facilities as currently operated; (ii) obtained and maintains in good standing all Governmental Approvals and Healthcare Permits; (iii) obtained and maintains accreditation from all generally recognized accrediting agencies where required by applicable law or necessary for reimbursement by any applicable Medical Reimbursement Program; (iv) entered into and maintains in good standing its Medicare Provider Agreements and, to the extent applicable, Medicaid Provider Agreements; and (v) ensured that all such Healthcare Permits are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited (collectively, “Certificates, Licenses and Accreditation”). No event has occurred or other fact exists with respect to the Certificates, Licenses and Accreditation and Governmental Approvals that allows, or after notice or lapse of time or both, would allow, revocation, suspension, restriction, limitation or termination of any of the Certificates, Licenses and Accreditation and Governmental Approvals, except to the extent such failure to do so would not reasonably be expected to result in a Material Adverse Effect. No written notice from any Governmental Authority in respect to the revocation, suspension, restriction, limitation or termination of any material Certificates, Licenses and Accreditation and Governmental Approvals has been delivered or issued or, to the knowledge of the Borrower and the Subsidiary Guarantors, threatened in writing, in any such case, that could reasonably be expected to result in a Material Adverse Effect.

(b)    To the knowledge of the Borrower and Subsidiary Guarantors, each Contract Provider is duly licensed by each state, state agency, commission or other Governmental Authority having jurisdiction over the provision of such services by such Person in the locations where the Loan Parties and their Subsidiaries conduct business, to the extent such licensing is required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable the Borrower and its Subsidiaries to operate substantially as currently operated and as contemplated to be operated.

(c)    There is no civil, criminal or administrative action, suit, claim, indictment, Proceeding, hearing, charge, complaint, demand, audit inspection or investigation pending or, to the knowledge of the Borrower and the Subsidiary Guarantors, threatened in writing by any federal, state or local governmental agency against any the Borrower or any Subsidiary or any Responsible Officer thereof, nor is there any basis therefore, in any such case, that would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.24.    Reimbursement from Medical Reimbursement Programs. Except as could not reasonably be expected to result in a Material Adverse Effect:

(a)    The accounts receivable of the Borrower and its Subsidiaries and all billing and collection practices of the Borrower and its Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies (both those most recently published in writing as well as those not in writing which have been verbally communicated) of Medical Reimbursement Programs, including Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors in all material respects.

(b)    In particular, accounts receivable relating to such Medical Reimbursement Programs do not and shall not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges.

(c)    Neither the Borrower nor any of its Subsidiaries have submitted to any Medical Reimbursement Program any fraudulent, abusive or materially false or improper claim for payment, billed any Medical Reimbursement Program for any service not rendered as claimed, or, to their knowledge, received and retained any payment or reimbursement from any Medical Reimbursement Program in excess of the proper amount allowed by applicable law and applicable contracts or agreements with the Medical Reimbursement Program.

SECTION 3.25.    Medicare and Medicaid Notices and Filings Related to Health Care Business. Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to the Borrower and its Subsidiaries, to the extent applicable: (i) each has timely filed all reports required to be filed in connection with Medicare and applicable Medicaid programs and due on or before the date hereof, and all required reports and administrative forms and filings are true and complete in all material respects; (ii) there are no claims, actions, Proceedings or appeals pending (and neither any Loan Party nor any of their Subsidiaries has filed anything that would result in any claims, actions or appeals) before any Governmental Authority with respect to any Medicare or Medicaid cost reports or claims filed by the Borrower or any of its Subsidiaries on or before the date hereof, or with respect to any adjustments, denials, recoupments or disallowances by any intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims; (iii) except for normal ordinary course inspections, audits and surveys, to the knowledge of the Borrower or any Subsidiary Guarantor, no validation review, survey, inspection, audit, investigation or program integrity review related to the Borrower or any Subsidiary has been conducted by any Governmental Authority or government contractor in connection with the Medicare or Medicaid programs, and no such reviews are scheduled or, to the knowledge of the Loan Parties, pending or threatened against or affecting any Loan Party or any Subsidiary; and (iv) each has timely filed all material reports, data and other information required by any other Governmental Authority with authority to regulate the Borrower or any Subsidiary or its business in any manner.

SECTION 3.26.    Captive Insurance Subsidiaries. The Borrower owns (directly or indirectly) issued and outstanding Equity Interests of each of the Captive Insurance Subsidiaries. Each of the Captive Insurance Subsidiaries has been adequately capitalized in compliance with applicable law. The sole business activity of the Captive Insurance Subsidiaries is providing insurance coverage or reinsurance for the Borrower, its Affiliates, the other Excluded Subsidiaries, the Managed Entities and transportation providers. The Borrower has not guaranteed or otherwise agreed to pay or be responsible for any Indebtedness or obligations of the Captive Insurance Subsidiaries of any kind or nature which would not be permitted hereunder.

SECTION 3.27.    Approved Budget. The Approved Budget was prepared in good faith based on assumptions believed by the Loan Parties to be reasonable at the time made and upon information believed by the Responsible Officers of the Loan Parties to have been reasonable based upon the information available at the time such Approved Budget was furnished; it being understood and agreed that the information and/or projections included in the Approved Budget are not to be viewed as facts and are subject to significant contingencies, many of which are not within the control of the Loan Parties and/or any Subsidiary, and that projected or estimated information may differ from actual results, and such differences may be material. On and after the delivery of any variance report in accordance with this Agreement, such variance report fairly represents, in all material respects, the information covered thereby. To the knowledge of the Borrower, no facts exist that (individually or in the aggregate) would result in any material change in the then applicable Approved Budget (taking into account all Permitted Variances).

SECTION 3.28.    DIP Orders. The Interim DIP Order (and following entry thereof, the Final DIP Order) is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the Required Lenders, amended or modified and no appeal of the Interim DIP Order or the Final DIP Order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

SECTION 3.29.    Bankruptcy Matters. (a) The Chapter 11 Cases were validly commenced on the Petition Date, (b) proper notice under the circumstances of the motion seeking approval of the Loan Documents and entry of the Final DIP Order was given, (c) the hearing for the approval of the Final DIP Order has been held by the Bankruptcy Court and (d) after entry of the Interim DIP Order (and following entry thereof, the Final DIP Order), the Obligations will constitute superpriority administrative expense claims against each of the Debtors.

ARTICLE IV

Conditions

SECTION 4.01.    Closing Date. The obligations of the Lenders to make the Loans hereunder shall not become effective until the date on which each of the following conditions are satisfied (or waived in accordance with Section 9.02):

(a)    The Agent (or its counsel) and the Lenders (or their counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with this Agreement and the Transactions, all in form and substance satisfactory to the Agent and its counsel.

(b)    The Agent (or its counsel) and the Lenders (or their counsel) shall have received such documents and certificates as the Agent or its counsel and the Lenders or their counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Agreement or the Transactions, all in form and substance reasonably satisfactory to the Agent and its counsel and the Lenders and their counsel.

(c)    The Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying (i) that the representations and warranties contained in Article III are true and correct as of such date in all material respects (or, if qualified by Material Adverse Effect or other materiality qualification, in all respects) and (ii) that no Default or Event of Default has occurred and is continuing as of such date.

(d)     (i) The Agent (or its counsel) and the Lenders (or their counsel)shall have received, at least five (5) days prior to the Closing Date, all documentation and other information regarding the Borrower and the Subsidiary Guarantors requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least seven (7) days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (d) shall be deemed to be satisfied).

(e)    The Agent (or its counsel) and the Lenders (or their counsel) shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least one (1) Business Day prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)    The Fee Letters shall have been executed and delivered by each party thereto.

(g)    Each of the Loan Parties shall be a debtor and a debtor in possession.

(h)    The Agent and the Lenders shall have received, a thirteen (13)-week rolling cash flow budget for the period from the Closing Date through the end of such thirteen (13)-week period prior to the Closing Date, in a form and substance satisfactory to the Required Lenders, (such Initial Approved Budget and subsequent budgets approved by the Required Lenders as described below, the “Approved Budget”).

(i)    All necessary and material governmental and third-party consents and approvals necessary in connection with the DIP Facility and the transactions contemplated thereby shall have been obtained on or prior to the Closing Date.

(j)    All “first day orders” entered on an interim or final basis, as applicable, at the time of commencement of the Chapter 11 Cases and shall be reasonably satisfactory to the Required Lenders.

(k)    The Agent and the Required Lenders shall have received, all material motions and other documents to be filed and submitted to the Bankruptcy Court and the approval thereof shall be in form and substance satisfactory to the Agent and the Required Lenders.

(l)    Subject to the entry of the Interim DIP Order and the terms therein, the Agent, for the benefit of the Secured Parties, shall have a valid and perfected Lien on and security interest in the Collateral of the Debtors on the basis and with priority set forth in the Interim DIP Order.

(m)    The Fronting Lender shall have received the Master Consent to Assignment duly executed and delivered by the Borrower and the Agent.

The Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02.    Each Borrowing. The obligation of each Lender to make a Closing Date Term Loan or Delayed Draw Term Loan on the occasion of any Borrowing (other than a conversion or continuation of any Loan), is subject to the satisfaction of (or waiver of in accordance with Section 9.02) the following conditions:

(a)    The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date.

(b)    At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c)    The applicable DIP Order shall be in form and substance satisfactory to Agent and the Required Lenders, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect. Pursuant to the applicable DIP Order, the Agent, for the benefit of the Secured Parties, shall have a valid and perfected Lien on and security interest in the Collateral of the Debtors on the basis and with the priority set forth in the applicable DIP Order.

(d)    All fees and invoiced costs and expenses (including, without limitation, reasonable, documented and invoiced legal fees and expenses) required to be paid to the Agent and the Lenders (including the Lender Advisors) shall have been paid.

(e)    There shall exist no known unstayed action, suit, investigation, litigation, or Proceeding with respect to the Borrower and its subsidiaries pending in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that would reasonably be expected to result in a Material Adverse Effect.

(f)    Since the Petition Date, there shall not have occurred any circumstance or conditions, which individually or in the aggregate, constitutes or is reasonably expected to constitute, a Material Adverse Effect.

(g)    The Restructuring Support Agreement shall be in full force and effect and shall not have been amended or modified without the consents required therein or terminated with respect to any party thereto.

(h)    All “second day orders” shall be reasonably satisfactory to the Required Lenders.

(i)    The Loans shall not violate any requirement of law, the violation of which constitutes or is reasonably expected to constitute a Material Adverse Effect, after giving effect to the DIP Orders, and any other order of the Bankruptcy Court, and shall not be enjoined, temporarily, preliminarily or permanently.

(j)    Borrowings under the DIP Facility shall not result in the aggregate outstanding amount under the DIP Facility exceeding the amount authorized by the applicable DIP Order.

(k)    The applicable DIP Order, which shall be in form and substance satisfactory to Agent and the Required Lenders, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect. Solely with respect to the Delayed Draw Term Loans, the Bankruptcy Court has entered the Final DIP Order.

(l)    The Chapter 11 Cases shall have been filed with the Bankruptcy Court on the Petition Date and shall not have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

(m)    None of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Cases.

(n)    The Agent shall have received, a Borrowing Request five (5) Business Days prior to funding in the form set forth in this Credit Agreement; provided such Borrowing Request may delivered (1) Business Day prior to the Closing Date (or, in each case, such shorter period as the Agent or Required Lenders may agree).

(o)    Satisfaction by the Debtors of all Milestones that were required under the Loan Documents to have been satisfied as of the date of each Borrowing.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than Obligations expressly stated to survive such payment and termination), the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.    Financial Statements and Other Information. The Borrower will furnish to the Agent for distribution to each Lender:

(a)    [reserved];

(b)    within forty-five (45) days (or, for the fiscal quarter ending June 30, 2025, by November 10, 2025) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter of the Borrower ending March 31, 2025, its consolidated balance sheet and related statements of earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    concurrently with any delivery of financial statements under clause (b) above and clause (e) below to the Agent, commencing with the financial statements delivered pursuant to clause (b) with respect to the fiscal quarter ending September 30, 2025, a compliance certificate substantially in the form of Exhibit I of a Financial Officer of the Borrower (i) certifying, in the case of the financial statements delivered under clause (b)  above, as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consis‐tently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether, to the knowledge of such Financial Officer, a Default has occurred and is continuing and, if a Default has occurred that is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (iii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants and, if applicable, with the covenant set forth in Section 6.12(b)];

(d)    not later than sixty (60) days following the end of each fiscal year of the Borrower commencing with the fiscal year of the Borrower ending December 31, 2026, an annual budget of the Borrower and its Subsidiaries containing projected financial information, in substantially the same scope and form as provided to the Borrower’s board of directors;

(e)    not later than thirty (30) days (or forty-five days (45) days for the month ending July 31, 2025) after the end of each calendar month (commencing with the calendar month ending July 31, 2025), results of operations for each of the Borrower’s operating segments with the same or substantially similar levels of detail as is contained in the Borrower’s management reporting package;

(f)    The Borrower shall provide: (i) on or prior to the Friday of each week, Approved Budget variance reports on a line-item basis and Liquidity reports, in each case, for the cumulative reporting period pursuant to Schedule 5.01(f) and a computation of Liquidity as of the preceding calendar week-end; and (ii) in accordance with Schedule 5.01(f) (or, at the option of the Borrower, more frequently), an updated forecast on a rolling 13-week basis, in form and substance reasonably satisfactory to the Required Lenders in their sole discretion (the “Updated Budget”), which shall become the then Approved Budget upon approval by Required Lenders in their sole discretion (and to the extent any Updated Budget is not approved by the Required Lenders, the Approved Budget that is then in effect shall continue to constitute the Approved Budget for purposes of the DIP Facility); provided, however, that (i) the Updated Budget will be deemed approved unless the Required Lenders provide written notice of their objection thereto (email being sufficient) within three (3) Business Days of the delivery of such Updated Budget, and during such period, the Initial Approved Budget or most recent Approved Budget, as applicable, shall remain in effect (the “Interim Approval Period”), (ii) following the Interim Approval Period, if no objection is received from the Required Lenders pursuant to clause (i), the Updated Budget shall be deemed the Approved Budget (it being understood that the Approved Budget shall be the initial Approved Budget until superseded by an approved Updated Budget), and (iii) the Required Lenders shall not have any obligation to approve any Updated Budget;

(g)    [reserved];

(h)    [reserved]

(i)    [reserved];

(j)    promptly, and in any event within five (5) Business Days, after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of the Borrower or any Subsidiary thereof;

(k)    promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them as the Agent or any Lender (acting through the Agent) may reasonably request;

(l)    promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Agent or any Lender (acting through the Agent) may reasonably request and (y) information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(b) or Section 5.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether made available by the Agent); provided that the Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents

SECTION 5.02.    Notices of Material Events. The Borrower will furnish to the Agent (for distribution to each Lender) written notice of the following promptly after a Responsible Officer having actual knowledge thereof:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)    any other development that has resulted a Material Adverse Effect; and

(e)    any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be in writing and shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (b) take, or cause to be taken, all reasonable actions (as determined in the Borrower’s and such Subsidiary’s reasonable business judgment) to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights necessary in the conduct of the business of the Borrower and Subsidiaries taken as a whole, (including any required professional licenses, CLIA certifications, Medicare Provider Agreements and Medicaid Provider Agreements) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in the case of this clause (b), to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that, the foregoing shall not prohibit any merger, consolidation, Disposition, liquidation or, dissolution or other transaction permitted under Section 6.03.

SECTION 5.04.    Payment of Taxes. Subject to applicable bankruptcy law, the terms of the DIP Orders and any required approval or order by the Bankruptcy Court, the Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) such payment is stayed by the commencement of the Chapter 11 Cases.

SECTION 5.05.    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted and except (i) as otherwise permitted by Section 6.03 or 6.04 or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, in all material respects, with carriers reasonably believed by the Borrower to be financially sound and reputable or through reasonable and adequate self-insurance (i) insurance in such amounts and against such risks and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Agent, upon any reasonable request of the Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver to the Agent, on or prior to the sixtieth day following the Closing Date, endorsements (x) to all “All Risk” physical damage insurance policies on all of the tangible personal property and assets of the Borrower and the Subsidiary Guarantors naming the Agent as lender loss payee, and (y) to all general liability and other liability policies of the Borrower and the Subsidiary Guarantors naming the Agent an additional insured. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part then due and payable relating thereto, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent reasonably deems advisable, it being agreed that the Agent shall reasonably promptly notify the Borrower of any such action. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Captive Insurance Subsidiaries shall not provide insurance or reinsurance coverage for any Person other than the Borrower, the Subsidiary Guarantors, Affiliates of the Borrower, the other Subsidiaries of the Borrower, transportation providers or Managed Entities, without the prior written consent of the Agent.

SECTION 5.06.    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with applicable law are made and, subject to Section 5.01(b), in form permitting financial statements conforming with GAAP to be derived therefrom. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Agent, at reasonable times during business hours and upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records for the purpose of verifying the accuracy of the various reports delivered by Borrower or its Subsidiaries to the Agent pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and, in connection therewith, to discuss its affairs, finances and condition with its Financial Officers and, provided that the Borrower or such Subsidiary is afforded a reasonable opportunity to participate in such discussion, its independent accountants; provided that, so long as no Event of Default has occurred and is continuing, the Agent’s exercise of such rights set forth in this sentence may not be made more than one time in any calendar year. The Borrower acknowledges that, subject to Section 9.12, the Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by the Agent and the Lenders. Notwithstanding anything to the contrary in this Section 5.06, neither the Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent (or any designated representative) is then prohibited by law or any agreement binding on any Loan Party or any Subsidiary or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

SECTION 5.07.    Compliance with Laws.

(a)    The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except (i) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) in instances in which such laws, rules, regulations or orders are being contested in good faith by appropriate Proceedings diligently conducted (as reasonably determined by the Borrower).

(b)    The Borrower and will cause each of its Subsidiaries to, ensure that (i) billing policies, arrangements, protocols and instructions will comply in all material respects with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel and (ii) medical director compensation arrangements and other arrangements with referring physicians will comply with applicable state and federal Healthcare Laws relating to self-referrals and anti-kickback measures, including 42 U.S.C. Section 1320a-7b(b)(1) - (b)(2), and 42 U.S.C. Section 1395nn, except, in each case with respect to clauses (i) and (ii) above, where the failure to so comply would not result in a Material Adverse Effect.

(c)    The Borrower will and will cause each of its Subsidiaries to, maintain policies that are consistent with HIPAA in all material respects.

(d)    The Borrower will maintain in effect and enforce policies and procedures designed to ensure material compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.    Use of Proceeds. The proceeds of the Term Loans will be funded into the Segregated Account and used only (i) for the payment of working capital other general corporate needs of the Borrower and its Subsidiaries, (ii) for the payment of the fees, costs and expenses of administering the Chapter 11 Cases; (iii) to pay obligations arising from or related to the Carve-Out; (iv) to pay prepetition obligations as approved by the Bankruptcy Court; (v) for the payment of agency fees and the reasonable and documented fees and expenses of the Agent and the Lenders; and (vi) for other general corporate purposes, in each case, as set forth in the Approved Budget as then in effect. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, except in each case to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09.    Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a)    As promptly as possible but in any event within five (5) Business Days (or such later date as may be agreed upon by the Required Lenders) after any Person becomes a Material Domestic Subsidiary or any Domestic Subsidiary qualifies independently as, or is designated by the Borrower or the Agent as, a Material Domestic Subsidiary pursuant to the definition of “Material Domestic Subsidiary”, the Borrower shall provide the Agent with written notice thereof and shall cause each such Subsidiary which also qualifies as a Material Domestic Subsidiary to deliver to the Agent a joinder to the Subsidiary Guaranty and a joinder to the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty and the Security Agreement to be accompanied by requisite organizational resolutions, other organizational documentation and legal opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Required Lenders and its counsel (but, with respect to any such legal opinion, limited to the types of matters covered in the legal opinions delivered pursuant to Section 4.01).

(b)    Subject to the terms, limitations and exceptions set forth herein and in the applicable Collateral Documents, the Borrower will cause, and will cause each other Loan Party to cause, all of its owned property (whether personal, tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to perfected Liens in favor of the Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02 and the provisions of the Collateral Documents. With respect to the pledge of any Equity Interest in any Subsidiary and subject to the terms, limitations and exceptions set forth in the applicable Collateral Documents, the Borrower will cause (A) 100% of the issued and outstanding Equity Interests of each Pledge Subsidiary that is a Domestic Subsidiary (other than Domestic Foreign Holding Companies and Subsidiaries of a CFC or a Domestic Foreign Holding Company) or a Foreign Subsidiary that is not a CFC and (B) 100% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Pledge Subsidiary (i) that is a Foreign Subsidiary treated as a CFC and (ii) that is a Domestic Foreign Holding Company, in each case directly owned by the Borrower or any other Loan Party (other than Excluded Assets) to be subject at all times to a first priority, perfected (subject in any case to Liens permitted by Section 6.02) Lien in favor of the Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents.

(c)    Without limiting the foregoing, the Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Agent (acting at the direction of the Required Lenders) may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, subject to the terms, limitations and exceptions set forth herein or in any Collateral Document, all at the expense of the Borrower.

(d)    If any material assets are acquired by a Loan Party after the Closing Date (other than (i) Excluded Assets or (ii) assets of the type constituting Collateral under the Security Agreement that either become subject to the Lien under the Security Agreement upon acquisition thereof or with respect to which no notice or further action would be required to create or perfect the Agent’s Lien in such assets), the Borrower will notify the Agent thereof, and, if requested by the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and, as applicable, cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Required Lenders to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Borrower, subject, however, to the terms, limitations and exceptions set forth herein or in any Collateral Document.

(e)    Notwithstanding anything to the contrary herein or in the other Loan Documents, neither the Borrower nor any Subsidiary Guarantor shall be required, nor shall the Agent be authorized, (i) to perfect any pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction, (B) filings in United States government offices with respect to intellectual property as expressly required in the Loan Documents, (C) delivery to the Agent to be held in its possession of all Collateral consisting of material intercompany notes, stock certificates of the Borrower and its subsidiaries and material instruments issued to the Borrower or any other Subsidiary Guarantors or (D) necessary perfection steps with respect to commercial tort claims and letters of credit which do not constitute Excluded Assets (and, for the avoidance of doubt, neither control agreements nor mortgages shall be required pursuant to or in connection with the Loan Documents) or (ii) to take any action (other than the actions listed in clause (i)(A) and (D) above) with respect to any assets located outside of the United States, or enter into any agreement or document governed by the laws of any jurisdiction outside of the United States.

SECTION 5.10.    Cooperation. Each of the Borrower and the other Loan Parties shall, and shall cause their respective officers, directors, employees and advisors to, cooperate with the Agent, the Lenders and their advisors in furnishing information as and when reasonably requested by Agent or any other Lender regarding the Collateral or Borrower’s or any other Loan Party’s financial affairs, finances, financial condition, business and operations, subject to confidentiality obligations under this Agreement or reasonable non-disclosure agreements with respect to material non-public information.

SECTION 5.11.    Financial Advisors; Chief Transformation Officer. The Borrower shall at all times retain the Financial Advisors and Chief Transformation Officer, in each case, pursuant to the terms and conditions set forth in those certain engagement letters entered into prior to the Closing Date and delivered to the Agent or on terms and conditions reasonably acceptable to the Required Lenders.

SECTION 5.12.    Lender Calls. The Borrower shall, and shall cause each of (i) management of the Borrower and its Subsidiaries and (ii) if requested by the Required Lenders, the Financial Advisors and any other advisors of the Borrower and its Subsidiaries, to participate in weekly (or less frequently) as may be requested by the Required Lenders conference calls with Lenders to discuss the Chapter 11 Cases, financial condition, any sales process and results of operations of Borrower and its Subsidiaries, at a date and time to be determined by the Borrower in consultation with the Required Lenders. In connection with receipt of information hereunder, each such Lender will determine, in its sole discretion, whether to receive any “private-side” information based on being restricted until the information is stale and no longer required to be cleansed for public sale.

SECTION 5.13.    Segregated Account. The Segregated Account shall at no time hold any cash or cash equivalents other than (i) the proceeds of the Loans, (ii) payments made to the account pursuant to Section 2.11(c) and (iii) interest incurred on the amounts set forth in clauses (i) and (ii) above. The Segregated Account shall at all times only hold cash.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees due and payable hereunder have been paid in full (other than Obligations expressly stated to survive such payment and termination), the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.    Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)    the Secured Obligations;

(b)    Indebtedness existing on the Closing Date and set forth in Schedule 6.01;

(c)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.05;

(d)    Guarantees by the Borrower of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of the Borrower or any other Subsidiary;

(e)    [reserved];

(f)    [reserved];

(g)    customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(h)    Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit entered into in the ordinary course of business;

(i)    [reserved];

(j)    unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(k)    Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(l)    [reserved];

(m)    Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations;

(n)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(o)    Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(p)    Indebtedness in respect of obligations that are being contested in accordance with Section 5.04;

(q)    Indebtedness consisting of (i) deferred payments or financing of insurance premiums incurred in the ordinary course of business of the Borrower or any of its Subsidiaries and (ii) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;

(r)    Indebtedness expressly permitted under Section 6.04;

(s)    Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Borrower and its Subsidiaries incurred in the ordinary course of business or existing on the Closing Date;

(t)    [reserved];

(u)    [reserved];

(v)    [reserved];

(w)    [reserved];

(x)    [reserved];

(y)    [reserved];

(z)    [reserved];

(aa)    [reserved];

(bb)    [reserved];

(cc)    [reserved];

(dd)    [reserved]; and

(ee)    other Indebtedness not constituting Indebtedness for borrowed money in an aggregate principal amount not to exceed $500,000.

Notwithstanding the foregoing, or anything to the contrary contained herein, (i) other than with respect to any Indebtedness existing as of the Closing Date, all Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Secured Obligations on terms reasonably satisfactory to the Agent and (ii) no Loan Party shall guarantee any Indebtedness of any Joint Venture or of any Subsidiary that is not a Loan Party, other than guaranties in the ordinary course of business for bona fide business purposes.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above, the Borrower may classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 6.01.

SECTION 6.02.    Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a)    Liens created pursuant to any Loan Document including with respect to any obligation to provide cash collateral;

(b)    Permitted Encumbrances;

(c)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02;

(d)    cash collateral securing obligations in respect of the Intact Contract in an amount not to exceed 107% of the amount of the Intact Contract;

(e)    cash collateral securing obligations in respect of Specified Letters of Credit in an amount not to exceed 107% of the amount of the applicable Specified Letter of Credit;

(f)    Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary to the Borrower or such other Loan Party;

(g)    Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries the ordinary course of business;

(h)    Liens securing Indebtedness permitted hereunder to finance insurance premiums solely to the extent of such premiums;

(i)    statutory and common law rights of setoff and other Liens, similar rights and remedies arising as a matter of law encumbering deposits of cash, securities, commodities and other funds in favor of banks, financial institutions, other depository institutions, securities or commodities intermediaries or brokerage, and Liens of a collecting bank arising under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction or any similar law of any foreign jurisdiction on items in the course of collection;

(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)    Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any of its Subsidiaries in connection with any Acquisition permitted by this Agreement, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;

(l)    in connection with the sale or transfer of any assets in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(m)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (i) in the ordinary course of business or (ii) otherwise permitted hereunder other than in connection with Indebtedness;

(n)    Dispositions and other sales of assets permitted under Section 6.04;

(o)    to the extent constituting a Lien, Liens with respect to repurchase obligations of the type described in clause (d) of the definition of “Permitted Investments”;

(p)    Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit card or debit card processor;

(q)    Liens that are contractual rights of set-off (i) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, or (ii) relating to pooled deposit or sweep accounts of any Loan Party or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any such Loan Party or Subsidiary;

(r)    Liens of sellers of goods to any Loan Party and any of their respective Subsidiaries arising under Article II of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(s)    to the extent constituting a Lien, in the case of any Joint Venture of the Borrower or any Subsidiary, any put and call arrangements related to its Equity Interests set forth in organizational documents or any related Joint Venture or similar agreement;

(t)    Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (i) Governmental Reimbursement Program Costs and (ii) other actions or claims pertaining to the same or related matters or other Medical Reimbursement Programs; provided that the Borrower or the other applicable Loan Party, in each case, shall have established adequate reserves for such claims or actions;

(u)    Licenses of intellectual property granted in the ordinary course of business;

(v)    [reserved];

(w)    [reserved];

(x)    [reserved];

(y)    any interest and title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases, licenses, subleases or sublicenses entered into by the Borrower or any Subsidiary in the ordinary course of its business and not otherwise prohibited by this Agreement;

(z)    Liens in favor of customers on cash advances maintained in restricted customer escrow accounts actually received from customers of the Borrower or any Subsidiary in the ordinary course of business so long as such cash advances were made for the provision of future services by the Borrower or any such Subsidiary;

(aa)    [reserved]; and

(bb)    [reserved].

SECTION 6.03.    Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i)    any Person (other than the Borrower or any of its Subsidiaries) may merge or consolidate with the Borrower or any of its Subsidiaries; provided that any such merger or consolidation involving (A) the Borrower must result in the Borrower as the surviving entity and (B) a Subsidiary Guarantor must result in such Subsidiary Guarantor as the surviving entity;

(ii)    any Subsidiary may merge into or consolidate with a Loan Party in a transaction in which the surviving entity is or becomes a Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity);

(iii)    any Subsidiary that is not a Loan Party may merge into or consolidate with another Subsidiary that is not a Loan Party;

(iv)    the Borrower and its Subsidiaries may sell, transfer, lease or otherwise dispose of any Subsidiary that is not a Loan Party (and, in connection with a liquidation, winding up or dissolution or otherwise, any Subsidiary that is not a Loan Party may sell, transfer, lease, license or otherwise dispose of any, all or substantially all of its assets) to another Subsidiary that is not a Loan Party;

(v)    Dispositions permitted by Section 6.04 (and any mergers or consolidations in connection therewith);

(vi)    [reserved];

(vii)    [reserved];

(viii)    any Subsidiary may liquidate, wind up or dissolve if the Borrower determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(ix)    any Subsidiary may liquidate, wind up or dissolve (and Dispose of all or substantially all of its assets in connection therewith) if its assets are transferred to the Borrower or any Subsidiary Guarantor or, if such Subsidiary is not a Subsidiary Guarantor, to any other Subsidiary;

provided that any such merger or consolidation involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted, to the extent applicable, by Section 6.05.

(b)    The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business substantially different from businesses of the type conducted by the Borrower and its Subsidiaries (taken as a whole) on the Closing Date and businesses reasonably related, ancillary, similar, complementary or synergistic thereto or reasonable extensions, development or expansion thereof.

(c)    The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Closing Date.

(d)    The Borrower will not permit Prometheus to (A) engage in any material operating or business activities (including making or permitting to exist any loans or advances to, or making or permitting to exist any Investment or any other interest in, any other Person) or own or acquire any material assets or other property, in each case other than ownership of Equity Interests of the Mercury Joint Venture, including activities ancillary thereto; (B) incur any Indebtedness or other liabilities, directly or indirectly, by way of Guarantee, suretyship or otherwise in excess of $1,000,000 (in each case, other than liabilities reasonably incurred in connection with its maintenance of its existence or imposed by law or otherwise ancillary to its ownership of Equity Interests of the Mercury Joint Venture); or (C) create, incur, assume or permit to exist any Liens on any of its Equity Interests of the Mercury Joint Venture (other than Liens in favor of the Agent).

SECTION 6.04.    Dispositions. The Borrower will not, and will not permit any Subsidiary to, make any Disposition, except:

(a)    Dispositions of obsolete, worn out, unused or surplus property in the ordinary course of business;

(b)    Dispositions of cash, inventory and Permitted Investments in the ordinary course of business;

(c)    Dispositions of property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property.

(d)    Dispositions of property by any Loan Party to any other Loan Party;

(e)    leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(f)    Dispositions of intellectual property rights that are no longer used or useful in the business of the Borrower and its Subsidiaries;

(g)    the discount, write-off or Disposition of accounts receivable, in each case in the ordinary course of business;

(h)    [reserved];

(i)    Restricted Payments permitted by Section 6.08, Investments permitted by Section 6.05, Liens permitted by Section 6.02 and transactions and Dispositions permitted by Section 6.03 (other than clause (a)(v) thereof);

(j)    any Disposition of assets with an aggregate fair market value of less than $500,000;

(k)    [reserved];

(l)    [reserved];

(m)    [reserved];

(n)    [reserved];

(o)    [reserved];

(p)    [reserved]; and

(q)    [reserved].

Notwithstanding the foregoing, or anything to the contrary contained herein, no intellectual property or other asset that is material to the business of the Loan Parties, taken as a whole, shall be assigned, transferred, or exclusively licensed or exclusively sublicensed (other than with respect to a terminable and limited license or sublicense of intellectual property granted for legitimate business purposes with a territorial, field, or other scope restriction, and on terms that do not interfere in any material respect with the business of the Loan Parties, taken as a whole) to any Subsidiary that is not a Loan Party.

SECTION 6.05.    Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, (i) purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly Owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other similar right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment in, any other Person or (ii) purchase or otherwise acquire (in one transaction or a series of transactions) any Person or all or substantially all of the assets of any Persons or any assets of any other Person constituting a business unit, division, product line or line of business of such Person (each of the foregoing transactions described in the foregoing clauses (i) and (ii), an “Investment”), except:

(a)    cash and Permitted Investments;

(b)    [reserved];

(c)    (i) Investments by the Borrower and its Subsidiaries existing on the Closing Date in the capital stock of their respective Subsidiaries, (ii) Investments by the Borrower and its Subsidiaries in a Loan Party; (iii) Investments by any Person existing on the date such Person becomes a Subsidiary or consolidates or merges with the Borrower or any of its Subsidiaries pursuant to a transaction otherwise permitted hereunder; (iv) Investments by Subsidiaries that are not Subsidiary Guarantors in other Subsidiaries that are not Subsidiary Guarantors and (v) Investments by the Borrower and the Subsidiary Guarantors in Foreign Subsidiaries to the extent such Investments are funded solely with the proceeds of the issuance by the Borrower of its Equity Interests;

(d)    [reserved];

(e)    bank deposits and prepaid expenses made in the ordinary course of business and Investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances”;

(f)    Guarantees and other Indebtedness permitted by Section 6.01, and transactions permitted by Section 6.03 to the extent constituting Investments;

(g)    Investments comprised of notes payable, stock or other securities issued by account debtors to the Borrower or any of its Subsidiaries pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business or Investments otherwise received in settlement of obligations owed by any financially troubled account debtors or other debtors in connection with such Person’s reorganization or in bankruptcy, insolvency or similar Proceedings or in connection with foreclosure on or transfer of title with respect to any secured Investment;

(h)    extensions of trade credit or the holding of receivables in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i)    the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, in each case to the extent the payment therefore is permitted under Section 6.08;

(j)    [reserved];

(k)    endorsements for collection or deposit and prepaid expenses made in the ordinary course of business;

(l)    transactions (to the extent constituting Investments) or promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.04;

(m)    Investments constituting the creation of new Subsidiaries so long as the Borrower or such Subsidiary complies with Section 5.09 hereof and any Investment in such new Subsidiary is otherwise permitted under this Section 6.05;

(n)    Guarantees of leases and other contractual obligations of any Subsidiary (to the extent not constituting Indebtedness) in the ordinary course of business;

(o)    transfers of rights with respect to one or more products or technologies under development to joint ventures with third parties or to other entities where the Borrower or a Subsidiary retains rights to acquire such joint ventures or other entities or otherwise repurchase such products or technologies;

(p)    [reserved];

(q)    Investments in existence on the Closing Date and described in Schedule 6.05;

(r)    Investments to support regulatory capitalization requirements, insurance or reinsurance obligations of Captive Insurance Subsidiaries in the ordinary course of business;

(s)    [reserved];

(t)    [reserved];

(u)    [reserved];

(v)    [reserved];

(w)    [reserved];

(x)    [reserved]; and

(y)    [reserved].

For purposes of covenant compliance with this Section 6.05, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment. For purposes of determining compliance with this Section 6.05, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 6.06.    [Reserved].

SECTION 6.07.    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate for a comparable transaction, (b) transactions between or among the Borrower and its Subsidiaries (or an entity that becomes a Subsidiary of the Borrower as a result of such transaction) (or any combination thereof), (c) the payment of customary fees to directors of the Borrower or any of its Subsidiaries, and customary compensation, reasonable out-of-pocket expense reimbursement and indemnification (including the provision of directors and officers insurance) of, and other employment agreements and arrangements, employee Benefit Plans and stock incentive plans paid to, future, present or past directors, officers, managers and employees of the Borrower or any of its Subsidiaries, (d) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries, (e) loans, advances and other transactions to the extent permitted by the terms of this Agreement, including without limitation any Restricted Payment permitted by Section 6.08 and transactions permitted by Section 6.03, (f) issuances of Equity Interests to Affiliates and the registration rights and payments associated therewith, (g) transactions with Affiliates as set forth on Schedule 6.07 (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such), (h) any license, sublicense, lease or sublease (1) in existence on the Closing Date, (2) in the ordinary course of business or (3) substantially consistent with past practices, (i) transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and Investments permitted by Section 6.05 in joint ventures, (j) [reserved], (k) transactions contemplated under any agreement governing or documenting Preferred Stock of the Borrower permitted under Section 6.01(aa), (l) advances of working capital to any Loan Party, (m) transfers of cash and assets to any Loan Party, and (n) intercompany transactions expressly permitted by Section 6.01, Section 6.03, Section 6.04, Section 6.05 and Section 6.08.

SECTION 6.08.    Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, pay or make, directly or indirectly, any Restricted Payment, except:

(a)    the Borrower and each Subsidiary may declare and pay dividends or other distributions or make other Restricted Payments with respect to its Equity Interests payable solely in additional common Equity Interests of such Person;

(b)    Subsidiaries may (i) make dividends or other distributions to their respective equityholders with respect to their Equity Interests (which distributions shall be (x) made on at least a ratable basis to any such equityholders that are Loan Parties and (y) in the case of a Subsidiary that is not a Wholly Owned Subsidiary, made on at least a ratable basis to any such equityholders that are the Borrower or a Subsidiary), (ii) make other Restricted Payments to the Borrower or any Subsidiary Guarantor (either directly or indirectly through one or more Subsidiaries that are not Loan Parties) and (iii) make any Restricted Payments that the Borrower would have otherwise been permitted to make pursuant to this Section 6.08 and (iv) for any taxable period for which the Borrower or any of its Subsidiaries are members of a consolidated, combined or similar income Tax group for U.S. federal and/or applicable state or local income Tax purposes (or are entities treated as disregarded from any such members for U.S. federal income Tax purposes) of which the Borrower or a direct or indirect owner of the Borrower is the common parent (a “Tax Group”), pay dividends or make other distributions not to exceed such common parent’s actual tax liabilities in respect of the portion of any U.S. federal, foreign, state and local income taxes of such Tax Group for such taxable period that are attributable to the taxable income of the Borrower and its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Borrower and its Subsidiaries, as applicable, would have been required to pay as a stand-alone Tax Group (taking into account any loss carryovers and other tax attributes) and the amount of such payments will not be in duplication with Taxes paid or withheld directly by Borrower and its Subsidiaries; provided further that any non-Loan Parties shall make distributions to Loan Parties with respect to the portion of such Tax liabilities attributable to such non-Loan Parties;

(c)    the Borrower and each Subsidiary may make Restricted Payments in an aggregate amount not to exceed $2,000,000 during any fiscal year pursuant to and in accordance with stock option plans, employment agreements, incentive plans or other Benefit Plans for management, directors, employees or former employees of the Borrower and its Subsidiaries; provided, that, in addition, unused amounts for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent year, and the permitted amount for each fiscal year shall be used in total with or prior to any amount carried over from the previous fiscal year;

(d)    the Borrower may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or with the proceeds received from the substantially concurrent issue of new Equity Interests;

(e)    cashless repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)    cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for or by reference to Equity Interests of Borrower or any direct or indirect parent company of Borrower;

(g)    the Borrower may redeem, repurchase or otherwise acquire its Equity Interests from (i) retired or terminated employees or officers or employees, officers or directors of the Borrower or its Subsidiaries pursuant to employment agreements entered into in the ordinary course of business or (ii) holders of restricted Equity Interests to the extent representing withholding tax obligations provided that purchases described in this clause (ii) shall not exceed $2,000,000 in any fiscal year; provided that, in addition, unused amounts for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent year, and any amount carried over from the previous fiscal year shall be used in total with or prior to the permitted amount for each fiscal year, in each case, provided no Default or Event of Default shall have occurred and remains outstanding on the date on which such payment occurs or would occur as a result thereof;

(h)    [reserved];

(i)    [reserved]

(j)    [reserved];

(k)    [reserved];

(l)    [reserved];

(m)    [reserved];

(n)    [reserved]; and

(o)    [reserved].

SECTION 6.09.    Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary Guarantor to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations (to the extent required by the Loan Documents), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to Loan Parties that are holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary Guarantor, to the extent required by the Loan Documents, to Guarantee the Secured Obligations; provided that (i) this Section 6.09 shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Closing Date identified on Schedule 6.09 and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole, (C) restrictions and conditions imposed on any Subsidiary or asset by any agreements in existence at the time such Subsidiary became a Subsidiary or such asset was acquired, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold, (E) customary restrictions and conditions contained in any agreement relating to the disposition of any property pending the consummation of such disposition, (F) restrictions in the transfers of, or in the granting of Liens on, assets that are encumbered by a Lien permitted by Section 6.02, (G) restrictions or conditions set forth in any agreement governing Indebtedness permitted by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of the Borrower, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) customary restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts, (J) customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting assignment thereof and (K) [reserved]; provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (ii) clause (a) of this Section 6.09 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) clause (a) of this Section 6.09 shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, or to specific property to be sold pursuant to an executed agreement with respect to a permitted Disposition or other sale or disposition permitted by Section 6.04 and (iv) this Section 6.09 shall not apply to customary restrictions and conditions with respect to joint ventures.

SECTION 6.10.    Prepayments of Restricted Junior Debt and Amendments to Restricted Junior Debt Documents.

(a)    The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, in each case prior to the scheduled maturity date therefor, any Indebtedness of any Loan Party or any Subsidiary (other than intercompany Indebtedness permitted by Section 6.01(c)) that is subordinated in right of payment or in ranking of Liens to the Loans (such Indebtedness, “Restricted Junior Debt”; it being agreed for the avoidance of doubt that the Senior Notes are not Restricted Junior Debt) (other than pursuant to any refinancings, renewals or replacements of such Indebtedness to extent permitted by Section 6.01).

(b)    Furthermore, the Borrower will not, and will not permit any Subsidiary to, amend the terms of any Restricted Junior Debt if such amendment, modification or change would add, modify or change any terms in a manner materially adverse to the interests of the Lenders (provided, that if such Restricted Junior Debt, when originally incurred or at the time of such amendment, modification or change, would be permitted to be incurred having terms and conditions that give effect such amendment, modification or change, then such amendment, modification or change shall not be deemed adverse to the interests of the Lenders).

(c)    The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, in each case prior to the scheduled maturity date therefor, the Senior Notes.

SECTION 6.11.    Healthcare Permits; Healthcare Fines. The Borrower will not, and will not permit any of its Subsidiaries to:

(a)    Permit or cause to suffer any revocation by a state or federal regulatory agency any Governmental Approvals or Healthcare Permit to the extent such revocation could reasonably be expected to have a Material Adverse Effect, regardless of whether such Governmental Approvals or Healthcare Permit was held by or originally issued for the benefit of the Borrower, a Subsidiary or a Contract Provider with whom the Borrower or Subsidiary has entered into a management agreement.

(b)    Permit one or more penalties or fines in an aggregate amount in excess of $20,000,000 to be unpaid when due (subject to any applicable appeal period) by the Loan Parties during any 12-month period under any Healthcare Law.

SECTION 6.12.    Financial Covenants.

(a)    Budget Variance. As of the last date of each Test Period, (1) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating cash receipts of the Debtors shall not exceed 15% and (2) the unfavorable variance (as compared to the Approved Budget) of the cumulative operating disbursements (other than professional fees and expenses incurred by the Debtors, the Agent, and the advisors to the Backstop Parties (as defined in the DIP Backstop Commitment Letters (as defined in the Restructuring Support Agreement))) shall not exceed 15%, in each case, (collectively, the “Permitted Variances”).

(b)    Liquidity. As of the last day of each calendar month following the Closing Date, Liquidity shall be no less than $50,000,000.

SECTION 6.13.    Chapter 11 Cases. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(a)    except for as expressly set forth in the DIP Orders, incur, create, assume, suffer to exist or permit, or file any motion seeking, any other superpriority claim which is pari passu with, or senior to, the Obligations; (b) except for as expressly set forth in the DIP Orders, incur, create, assume, suffer to exist or permit or file any motion seeking, any lien which is pari passu with, or senior to, the liens granted securing the Obligations; (c) make or permit to be made any amendment, modification, supplement or change to the DIP Orders (other than technical modifications to correct grammatical, ministerial or typographical errors) without the prior written consent of the Agent (acting at the direction of the Required Lenders); or (d) commence any adversary Proceeding, contested matter or other action (or otherwise support any party) asserting any claims or defenses or otherwise against (or asserting any surcharge under section 506(c) of the Bankruptcy Code or otherwise against) the Agents, any Lender and any other Secured Party, the Loan Documents, the transactions contemplated hereby and the other documents or agreements executed or delivered in connection herewith.

SECTION 6.14.    Milestones. Each Loan Party shall ensure that each of the milestones set forth below (the “Milestones”) is achieved in accordance with the applicable timing referred to below (or such later dates as approved in writing (email being sufficient) by the Required Lenders):

(a)    Filing of the Plan and Disclosure Statement. As of 11:59 p.m. prevailing eastern time on the date that is 45 days from the Petition Date, the Bankruptcy Court shall have entered an order approving a disclosure statement with respect to solicitation of the Plan (as defined in the Restructuring Support Agreement).

(b)    Entry of the Final DIP Order. As of 11:59 p.m. prevailing eastern time on the date that is 45 days from the Petition Date, the Final DIP Order shall have been entered by the Bankruptcy Court.

(c)    Confirmation Order. As of the 11:59 p.m. prevailing eastern time on the date that is 90 days from the Petition Date, the Bankruptcy Court shall have entered a confirmation order providing for confirmation of the Plan (as defined in the Restructuring Support Agreement).

(d)    Occurrence of the Effective Date. As of the 11:59 p.m. prevailing Eastern Time on the date that is 110 days from the Petition Date, the effective date of the Plan (as defined in the Restructuring Support Agreement) shall have occurred.

ARTICLE VII

Events of Default

SECTION 7.01.    Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary Guarantor in this Agreement or any other Loan Document or any document delivered in connection herewith or therewith, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement applicable to it (or its Subsidiaries, to the extent applicable) contained in Section 5.02(a), 5.03 (solely with respect to the Borrower’s existence), or 5.08, 5.11 and 5.12, in Article VI;

(e)    the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant or agreement applicable to it contained in this Agreement (other than those specified in Section 7.01(a), (b) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender);

(f)    other than in connection with the Chapter 11 Cases, the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness of the Borrower or such Material Subsidiary, as applicable, when and as the same shall become due and payable, which is not cured within any applicable grace period provided for in the applicable agreement or instrument under which such Indebtedness was created;

(g)    other than in connection with the Chapter 11 Cases, any event or condition occurs that results in any Material Indebtedness of the Borrower or any Material Subsidiary becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable grace period, and delivery of any applicable required notice, provided in the applicable agreement or instrument under which such Indebtedness was created, the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than any event or condition (x) causing or permitting the holders of any Convertible Indebtedness, to be converted into or by reference to the common stock of the Borrower (and cash in lieu of fractional shares) or (y) requiring an offer to repay or redeem any Convertible Indebtedness or requiring Convertible Indebtedness to be redeemed or prepaid to the extent such prepayment or redemption is permitted under this Agreement); provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness, (ii) any Material Indebtedness that becomes due as a result of a refinancing thereof permitted by Section 6.01, (iii) any reimbursement obligation in respect of a letter of credit, bankers acceptance or similar obligation as a result of a drawing thereunder by a beneficiary thereunder in accordance with its terms and (iv) any such Material Indebtedness that is mandatorily prepayable, redeemable or able to be repurchased prior to the scheduled maturity thereof (A) with the proceeds of the issuance of capital stock, the incurrence of other Indebtedness, the sale or other Disposition of any assets or a casualty or other proceeds-generating event, so long as such Material Indebtedness that has become due is so prepaid in full with such net proceeds required to be used to prepay such Material Indebtedness when due (or within any applicable grace period) or (B) constituting a “special mandatory redemption” or similar requirement applicable to debt securities incurred to finance one or more transactions if such transaction(s) will not be consummated or are not consummated within a specified timeframe, in the case of clauses (A) and (B) above, provided that such event shall not have otherwise resulted in an event of default with respect to such Material Indebtedness;

(h)    [reserved];

(i)    [reserved];

(j)    [reserved];

(k)    one or more final judgments for the payment of money in an aggregate amount in excess of $40,000,000 (to the extent not paid, fully bonded or covered by a Solvent and unaffiliated insurer that has not denied coverage) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged, unvacated and undismissed for a period of sixty (60) consecutive days during which execution shall not be effectively stayed (by reason of pending appeal or otherwise), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment and such action shall not have been stayed;

(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)    a Change in Control shall occur;

(n)    any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full in cash of all Secured Obligations (other than in respect of unasserted indemnification and expense reimbursement contingent indemnification obligations that survive the termination of this Agreement not yet due and payable), ceases to be in full force and effect in all material respects); or a Loan Party contests in writing the validity or enforceability of any provision of any Loan Document, or contests that it has any or further liability or obligation under any Loan Document (other than as a result of (x) the discharge of such Loan Party in accordance with the terms thereof, (y) a release of Collateral in accordance with the terms hereof or (z) the termination of such Loan Document in accordance with the terms thereof), or purports in writing to revoke, terminate or rescind any Loan Document; or

(o)    any Collateral Document, after execution thereof, shall for any reason (other than (i) as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.04), (ii) to the extent any loss of perfection or priority results solely from (A) the Agent no longer having possession of certificates actually delivered to it representing Equity Interests pledged under any Collateral Document or (B) a UCC filing having lapsed because a UCC continuation statement was not filed in a timely manner or (iii) the satisfaction in full in cash of all Secured Obligations) fail to create a valid and perfected security interest in any material portion of the Collateral purported to be covered thereby;

(p)    there shall occur an Exclusion Event;

(q)    [reserved]; or

(r)    any of the following shall occur in the Chapter 11 Cases:

(i) the entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(ii) the entry of an order appointing a chapter 11 trustee or a Responsible Officer having expanded powers, or similar Person, in any of the Chapter 11 Cases;

(iii) the entry of an order staying, reversing, vacating or otherwise modifying any of the DIP Orders, in each case, in a manner adverse in any respect to the Agent or any Lenders;

(iv) the entry of an order in any of the Chapter 11 Cases appointing an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code);

(v) the entry of an order in any of the Chapter 11 Cases confirming a plan that is inconsistent with the Restructuring Support Agreement;

(vi) the entry of an order in any of the Chapter 11 Cases granting adequate protection to any other Person other than as set forth in the DIP Orders;

(vii) the entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Loan Parties or imposing any additional conditions thereon;

(viii) the entry of a final, non-appealable order in any of the Chapter 11 Cases charging any of the Collateral under section 506(c) of the Bankruptcy Code against the Agent, any Lenders, the Prepetition Lenders or any Second Lien Noteholders;

(ix) other than the DIP Orders, the entry of an order in any of the Chapter 11 Cases seeking authority to use cash collateral or to obtain financing under section 364 of the Bankruptcy Code;

(x) the entry of a final, non-appealable order in any of the Chapter 11 Cases granting relief from any stay of Proceeding (including, without limitation, the automatic stay) so as to allow a third party to (i) proceed against any assets of the Loan Parties in excess of $5,000,000 in the aggregate or (ii) pursue other actions that would have a Material Adverse Effect on the Debtors or their estates;

(xi) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (x) above;

(xii) the Loan Parties or any of their subsidiaries, or any Person claiming by or through the Loan Parties or any of their subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other Proceeding against the Agent, any of the Lenders, any Prepetition Lenders or any Second Lien Noteholders and their respective rights, remedies and claims under or related to the DIP Facility or the DIP Orders in any of the Chapter 11 Cases or inconsistent with the Loan Documents and the DIP Orders, including with respect to the Debtors’ stipulations, admissions, agreements and releases contained in the applicable DIP Orders;

(xiii) filing of a chapter 11 plan or disclosure statement that is not acceptable to the Required Lenders in their sole discretion;

(xiv) entry of an order or filing of any document by any of the Debtors in any of the Chapter 11 Cases granting or seeking to grant, other than in respect of the DIP Facility and the Carve-Out or as otherwise permitted under the applicable Loan Documents or the DIP Orders, any superpriority administrative expense claim status in the Chapter 11 Cases pursuant to section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Agent and the Lenders under the DIP Facility or secured by liens pari passu with or senior to the liens securing the Prepetition Obligations or the adequate protection liens granted to the Prepetition Lenders or the Second Lien Noteholders, as applicable;

(xv) any of the Loan Parties or any of their subsidiaries shall seek, support (including by filing a pleading in support thereof) or fail to contest in good faith any of the matters set forth in clauses (i) through (xiv) above;

(xvi) the making of any payments in respect of Prepetition Obligations, Second Lien Notes or indebtedness under the Senior Notes other than (a) as permitted by the DIP Orders, (b) as permitted by any “first day” orders reasonably satisfactory to the Required Lenders, (c) as set forth under the Approved Budget (subject to Permitted Variances) or (d) approved by the Required Lenders in their sole discretion;

(xvii) the Loan Parties or any of their subsidiaries shall fail to comply with the terms of any of the DIP Orders;

(xviii) the Loan Parties or any of their subsidiaries, or any Person claiming by or through the Loan Parties or any of their subsidiaries shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other Proceeding against the agents under the Prepetition Facilities, the Second Lien Facilities or any of the lenders or creditors under the Prepetition Facilities or the Second Lien Noteholders relating to the Prepetition Facilities or Second Lien Facilities, as applicable, in their capacities as such;

(xix) without the consent of the Required Lenders, any Debtor shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Loan Parties;

(xx) the Bankruptcy Court shall enter an order denying, terminating or modifying (a) the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code or (b) the exclusive right of any Debtor to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, unless such order was entered as a result of a request by, or received support from the Required Lenders;

(xxi) without the consent of the Required Lenders, the Bankruptcy Court enters an order approving a sale transaction;

(xxii) the termination of the Restructuring Support Agreement; or

(xxiii) failure by the Loan Parties to comply with Milestones.

SECTION 7.02.    Remedies Upon an Event of Default. Subject to the DIP Orders, if an Event of Default occurs, and at any time thereafter during the continuance of such Event of Default, the Agent at the direction of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a)    terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b)    declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the other Loan Parties;

(c)    [reserved]; and

(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and applicable law.

In addition to any other rights and remedies granted to the Agent and the Lenders in the Loan Documents, the Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by the Borrower on behalf of itself and its Subsidiaries. The Borrower further agrees on behalf of itself and its Subsidiaries, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at the premises of the Borrower, another Loan Party or elsewhere. The Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as set forth in Section 7.04, and only after such application and after the payment by the Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, the Borrower on behalf of itself and its Subsidiaries waives all Liabilities it may acquire against the Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other Disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other Disposition.

SECTION 7.03.    Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Agent by the Borrower or the Required Lenders:

(a)    all payments received on account of the Secured Obligations shall, subject to Section 2.21, be applied by the Agent as follows:

(i)    first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Agents (including fees and disbursements and other charges of counsel to the Agents payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Agents in its capacity as such);

(ii)    second, to payment of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts payable to the Lenders and the other Secured Parties (including fees and disbursements and other charges of counsel to the Lenders payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)    third, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans;

(iv)    fourth, to the payment in full of all other Secured Obligations, in each case ratably among the Agents, the Lenders, and the other Secured Parties based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(v)    finally, the balance, if any, after all Secured Obligations (other than Unliquidated Obligations) have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE VIII

The Administrative Agent and Collateral Agent

SECTION 8.01.    Authorization and Action.

(a)    Each Lender hereby irrevocably designates and appoints the entity named as Administrative Agent and Collateral Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are expressly delegated to the Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Further, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably empower and authorize Wilmington Trust, National Association (in its capacity as Administrative Agent and Collateral Agent) to execute and deliver the Collateral Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to the Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Agent is a party, and to exercise all rights, powers and remedies that the Agent may have under such Loan Documents.

(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to liability unless the Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i)    the Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or any other Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary duty by the Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)    where the Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any jurisdiction other than the United States of America, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)    nothing in this Agreement or any Loan Document shall require the Agent to account to any Lender for any sum or the profit element of any sum received by the Agent for its own account.

(d)    The Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)    [reserved].

(f)    In case of the pendency of any Proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such Proceeding or otherwise:

 (i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial Proceeding; and

  (ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such Proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Agent any amount due to it, in its capacity as the Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such Proceeding.

(g)    The provisions of this Article VIII are solely for the benefit of the Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

SECTION 8.02.    Agent’s Reliance, Limitation of Liability, Etc.

(a)    Neither the Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party in good faith and reasonably believed by it to be within the power conferred upon it (including without limitations for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instructions to exercise such discretion or grant such consent from any such Lender, as applicable), the Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall expressly provided for herein or in the other Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment), (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder, (iii) without any duty to take any discretionary actions or exercise discretionary powers and shall not be required to exercise any discretion or to take any action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided herein or in the other Loan Documents); provided that, such Agent shall not be required to take any action (x) unless furnished with an indemnification satisfactory to such Agent from the Lenders with respect thereto or (y) that, in its opinion or in the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, (iv) liable for any error in judgment made by such party (or by an officer or other employee of such party) in good faith, (v) liable for any indirect, special, punitive or consequential damages (including without limitation, lost profits) whatsoever, even if such party has been informed of the likelihood thereof and regardless of the form of action, (vi) required to take any action under this Agreement, the other Loan Documents or any related document if taking such action would (x) subject such party to a tax in any jurisdiction where it is not then subject to a tax or (y) would require such party to qualify to do business in any jurisdiction where it is not then so qualified, and (vii) under any duty as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of the such party or any income thereon or as to the preservation of rights prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords similar assets held for the benefit of third parties and the duty to account for monies received by it, and such party shall not be under any obligation to independently request or examine insurance coverage with respect to any collateral nor shall any such party be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of any other Person or any other party selected by the Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral, and the Agent shall not be required to monitor the performance of any such Persons holding Collateral (for the avoidance of doubt, the Agent shall not be responsible to the Lenders for the perfection of any lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments).

(b)    The Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof (stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section) is given to the Agent by the Borrower or (ii) notice of any Default or Event of Default unless and until written notice thereof (conspicuously marked as a “notice of Default” or a “notice of an Event of Default”) is given to the Agent by the Borrower, or a Lender, and received by an officer of such Agent responsible for the administration of this Agreement, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agent or (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral.

(c)    Without limiting the foregoing, the Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may conclusively rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan; and (vi) shall be entitled to conclusively rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders. Notwithstanding anything herein or in any other Loan Document to the contrary, and without limiting any rights, protections, immunities or indemnities to the Agent hereunder, phrases such as “satisfactory to the Agent,” “approved by the Agent,” “acceptable to the Agent,” “as determined by the Agent,” “in the Agent’s discretion,” “selected by the Agent,” “elected by the Agent,” “requested by the Agent,” and phrases of similar import that authorize and permit the Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Agent receiving written direction from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to take such action or to exercise such rights.

(d)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, the Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of any Benchmark (or other applicable benchmark interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any date on which such rate may be required to be transitioned or replaced in accordance with the terms of the Loan Documents, applicable law or otherwise, (ii) to select, determine or designate any replacement to such rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any adjustment or modifier to any replacement or successor index, or (iv) to determine whether or what any amendments to this Agreement or the other Loan Documents are necessary or advisable, if any, in connection with any of the foregoing. The Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or any other Loan Document as a result of the unavailability of any Benchmark (or other applicable benchmark interest rate), including as a result of any inability, delay, error or inaccuracy on the part of any other party, including without limitation any Lenders or Borrowers, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. The Agent shall have no liability for any interest rate published by any publication that is the source for determining the interest rates of the Loans, including but not limited to Bloomberg (or any successor source) and the Bloomberg or Reuters screen (or any successor source), or for any rates published on any publicly available source, including without limitation the Federal Reserve Bank of New York’s Website or any website administered by the Term SOFR Administrator, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.

(e)    If at any time the Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

The Agent’s rights, protections, indemnities and immunities provided in this Agreement shall apply to the Agent for any actions taken or omitted to be taken under this Agreement and any other Loan Documents and any other related agreements in any of its respective capacities.

SECTION 8.03.    Posting of Communications.

(a)    The Borrower agrees that the Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04.    The Agent Individually. With respect to its Commitments and Loans, the Person serving as the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The Person serving as the Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Agent and without any duty to account therefor to the Lenders.

SECTION 8.05.    Successor Agent.

(a)    The Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint, or petition a court of competent jurisdiction to appoint, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent. Upon the acceptance of appointment as Agent by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.

(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Agent, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest) and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Agent shall directly be given or made to each Lender. Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06.    Acknowledgements of Lenders .

(a)    Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under federal or state securities law), (iii) it has, independently and without reliance upon the Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)    Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Lenders on the Closing Date.

(c)

 (i)    Each Lender hereby agrees that (x) if the Agent notifies such Lender that the Agent has determined in its sole discretion that any funds received by such Lender from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Agent, may, in its sole discretion, specify in writing), return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

 (ii)    Each Lender hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Agent, may, in its sole discretion, specify in writing), return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

 (iii)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations (or any other Secured Obligations) owed by the Borrower or any other Loan Party.

 (iv)    Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07.    Collateral Matters.

(a)    Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency Proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Agent on behalf of the Secured Parties. The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Agent, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s reasonable opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Loan Parties in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Agent of documents in connection with any such release shall be without recourse to or warranty by the Agent.

(b)    [reserved].

(c)    The Secured Parties irrevocably authorize the Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(c). The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08.    Credit Bidding.

(a)    The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09.    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

 (i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

 (ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

 (iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

 (iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent or any of its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agent or any of its Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)    The Agent hereby informs the Lenders that it is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, arrangement fees, facility fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, Agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10.    Borrower Communications. The Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Agent through an electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d)    Each of the Lenders and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Agent’s generally applicable document retention procedures and policies.

(e)    Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.11.    Additional Agent Related Provisions.

(a)    The permissive rights of the Agent to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, the Agent shall not be answerable for other than its gross negligence or willful misconduct.

(b)    The Agent shall not be liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement or any other Loan Document, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of Federal Reserve Bank wire or telex or other communications or computer facilities, malware or ransomware attack, disease, epidemic or pandemic, quarantine, national emergency, utility failure, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(c)    Any corporation or association into which the Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Agent is a party, will be and become the successor Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i)    if to the Borrower, to it at 6900 Layton Avenue, Suite 1200, Denver Colorado 80237, Attention of Heath Sampson (Telephone No. (303) 728-7006) (Email: heath.sampson@modivcare.com);

(ii)    if to the Agent, to it at 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention of Jeffrey Rose (Telephone No. (612) 217-5630) (Email: jrose@wilmingtontrust.com);

(iii)    if to any other Lender, to it at its address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to any Loan Party, the Lenders, and the Agent hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.    Waivers; Amendments.

(a)    No failure or delay by the Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that none of (A) any amendment or modification of the Financial Covenants (or defined terms used in the Financial Covenants) or (B) the waiver or reduction of any obligation of the Borrower to pay interest or fees at the applicable default rate set forth in Section 2.13(d) shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon (other than interest payable at the applicable default rate set forth in Section 2.13(d)), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.09(e) or 2.18(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.21(b) or 7.03 without the written consent of each Lender, (vi) (x) subordinate the Liens to liens securing any other debt and/or (y) subordination of any Obligations in right of payment to the payment of any other debt, in each case, without consent of each Lender directly and adversely affected thereby; provided that, notwithstanding the foregoing, the Liens may be subordinated to liens securing such other debt and/or the Obligations may be subordinated in right of payment to such other debt, in each case, solely to the extent that such debt is provided by one or more existing Lenders and each other Lenders is offered a bona fide right to provide its pro rata share of such other debt on not less than five (5) Business Days’ notice, (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (viii) (A) release the Borrower from its obligations under Article X or (B) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case, without the written consent of each Lender, or (ix) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, hereunder without the prior written consent of the Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)    [reserved].

(d)    The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Liens granted to the Agent by the Loan Parties on any Collateral (i) upon the satisfaction of the Final Release Conditions, (ii) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Agent, (iii) constituting property being sold or disposed of if the Borrower certifies to the Agent that the sale or Disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (iv) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (v) as required to effect any sale or other Disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral (except to the extent any of the foregoing constitutes Excluded Assets).

(e)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender and (iii) such Non-Consenting Lender shall have received the outstanding principal amount of its Loans. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(f)    Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrower or other applicable Loan Parties only, amend, modify or supplement this Agreement or any of the other Loan Documents (i) to cure any ambiguity, omission, mistake, defect or inconsistency or correct any typographical error or other manifest error in any Loan Document, (ii) to comply with local law or advice of local counsel in any jurisdiction the laws of which govern any Collateral Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor of the Agent or (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties.

SECTION 9.03.    Expenses; Limitation of Liability; Indemnity, Etc.

(a)    Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm as primary counsel, along with such specialist counsel as may reasonably be required by the Agent, and a single firm of local counsel in each applicable jurisdiction) and the Required Lenders (including the Lender Advisors), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agent (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm as primary counsel to all such parties, along with such specialist counsel as may reasonably be required by the Agent, and a single firm of local counsel in each applicable jurisdiction, for the Agent, and, in the event of an actual or reasonably perceived conflict of interest (as reasonably determined by the Agent or the applicable Lender) and the Required Lenders (including the Lender Advisors), in connection with the enforcement, collection or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses (subject to the foregoing limitations with respect to legal fees and expenses) incurred during any workout, restructuring or negotiations in respect of such Loans. The Borrower shall reimburse and pay all reasonable and documented out of pocket expense incurred by the Fronting Lender in connection with the Transaction (including as set forth in the Fronting Fee Letter).

(b)    Limitation of Liability. To the extent permitted by applicable law (i) the Borrower and any other Loan Party shall not assert, and the Borrower and each other Loan Party hereby waives, any claim against the Agent, and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), other than any such claims for direct or actual damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Lender-Related Person and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)    Indemnity. The Borrower shall indemnify the Agent each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related reasonable and documented out-of-pocket expenses (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm of primary counsel for all Indemnitees, along with such specialist counsel as may reasonably be required by the Agent, and a single firm of local counsel in each applicable jurisdiction for all Indemnitees and, in the event of an actual or reasonably perceived conflict of interest (as reasonably determined by the applicable Indemnitee), one additional firm of counsel to each group of similarly affected Indemnitees and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any act or omission of the Agent in connection with the administration of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective Proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), whether or not such Proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (i) the gross negligence or willful misconduct of such Indemnitee or any of its Controlled Related Parties in performing its activities or in furnishing its commitments or services under this Agreement or the other Loan Documents, (ii) a breach in bad faith by such Indemnitee or any of its Controlled Related Parties of its material obligations under this Agreement or the other Loan Documents (it being understood that this clause (ii) shall not apply to the Agent) or (iii) any dispute solely among Indemnitees (not arising from any act or omission of the Borrower or any of its Affiliates) other than claims against an Indemnitee acting in its capacity as, or in fulfilling its role as, the Agent, under this Agreement or the other Loan Documents). As used above, a “Controlled Related Party” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents or representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, Controlling Person or Controlled Affiliate; provided that each reference to a Controlling Person, Controlled Affiliate, director, officer or employee in this sentence pertains to a Controlling Person, Controlled Affiliate, director, officer or employee involved in the arrangement, negotiation or syndication of the credit facilities evidenced by this Agreement. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. For the avoidance of doubt, nothing herein shall limit any reimbursement or indemnity for the benefit of the Fronting Lender set forth in the Fronting Fee Letter.

(d)    Lender Reimbursement. To the extent that the Borrower fails to pay any amount required to be paid by it under paragraph (a) or (c) of this Section 9.03, each Lender severally agrees to pay to the Agent, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such.

(e)    Payments. All amounts due under this Section 9.03 shall be payable not later than thirty (30) days after written demand therefor.

SECTION 9.04.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

 (A)    the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received written notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

 (B)    the Agent;

(ii)    Assignments shall be subject to the following additional conditions:

 (A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date set forth in the Assignment and Assumption with respect to such assignment delivered to the Agent and determined on an aggregate basis) shall not be less than $1,000,000 unless each of the Borrower and the Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

 (B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one tranche of Commitments or Loans (for the purposes of this Section 9.04(b)(ii)(B), the Closing Date Term Loan Commitments and the Closing Date Term Loans shall be a separate tranche from the Delayed Draw Term Loan Commitments and the Delayed Draw Term Loans);]

 (C)    the parties to each assignment shall execute and deliver to the Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

 (D)    the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non‑public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and

 (E)    the assignee shall deliver a duly executed joinder to the Restructuring Support Agreement.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18 or 9.03(d), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of, or notice to, the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    Disqualified Institutions.

(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution, the Borrower, any of the Borrower’s Subsidiaries or any of the Borrower’s Affiliates) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Agent shall have the right, and the Borrower hereby expressly authorizes the Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)    The Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (except for Unliquidated Obligations) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements (including the Fee Letters) with respect to fees payable to the Agent or the Lenders (including the Fronting Lender), as applicable. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01(a)), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)    Each of the Lenders and the Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or Proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or Proceeding may (and any such claims, cross-claims or third party claims brought against the Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Agent or any Lender may otherwise have to bring any action or Proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a).

(d)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or Proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in any such court.

(e)    Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement

SECTION 9.12.    Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that the disclosing Agent or Lender, as applicable, shall be responsible for compliance by such Persons with the provisions of this Section 9.12, (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over the Agent, the applicable Lender or its or their applicable Affiliates, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or Proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f) subject to such agreement), (2) to any swap or derivative transaction relating to the Borrower and its obligations or (3) to any potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the prior written consent of the Borrower or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.    USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act and the requirements of the Beneficial Ownership Regulation hereby notifies each Borrower and each other Loan Party that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the such Borrower or such Loan Party, which information includes the name, address and tax identification number of such Borrower and such Loan Party and other information that will allow such Lender to identify such Borrower and such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations.

SECTION 9.14.    Releases of Subsidiary Guarantors.

(a)    [Reserved].

(b)    Further, the Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such release is approved, authorized or ratified by the requisite Lenders pursuant to Section 9.02.

(c)    At such time as the principal and interest on the Loans, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated (the foregoing, collectively, the “Final Release Conditions”), the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.15.    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Agent) obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

SECTION 9.16.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17.    No Fiduciary Duty, etc.

(a)    The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other Person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b)    The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower, its Subsidiaries and other companies with which the Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)    In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower or any of its Subsidiaries, confidential information obtained from other companies.

SECTION 9.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

 (i)    a reduction in full or in part or cancellation of any such liability;

 (ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

 (iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a Proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a Proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.20.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender in such currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.21.    Bankruptcy Matters. This Agreement, the other Loan Documents, and all Collateral Agent’s Liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Debtor, the estate of each Debtor, and any trustee, other estate representative or any successor in interest of any Debtor in any Chapter 11 Case or any subsequent case under the Bankruptcy Code commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of each Agent and the Lenders and their respective assigns, transferees and endorsees. The Collateral Agent’s Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Debtor to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Collateral Agent file financing statements or otherwise perfect its Liens under applicable law.

SECTION 9.22.    DIP Order Governs. In the event of a conflict between any provision of this Agreement and the DIP Order, the DIP Order shall govern.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MODIVCARE, INC., as the Borrower

By:
Name: Title:

ACKNOWLEDGED AND AGREED:
[ ] as a Subsidiary Guarantor

By:
Name: Title:

[Signature Page to Credit Agreement]

WILMINGTON TRUST, N.A., as Administrative Agent and Collateral Agent

By:
Name: Title:

[Signature Page to Credit Agreement]

LW DRAFT 8.19.25

Subject to FRE 408

Privileged and Confidential

EXHIBIT B

CHAPTER 11 MILESTONES

1.         As of 11:59 p.m. prevailing Eastern Time on the date that is 45 days from the Petition Date, the Final Order shall have been entered by the Court;

2.         As of 11:59 p.m. prevailing Eastern Time on the date that is 45 days from the Petition Date, the Court shall have entered an order approving a disclosure statement with respect to solicitation of the Plan (as defined in the Restructuring Support Agreement);

3.         As of the 11:59 p.m. prevailing Eastern Time on the date that is 90 days from the Petition Date, the Court shall have entered a confirmation order providing for confirmation of the Plan; and

4.         As of the 11:59 p.m. prevailing Eastern Time on the date that is 110 days from the Petition Date, the effective date of the Plan shall have occurred.